As filed with the Securities and Exchange Commission on February 9, 1995.

                                                       Registration No. 33-86750
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________


                                AMENDMENT NO. 2
                                       to
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         _____________________________

                          GULF SOUTHWEST BANCORP, INC.
             (Exact name of registrant as specified in its charter)

      Texas                                6060                  76-0045946
(State or Other Jurisdiction   (Primary Standard Industrial  (I.R.S. Employer
of Incorporation or            Classification Code Number)   Identification No.)
Organization)

                          4200 Westheimer, Suite 210
                             Houston, Texas 77027
                                (713) 622-0042
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                               J. W. LANDER, III
                                   President
                          Gulf Southwest Bancorp, Inc.
                           4200 Westheimer, Suite 210
                             Houston, Texas 77027
                                (713) 622-0042
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                            _______________________

                                  Copies to:

                         ROBERT E. CRAWFORD, JR., ESQ.
                             JEANNE G. SELZER, ESQ.
                        Winstead Sechrest & Minick P.C.
                                1201 Elm Street
                            5400 Renaissance Tower
                              Dallas, Texas 75270
                            _______________________

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                               _________________

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

                             CROSS REFERENCE SHEET

         Item Number and Caption          Location or Heading in Prospectus
     -------------------------------  ------------------------------------------
 1.  Forepart of Registration
      Statement and Outside Front
      Cover Page of Prospectus......  Forepart of Registration Statement and
                                       Outside Front Cover Page of Prospectus

 2.  Inside Front and Outside Back
      Cover Pages of Prospectus.....  Inside Front Cover Page and Outside Back
                                       Cover Pages of Prospectus

 3.  Risk Factors, Ratio of
      Earnings to Fixed Charges and
      Other Information.............  Risk Factors; Summary - The Parties;
                                       Texas Gulf Coast; Gulf Southwest; Summary
                                       - The Merger; Summary -Selected Financial
                                       Data; Summary - Pro Forma Financial Data;
                                       Summary - Vote Required; Description of
                                       the Merger -Required Regulatory
                                       Approvals; Description of the Merger -
                                       Appraisal Rights of Dissenting
                                       Shareholders; Description of the Merger -
                                       Federal Income Tax Consequences

 4.  Terms of the Transaction......   Summary - The Merger; Summary -Reasons
                                       for the Merger; Information With Respect
                                       to the Special Meeting -Recommendation of
                                       the Board of Directors; Description of
                                       GSW Stock; Comparative Rights of
                                       Shareholders; Description of the Merger -
                                       Accounting Treatment; Summary - The
                                       Merger; Description of the Merger -
                                       Fairness Opinion; Description of the
                                       Merger

 5.  Pro Forma Financial
      Information...................  The Summary - Pro Forma Financial Data

 6.  Material Contacts with the
      Company Being Acquired........  Description of the Merger - Material
                                       Contacts

 7.  Additional Information
      Required for Reoffering by
      Persons and Parties Deemed to
      be Underwriters...............  Not Applicable

 8.  Interests of Named Experts
      and Counsel...................  Experts; Legal Matters

 9.  Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities...................  Not Applicable

10.  Information with Respect to
      S-3 Registrants...............  Not Applicable


         Item Number and Caption          Location or Heading in Prospectus
     -------------------------------  ------------------------------------------
11.  Incorporation of Certain
      Information by Reference......  Not Applicable

12.  Information with Respect to
      S-2 or S-3 Registrants........  Not Applicable

13.  Incorporation of Certain
      Information by Reference......  Not Applicable

14.  Information with Respect to
      Registrants Other Than S-3 or
      S-2 Registrants...............  Gulf Southwest; Gulf Southwest
                                       -Properties; Gulf Southwest - Market for
                                       GSW Common Stock and Related Shareholder
                                       Matters; Gulf Southwest -Dividends and
                                       Dividend Policy; Financial Statements;
                                       Summary - Selected Financial Data; Gulf
                                       Southwest - Management's Discussion and
                                       Analysis of Financial Condition and
                                       Results of Operations

15.  Information with Respect to
      S-3 Companies.................  Not Applicable

16.  Information with Respect to
      S-2 or S-3 Companies..........  Not Applicable

17.  Information with Respect to
      Companies Other Than S-2 or
      S-3 Companies.................  Texas Gulf Coast; Texas Gulf Coast
                                       -Market for TGC Common Stock and Related
                                       Shareholder Matters; Texas Gulf Coast -
                                       Dividends and Dividend Policy; Summary -
                                       Selected Financial Data; Texas Gulf Coast
                                       - Management's Discussion and Analysis of
                                       Financial Condition and Results of
                                       Operations; Financial Statements

18.  Information if Proxies,
      Consents or Authorizations
      are to be Solicited...........  Summary - The Special Meeting; Outside
                                       Front Cover Page; Stockholder Proposals;
                                       Information With Respect to the Special
                                       Meeting - Quorum and Voting; Description
                                       of the Merger - Appraisal Rights of
                                       Dissenting Shareholders; Outside Front
                                       Cover Page; Risk Factors -Conflicts of
                                       Interest; Gulf Southwest -Market for GSW
                                       Common Stock and Related Shareholder
                                       Matters; Gulf Southwest - Principal
                                       Shareholders;



         Item Number and Caption          Location or Heading in Prospectus
     -------------------------------  ------------------------------------------

                                       Texas Gulf Coast - Principal
                                       Shareholders; Gulf Southwest - Officers
                                       and Directors; Gulf Southwest - Executive
                                       Compensation; Gulf Southwest
                                       -Compensation Committee Interlocks and
                                       Insider Participation; Gulf Southwest
                                       -Certain Relationships and Related
                                       Transactions

19.  Information if Proxies,
      Consents or Authorizations
      are not to be Solicited or in
      an Exchange Offer.............  Not Applicable

                         TEXAS GULF COAST BANCORP, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 22, 1995

To the Shareholders of Texas Gulf Coast Bancorp, Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of the shareholders of Texas Gulf Coast Bancorp, Inc. ("Texas Gulf Coast"), will be held at Texas City Bank, 701 Sixth Street North, Texas City, Texas 77592, at 10:00 a.m. local time, on Wednesday, March 22, 1995, for the following purposes:

          1. To consider and vote on a proposal (the "Merger Proposal") to approve the form and content of (i) that certain Agreement and Plan of Reorganization, dated as of November 9, 1994, by and among Texas Gulf Coast, Gulf Southwest Bancorp, Inc., a Texas corporation ("Gulf Southwest"), and Gulf Southwest Nevada Bancorp, Inc., a Nevada corporation and a wholly-owned subsidiary of Gulf Southwest (the "Merger Sub"), and
     (ii) the related Agreement and Plan of Merger to be entered into by and among Texas Gulf Coast and Merger Sub, pursuant to which Texas Gulf Coast will be merged into Merger Sub (such transaction being hereinafter referred to as the "Merger").

          2. To transact any other business properly coming before the special meeting or any adjournment thereof.

     Only shareholders of record at the close of business on February 8, 1995, are entitled to notice of and to vote at the Special Meeting and any adjournment thereof. The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of common stock, $1.00 par value per share, of Texas Gulf Coast is required to approve the Merger Proposal.

     Under the Texas Business Corporation Act (the "TBCA"), a shareholder who objects to the Merger can assert statutory dissenter's rights of appraisal by strict and complete compliance with the requirements of the TBCA. See "Description of the Merger - Appraisal Rights of Dissenting Shareholders" and Exhibit B to the attached Joint Proxy Statement/Prospectus.
- ---------

     Please date, complete and sign the enclosed proxy and return it promptly to Texas Gulf Coast in the enclosed postage prepaid envelope. You may revoke your proxy at any time prior to the time it is voted and, if you attend the meeting, you may vote in person.

                              By Order of the Board of Directors,


                              -----------------------------------
                              A. Harrel Blackshear, Secretary

Houston, Texas
February   , 1995

                        JOINT PROXY STATEMENT/PROSPECTUS


                          GULF SOUTHWEST BANCORP, INC.


           698,253 shares of common stock, $1.00 par value per share


     The above-referenced shares of common stock ("GSW Common Stock") of Gulf Southwest Bancorp, Inc., a Texas corporation ("Gulf Southwest"), to which this Joint Proxy Statement/Prospectus relates are being offered to the shareholders of Texas Gulf Coast Bancorp, Inc., a Texas corporation ("Texas Gulf Coast"), pursuant to the Agreement and Plan of Reorganization and the related Agreement and Plan of Merger described herein. If the merger transaction contemplated by such agreements is approved by the shareholders of Texas Gulf Coast, upon consummation of the merger, each share of the common stock, $1.00 par value per share, of Texas Gulf Coast ("TGC Common Stock") will be converted into 2.1176 shares of GSW Common Stock. In lieu of fractional shares, each holder of TGC Common Stock who would otherwise be entitled to receive a fractional share of GSW Common Stock will receive a cash payment.

     This Joint Proxy Statement/Prospectus is being furnished to the shareholders of Texas Gulf Coast in connection with the solicitation by the Board of Directors of Texas Gulf Coast of proxies to be used at the Special Meeting described herein. This Joint Proxy Statement/Prospectus and related form of proxy were released to the shareholders of Texas Gulf Coast on February
  , 1995.

     The GSW Common Stock is not actively traded.

                         ______________________________

              THE SECURITIES OFFERED HEREBY INVOLVE CERTAIN RISKS.
                              SEE "RISK FACTORS."
                        _______________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        _______________________________


                              February   , 1995

                             AVAILABLE INFORMATION

     Gulf Southwest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by Gulf Southwest with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at its New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and at its Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     Gulf Southwest has filed with the Commission in Washington, D.C. a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to Gulf Southwest and the securities offered hereby, reference is made to such Registration Statement and exhibits, a copy of which may be obtained from the Commission.

     No person has been authorized to give any information or to make any representation not contained in this Joint Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Gulf Southwest or Texas Gulf Coast. This Joint Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this Joint Proxy Statement/Prospectus, or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Gulf Southwest or Texas Gulf Coast since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                               TABLE OF CONTENTS
                               -----------------
                                                                            Page
                                                                            ----
DEFINITIONS OF CERTAIN TERMS...............................................    1

SUMMARY....................................................................    3
     The Parties...........................................................    3
     The Special Meeting...................................................    5
     Vote Required.........................................................    5
     The Merger............................................................    5
     Reasons for the Merger................................................    7
     Recommendation of the Board of Directors of Texas Gulf Coast..........    7
     Fairness Opinion......................................................    7
     Comparative Rights of Shareholders....................................    8
     Antitakeover Measures.................................................    8
     Market Prices and Dividend History of GSW Stock.......................    8
     Resales of GSW Common Stock by Shareholders of Texas Gulf Coast.......    9
     Selected Financial Data...............................................    9
     Pro Forma Financial Data..............................................   14

RISK FACTORS...............................................................   16
     Inability to Integrate Operations.....................................   16
     Competition in the Banking Industry...................................   16
     Government Fiscal and Monetary Policies...............................   16
     Interest Rate Risks...................................................   17
     Lack of Market for Gulf Southwest Common Stock........................   17
     Conflicts of Interest.................................................   17

INFORMATION WITH RESPECT TO THE SPECIAL MEETING............................   18
     General...............................................................   18
     Quorum and Voting.....................................................   19
     Recommendation of the Board of Directors..............................   20

TEXAS GULF COAST...........................................................   21
     The TGC Banks.........................................................   21
     Non-Banking Activities................................................   27
     Properties............................................................   27
     Legal Proceedings of Texas Gulf Coast.................................   28
     Market for TGC Common Stock and Related Shareholder Matters...........   28
     Dividends and Dividend Policy.........................................   29
     Principal Shareholders................................................   29
     Officers and Directors................................................   31
     Executive Compensation................................................   32
     Compensation Committee Interlocks and Insider Participation...........   32
     Meetings of the Board of Directors....................................   33

     Certain Relationships and Related Transactions........................   33
     Recent Developments...................................................   33
     Management's Discussion and Analysis of Financial Condition and
        Results of Operations..............................................   33
     Statistical Information...............................................   43

GULF SOUTHWEST.............................................................   53
     Merger Sub............................................................   54
     Merchants Bank........................................................   54
     Non-Banking Activities................................................   56
     Properties............................................................   56
     Legal Proceedings of Gulf Southwest...................................   56
     Market for GSW Common Stock and Related Shareholder Matters...........   56
     Dividends and Dividend Policy.........................................   57
     Principal Shareholders................................................   58
     Officers and Directors................................................   60
     Addition to the Board of Directors Following Merger...................   61
     Executive Compensation................................................   61
     Compensation Committee Interlocks and Insider Participation...........   62
     Meetings of the Board of Directors....................................   62
     Certain Relationships and Related Transactions........................   62
     Management's Discussion and Analysis of Financial Condition and
        Results of Operations..............................................   63
     Statistical Information...............................................   74

SUPERVISION AND REGULATION OF BANK HOLDING COMPANIES.......................   83
     The Interstate Banking Efficiency Act of 1994.........................   84
     Subsidiary Banks......................................................   85
     Government Fiscal and Monetary Policies...............................   86
     Effects of Interest Rates and Usury Laws..............................   87

DESCRIPTION OF THE MERGER..................................................   88
     General...............................................................   88
     Effect of the Merger..................................................   88
     Effective Time of the Merger..........................................   88
     Operations Pending Consummation of the Merger.........................   88
     Required Regulatory Approvals.........................................   89
     Termination of the Reorganization Agreement...........................   89
     Conditions to the Merger..............................................   90
     Waiver................................................................   90
     Exchange and Surrender of Stock Certificates..........................   90
     Dividends.............................................................   91
     Fairness Opinion......................................................   91
     Determination of Exchange Ratio.......................................   93
     Accounting Treatment..................................................   96
     Federal Income Tax Consequences.......................................   97

     Appraisal Rights of Dissenting Shareholders...........................   99
     Resales of GSW Common Stock by Shareholders of Texas Gulf Coast.......  100
     Material Contracts....................................................  101
     Restrictions on Transfer of TGC Common Stock Subsequent to the
        Special Meeting....................................................  101

DESCRIPTION OF TGC STOCK...................................................  101
     TGC Common Stock......................................................  102
     TGC Preferred Stock...................................................  102
     TGC Class A Preferred Stock...........................................  102

DESCRIPTION OF GSW STOCK...................................................  103
     GSW Common Stock......................................................  103
     GSW Preferred Stock...................................................  103

COMPARATIVE RIGHTS OF SHAREHOLDERS.........................................  104
     Dividend Rights.......................................................  104
     Voting Rights.........................................................  104
     Liquidation Rights....................................................  104
     Preemptive Rights.....................................................  104

LEGAL MATTERS..............................................................  104

EXPERTS....................................................................  104

STOCKHOLDER PROPOSALS......................................................  105

INDEX TO FINANCIAL STATEMENTS..............................................  F-1

                                    EXHIBITS
                                    --------

Exhibit A   Agreement and Plan of Reorganization

Exhibit B   Provisions of the Texas Business Corporation Act relating to
            Appraisal Rights of Dissenting Shareholders

Exhibit C   Fairness Opinion of Alex Sheshunoff & Co. Investment Banking

                          DEFINITIONS OF CERTAIN TERMS

     The following terms, which are frequently used in this Joint Proxy Statement/Prospectus, have the respective meanings indicated:

     "Articles of Merger" refers to the Articles of Merger to be filed by Merger Sub and Texas Gulf Coast with the Secretary of State of the State of Texas and the Secretary of State of the State of Nevada.

     "Bank Holding Company Act" refers to the Bank Holding Company Act of 1956, as amended.

     "Board of Governors" refers to the Board of Governors of the Federal Reserve System.

     "Closing Date" refers to the date on which the Merger is consummated.

     "Code" refers to the Internal Revenue Code of 1986, as amended.

     "Combined Company" refers to Merger Sub following the merger of Texas Gulf Coast with and into Merger Sub.

     "Commissioner" refers to the Commissioner of Internal Revenue.

     "Effective Time" refers to the time the Articles of Merger have been filed with the Secretary of State of the State of Texas and the Secretary of State of the State of Nevada.

     "Exchange Act" refers to the Securities Exchange Act of 1934, as amended.

     "FDIC" refers to the Federal Deposit Insurance Corporation.

     "First Bank Mainland" refers to First Bank Mainland, 920 First Street, La Marque, Texas, a banking corporation chartered under the Texas Banking Code and a wholly-owned subsidiary of Texas Gulf Coast.

     "First Bank Pearland" refers to First Bank Pearland, 3102 E. Broadway, Pearland, Texas, a banking corporation chartered under the Texas Banking Code, of which Texas Gulf Coast owns 99.5% of the issued and outstanding capital stock.

     "GSW Common Stock" refers to the common stock, $1.00 par value per share, of Gulf Southwest.

     "GSW Preferred Stock" refers to the preferred stock, $20.00 par value per share, of Gulf Southwest.

     "GSW Stock" refers to the GSW Common Stock and GSW Preferred Stock.

     "GSWDP" refers to G.S.W. Data Processing, Inc., a wholly-owned subsidiary of Merger Sub which performs data processing functions for banks.

     "Gulf Southwest" refers to Gulf Southwest Bancorp, Inc., a Texas corporation.

     "Joint Proxy Statement/Prospectus" refers to this Joint Proxy Statement/Prospectus which has been prepared for use in connection with the Merger.

     "Merchants Bank" refers to Merchants Bank, 999 North Shepherd, Houston, Texas, a banking corporation chartered under the Texas Banking Code and a wholly-owned subsidiary of Gulf Southwest.

     "Merger" refers to the merger of Texas Gulf Coast into Merger Sub pursuant to the terms and conditions of the Merger/Reorganization Agreements.

     "Merger Agreement" refers to the Agreement and Plan of Merger (attached to the Reorganization Agreement as Exhibit A) pursuant to which Texas Gulf Coast will be merged into Merger Sub.

     "Merger Proposal" refers to the proposal to approve the Merger/Reorganization Agreements and the transactions contemplated thereby to be voted upon at the Special Meeting.

     "Merger/Reorganization Agreements" refers to the Merger Agreement and Reorganization Agreement.

     "Merger Sub" refers to Gulf Southwest Nevada Bancorp, Inc., a Nevada corporation and a wholly-owned subsidiary of Gulf Southwest.

     "Record Date" refers to February 8, 1995, which is the record date for determining shareholders of record of Texas Gulf Coast who are entitled to notice of and to vote at the Special Meeting.

     "Reorganization Agreement" refers to that certain Agreement and Plan of Reorganization (attached hereto as Exhibit A), dated as of November 9, 1994, by
                                   ---------
and among Texas Gulf Coast, Gulf Southwest and Merger Sub.

     "SEC" refers to the Securities and Exchange Commission.

     "Securities Act" refers to the Securities Act of 1933, as amended.

     "Special Meeting" refers to the special meeting of shareholders of Texas Gulf Coast to be held at Texas City Bank, 701 Sixth Street North, Texas City, Texas 77592, at 10:00 a.m.,
local time, on Wednesday, March 22, 1995, for the purpose of considering and voting on the Merger Proposal.

     "Subsidiary Banks" refers to Merchants Bank and the TGC Banks.

     "TBCA" refers to the Texas Business Corporation Act.

     "Texas Banking Code" refers to the Texas Banking Code of 1943, as amended.

     "Texas City Bank" refers to Texas City Bank, 701 Sixth Street N., Texas City, Texas, a banking corporation chartered under the Texas Banking Code, of which Texas Gulf Coast owns 97.1% of the issued and outstanding capital stock.

     "Texas Commissioner" refers to the Texas Banking Commissioner.

     "Texas Gulf Coast" refers to Texas Gulf Coast Bancorp, Inc., a Texas corporation.

     "TGC Class A Preferred Stock" refers to the Class A preferred stock, $10.00 par value per share, of Texas Gulf Coast.

     "TGC Common Stock" refers to the common stock, $1.00 par value per share, of Texas Gulf Coast.

     "TGC Preferred Stock" refers to the preferred stock, $16.00 par value per share, of Texas Gulf Coast.

     "TGC Banks" refers to Texas City Bank, First Bank Mainland and First Bank Pearland.

     "TGC Stock" refers to the TGC Common Stock, the TGC Preferred Stock and the TGC Class A Preferred Stock, collectively.

                                    SUMMARY

     The following is a brief summary of certain information contained in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere herein and the exhibits hereto.

The Parties

     Gulf Southwest.  Gulf Southwest was incorporated under the laws of Texas in
     --------------
1982 and is registered under the Bank Holding Company Act. Gulf Southwest is based in Houston, Texas and owns 100% of the issued and outstanding capital stock of Merger Sub. Merger Sub owns 100% of the issued and outstanding capital stock of Merchants Bank, its primary operating subsidiary. As of December 31, 1994, Merchants Bank had total assets of approximately

$251,306,000 and total deposits of approximately $226,450,000. Merchants Bank operates four banking offices in Harris County, Texas and one banking office in Galveston County, Texas. Merchants Bank offers a variety of commercial and consumer banking services similar to those offered by commercial banks of comparable size in its market area. For additional information regarding the business of Gulf Southwest and Merchants Bank, see "Gulf Southwest." GSWDP, a non-banking subsidiary of Merger Sub, conducts various aspects of Gulf Southwest's non-banking operations. For additional information regarding the business of GSWDP, see "Gulf Southwest."

     The principal executive offices of Gulf Southwest are located at 4200 Westheimer, Suite 210, Houston, Texas 77027, and its telephone number at such address is (713) 622-0042.

     Texas Gulf Coast.  Texas Gulf Coast was incorporated under the laws of
     ----------------
Texas in 1984 and is registered under the Bank Holding Company Act. Texas Gulf Coast is based in Houston, Texas and owns 97.1% of the issued and outstanding capital stock of Texas City Bank, 100% of the issued and outstanding capital stock of First Bank Mainland and 99.5% of the issued and outstanding capital stock of First Bank Pearland. The principal operating subsidiaries of Texas Gulf Coast are the TGC Banks. As of December 31, 1994, Texas City Bank had three banking offices in Galveston County, Texas and had total assets of approximately $81,101,000 and total deposits of approximately $72,487,000, First Bank Mainland had two banking offices in Galveston County, Texas and had total assets of approximately $77,752,000 and total deposits of approximately $70,139,000 and First Bank Pearland had two banking offices in Brazoria County, Texas and had total assets of approximately $47,784,000 and total deposits of approximately $43,528,000. The TGC Banks each offer a variety of commercial and consumer banking services similar to those offered by commercial banks of comparable size in their respective market areas. For additional information regarding the business of Texas Gulf Coast and the TGC Banks, see "Texas Gulf Coast." Texas Gulf Coast also has formed Central Data Processing, Inc., a non-banking subsidiary, to conduct various aspects of its non-banking operations. For information regarding the business of Central Data Processing, Inc., see "Texas Gulf Coast."

     The principal executive offices of Texas Gulf Coast are located at 4200 Westheimer, Suite 210, Houston, Texas 77027, and its telephone number at such address is (713) 622-0042.

     Merger Sub.  Merger Sub is a wholly-owned subsidiary of Gulf Southwest and
     ----------
is based in Reno, Nevada. As of the date hereof, Merger Sub has not conducted any significant business activities. Effective as of the close of business on November 30, 1994, Gulf Southwest transferred ownership of the capital stock of Merchants Bank and GSWDP to Merger Sub. Gulf Southwest has applied to the Board of Governors for permission to merge Texas Gulf Coast into Merger Sub.

     The principal executive offices of Merger Sub are located at One East First Street, Reno, Nevada 89501.

The Special Meeting

     The Special Meeting will be held on Wednesday, March 22, 1995, at 10:00 a.m., local time, at Texas City Bank, 701 Sixth Street North, Texas City, Texas 77592. Only holders of record of TGC Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. The purpose of the Special Meeting is to consider and vote upon approval of the Merger Proposal. For additional information regarding the Special Meeting, see "Information With Respect to the Special Meeting."

Vote Required

     The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of TGC Common Stock is necessary to approve the Merger Proposal.

     As of the Record Date, the officers and directors of Texas Gulf Coast collectively owned of record 18.8% of the TGC Common Stock.

     As of the date hereof, 177,236 shares of TGC Common Stock (53.8% of the issued and outstanding shares of TGC Common Stock) are committed to voting in favor of the approval of the Merger Proposal. These shares are subject to a voting trust, of which Mr. J.W. Lander, Jr., a member of the Board of Directors of Texas Gulf Coast, is the sole voting trustee. See "Information With Respect to the Special Meeting" and "Texas Gulf Coast - Principal Shareholders." Mr. Lander, Jr. also is Chairman of the Board of Directors of Gulf Southwest and is the sole voting trustee of a voting trust to which 55.2% of the issued and outstanding GSW Common Stock is subject. Subsequent to the Merger, Mr. Lander will have the power to vote 47.3% of the GSW Common Stock pursuant to the terms of such trust.

The Merger

     General.  Pursuant to the Merger/Reorganization Agreements, Texas Gulf
     -------
Coast will merge into Merger Sub, which will be the surviving corporation. Upon consummation of the Merger, each share of TGC Common Stock will be converted into 2.1176 shares of GSW Common Stock. No fractional shares of GSW Common Stock will be issued. In lieu of fractional shares, each holder of TGC Common Stock who would otherwise be entitled to receive a fractional share of GSW Common Stock will, in lieu thereof, receive cash based upon each share of GSW Common Stock having a value of $25.50.

     Board Approval.  The Boards of Directors of Texas Gulf Coast and Gulf
     --------------
Southwest have approved the Merger/Reorganization Agreements and the transactions contemplated thereby. The Board of Directors of Texas Gulf Coast has recommended adoption and approval of the Merger Proposal to the shareholders of Texas Gulf Coast. The Board of Directors of Gulf Southwest has authorized Gulf Southwest, as the sole shareholder of Merger Sub, to approve the Merger.

     Effect of the Merger.  If the Merger is effected, Merger Sub will succeed
     --------------------
to all the rights, franchises, interests, properties and liabilities of Texas Gulf Coast and the separate existence of Texas Gulf Coast will cease. See "Description of the Merger." Upon consummation of the Merger, Gulf Southwest will own, either directly or indirectly, 100% of the issued and outstanding capital stock of Merchants Bank, First Bank Mainland, GSWDP and Central Data Processing, Inc., 97.1% of the issued and outstanding capital stock of Texas City Bank and 99.5% of the issued and outstanding capital stock of First Bank Pearland.

     Effective Time of the Merger.  The Merger will become effective at the time
     ----------------------------
when all necessary orders, consents and approvals have been entered or granted by the requisite regulatory authorities, all applicable statutory waiting periods have expired and Articles of Merger have been filed with the Secretary of State of the State of Texas and the Secretary of State of the State of Nevada. For additional information regarding the Effective Time, see "Description of the Merger - Effective Time of the Merger." If the Merger is not effected by June 30, 1995, Gulf Southwest, Merger Sub or Texas Gulf Coast may, under certain circumstances, terminate the Reorganization Agreement and thus cause the Merger to be abandoned. For additional information regarding termination of the Merger/Reorganization Agreements, see "Description of the Merger -Termination of the Reorganization Agreement."

     Appraisal Rights.  Shareholders of Texas Gulf Coast may dissent from the
     ----------------
Merger and exercise appraisal rights with respect to their shares of TGC Common Stock pursuant to the procedures summarized under "Description of the Merger - Appraisal Rights of Dissenting Shareholders." Gulf Southwest and Merger Sub will not be obligated to consummate the Merger if holders of more than 10% of the TGC Common Stock exercise their rights of dissent and appraisal. See "Description of the Merger - Conditions to the Merger."

     Federal Income Tax Consequences.  The Merger is intended to qualify as a
     -------------------------------
tax-free "reorganization" within the meaning of Sections 354 and 368(a)(2)(D) of the Code. Accordingly, no gain or loss should be recognized by shareholders of Texas Gulf Coast upon the receipt of GSW Common Stock pursuant to the Merger. Gain or loss should be recognized to the extent the cash received in lieu of fractional shares of GSW Common Stock exceeds or is less than, respectively, the adjusted basis of the fractional shares to which the shareholders of Texas Gulf Coast would have otherwise been entitled. Shareholders of Texas Gulf Coast who exercise their right of dissent and appraisal should recognize gain or loss to the extent they receive cash for their shares of TGC Common Stock in an amount other than the adjusted basis of such shares. The tax basis of any shares of GSW Common Stock received should be the same as that of the TGC Common Stock exchanged therefor, decreased by the amount of money received and increased by the amount of gain recognized. The holding period for federal income tax purposes of shares of GSW Common Stock received pursuant to the Merger should include the holding period of the shares of TGC Common Stock exchanged therefor, if such shares are held as capital assets at the Effective Time. Gulf Southwest has received an opinion from its counsel, Winstead Sechrest & Minick P.C., as to the federal income tax consequences of the Merger. See "Description of the Merger - Federal Income Tax Consequences."

     Delivery of Stock Certificates.  Promptly after the Effective Time, a
     ------------------------------
Letter of Transmittal will be forwarded to the former shareholders of Texas Gulf Coast containing detailed instructions for the surrender of certificates representing TGC Common Stock. Do not send certificates representing TGC Common Stock to Texas Gulf Coast, Gulf Southwest or Merger Sub prior to receipt of the Letter of Transmittal. See "Description of the Merger - Effective Time of the Merger" and "Description of the Merger - Exchange and Surrender of Stock Certificates."

     Restrictions on Transfer of TGC Common Stock.  Assuming the Merger Proposal
     --------------------------------------------
is approved at the Special Meeting, neither the Merger/Reorganization Agreements nor the TBCA impose any restrictions on the transferability of shares of TGC Common Stock pending consummation of the Merger. See "Description of the Merger
- - Restrictions on Transfer of TGC Common Stock Subsequent to the Special Meeting." Subsequent to the Merger, any person who was an affiliate of Texas Gulf Coast on the date of the Special Meeting must comply with certain restrictions on the manner in which he or she may resell his or her shares of GSW Stock obtained in connection with the Merger. See "Description of the Merger - Resales of GSW Common Stock by Shareholders of Texas Gulf Coast."

Reasons for the Merger

     The Board of Directors of each of Texas Gulf Coast and Gulf Southwest believes that (i) the Merger represents an alliance that will enhance the potential for the growth and future success of Gulf Southwest, (ii) recent and anticipated regulatory and business developments may tend to favor larger institutions over independent banks, (iii) the Merger will create a larger pool of management experience and expertise for Gulf Southwest to draw on and should enable Gulf Southwest to more easily attract and retain qualified personnel,
(iv) the Merger will allow for the elimination of certain duplicative staff and services, thereby increasing the profitability of Gulf Southwest, (v) the increased number of shareholders of GSW Common Stock should increase the likelihood of a public market developing for shares of GSW Common Stock and (vi) the Merger will permit greater diversification in the business opportunities available to the Subsidiary Banks. For additional information regarding the reasons for the Merger, see "Information With Respect to the Special Meeting - Recommendation of the Board of Directors."

Recommendation of the Board of Directors of Texas Gulf Coast

     The Board of Directors of Texas Gulf Coast believes that the Merger is in the best interests of Texas Gulf Coast and its shareholders, has approved the Merger/Reorganization Agreements and the transactions contemplated thereby and unanimously recommends that the shareholders of Texas Gulf Coast vote FOR
                                                                      ---
approval of the Merger Proposal. See "Information With Respect to the Special Meeting - Recommendation of the Board of Directors."

Fairness Opinion

     Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") has delivered to the Board of Directors of Gulf Southwest and the Board of Directors of Texas Gulf Coast its written opinion, dated November 7, 1994, to the effect that, as of September 30, 1994 and based upon the matters described therein, the terms of the Merger as provided in the Agreement and Plan of Merger are fair, from a financial perspective, to the shareholders of Gulf Southwest and Texas Gulf Coast. Because Sheshunoff also was retained to assist in determining the exchange ratio at which shares of TGC Common Stock will be converted into shares of GSW Common Stock, Sheshunoff may be deemed to have a vested interest in opining as to the fairness of the transaction. See "Description of the Merger - Fairness Opinion."

Comparative Rights of Shareholders

     There are no material differences between the rights of holders of GSW Common Stock and TGC Common Stock. See "Comparative Rights of Shareholders."

Antitakeover Measures

     Neither Gulf Southwest nor Texas Gulf Coast has any antitakeover measures in place.

Market Prices and Dividend History of GSW Stock

     Neither the TGC Common Stock nor the GSW Common Stock is actively traded. There can be no assurance that a market for GSW Common Stock will develop following the Merger.

     The following table sets forth the number of shares of GSW Common Stock presented for transfer on the books of Gulf Southwest for each quarterly period within the last three calendar years.

                          1992    1993    1994
                         ------  ------  ------

       First Quarter        496   1,438  10,338

       Second Quarter       460     143   3,021

       Third Quarter     16,690     714   5,581

       Fourth Quarter       190   4,179   2,652


     Because there is no public market for the GSW Common Stock, the trading price for GSW Common Stock is determined by private negotiations between the buyer and the seller. Gulf Southwest has pricing information with respect to only four transactions during the periods presented above. In July 1992, two transfers of 5,428 shares took place, each at a price of $3.50 per share. In October 1992, a transfer of 3,300 shares took place at a price of $2.56 per share, and a transfer of 167 shares took place at a price of $6.00 per share. These prices may or may not reflect the fair market value of the shares at the time of the transfers and should not be viewed as indicative of the current or future value of the GSW Common Stock. The remaining transfers during the periods presented above may or may not have been at prices similar to those stated.

     Gulf Southwest has paid a quarterly dividend of $0.05 per share of GSW Common Stock since December 27, 1993. However, there can be no assurance that any dividends will be paid in the future. Currently, no shares of GSW Preferred Stock are issued and outstanding. Accordingly, no dividends have been paid with respect to the GSW Preferred Stock. For additional information regarding the GSW Common Stock, GSW Preferred Stock and dividend history of Gulf Southwest, see "Gulf Southwest - Market for GSW Common Stock and Related Shareholder Matters."

Resales of GSW Common Stock by Shareholders of Texas Gulf Coast

     Although the shares of GSW Common Stock to be issued pursuant to the Merger have been registered under the Securities Act, any public reoffering or sale of such shares by any person who is an "affiliate" of Texas Gulf Coast or Gulf Southwest at the time the Merger is submitted to a vote will, under current law, require either (i) further registration under the Securities Act of the shares of GSW Common Stock to be sold, (ii) compliance with Rule 145 promulgated under the Securities Act, which permits sales under certain circumstances, or (iii) the availability of an exemption from such further registration. See "Description of the Merger -Resales of GSW Common Stock by Shareholders of Texas Gulf Coast."

Selected Financial Data

     The following selected financial data of Gulf Southwest for the fiscal years ended December 31, 1993, 1992, 1991, 1990 and 1989 and of Texas Gulf Coast for the fiscal year ended December 31, 1993 is derived from the consolidated financial statements of Gulf Southwest and Texas Gulf Coast which were audited by Hidalgo, Banfill, Zlotnik & Kermali, P.C. The following selected financial data of Texas Gulf Coast for the fiscal years ended December 31, 1992, 1991, 1990 and 1989 is derived from the consolidated financial statements of Texas Gulf Coast which were audited by Griffin, Iles, Masel & Duvall, P.C., Certified Public Accountants. The information presented for the nine-month periods ended September 30, 1994 and 1993 for Gulf Southwest and Texas Gulf Coast is unaudited but, in the opinion of their respective management, such information reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of their respective financial data for such interim periods. The results of operations for the nine-month period ended September 30, 1994, are not necessarily indicative of the results for the full year.

    The following financial data should be read in conjunction with "Gulf Southwest - Managements' Discussion and Analysis of Financial Condition and Results of Operations" and "Texas Gulf Coast - Management's Discussion and Analysis of Financial Condition and Results of Operations" presented elsewhere herein and in conjunction with the consolidated financial statements (and related notes) of Gulf Southwest and Texas Gulf Coast presented elsewhere herein.


                                                    GULF SOUTHWEST BANCORP, INC.
                                                      SELECTED FINANCIAL DATA
                                               (In thousands, except per share data)

                                               Nine-Month Period

                                              Ended September 30,                      Year Ended December 31,

                                            ------------------------  ----------------------------------------------------------
                                               1994         1993         1993         1992        1991        1990       1989
                                            -----------  -----------  -----------  -----------  ---------   ---------  ---------
Balance sheet information

- -------------------------

   Loans                                    $  139,914   $  127,500   $  127,452   $  123,456   $  122,842  $  118,061   $115,568
   Allowance for loan losses                     1,886        2,027        1,986        1,725        2,079       2,213      2,358
   Investment securities                        61,507       50,524       52,329       47,672       40,313      46,603     33,163
   Total assets                                240,816      241,111      242,005      228,920      215,299     220,298    215,039
   Deposits                                    215,347      218,541      218,942      207,968      198,662     205,038    201,315
   Long-term debt                                    0          350            0          350          350         350      1,243
   Shareholders' equity                         24,270       21,146       21,932       19,637       15,264      13,532     10,878


Income information

- ------------------

   Interest income                          $   12,318   $   11,783   $   15,801   $   16,317   $   18,449  $   19,403   $ 19,693
   Interest expense                              3,564        3,719        4,943        5,898        9,048      10,229     10,563
   Net interest income                           8,754        8,064       10,858       10,419        9,401       9,174      9,130
   Provision for loan losses                        50          410          410        1,165          825         519      3,053
   Noninterest income                            2,393        2,224        2,979        2,811        3,113       2,780      2,750
   Noninterest expense                           7,639        7,788       10,494        9,919        9,921       9,840     10,786
   Income before income taxes                    3,458        2,090        2,933        2,146        1,768       1,595     (1,959)
   Income tax expense (benefit)                    850          581          512          242           36           0        176
   Cumulative effect of an accounting

     change                                          0            0            0        2,470            0           0          0
                                            ----------   ----------   ----------   ----------   ----------  ----------   --------
   Net income (loss)                        $    2,608   $    1,509   $    2,421   $    4,374   $    1,752  $    1,595   $ (2,135)


Per share data

- --------------

Weighted average number of

   shares of GSW Common

   Stock outstanding                         1,258,636    1,261,775    1,261,731    1,261,775    1,261,775   1,001,259    977,638


Net income (loss)

    per share of GSW Common Stock           $     2.07   $     1.20   $     1.92   $     3.47   $     1.37  $     1.47   $  (2.44)


                                                    GULF SOUTHWEST BANCORP, INC.
                                                      SELECTED FINANCIAL DATA
                                               (In thousands, except per share data)

                                                 Nine-Month Period

                                                Ended September 30,                      Year Ended December 31,

                                              ------------------------  -----------------------------------------------------------
                                                 1994         1993         1993         1992        1991        1990        1989

                                              -----------  -----------  -----------  -----------  ----------  ----------  ---------


Dividends per share of

   GSW Common Stock                           $     0.15   $     0.00   $     0.10   $     0.00   $     0.00  $     0.00       0.00


Book value per share of

   GSW Common Stock                           $    19.28   $    16.76   $    17.39   $    15.56   $    12.10  $    10.72   $   8.62


Ratios

- ------

Return on average assets                            1.43%         .86%        1.03%        1.99%        0.79%       0.73%       N/A
Return on average stockholders equity              15.17%        9.92%       11.56%       25.38%       12.03%      13.07%       N/A
Dividend payout ratio                               7.25%         N/A         5.21%         N/A          N/A         N/A        N/A
Average equity to average assets                    9.45%        8.71%        8.89%        7.85%        6.54%       5.59%      5.67%

Allowance for loan losses as a percentage of

 nonperforming loans                                73.8%       123.3%       122.4%        78.7%        51.8%       52.3%      48.7%



                                                TEXAS GULF COAST BANCORP, INC.
                                                   SELECTED FINANCIAL DATA
                                            (In thousands, except per share data)


                                                    Nine-Month Period
                                                   Ended September 30,                  Year Ended December 31,
                                                  ---------------------  -----------------------------------------------------
                                                     1994       1993       1993       1992       1991       1990       1989
                                                  ----------  ---------  ---------  ---------  ---------  ---------  ---------
Balance sheet information
- -------------------------
Loans                                              $ 79,145   $ 78,332   $ 78,137   $ 84,367   $ 83,276   $ 80,414   $ 82,810
Allowance for loan losses                               792        992      1,022      1,060      1,152      1,297      1,142
Investment securities                                87,714     86,124     80,156     76,664     88,212     75,222     54,191
Total assets                                        205,426    215,052    218,444    217,740    208,849    200,960    187,142
Deposits                                            183,438    189,816    195,492    193,912    186,025    178,600    165,484
Borrowings                                              978      1,185      1,105      1,350      1,600      1,700      1,801
Shareholders' equity                                 19,689     22,675     19,232     21,390     19,865     18,937     18,215

Income information
- ------------------
Interest income                                    $  9,468   $ 10,197   $ 13,326   $ 14,908   $ 16,804   $ 17,133   $ 16,842
Interest expense                                      3,101      3,350      4,389      5,927      8,959      9,596      9,334
                                                   --------   --------   --------   --------   --------   --------   --------
    Net interest income                               6,367      6,847      8,936      8,981      7,845      7,536      7,508
Provision for loan losses                               129        193        475        263        235        592        544
Noninterest income                                    2,262      2,347      3,309      2,942      2,567      2,060      1,841
Noninterest expense                                   7,379      7,317     10,435      9,099      8,523      7,611      7,210
                                                   --------   --------   --------   --------   --------   --------   --------
    Income before income taxes                        1,121      1,684      1,336      2,561      1,654      1,394      1,596
Income tax expense (benefit)                            184        376        211        475        296        228        159
Cumulative effect of an accounting change                 0        158        158          0          0          0          0
                                                   --------   --------   --------   --------   --------   --------   --------
    Net income                                     $    937   $  1,466   $  1,283   $  2,087   $  1,358   $  1,166   $  1,436

Per share data
- --------------
Weighted average number of
    shares of TGC Common
    Stock outstanding                               329,738    373,166    372,759    379,156    379,554    379,594    379,825

Net income
    per share of TGC Common Stock                  $   2.39   $   3.53   $   2.91   $   4.98   $   3.05   $   2.55   $   3.26
Dividends per share of TGC
  Common Stock                                     $    .45   $    .45   $   0.60   $   0.60   $   0.60   $   0.60   $   0.60


                                                TEXAS GULF COAST BANCORP, INC.
                                                   SELECTED FINANCIAL DATA
                                            (In thousands, except per share data)


                                                    Nine-Month Period
                                                   Ended September 30,                  Year Ended December 31,
                                                  ---------------------  -----------------------------------------------------
                                                     1994       1993       1993       1992       1991       1990       1989
                                                  ----------  ---------  ---------  ---------  ---------  ---------  ---------
Dividends per share of
    TGC Preferred Stock                            $   0.96   $   0.96   $   1.28   $   1.28   $   1.28   $   1.28   $   1.28

Book value per share of
    TGC Common Stock                               $  52.19   $  53.16   $  50.80   $  50.75   $  45.82   $  43.35   $  41.40

Ratios
- ------
Return on average assets                                .50%       .82%       .60%       .97%       .64%       .59%       .77%
Return on average stockholders equity                  5.39%      8.10%      6.01%     10.17%      7.04%      6.32%      8.13%
Dividend payout ratio                                 15.79%     12.75%     20.62%     12.05%     19.67%     23.53%     18.40%
Average equity to average assets                       9.30%     10.08%      9.89%      9.51%      9.11%      9.38%      9.48%
Allowance for loan losses as a percentage of
    non-performing loans                               95.5%      72.5%      87.3%      68.7%      77.5%      80.3%      61.3%


Pro Forma Financial Data

The following summary pro forma consolidated balance sheet and statement of income reflect the financial position and results of operations of Gulf Southwest as if the Merger had occurred at the beginning of the periods presented. See the Pro Forma Consolidating Financial Statements included elsewhere in this Joint Proxy Statement/Prospectus for detailed information regarding the calculation of the pro forma financial statements.

                          GULF SOUTHWEST BANCORP, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                  (Unaudited)


                                                                 September 30,
                                                                 -------------
                                                                     1994
                                                                     ----
                      Assets
                      ------
Cash and due from banks                                          $ 27,722,000
Time deposits in financial institutions                             2,144,000
Federal fund sold and deposits with Federal Home Loan              33,185,000
  Bank
Investment securities:
  U.S. Treasury and other U.S. Government agencies                124,780,000
  State, County and Municipal obligations                          22,565,000
  Other                                                               433,000
                                                                 ------------
                                                                  147,778,000

Net loans                                                         216,438,000

Bank premise and equipment                                          8,394,000
Accrued interest receivable                                         3,513,000
Excess of cost of subsidiaries over equity in net assets
  acquired, net of accumulated amortization                         3,269,000

Other assets                                                        4,508,000
                                                                 ------------
  Total Assets                                                   $446,951,000
                                                                 ============

    Liabilities and Stockholders' Equity
    ------------------------------------
Deposits:
 Non interest bearing                                            $104,377,000
 Interest bearing                                                 294,669,000
                                                                 ------------
    Total Deposits                                                399,046,000
Accrued interest, taxes and other liabilities                       2,266,000
Borrowings                                                          3,459,000
Minority interest                                                     254,000
                                                                 ------------
  Total Liabilities                                               405,025,000
                                                                 ------------

Stockholders Equity:
  Common stock, $1 par value                                        1,980,000
  Paid in capital                                                  25,588,000
  Retained earnings                                                14,665,000
                                                                 ------------
                                                                   42,233,000
  Less cost of stock held in treasury:  Common stock, $1
    par value                                                        (307,000)
                                                                 ------------
 Total Stockholders' Equity                                        41,926,000
                                                                 ------------
   Total Liabilities and Stockholders' Equity                    $446,951,000
                                                                 ============

                         GULF SOUTHWEST BANCORP, INC.
                    PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                                  (Unaudited)

                                           September 30, 1994  December 31, 1993
                                           ------------------  -----------------
Interest income                                $21,786,000        $29,128,000
Interest expense                                 6,814,000          9,530,000
                                               -----------        -----------
  Net interest income                           14,972,000         19,958,000
Provision for loan losses                          179,000            885,000
                                               -----------        -----------
  Net interest income after                     14,793,000         18,713,000
   provision for loan losses                   -----------        -----------
Non interest income:
  Service charges and fees                       3,462,000          4,756,000
  Other operating income                         1,193,000          1,492,000
  Securities transactions                               --             40,000
                                               -----------        -----------
      Total non interest income                  4,655,000          6,288,000
                                               -----------        -----------

Non interest expense:
  Salaries and employee benefits                 6,959,000          9,472,000
  Furniture, fixtures and occupancy              1,967,000          2,520,000
   expense
  Other operating expense                        6,447,000          9,411,000
                                               -----------        -----------
      Total non interest expense                15,373,000         21,403,000
                                               -----------        -----------

Income before income taxes                       4,075,000          3,598,000

Provision for income taxes                         862,000            495,000
                                               -----------        -----------

Net Income                                     $ 3,213,000        $ 3,103,000
                                               ===========        ===========





                          COMPARATIVE PER SHARE DATA

                                           September 30, 1994         December 31, 1993
                                           ------------------         -----------------
                                           Gulf         Texas        Gulf        Texas
                                         Southwest    Gulf Coast   Southwest    Gulf Coast
                                       -------------  ----------  ------------  ----------
Historical Per Share Data:
   Weighted average number of
      shares of common stock
      outstanding                          1,258,636     329,738     1,261,731     372,759
   Net income per share                        $2.07       $2.39         $1.92       $2.91
   Dividends per share of common
      stock                                     $.15        $.45          $.10        $.60
   Dividends per share of preferred
      stock                                      N/A        $.96           N/A       $1.28
   Book value per common share                $19.28      $52.19        $17.39      $50.80

Pro Forma Consolidated/Equivalent
   Per Share Data:
   Weighted average number of
      shares of common stock
      outstanding                          1,956,889     924,107     1,959,984         N/A
 Net Income per share                          $1.64       $3.47         $1.59       $3.37
 Dividends per share                            $.17        $.36          $.17        $.36
 Book value per share                         $21.43      $45.38        $19.97      $42.29

                                  RISK FACTORS

  Prior to deciding whether or not to approve the Merger Proposal, each holder of TGC Common Stock should consider carefully all of the information contained in this Joint Proxy Statement/Prospectus, especially the factors described or cross-referenced in the following paragraphs.

Inability to Integrate Operations

  While both Gulf Southwest and Texas Gulf Coast believe that the Merger offers significant opportunity to benefit from (i) economies resulting from elimination of certain duplicative staff and services, (ii) a larger pool of management experience and expertise and (iii) greater diversification in the business opportunities available to the Subsidiary Banks, none of such benefits are expected to have an immediate impact and all will require significant effort by the management and employees of the Combined Company and the Subsidiary Banks. In addition, there can be no assurance that such integration will occur and, if so, that any or all of such benefits will be realized.

Competition in the Banking Industry

  The activities in which the Subsidiary Banks engage are highly competitive. Each activity engaged in and geographic market served involves competition with other banks, as well as with non-banking financial institutions and non-financial enterprises. The Subsidiary Banks actively compete with other banks in their efforts to obtain deposits and make loans, in the scope of types of services offered, in interest rates paid on time deposits and charged on loans and in other aspects of banking.

  In addition to competing with other commercial banks within and outside their primary service area, the Subsidiary Banks compete with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, finance companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. In recent years, competition for funds from securities brokers for money market accounts has intensified. Additional competition for deposits comes from governmental and private issuers of debt obligations and other investment alternatives for depositors such as money market funds.

  There can be no assurance that the Subsidiary Banks will be able to successfully compete with other banks, non-banking financial institutions and non-financial enterprises.

Government Fiscal and Monetary Policies

  The commercial banking business is affected not only by general economic conditions but also by the fiscal and monetary policies of the Board of Governors. Changes in the discount rate on Federal Reserve borrowings, availability of borrowings at the Federal Reserve "discount window", open market operations, the imposition of any changes in reserve requirements against member banks' deposits and assets of foreign branches, the imposition of any changes in reserve requirements against certain borrowings by member banks and their affiliates, and the placing of limits on interest rates which member banks may pay on time and savings deposits are some of the instruments of fiscal and monetary policy available to the Board of Governors. Fiscal and monetary policies influence to a significant extent the overall growth of bank loans, investments and deposits and the interest rates charged on loans or paid on time and savings deposits. The nature of future monetary policies and the effect of such policies on the future business and earnings of Gulf Southwest, Texas Gulf Coast and the Subsidiary Banks cannot be predicted. See "Supervision and Regulation of Bank Holding Companies - Government Fiscal and Monetary Policies."

Interest Rate Risks

  As a bank holding company, Gulf Southwest experiences fluctuations in its operating results as a result of fluctuations in interest rates.

Lack of Market for Gulf Southwest Common Stock

  As of December 31, 1994, there were 1,258,636 shares of GSW Common Stock issued and outstanding. Pursuant to the Merger, Gulf Southwest will issue up to 698,253 additional shares of GSW Common Stock.

  There is no established trading market for shares of GSW Stock. However, a limited market for shares of GSW Common Stock exists, primarily among the existing shareholders of Gulf Southwest, and such securities are traded on a sporadic basis. While the Board of Directors of Texas Gulf Coast believes that the increased number of shareholders of GSW Common Stock should increase the likelihood of a public market developing for such shares, there can be no assurance that such a market will develop, that the GSW Common Stock will be able to be resold at a favorable price or that shares of GSW Common Stock may be sold at the value placed on such shares by the terms of the Merger. The Board of Directors of Gulf Southwest has no present intention to arrange for the listing of the GSW Common Stock on any stock exchange after the Merger.

Conflicts of Interest

  J. W. Lander, Jr. is Chairman of the Board of Directors of Gulf Southwest and a member of the Board of Directors of Texas Gulf Coast. In addition, he is the voting trustee under voting trust agreements with certain shareholders of Gulf Southwest and certain shareholders of Texas Gulf Coast, pursuant to which he has voting power with respect to over 50% of the shares of each corporation. However, Mr. Lander may not, without the consent of the holders of at least two-thirds of the TGC Common Stock subject to the respective voting trust agreement, vote the shares in favor of the Merger. Such consent has been received. See "Texas Gulf Coast -Principal Shareholders."

  J. W. Lander, III is a member of the Board of Directors and an executive officer of both Gulf Southwest and Texas Gulf Coast and is a shareholder of both corporations. The shares of

GSW Common Stock held by J. W. Lander, III are subject to the voting trust described previously.

  As a result of such positions, J. W. Lander, Jr. and J. W. Lander, III may be influenced in their votes as directors of Texas Gulf Coast to recommend the Merger to the holders of TGC Common Stock, and may have interests which conflict with the interests of other holders of TGC Common Stock in voting on the Merger Proposal.

  J. W. Lander, Jr. and J. W. Lander, III have abstained from voting upon resolutions adopted by the Boards of Directors of Texas Gulf Coast and Gulf Southwest which relate to the Merger.

  Immediately following the Merger, A. Harrel Blackshear, who is presently a member of the Board of Directors of Texas Gulf Coast, will be appointed to the Board of Directors of Gulf Southwest.

  J. W. Lander, Jr., J. W. Lander, III, Vanco Trusts and certain other shareholders own capital stock in both Gulf Southwest and Texas Gulf Coast. For information regarding this common ownership, see "Texas Gulf Coast - Principal Shareholders" and "Gulf Southwest -Principal Shareholders." After the Merger, Mr. Lander, Jr. will own 390,784 shares, or 20.0%, of the GSW Common Stock, and will under certain circumstances control the voting of an additional 533,338 shares, or 27.3%, of the GSW Common Stock pursuant to the terms of the voting trust. Mr. Lander, Jr.'s control of 47.3% of the GSW Common Stock will not be sufficient by itself to definitively determine the future election of directors.

                        INFORMATION WITH RESPECT TO THE
                                SPECIAL MEETING

General

  The accompanying proxy is solicited by the board of directors of Texas Gulf Coast for use in connection with the Special Meeting to be held at Texas City Bank, 701 Sixth Street North, Texas City, Texas 77592, on Wednesday, March 22, 1995, at 10:00 a.m., local time, and at any adjournment. The Special Meeting has been called for the purpose of considering and voting upon the Merger Proposal. Upon approval of the Merger Proposal and receipt of all required regulatory approvals and the expiration of all statutory waiting periods, Texas Gulf Coast will merge into Merger Sub pursuant to the Merger/Reorganization Agreements. See "Description of the Merger."

  The Reorganization Agreement provides that Texas Gulf Coast, Merger Sub and Gulf Southwest each will bear their own expenses (including legal fees) incurred in connection with the Merger. Solicitation will be primarily by mail. Proxies may also be solicited personally or by telephone or telegraph by officers, directors and regular employees of Texas Gulf Coast. Brokerage firms, fiduciaries and other custodians who forward soliciting materials to the beneficial owners of TGC Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

 Proxy solicitation materials were released to shareholders on February 13, 1995.

Quorum and Voting

  Only holders of TGC Common Stock of record at the close of business on February 8, 1995 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting. At the Record Date, 329,738 shares of TGC Common Stock were outstanding and were owned of record by 307 shareholders.

  The presence in person or by proxy of the owners of a majority of the issued and outstanding shares of TGC Common Stock is necessary to constitute a quorum at the Special Meeting.

  Each shareholder is entitled to one vote for each share of TGC Common Stock held of record by him on the Record Date. The affirmative vote of the holders of at least two-thirds of the outstanding shares of TGC Common Stock is required to adopt and approve the Merger Proposal. As of the date hereof, 177,236 shares of TGC Common Stock (53.8% of the issued and outstanding shares of TGC Common Stock) are committed to voting in favor of the approval of the Merger Proposal.

  Each properly signed and submitted proxy will be voted, and where a choice has been specified by the shareholder as provided on the proxy, it will be voted (or withheld) in accordance with such specifications. In the absence of any contrary specification, each proxy will be voted for adoption and approval of the Merger Proposal. The management of Texas Gulf Coast is not aware of any other matter to be brought before the Special Meeting. As to any such other matter, proxies will be voted in accordance with the judgment of the person or persons voting the proxy. Any shareholder giving a proxy may revoke such proxy at any time prior to its use at the Special Meeting by giving written notice of revocation to the Secretary of Texas Gulf Coast, by signing and delivering to the Secretary of Texas Gulf Coast a proxy bearing a later date or by personally appearing at the Special Meeting and voting.

  Votes cast by proxy or in person will be counted by two persons appointed by Texas Gulf Coast to act as election inspectors for the Special Meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum and of determining the outcome of any matter submitted to the shareholders for a vote. Because the approval of the Merger Proposal requires the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of TGC Common Stock, an abstention will have the same effect as a vote against the Merger Proposal.

  The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners and as to which the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. However, for the purpose of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Because the approval of the Merger Proposal requires the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of TGC Common Stock, broker non-votes are the equivalent of votes against the Merger Proposal.

Recommendation of the Board of Directors

  There appears to be a trend toward greater concentration in the banking industry. Commentators have speculated that this trend indicates a belief that recent and anticipated regulatory and business developments (such as the use of automatic teller machines, a greater reliance on computerization, competition from other financial concerns, elimination of restrictions on interest rates payable on deposits, and reductions to barriers against interstate banking) may tend to favor larger institutions over independent banks. Likewise, banks controlled by a multi-bank holding company may enjoy economies of scale in advertising expenditures, certain general and administrative expenses and other costs. In addition, various subsidiaries of a multi-bank holding company can participate in loans which would exceed the regulatory limits of any single subsidiary. In view of these factors, it is possible that the TGC Banks, as subsidiaries of Gulf Southwest, may be in a better position to serve their customers and to compete for desirable loan customers than if they continued to be subsidiaries of Texas Gulf Coast. Further, the Merger will create a larger pool of management experience and expertise for Gulf Southwest to draw on and should enable Gulf Southwest to more easily attract and retain qualified personnel. Finally, the combined market areas served by Merchants Bank and the TGC Banks will allow them to diversify their geographic markets.

  To any extent that the Subsidiary Banks are better able to meet competition or serve their customers as a result of the Merger, shareholders of Texas Gulf Coast will share in the ownership of a business with greater prospects for growth. In addition, a shareholder's investment will be diversified inasmuch as shareholders of Texas Gulf Coast will also be entitled to share in the potential earnings of Merchants Bank. No representation is made, however, that any growth in the consolidated income of Gulf Southwest and its subsidiaries will in fact exceed that which Texas Gulf Coast would experience alone.

  There is now substantially no market for the securities of Texas Gulf Coast or Gulf Southwest. Since there will be more shareholders of Gulf Southwest following the Merger, its securities may be relatively more marketable. In this regard, however, the distribution of securities of Gulf Southwest will still be relatively restricted, and no securities dealer has indicated any intention to "make a market" in such securities. Accordingly, there is no assurance that an active market will develop in the future.

  In view of its greater financial resources following the Merger, Gulf Southwest may be in a stronger position to seek future growth through acquisitions or formation of new banks. However, there are no present plans in this regard.

  There is no assurance whatsoever that any of these possible benefits from the Merger will be achieved.

  The board of directors of Texas Gulf Coast has unanimously approved the Merger, subject to requisite shareholder and regulatory approval.

  THE BOARD OF DIRECTORS OF TEXAS GULF COAST RECOMMENDS THAT THE SHAREHOLDERS OF TEXAS GULF COAST VOTE FOR ADOPTION AND APPROVAL OF THE MERGER PROPOSAL AND THE
                      ---
TRANSACTIONS CONTEMPLATED THEREBY.

                                TEXAS GULF COAST

  Texas Gulf Coast is a Texas corporation organized in 1984 and is registered under the Bank Holding Company Act. The principal executive offices of Texas Gulf Coast are located at 4200 Westheimer, Suite 210, Houston, Texas 77027. The telephone number of Texas Gulf Coast at such address is (713) 622-0042.

  Texas Gulf Coast's principal activity is the ownership and management of the TGC Banks. Each of the TGC Banks is a state-chartered bank. In the aggregate, the TGC Banks operate seven banking offices in Galveston and Brazoria Counties, Texas. The TGC Banks draw substantially all of their deposits and make substantially all of their loans in the Galveston County/Brazoria County, Texas-area. In addition, Texas Gulf Coast has formed Central Data Processing, Inc., a non-banking subsidiary, to conduct various aspects of its operations.

  As a bank holding company, Texas Gulf Coast may own or control, directly or indirectly, one or more banks and furnish services to such banks. All of the banking activities of Texas Gulf Coast are currently conducted by the TGC Banks. The officers and directors of each of the TGC Banks direct their respective operations. The principal role of Texas Gulf Coast is to provide management assistance with respect to various aspects of the TGC Banks' operations, including the areas of asset and liability management, business development, loan policies and procedures, capital planning, advertising, data processing, credit and loan administration, accounting, auditing, financial reporting and compliance with legal and governmental regulations.

  Other than the TGC Banks' charters to operate as banks, the business of Texas Gulf Coast is not materially dependent upon any patent, trademark, license, franchise or concession. The business of Texas Gulf Coast is not seasonal.

 As of December 31, 1994, Texas Gulf Coast employed 181 persons.

The TGC Banks

  The TGC Banks offer a wide range of financial services to commercial, industrial, financial and individual customers, including short-term and medium-term loans, revolving credit arrangements, inventory and accounts receivable financing, equipment financing, real estate lending, Small Business Administration lending, letters of credit, installment and other consumer loans, savings accounts and various savings programs, including individual retirement accounts, and interest and non-interest-bearing checking accounts. Other services include federal tax depository, safe deposit, and night depository services. None of the TGC Banks engage in international operations or trust activities.

  Lending.  Loans include commercial real estate, commercial, residential real
  --------
estate, construction and credit card and other consumer loans. As of September 30, 1994, loans made by the TGC Banks represented approximately 39% of Texas Gulf Coast's total assets.

  Approximately $34.2 million, or 43.2%, of the aggregate loans made by the TGC Banks are secured by various types of real estate. Loans secured by one-to-four family residential properties total approximately $15.1 million and loans secured by multi-family (five or more) residential properties total approximately $1.2 million. Nonfarm nonresidential properties account for approximately $14.9 million. Real estate construction loans, totaling approximately $2.9 million, include loans for the construction of commercial buildings, such as retail and office buildings and multi-family properties, as well as loans for the construction of single family homes and land development. Construction loans are made to individuals on the basis of the individual's financial condition, the loan to value ratio, the reputation of the builder, and whether the individual will be pre-qualified for permanent financing. Construction loans are also made to qualified builders who build homes for sale. Such loans are underwritten based upon several elements including experience, current financial condition of the borrowing entity, amount of the loan to appraised value, and general conditions of the market.

  Consumer lending totals approximately $33.5 million, or approximately 42.3% of the TGC Banks' aggregate loan portfolio. Consumer lending includes installment lending to individuals in the market areas served by the banking offices of the TGC Banks as well as credit cards. Installment lending includes automobile loans, recreational vehicle loans, and home improvement loans as well as unsecured loans. These loans are underwritten based on the borrower's income, current debt, past credit history and collateral.

  Each of the TGC Banks conducts its lending activities pursuant to the loan policies adopted by the Board of Directors of such TGC Bank. The loan policies grant individual loan officers authority to make secured and unsecured loans in specific dollar amounts. Larger loans must be approved by senior officers or various loan committees. The TGC Banks' management information systems and loan review policies are designed to monitor lending sufficiently to ensure adherence to the loan policies.

  The TGC Banks generally require that loans secured by first mortgages on real estate have loan-to-value ratios within specified limits, ranging from 65% for loans secured by raw land to 85% for improved property, although exceptions are made in certain circumstances. The TGC Banks generally require an 80% loan-to-value ratio for loans secured by owner-occupied, one-to-four family properties, although exceptions are made in certain circumstances. From time to time the TGC Banks also make loans secured by marketable securities, investment quality bonds, and equipment or consumer goods with useful lives in excess of the term of the loan.

  Loan Originations.  The TGC Banks originate conventional first mortgage
  ------------------
loans primarily through referrals from real estate brokers, builders, developers, prior customers, and media advertising. The origination of a loan from the date of initial application to a loan closing normally takes four to eight weeks. It involves the processing of the borrower's credit and other qualifications consistent with underwriting criteria established by private institutional investors and insuring or guaranteeing agencies, obtaining investor approvals, property appraisals, and title insurance, arranging for hazard insurance and handling various other matters customarily associated with the closing of a residential loan. For this service, the TGC Banks typically earn a premium of 1% of the principal amount of the loan as either an origination fee or gain on sale. Costs that are incurred in originating mortgage loans include overhead, origination commissions paid to originators and closers and mortgage tax fees.

  The preponderance of conventional residential real estate loans originated by the TGC Banks qualify for purchase by the Federal National Mortgage
Association ("FNMA"). To qualify for sale to FNMA, loans must meet the property and credit standards and loan size limits (currently a maximum of $203,150) established by FNMA. Loans which do not meet FNMA underwriting criteria but which do meet the underwriting criteria established by private institutional investors have, on occasion, been sold to private mortgage companies.

  Sale of Mortgage Loans.  Loans originated by the TGC Banks typically are
  -----------------------
sold with servicing retained. Commitments are purchased from the appropriate investor on a loan-by-loan basis on a 30 or 60 day delivery commitment. Interest rates are committed to the borrower when a commitment to purchase is received from the investor. Loans are funded by the bank and purchased by the investor within 30 days following closing pursuant to commitments obtained at the time of origination. The TGC Banks sell conventional conforming residential real estate loans directly to FNMA and non-conforming loans to private mortgage companies on a non-recourse basis. Consequently, foreclosure losses on all sold loans generally are the responsibility of the investor and not that of the TGC Banks.

  The sale of mortgage loans can generate a market gain or loss. A gain (loss) from the sale of loans may occur if interest rates fall (rise) between the time a TGC Bank fixes the interest rates charged to the borrowers on the loans and the time the loans are committed to an investor. To reduce the risk of a loss, the TGC Banks usually obtain commitments permitting them to sell loans at predetermined rates. A loss typically would occur only when the TGC Banks are unable to fulfill the commitment. The loss would be in the form of a paid-off fee that is based on changes in investor yield requirements.

  Loan Servicing.  When the TGC Banks sell the mortgage loans they have
  ---------------
originated, they typically retain the right to service those loans and to receive the related fees. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, holding escrow funds for payment of mortgage-related expenses such as taxes and insurance, making advances to cover delinquent payments, making required inspections of the mortgage premises, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults and generally administering loans. Fees received by the TGC Banks for servicing mortgage loans generally range from 0.25% to 0.50% per annum on the declining principal balances of the loans. Servicing fees are collected by the TGC Banks monthly from mortgage payments. Other sources of loan servicing revenues include late charges and assumption and transfer fees.

  At September 30, 1994, the TGC Banks were servicing mortgages totaling approximately $19.5 million under a FNMA contract and an additional $300,000 under other servicing contracts.

  Environmental Issues.  Under the Comprehensive Environmental Response,
  --------------------
Compensation and Liability Act ("CERCLA"), an owner or operator of a property where hazardous substances are located is potentially liable for hazardous waste cleanup costs. CERCLA specifically excludes from the definition of owner or operator "a person, who without participating in the management of a vessel or facility, holds indicia of ownership primarily to protect his security interest in the vessel or facility." However, courts have reached differing conclusions as to what actions can be taken by a secured lender without such lender being deemed to be "participating in the management" of a property. The TGC Banks are not aware of any material liability to which they may be subject for hazardous waste clean-up costs. If a property is deemed to have a potential environmental problem, the TGC Banks will not foreclose on the property until an environmental study has been performed.

  Competition.  The activities in which the TGC Banks engage are highly
  -----------
competitive. Each activity engaged in and geographic market served involves competition with other banks, as well as with non-banking financial institutions and non-financial enterprises. The TGC Banks actively compete with other banks in their efforts to obtain deposits and make loans, in the scope of types of services offered, in interest rates paid on time deposits and charged on loans and in other aspects of banking. AtDecember 31, 1994, Texas City Bank, First Bank Mainland and First Bank Pearland had deposits of approximately $72,487,000, $70,139,000 and $43,528,000, respectively.

  In addition to competing with other commercial banks within and outside their primary service area, the TGC Banks compete with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, finance companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. In recent years, competition for funds from securities brokers for money market accounts has intensified. Additional competition for deposits comes from government and private issuers of debt obligations and other investment alternatives for depositors such as money market funds.

  Texas Gulf Coast believes that price (as reflected by interest rates charged or paid) is the principal means of competition in attracting deposits and loans. However, service and convenience are also important factors, especially with regard to smaller loans and deposits.

 Customers.  None of the TGC Banks is dependent upon any single customer or few
 ---------
customers.

  Texas City Bank.  Texas City Bank is a state-chartered banking association
  ---------------
organized in 1907.   Texas City Bank's main office is located at 701 Sixth
Street N., Texas City, Texas. It also has two branches in Texas City. Texas Gulf Coast owns 97.1% of the outstanding capital stock of Texas City Bank.

  The following table sets forth certain balance sheet and operating information with respect to Texas City Bank:

                      SELECTED FINANCIAL INFORMATION
                              (In Thousands)
                                                         September 30, 1994
                                                         ------------------
  Balance Sheet:

     Assets                                                    $ 80,346
     Deposits                                                    71,900
     Loans                                                       33,335
     Allowance for Credit Losses                                    250
     Total Equity                                                 8,077
                                     Nine Months Ended       Year Ended
                                    September 30, 1994   December 31, 1993
                                    ------------------   -----------------
  Results of Operations:

     Interest Income                        $ 3,947             $ 5,676
     Interest Expense                         1,267               1,822
     Provision for Credit Losses                 68                 233
     Net Earnings                               556                 439

  First Bank Mainland.  First Bank Mainland is a state-chartered banking
  -------------------
association organized in 1947. First Bank Mainland's main office is located at 920 First Street, LaMarque, Texas. It also has a branch in an adjoining community. Texas Gulf Coast owns 100% of the outstanding capital stock of First Bank Mainland.

  The following table sets forth certain balance sheet and operating information with respect to First Bank Mainland:

                       SELECTED FINANCIAL INFORMATION
                               (In Thousands)
                                                          September 30, 1994
                                                          ------------------
   Balance Sheet:

       Assets                                                    $77,881
       Deposits                                                   70,425
       Loans                                                      33,345
       Allowance for Credit Losses                                   422
       Total Equity                                                6,989
                                       Nine Months Ended       Year Ended
                                      September 30, 1994   December 31, 1993
                                      ------------------   -----------------
   Results of Operations:

       Interest Income                        $3,634             $ 4,934
       Interest Expense                        1,156               1,633
       Provision for Credit Losses                39                 200
       Net Earnings                              479                 759

  First Bank Pearland.  First Bank Pearland is a state-chartered banking
  -------------------
association organized in 1976.   First Bank Pearland's main office is located at
3102 E. Broadway, Pearland, Texas. It also has a branch in Pearland. Texas Gulf Coast owns 99.5% of the outstanding capital stock of First Bank Pearland.

  The following table sets forth certain balance sheet and operating information with respect to First Bank Pearland:

                       SELECTED FINANCIAL INFORMATION
                               (In Thousands)
                                                           September 30, 1994
                                                           ------------------
   Balance Sheet:

     Assets                                                       $45,500
     Deposits                                                      41,173
     Loans                                                         13,465
     Allowance for Credit Losses                                      119
     Total Equity                                                   4,157
                                       Nine Months Ended       Year Ended
                                      September 30, 1994   December 31, 1993
                                      ------------------   -----------------
   Results of Operations:

     Interest Income                           $1,887             $ 2,700
     Interest Expense                             625                 855
     Provision for Credit Losses                   23                  43
     Net Earnings                                 289                 415

Non-Banking Activities

  Central Data Processing, Inc. performs certain proof and bookkeeping services for Texas Gulf Coast. Texas Gulf Coast owns 100% of the outstanding capital stock of Central Data Processing, Inc.

Properties

  Texas Gulf Coast's primary asset is its investment in the TGC Banks, and their primary assets are their respective loan portfolios.

  The main banking facility of Texas City Bank, located at 701 Sixth St. N., Texas City, Texas, consists of a two-story brick building owned by the bank. The banking quarters and the adjacent seven-window drive-in facility consist of approximately 17,000 square feet.

  The main banking facility of First Bank Mainland, located at 920 First St., LaMarque, Texas, consists of a 19,000 square feet, two-story building owned by the bank.

  The main banking facility of First Bank Pearland, located at 3102 E. Broadway, Pearland, Texas, consists of approximately 8,000 square feet of office and lobby space with a four-window drive-in facility and is owned by the bank.

  With the exception of one leased facility, the branch offices of the subsidiary banks are owned of record by the respective banks.

  The other banking quarters and adjacent land used for parking and drive-in facilities are leased.

Legal Proceedings of Texas Gulf Coast

  Neither Texas Gulf Coast nor any of its subsidiaries is a party to any legal proceedings which, in management's judgment, based upon opinions of legal counsel, would have a material adverse effect on the consolidated financial position of Texas Gulf Coast and its subsidiaries.

Market for TGC Common Stock and Related Shareholder Matters

  Trading Market.  There is no established trading market for shares of TGC
  --------------
Common Stock. However, a limited market for shares of TGC Common Stock exists, primarily among the existing shareholders of Texas Gulf Coast, and such securities are traded on a sporadic basis.

  The following table sets forth the number of shares of TGC Common Stock presented for transfer on the books of Texas Gulf Coast for each quarterly period within the last three calendar years.


                             1992               1993             1994
                             -----             ------            -----
       First Quarter           864                  0            2,354

       Second Quarter          322                818            3,819

       Third Quarter         2,627              6,776            3,393

       Fourth Quarter        1,068             51,078            2,943


     Because there is no public market for the TGC Common Stock, the trading price for TGC Common Stock is determined by private negotiations between the buyer and the seller. Texas Gulf Coast has pricing information with respect to only two transactions during the periods presented above. In the fourth quarter of 1993, Texas Gulf Coast repurchased 50,162 shares from a former officer of Texas Gulf Coast at a price of $62.88 per share in connection with his retirement. In the third quarter of 1992 a transfer of 6,734 shares took place at a price of $20.60 per share. These prices may or may not reflect the fair market value of the shares at the time of the transfers and should not be viewed as indicative of the current or future value of the TGC Common Stock. The remaining transfers during the periods presented above may or may not have been at prices similar to those stated.

     Holders.  At January 3, 1995, TGC Common Stock was owned of record by
     -------
approximately 306 shareholders. On such date, no shares of TGC Preferred Stock or TGC Class A Preferred Stock were issued and outstanding. The officers and directors of Texas Gulf Coast collectively owned of record 18.8% of the TGC Common Stock as of the Record Date.

Dividends and Dividend Policy

     Dividends With Respect to TGC Common Stock.  Holders of TGC Common Stock
     ------------------------------------------
are entitled to receive such dividends as are declared by Texas Gulf Coast's Board of Directors in accordance with Texas Gulf Coast's dividend policy. Factors which Texas Gulf Coast's Board of Directors considers prior to declaring a dividend include earnings, regulatory capital requirements, general business conditions and the capital needs of it and its subsidiaries, as well as other factors which the Board of Directors may deem relevant.

     Dividends With Respect to TGC Preferred Stock.  Upon issuance thereof, any
     ---------------------------------------------
holders of TGC Preferred Stock would be entitled to receive, when, as and if declared by the Board of Directors of Texas Gulf Coast out of funds legally available therefor, cumulative dividends of $1.28 per year (payable in semi-annual installments or at such intervals as the Board of Directors may determine) for each share of TGC Preferred Stock owned by them. Until all such dividends have been paid or provided for, no dividends could be declared or paid in respect of shares of TGC Common Stock. As of the date hereof, there are no shares of TGC Preferred Stock outstanding.

     Dividends With Respect to TGC Class A Preferred Stock.  Upon issuance
     -----------------------------------------------------
thereof, any holders of TGC Class A Preferred Stock would be entitled to receive dividends, when, as and if declared by the Board of Directors of Texas Gulf Coast, in accordance with such dividend entitlements as the Board of Directors determines in creating a series of such shares. As of the date hereof, there are no shares of TGC Class A Preferred Stock outstanding.

     Dividend History.  Texas Gulf Coast has paid a regular quarterly dividend
     ----------------
of $0.15 per share of TGC Common Stock since 1984.

Principal Shareholders

     As of February 8, 1995, the Record Date, 329,738 shares of TGC Common Stock were outstanding, each of which is entitled to one vote.

     The following table sets forth information regarding the beneficial ownership of TGC Stock as of February 8, 1995 by each of Texas Gulf Coast's directors, each beneficial owner of more than five percent of the TGC Common Stock and by all directors and officers of Texas Gulf Coast as a group.

                          BENEFICIAL STOCK OWNERSHIP

                             Amount and Nature of
                           Beneficial Ownership of             Percent of
      Name                  TGC Common Stock/(1)/           TGC Common Stock
      ----                  ---------------------           ----------------
A. Harrel Blackshear/(2)/            2,100                     Less than 1%

B. Jackie Childs                       250                     Less than 1%

W.R. Dietel/(2)/                       534                     Less than 1%

John Kvinta, Jr.                     3,609                          1.1%

J. W. Lander, Jr./(3)/             177,236                         53.8%

J. W. Lander, III                      128                     Less than 1%

James J. Tarpey/(2)/                 1,053                     Less than 1%

Vanco Trusts/(2)//(4)/              53,002                         16.1%

All directors and officers as a    181,223                         55.0%
group (7 persons)/(5)/

(1) Unless otherwise indicated, each person has sole voting and investment powers over the shares listed.

(2) The shares owned by this person/entity are subject to the voting trust agreement referenced in footnote (3).

(3) Certain shareholders have entered into a voting trust agreement with J. W. Lander, Jr., pursuant to which Mr. Lander, Jr. is voting trustee. The voting trust may be terminated only by the written agreement of holders owning at least a majority of the shares subject to the voting trust agreement. An aggregate of 177,236 shares of TGC Common Stock are subject to the voting trust agreement, of which 54,286 shares are owned of record and beneficially by Mr. Lander, Jr. Mr. Lander, Jr., as voting trustee, has all rights and powers with respect to the shares subject to the voting trust agreement as if he were the sole shareholder, except that Mr. Lander, Jr. may not, without the consent of the holders of at least two-thirds of the shares subject to such voting trust agreement, vote the shares in favor of or execute any consent with respect to (a) increases in capital stock,
     (b) sales or mortgages of all or substantially all of the assets of Texas Gulf Coast, (c) dissolution of Texas Gulf Coast, (d) charter amendments,
     (e) consolidation or merger, or (f) partial liquidation. Mr. Lander, Jr.'s address is 4200 Westheimer, Suite 210, Houston, Texas 77027. The voting trust agreement will be terminated upon consummation of the Merger.

(4)  The address for Vanco Trusts is P.O. Box 940, McAllen, Texas 78502-0940.

(5) Includes shares referenced in footnotes (2) and (3) which are subject to the voting trust agreement referenced in footnote (3).

     Vanco Trusts and J. W. Lander, Jr. may be deemed to be controlling persons of Texas Gulf Coast, within the meaning of the rules promulgated by the Securities and Exchange Commission.

Officers and Directors

     Set forth below is certain information relating to the executive officers and directors of Texas Gulf Coast:

     A. Harrel Blackshear, 69, is Vice President, Secretary and a director of Texas Gulf Coast. He has served in these capacities since November 1993. He is also President and a director of Texas City Bank. He has served in these capacities since November 1993. Mr. Blackshear is a director of First Bank Mainland, a capacity in which he has served since 1993, First Bank Pearland, a capacity in which he has served since 1991, and Central Data Processing, Inc., a capacity in which he has served since 1993. Mr. Blackshear was President of First Bank Pearland from 1991 to 1993. Prior to joining First Bank Pearland, Mr. Blackshear was Executive Vice President of Medical Center Bank in Houston, Texas. Immediately following the Merger, Mr. Blackshear will be appointed to the Board of Directors of Gulf Southwest.

     B. Jackie Childs, 59, is a director of Texas Gulf Coast, a capacity in which he has served since 1993, and a director of First Bank Mainland, a capacity in which he has served since 1978. Since 1965, he has served as the Chairman of the Board of Southern Instrument & Valve Co., a corporation which is engaged in equipment manufacturing.

     W.R. Dietel, 49, is a director of Texas Gulf Coast and an advisory director of Texas City Bank. He has served in such capacities since 1989. He has served as the President of Piling, Inc., a corporation which is engaged in construction, since 1970.

     John Kvinta, Jr., 67, is a director of Texas Gulf Coast and is Vice Chairman and a director of First Bank Mainland. He has served in such capacities since 1984. Mr. Kvinta was President of First Bank Mainland from October 1989 to March 1992.

     J. W. Lander, Jr., 68, is President and a director of Texas Gulf Coast and has served in such capacities since 1985. He is also Chairman of the Board and a director of Texas City Bank, First Bank Mainland, First Bank Pearland, Gulf Southwest, and Merchants Bank. In addition, he acts as an officer and director of GSWDP and Central Data Processing Inc., and is a director of Stewart & Stevenson, Inc., a manufacturer of heavy equipment.
     J. W. Lander, Jr. is the father of J. W. Lander, III.

     J. W. Lander, III, 43, is Vice President, Treasurer and a director of Texas Gulf Coast, positions he has held since 1984. He is a director of Texas City Bank, First Bank Mainland, First Bank Pearland, and Merchants Bank.
     He is also President and a director of Gulf Southwest. J. W. Lander, III is the son of J. W. Lander, Jr.

     James J. Tarpey, 90, is a director of Texas Gulf Coast and First Bank Mainland. He has served in those capacities since 1984 and 1947, respectively. Other than his directorships, Mr. Tarpey is retired.

Officers and directors are elected annually and serve, unless they sooner resign or are removed, until their respective successors are elected and qualify.

Executive Compensation

     None of the executive officers or directors of Texas Gulf Coast, other than Mr. Lander, III, who is paid a salary, receive any compensation (other than dividends paid to all shareholders) from Texas Gulf Coast and Texas Gulf Coast has no present intention to alter this policy. Each of such persons receive compensation from one or more of the TGC Banks and will continue to do so until such employment is terminated.

     The following table sets forth certain information with resect to annual and long term compensation for services in all capacities for the years ended December 31, 1993, 1992 and 1991 paid by the TGC Banks to the chief executive officer of Texas Gulf Coast (who was the most highly compensated officer of Texas Gulf Coast):

                       ANNUAL AND LONG TERM COMPENSATION

                                  Annual Compensation
                           ---------------------------------
Name and Principal                            Other Annual       All Other
     Position               Year  Salary   Compensation/(1)/    Compensation
                            ----  ------   -----------------    ------------
J. W. Lander, Jr.,         1993  $66,742        $17,600               --
 President and Director    1992   66,772         16,675               --
                           1991   66,844         16,600               --

(1) Amounts in this column consist of director fees paid to Mr. Lander, Jr. in his capacities as a director of Texas City Bank, First Bank Mainland and First Bank Pearland. The value of the perquisites and other personal benefits provided to Mr. Lander, Jr. did not exceed the lesser of either
     (a) $50,000 or (b) 10% of Mr. Lander, Jr.'s total salary.

Compensation Committee Interlocks and Insider Participation

     Texas Gulf Coast does not have a separate compensation committee. Compensation decisions are made by the Boards of Directors of the TGC Banks.

     J.W. Lander, Jr. (President and a director of Texas Gulf Coast) and J.W. Lander, III (Vice President, Treasurer and a director of Texas Gulf Coast) each serve as an officer and director of Gulf Southwest and Merchants Bank. As directors of Gulf Southwest and Merchants Bank, they participate in compensation decisions relating to their respective officers and directors.

     A. Harrel Blackshear, (Vice President, Secretary and a director of Texas Gulf Coast) J.W. Lander, Jr. and J.W. Lander, III each serve as a director of each of the TGC Banks. The TGC Banks do not have a separate compensation committee. Accordingly, such persons participate in decisions regarding compensation of the officers and directors of the TGC Banks. J.W. Lander, Jr. is also an executive officer of each of the TGC Banks.

Meetings of the Board of Directors

     Texas Gulf Coast has not established any committees of its Board of Directors. During 1994, the Board of Directors held five meetings. All directors attended 75% or more of the total number of meetings held during 1994.

Certain Relationships and Related Transactions

     Some of the directors and officers of Texas Gulf Coast and their affiliates are customers of the TGC Banks. Such directors, officers and affiliates have had transactions in the ordinary course of business with the TGC Banks, including borrowings, all of which were on substantially the same terms and conditions, including interest rates and collateral, as those prevailing from time to time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or features unfavorable to the TGC Banks. Texas Gulf Coast expects that its directors and officers and their affiliates will continue to enter into such transactions on similar terms and conditions in the future.

Recent Developments

     On December 31, 1994, Texas Gulf Coast redeemed all of the outstanding shares of TGC Preferred Stock at the stated redemption price of $16.00 per share in accordance with the provisions of the Articles of Incorporation of Texas Gulf Coast. In order to finance this redemption and to renew and extend certain existing debt, Texas Gulf Coast borrowed $3,400,000 from Texas Commerce Bank. This debt bears interest at the prime rate and is scheduled to be repaid at $175,000 per quarter, plus accrued interest.

Management's Discussion and Analysis of Financial Condition and Results of Operations

     Nine-Month Period Comparison.  Set forth below is a discussion of the
     ----------------------------
financial condition and results of operations of Texas Gulf Coast as of and for the nine-month periods ended September 30, 1994 and 1993:

     General.  Texas Gulf Coast recorded earnings of $216,000 in the third
     -------
quarter of 1994 and $937,000 in the first nine months of 1994 compared to $229,000 and $1,466,000 for the third quarter and the first nine months of 1993, respectively.

     Net Interest Income.  Net interest income decreased 5.6% in the third
     -------------------
quarter of 1994 when compared to the same period of 1993 and decreased by 7.0% during the first nine months of 1994 as compared to the first nine months of 1993. The decrease of $124,000 for the third quarter of 1994 over the third quarter of 1993 resulted from a $130,000 (3.9%) decrease in interest income or earning assets partially offset by a $6,000 decrease in interest expense. A reduction in earning assets was the primary reason for the decrease in interest income.

     Provision for Possible Loan Losses.  The provision for possible loan losses
     ----------------------------------
remained the same for the third quarters of 1994 and 1993 and decreased by $64,000 for the first nine months of 1994 as compared to the same period of 1993. The decrease was due to write-off of problem loans with a corresponding charge to the allowance. In addition, because of the overall decrease in loans, the allowance is similarly lower. The provision for possible losses for the first nine months of 1994 was offset by $359,000 in net losses charged to the allowance as compared with net losses of $261,000 for the same period in 1993. The ratio of the allowance for possible loan losses to outstanding loans decreased to 1.00% at September 30, 1994 as compared to 1.27% at September 30, 1993.

     The transactions in the allowance for possible loan losses were as follows:

                                                 For the Nine Months
                                                 Ended September 30,
                                              -------------------------
                                                 1994          1993
                                              -----------  ------------
    Balance at beginning of period            $1,022,000    $1,060,000
    Net losses charged to allowance             (359,000)     (261,000)
    Provision charged to operating expense       129,000       193,000
                                              ----------    ----------
    Balance at end of period                  $  792,000    $  992,000
                                              ==========    ==========

    Period-end allowance as a percentage
      of outstanding loans                          1.00%         1.27%

Non-accrual loans and past due loans (90 days or more) totaled $741,000, and $88,000, respectively, at September 30, 1994, as compared to $1,167,000 and $202,000, respectively, at September 30, 1993.

     It is the policy of the TGC Banks to maintain a level in the allowance for possible loan losses that is adequate to cover the loan losses sustained plus provide for any future possible losses on problem loans. The adequacy of the allowance is continually monitored and management considers the current level to be appropriate based on an evaluation of the TGC Banks' loan portfolios and the decreases in non accrual/past due loans.

     Non-Interest Income.  Total non-interest income decreased by 2.8% for the
     -------------------
third quarter of 1994 compared to the third quarter of 1993 and decreased 3.6% for the first nine months of 1994 compared to the same period of 1993. The components included in non-interest income for the indicated periods are as follows:


                                 For the Quarter       For the Nine Months
                               Ended September 30,     Ended September 30,
                               --------------------  ------------------------
                                 1994       1993        1994         1993
                               ---------  ---------  -----------  -----------
Service charges & fees          $520,000   $585,000   $1,529,000   $1,695,000
Other operating income           207,000    164,000      730,000      652,000
Securities transactions            1,000          0        3,000            0
                                --------   --------   ----------   ----------
  Total Non-Interest Income     $728,000   $749,000   $2,262,000   $2,347,000
                                ========   ========   ==========   ==========

     The total of the various service charges and fees earned by Texas Gulf Coast and the TGC Banks for the third quarter and the first nine months of 1994 decreased by 11.1% and 9.8%, respectively, as compared to the same periods of 1993. Other operating income increased by $43,000 and $78,000 for the third quarter and the first nine months of 1994, respectively, as compared to the same periods of 1993.

     Texas Gulf Coast maintains a policy of constantly monitoring and evaluating service charges and fees to ensure that the fees charged reflect the cost of service provided and remain competitive with other financial institutions located in the TGC Banks' market area.

     Non-Interest Expenses.  Non-interest expenses increased 8.6% for the third
     ---------------------
quarter of 1994 over the third quarter of 1993 and increased 0.9% for the first nine months of 1994 compared to the first nine months of 1993. The totals were as follows:


                                    For the Quarter         For the Nine Months
                                  Ended September 30,       Ended September 30,
                                ------------------------  ------------------------
                                   1994         1993         1994         1993
                                -----------  -----------  -----------  -----------
Salaries and benefits            $1,128,000   $1,136,000   $3,371,000   $3,432,000
Occupancy expense                   269,000      288,000      809,000      810,000
Other operating expense           1,181,000      951,000    3,199,000    3,075,000
                                 ----------   ----------   ----------   ----------
  Total Non-Interest Expense     $2,578,000   $2,375,000   $7,379,000   $7,317,000
                                 ==========   ==========   ==========   ==========

     Salaries and employee benefits are the most significant expenses for Texas Gulf Coast. These expenses decreased 0.7% and 1.8% for the third quarter and the first nine months of 1994, respectively, when compared to the same periods of 1993.

     Occupancy expense, which included furniture and equipment expenses, decreased 6.6% for the third quarter of 1994 as compared to the third quarter of 1993, but the totals remained the same for the first nine months of 1994 and 1993.

     Other operating expenses increased by 24.2% and 4.0% for the third quarter and the first nine months of 1994, respectively, as compared to the same periods of 1993. The $230,000 increase in the third quarter of 1994 is primarily due to writedowns of other real estate.

     The major components of other operating expenses are legal and accounting fees, data processing, supplies and advertising expenses. Also included are expenses related to real estate held for sale and other loan-related assets acquired through foreclosure.

     Earning Assets.  When comparing the total of earning assets at September
     --------------
30, 1994, to the total at December 31, 1993, earning assets decreased 7.3%. The decrease of $14,326,000 was due to a decrease of $22,792,000 in federal funds sold and deposits with the Federal Home Loan Bank, partially offset by an increase of $7,558,000 and $1,008,000 in investment securities and loans, respectively. The substantial increase in investment securities is the result of somewhat lower loan demand and the sale of other real estate previously foreclosed on. The change in other assets is primarily due to the deferred tax asset, which fluctuates from year to year.

     Included in the total of earning assets at September 30, 1994, are loans totalling $741,000, which are on a non-accrual basis. This compares to non-accrual loans totalling $1,167,000 and $1,033,000 at September 30, 1994 and December 31, 1993, respectively. The decrease in non-accrual loans is attributable to better loan performance, increased loan portfolio quality, increased collection efforts and write-offs of uncollectible loans.

     Deposits.  The most important funding source for earning asset growth is
     --------
deposits. Total deposits decreased by 6.2% from December 31, 1993 to September 30, 1994, compared to a decrease of 2.1% from December 31, 1992 to September 30, 1993. Non-interest bearing deposits decreased 6.7% from December 31, 1993 to September 30, 1994, while interest-bearing deposits decreased 6.0% for the same period.

     Capital.  Shareholders' equity increased $457,000 or 2.4% for the first
     -------
nine months of 1994, as compared to an increase of $1,285,000 or 6.0% for the first nine months ended September 30, 1993. The ratio of shareholders' equity to total assets was 9.6% on September 30, 1994, as compared to 8.8% on December 31, 1993.

     Bank holding companies and their bank subsidiaries are required to maintain certain capital ratios. The Federal Reserve Board's guidelines classify capital into two tiers, referred to as Tier 1 and Tier 2. Tier 1 capital consists of common and qualifying preferred shareholders' equity less goodwill. Tier 2 capital consists of mandatory convertible debt, preferred stock not qualifying as Tier 1 capital, qualifying subordinated debt and the allowance for loan losses up to 1.25% for risk-weighted assets. The minimum ratio for the sum of Tier 1 and Tier 2 is 8.0%, at least one-half of which should be in the form of Tier 1 capital. At September 30, 1994, core capital (Tier 1) and total capital (Tier 1 and Tier 2) as a percentage of risk-weighted assets was 21.6% and 22.7%, respectively. The TGC Banks at September 30, 1994 had core capital of 21.8% and total capital of 22.6% as a percentage of risk weighted assets.

     In addition to the foregoing ratios, bank holding companies are required to maintain a minimum ratio of core capital to total assets (hereinafter referred to as the "Leverage Ratio") of at least 3.0%. At September 30, 1994, Texas Gulf Coast's Leverage Ratio was 9.6%. A similar leverage ratio applicable to the TGC Banks has been adopted by the FDIC. At September 30, 1994, the TGC Banks' ratio was 9.4%.

     Liquidity and Capital Commitments.  Liquidity is the ability of Texas Gulf
     ---------------------------------
Coast and the TGC Banks to meet their short-term needs for cash arising from demands such as operating expenses, withdrawal of deposits and demand for loans. The liquidity of Texas Gulf Coast is primarily provided by dividends from the TGC Banks and interest on time deposits in financial institutions.

     The TGC Banks' liquidity is primarily provided by maturing loans, deposits, cash, short-term investments, time deposits in other banks, federal funds sold and profits. With bank regulators critically reviewing liquidity, Texas Gulf Coast has adopted a policy of maintaining a minimum liquidity level of 20%, as measured by the FDIC formula, at the TGC Banks. As of September 30, 1994, the liquidity level of the TGC Banks was 51.6%.

     Texas Gulf Coast believes that it has sufficient capital and financial resources to meet its current and anticipated capital commitments.

       Fiscal Year Comparison.    Set forth below is a discussion of the
       ----------------------
financial condition and results of operations of Texas Gulf Coast as of and for the years ended December 31, 1993, 1992 and 1991:

     General.  Net earnings decreased 38.5% in 1993 to $1,283,000, as compared
     -------
to $2,087,000 in 1992. In 1993, earnings per common share were $2.91, as compared to $4.98 in 1992. In the following sections, the major factors and trends affecting the components of income and expense are examined in depth. Information concerning assets and liabilities is also provided so that an evaluation can be made of capitalization and liquidity as they may affect Texas Gulf Coast.

     Net Interest Income.  Net interest income on a taxable equivalent basis
     -------------------
remained virtually the same, $9,331,000 in 1993 as compared to $9,348,000 in 1992. Total interest income decreased by $1,583,000 from 1992 to 1993 and total interest expense decreased by $1,539,000 from 1992 to 1993 primarily due to decreased interest rates earned and paid by Texas Gulf Coast.

     Loan Portfolio Composition.  The composition of the loan portfolio at the
     --------------------------
end of each of the last three years is displayed in the following table:


                                      LOAN PORTFOLIO COMPOSITION
                                              December 31,
                                ----------------------------------------
                                         1993      1992      1991
                                         ----      ----      ----
Commercial and industrial            13.5%     17.3%     14.2%
Real estate - construction            2.2%      3.8%      2.4%
Real estate - other                  38.4%     38.4%     38.0%
Individuals for household and
 other consumer purposes             43.2%     38.6%     43.4%
Other                                 2.7%      1.9%      2.0%

          Total loans, net of unearned discount, totaled $78,137,000 at December 31, 1993 and $84,379,000 at December 31, 1992. The decrease in loans is attributable to reduced loan demand.

          Non-accrual loans and past due loans (90 days or more) totaled $1,150,000 and $20,000, respectively, at December 31, 1993, as compared to $1,241,000 and $302,000, respectively, at December 31, 1992. The decreases in non-accrual loans and past due loans resulted from better loan performance, increased loan portfolio quality, increased collection efforts and write-offs of uncollectible loans.

          Provision for Credit Losses.  The allowance for credit losses at
          ---------------------------
December 31, 1993 was $1,022,000, representing 1.31% of outstanding loans. A year earlier, this ratio was 1.26%. The provision for credit losses charged against earnings was $475,000 in 1993, $263,000 in 1992 and $235,000 in 1991.
Net loan losses in 1993 were $512,000, compared to $355,000 in 1992 and $380,000 in 1991. These loan losses resulted in a net charge-off ratio to average loans of 0.64% in 1993, an increase from 0.43% in 1992 and 0.49% in 1991. To a very large extent, the TGC

Banks' loan portfolio remains secured and current re-appraisals of collateral value have been received and undertaken in an effort to further assess loss potential. Management has closely scrutinized its loss potential on its non-performing assets, as well as on the entire loan portfolio, and has, to the best of its knowledge and belief, reserved for losses accordingly.

          Non-Interest Income.  Non-interest income increased 12.5% in 1993
          -------------------
compared to an increase of 14.6% during 1992. Service charges on deposits, the largest component of non-interest income, increased by 4.6% in 1993 as compared to an increase of 12.0% in 1992. The increase in service charge income for 1993 was primarily due to an increase in the average volume of transaction deposit accounts which generate the majority of this fee income.

          The components of the "other" categories of non-interest income consist of mortgage origination and servicing fees plus miscellaneous fees such as collection fees, credit card fees, safe deposit rentals, research fees, check printing income and wire transfer fees. These fees correlate to the level of transactions in each of the referenced categories. The "other" categories of non-interest income increased 31.7% in 1993 over 1992 and increased 9.7% in 1992 over 1991. These increases were primarily due to the higher levels of home mortgage refinancing in these years.

          The following table sets forth by category the non-interest income and the percentage from the prior year for the most recent three years:


                                          NON-INTEREST INCOME
                                            (In Thousands)
                                1993             1992             1991
                           ---------------  ---------------  ---------------
                                      %                %                %
                           Amount  Change   Amount  Change   Amount  Change
                           ------  -------  ------  -------  ------  -------
Service charges on
   deposit accounts        $2,031     4.6%  $1,942    12.0%  $1,734    19.4%
Other service
   charges and fees           137    24.5%     110   115.7%      51    15.5%
Other operating income      1,130    31.7%     858     9.7%     782    41.4%
Securities transactions        11    65.6%      32      --       --   100.0%
                           ------    -----   -----   ------   -----   ------
     Total                 $3,309    12.5%  $2,942    14.6%  $2,567    24.6%
                           ======    =====   =====    =====   =====    =====

          Non-Interest Expense.  Total non-interest expense increased by 14.7%
          --------------------
for 1993 as compared to a 6.8% increase in 1992. The most significant percentage increases were in the categories of other operating expense and other real estate expense. The 27.8% increase during 1993 in other operating expense is primarily attributable to the writedowns of obsolete equipment and other identifiable assets, legal expenses relating to a defaulted loan, costs incurred in changing independent auditors, hiring of consultants for compliance and credit file review, and conversion of the TGC Banks from national banks to state banks. Other real estate expense decreased 15.6% during 1993 primarily due to the chargedowns of other real estate acquired through foreclosure.

  The following table sets forth by category the operating expenses and the percentage change from the prior year for the most recent three years:

                                             OPERATING EXPENSES
                                               (In Thousands)
                                   1993             1992             1991
                             ----------------  ---------------  ---------------
                                         %                %                %
                             Amount   Change   Amount  Change   Amount  Change
                             -------  -------  ------  -------  ------  -------
Salaries and employee
  benefits                   $ 4,702     8.0%  $4,355    20.6%  $3,612     0.3%
Occupancy expense                604     4.3%     579    14.6%     678    20.5%
Furniture and equipment
  expense                        516    12.7%     458     3.4%     443     8.3%
Other real estate expense        243    15.6%     288    43.6%     511    21.3%
Other operating expense        4,369    27.8%   3,419     4.3%   3,278    40.7%
                              ------    ----    -----    ----    -----    ----

     Total                   $10,434    14.7%  $9,099     6.8%  $8,522    12.0%
                              ======    ====    =====    ====    =====    ====

  Balance Sheet Management.  During 1993, total average earning assets increased
          ------------------------
$4.1 million or 2.1% from 1992. Average investment securities increased $1.6 million or 1.9% and average federal funds sold increased $5.2 million or 19.8%. These increases were partially offset by a decrease of $2.7 million or 3.3% in average loans outstanding. The increase in average earning assets was primarily due to a reduction of $1.8 million or 11.5% in cash and due from banks.

  The following table presents Texas Gulf Coast's average balance sheet composition:


               AVERAGE BALANCE SHEET COMPOSITION
Percentage of Total Assets                 1993    1992    1991
- --------------------------                 ----    ----    ----
Investment securities:
  Taxable                                  33.7%   34.7%   34.0%
  Non-taxable                               5.6     4.1     5.6
  Due from CD's                              .3      .3      .2
  Federal funds sold                       14.3    12.0    11.3
  Net loans                                36.0    37.4    37.4
                                           ----    ----    ----

  Total earning assets                     89.9    88.5    88.5

  Cash and due from banks                   6.4     7.3     6.6
  Premises, equipment and other             3.7     4.2     4.9
                                           ----    ----    ----

Total Assets                              100.0%  100.0%  100.0%
                                          =====   =====   =====
Percentage of Total Liabilities
- -------------------------------
and Stockholders' Equity
- ------------------------
                                           1993    1992    1991
                                           ----    ----    ----
  Deposits - interest bearing              69.2%   70.6%   71.1%
  Borrowings                                 .6      .7      .8
                                           ----    ----    ----

  Total interest bearing liabilities       69.8    71.3    71.9

  Deposits - non-interest bearing          19.5    18.4    17.7
  Other liabilities                          .8      .8      .9
  Stockholders' Equity                      9.9     9.5     9.5
                                          -----   -----   -----

  Total Liabilities and Stockholders'
    Equity                                100.0%  100.0%  100.0%
                                          =====   =====   =====

  Liquidity Management.  Like any commercial bank, the liability structures
  --------------------
of the TGC Banks require that they maintain an appropriate level of liquid resources to meet normal day-to-day fluctuations in deposit volume and to make new loans and investments as opportunities arise. Liquidity can be provided by either assets or liabilities. Sources of liquidity for the TGC Banks are principally maturing loans, deposits, cash, short-term investments, time deposits in other financial institutions, federal funds sold and profits.

  At December 31, 1993, Texas Gulf Coast had $14,887,000 in cash, $38,302,000 in federal funds sold and deposits with the Federal Home Loan Bank and $80,156,000 in investment securities portfolio in which the market value was $1,749,000 more than the carrying value. The loan-to-loan deposit ratio was 40.0% at December 31, 1993, compared to 43.5% at December 31, 1992.

          A financial service company's activities consist primarily of financing and investing activities. These activities result in large cash flows. Texas Gulf Coast's Consolidated Statement of Cash Flows (included in its consolidated financial statements included herein) indicates the sources of these cash flows.

          On December 31, 1994, Texas Gulf Coast redeemed all of the outstanding shares of TGC Preferred Stock at the stated redemption price of $16.00 per share in accordance with the provisions of the Articles of Incorporation of Texas Gulf Coast. In order to finance this redemption and to renew and extend certain existing debt, Texas Gulf Coast borrowed $3,400,000 from Texas Commerce Bank. This debt bears interest at the prime rate and is scheduled to be repaid at $175,000 per quarter, plus accrued interest.

          Interest Rate Sensitivity.  The objectives of monitoring and managing
          -------------------------
the interest rate risk position of the balance sheet are to contribute to earnings and to minimize the adverse changes in net interest income. The potential for earnings to be affected by changes in interest rates is inherent in a financial institution.

          Interest rate sensitivity is the relationship between changes in market interest rates and changes in net interest income due to the repricing characteristics of assets and liabilities. An asset-sensitive position in a given period will result in more assets being subject to repricing; therefore, market interest rate changes will be reflected more quickly in asset rates. If interest rates decline, such a position will normally have an adverse effect on net interest income. Conversely, in a liability-sensitive position, where liabilities reprice more quickly than assets in a given period, a decline in rates will benefit net interest income.

          One way to analyze interest rate risk is to evaluate the balance of the interest sensitivity position. A mix of assets and liabilities that are roughly equal in volume and repricing represents a matched interest sensitivity position. Any excess of assets or liabilities results in an interest sensitivity gap. The purpose of this analysis is to be aware of the potential risk on future earnings resulting from the impact of possible future changes in interest rates on currently existing net asset or net liability positions. However, this type of analysis is as of a point in time, when in fact that position can quickly change as market conditions, customer needs, and management strategies change. Additionally, interest rate changes do not affect all categories of assets and liabilities equally or at the same time.

          At December 31, 1993, earning assets that were repriceable within one year or maturing within one year totalled $87,498,000, while interest-bearing liabilities that reprice within one year or mature within one year totalled $146,313,000.

     The following table presents the interest sensitivity position of Texas Gulf Coast at December 31, 1993:

                              INTEREST SENSITIVITY
                            As of December 31, 1993
                                 (In Thousands)

                                      Rate-Sensitive Within               Non-rate
                                      ---------------------
                                       90 Days     One Year     Total     Sensitive   Total
                                       -------     --------     -----     ---------   -----
Earning Assets:
 Loans, Net of Unearned
  Discount                             $ 18,425     $11,699    $ 30,124    $ 48,013  $ 78,137
 Investment Securities                    9,937       9,035      18,972      61,184    80,156
 Federal Funds Sold                      38,302           0      38,302           0    38,302
 Other Earning Assets                       100           0         100           0       100
                                       --------     -------    --------    --------  --------
     Total Earning Assets                66,764      20,734      87,498     109,197   196,695
                                       ========     =======    ========    ========  ========

Interest Bearing Liabilities:
 Interest-Bearing Deposits              120,123      25,190     145,313       5,480   150,793
 Borrowings                               1,000           0       1,000         105     1,105
                                       --------     -------    --------    --------  --------
  Total Interest-Bearing
  Liabilities                           121,123      25,190     146,313       5,585   151,898
                                       --------     -------    --------    --------  --------

Interest Sensitivity Gap               $(54,359)    $(4,456)   $(58,815)
                                       ========     =======    ========
Ratio of Earning Assets to
 Interest-Bearing Liabilities            55.10%      82.30%      59.80%

  Capital Management.  The Board of Governors has adopted a system using the
  ------------------
risk-based capital adequacy guidelines to evaluate the capital adequacy of bank holding companies. Under the risk-based capital guidelines, different categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. Certain off-balance sheet items, which previously were not expressly considered in capital adequacy computations, are added to the risk-weighted asset base by converting to them a balance sheet equivalent and assigning to them the appropriate risk weight.

  The guidelines require that banking organizations achieve minimum ratios of total capital-to-risk-weighted assets of 8.0% (of which at least 4.0% should be in the form of certain "Tier 1" elements). "Total Capital" is defined as the sum of "Tier 1" and "Tier 2" capital elements, with "Tier 2" being limited to 100% of "Tier 1." For bank holding companies, "Tier 1" capital includes, with certain restrictions, common stockholders' equity, perpetual preferred stock, and minority interests in consolidated subsidiaries. "Tier 2" capital includes, with certain limitations, certain forms of perpetual preferred stock as well as maturing capital instruments and the reserve for possible credit losses.

 The following table summarizes Texas Gulf Coast's Tier 1 and Total Capital:

                    TIER 1 AND TOTAL CAPITAL
                         (In Thousands)
                                                December 31, 1993
                                               -------------------
                                                Amount     Ratio
                                                ------     -----
     Tier 1 Capital                             $16,751    17.9%
     Tier 1 Capital Minimum Requirement           3,745     4.0
                                                -------
            Excess Tier 1 Capital               $13,006    13.9%
                                                 ======    =====
     Total Capital                              $20,254    21.6%
     Total Capital Minimum Requirement            7,490     8.0
                                                 ------    ----
            Excess Total Capital                $12,764    13.6%
                                                 ======    ====
     Risk Adjusted Assets, Net of Goodwill      $93,629
                                                 ======

     At December 31, 1993, Texas Gulf Coast's ratios of "Tier 1" and Total Capital to risk-weighted assets were approximately 17.9% and 21.6% respectively. Both ratios significantly exceed regulatory minimums.

     In addition to the risk-based capital guidelines, the Board of Governors and the FDIC have adopted the use of a leverage ratio as an additional tool to evaluate the capital adequacy of banks and bank holding companies. The leverage ratio replaces the old standard of primary and secondary capital, and is defined to be a company's "Tier 1" capital divided by its adjusted total assets. The leverage ratio adopted by the federal banking agencies requires a ratio of 3.0% "Tier 1" capital to adjusted total assets for bank holding companies with a BOPEC rating of 1. All other institutions will be expected to maintain a 100 to 200 basis point cushion, i.e., these institutions will be expected to maintain a leverage ratio of 4.0% to 5.0%. Texas Gulf Coast's leverage ratio at December 31, 1993 was 7.7%, which also exceeds the regulatory minimum.

     Pending Regulatory Matters.  The Federal Deposit Insurance Corporation
     --------------------------
("FDIC") has proposed a reduction in the premium rates paid by federally-insured banks to the FDIC. The new rates would be at various levels ranging from $.04 per $100 of deposits to $.23 per $100 of deposits with the rate paid by each bank determined by its financial strength. If the premium rate reduction proposal is adopted, this would have a favorable impact on the net income of Texas Gulf Coast. In 1994, the TGC Banks paid aggregate premiums of approximately $409,000 based on a rate of $.23 per $100 of deposits. No assurance can be given as to whether the proposal will be adopted in its present form and, if adopted, at what rate the TGC Banks will be assessed.

Statistical Information

  Condensed Average Balance Sheets.  Although year-end statistics present
  --------------------------------
general trends, the daily average balance sheets are more indicative of Texas Gulf Coast's levels of activity throughout the years indicated and are less subject to day-to-day business activity fluctuations.

The following schedule sets forth a comparison of the consolidated daily average balance sheets for Texas Gulf Coast for the years ended December 31, 1993, 1992 and 1991.

                                           DAILY AVERAGE BALANCE SHEET
                                                 (In Thousands)

                                             Year Ended December 31,
                                         -------------------------------
                                           1993       1992       1991
                                         ---------  ---------  ---------
Assets:
Cash and due from banks                   $ 13,957   $ 15,767   $ 13,505
Loans, net                                  78,616     81,298     76,149
Interest-bearing deposits                      600        600        421
Investment securities:
 Taxable                                    73,446     75,281     69,262
 Non-taxable                                12,245      8,838     11,516
                                           -------    -------    -------
  Total Securities                          85,691     84,119     80,778
                                           -------    -------    -------
Federal funds sold                          31,219     26,056     23,138
Other assets                                 8,151      9,299      9,953
                                           -------    -------    -------
 Total Assets                             $218,234   $217,139   $203,944
                                           =======    =======    =======
Liabilities and Stockholders' Equity:
Deposits
 Non-interest bearing                     $ 42,521   $ 39,873   $ 36,056
 Savings                                    25,373     22,432     18,130
 Interest bearing time                     125,569    130,892    126,837
                                           -------    -------    -------
  Total Deposits                           193,463    193,197    181,023
                                           -------    -------    -------

Borrowings                                   1,215      1,475      1,700
Other liabilities                            1,883      1,772      1,820
                                           -------    -------    -------
 Total Liabilities                         196,561    196,444    184,543
                                           -------    -------    -------
Stockholders' Equity                        21,673     20,695     19,401
                                           -------    -------    -------
  Total Liabilities and                   $218,234   $217,139   $203,944
     Stockholders' Equity                  =======    =======    =======


  Net Interest Income.  The data used in the analysis of net interest income
  -------------------
changes is derived from the daily average levels of interest-bearing assets and liabilities as well as from the rates earned and paid on these amounts. The following schedule gives a history of Texas Gulf Coast's daily average interest-earning assets and interest-bearing liabilities for the years ended December 31, 1993, 1992 and 1991. Net interest income is developed on a taxable equivalent basis because management of Texas Gulf Coast is of the opinion that such a presentation facilitates the analytical discussion of changes in the components of earnings that follows. A history of the net interest margin on a taxable equivalent basis (using a federal income tax rate of 34%), including detailed information regarding its components, is set forth below.

                                                         CONSOLIDATED AVERAGE BALANCES, INTEREST AND RATES
                                                                          (In Thousands)
                                          December 31, 1993               December 31, 1992                  December 31, 1991
                                   -------------------------------  ------------------------------   -------------------------------

                                   Avg. Bal.  Interest  Avg. Rate   Avg. Bal.  Interest  Avg. Rate   Avg. Bal.  Interest  Avg. Rate
                                   ---------  --------  ----------  ---------  --------  ----------  ---------  --------  ----------

Investment Securities:
  Taxable                           $ 73,446     4,552       6.20%     75,281     5,466       7.26%     69,262     5,832       8.42%

  Non-taxable                         12,245     1,159       9.47%      8,838     1,105      12.50%     11,516     1,458      12.66%

Due from CD's                            600        20       3.33%        600        23       3.83%        421        38       9.03%

Federal Funds Sold                    31,219       940       3.01%     26,056       900       3.45%     23,138     1,490       6.44%

Net Loans                             78,616     7,049       8.97%     81,298     7,791       9.58%     76,149     8,482      11.14%
                                    --------   -------       ----    --------   -------      -----    --------   -------      -----

  Total interest-earning assets      196,126    13,720       7.00%    192,073    15,285       7.96%    180,486    17,300       9.59%
                                    --------   -------       ----    --------   -------      -----    --------   -------      -----

Cash and due from banks               13,957                           15,767                           13,505
Premises, equipment and other          8,151                            9,299                            9,953
                                    --------                         --------                         --------
                                    $218,234                         $217,139                         $203,944
                                    ========                         ========                         ========
Deposits:
  Demand-interest bearing             56,229     1,215       2.16%     56,039     1,755       3.13%     42,604     2,147       5.04%

  Savings                             25,373       708       2.79%     22,432       770       3.43%     18,130       983       5.42%

  Time                                69,340     2,387       3.44%     74,853     3,290       4.40%     84,233     5,703       6.77%

Borrowings                             1,215        79       6.50%      1,475       113       7.66%      1,700       126       7.41%

                                    --------   -------       ----    --------   -------      -----    --------   -------      -----
   Total interest-bearing            152,157     4,389       2.89%    154,799     5,928       3.83%    146,657     8,959       6.11%
    liabilities                     --------   -------       ----    --------   -------      -----    --------   -------      -----

Noninterest-Bearing Deposits          42,521                           39,873                           36,056
Other liabilities                      1,883                            1,772                            1,820
Stockholders' equity                  21,673                           20,695                           19,401
                                    --------                         --------                         --------
                                    $218,234                         $217,139                         $203,944
                                    ========                         ========                         ========
Net interest earnings                          $ 9,331                          $ 9,357                          $ 8,341
                                               =======                          =======                          =======
Net yield on interest-earning                                4.76%                            4.87%                            4.62%
 assets                                                      ====                            =====                            =====

Interest rate on spread                                      4.11%                            4.13%                            3.48%
                                                             ====                            =====                            =====


Note: Average balances are based upon daily balances. The interest on non-taxable securities has been calculated on a fully taxable equivalent basis - 34% tax basis. Non-accruing loans have been included in assets for these computations, thereby reducing yields on these loans. Net yield on interest earning assets is equal to net interest earnings divided by average interest earning assets.

  The following rate/volume variance has been allocated to the changes in rates. Non-accrual loans are included in the calculations made below. The interest on non-taxable investment income has been calculated on a fully taxable equivalent basis incorporating an effective tax rate of 34%.

                                                          RATE/VOLUME ANALYSIS
                                               CHANGES IN INTEREST INCOME AND INTEREST EXPENSE
                                                            (In Thousands)
                                        December 31, 1993                        December 31, 1992
                             ---------------------------------------  ---------------------------------------
                             Changes From   Changes in   Changes in   Changes from   Changes in   Changes in
                              Prior Year      Volume        Rates      Prior Year      Volume        Rates
                             -------------  -----------  -----------  -------------  -----------  -----------
Interest income:
 Taxable Securities               $  (914)       $(133)     $  (781)       $  (366)       $ 507      $  (873)
 Non-taxable securities                54          426         (372)          (353)        (339)         (14)
 Due from CD's                         (3)          --           (3)           (15)          16          (31)
 Federal funds sold                    40          178         (138)          (590)         188         (778)
 Loans                               (742)        (257)        (485)          (691)         574       (1,265)
                                  -------        -----      -------        -------        -----      -------
  Total interest income            (1,565)         214       (1,779)        (2,015)         946       (2,961)
                                  -------        -----      -------        -------        -----      -------
Interest expense:
 Deposits:
  Demand-interest bearing            (540)           6         (546)          (392)         677       (1,069)
  Savings                             (62)         101         (163)          (213)         233         (446)
  Time                               (903)        (243)        (660)        (2,413)        (635)      (1,778)
 Borrowings                           (34)         (20)         (14)           (13)         (17)           4
                                  -------        -----      -------        -------        -----      -------
  Total interest expense           (1,539)        (156)      (1,383)        (3,031)         258       (3,289)
                                  -------        -----      -------        -------        -----      -------
Net interest income               $   (26)       $ 370      $  (396)       $ 1,016        $ 688      $   328
                                  =======        =====      =======        =======        =====      =======

  Loan Portfolio.  The following tables show the composition of the loan
  --------------
portfolio at December 31, 1993, 1992 and 1991 and the loan maturity distribution as of December 31, 1993:

                                   LOAN PORTFOLIO
                                   (In Thousands)

                                             December 31,
                                  -----------------------------------
                                     1993         1992        1991
                                  -----------  ----------  ----------
Commercial and industrial           $10,574      $9,235      $11,813
Real estate - construction            1,733       1,848        1,980
Real estate - other                  29,994      37,227       31,603
Installment                          33,742      34,695       36,113
Other                                 2,094       1,374        1,680
                                     ------      ------       ------
   Total loans, net of
    unearned discount               $78,137     $84,379      $83,189
                                     ======      ======       ======

                                        LOAN MATURITY DISTRIBUTION
                                          As of December 31, 1993

                                                  Due in:
                                    -----------------------------------
                                        1 year       1-5       After
                                       or less      years     5 years
                                       -------      -----     -------
Commercial and industrial loans       $ 6,903     $ 3,477        $194
Real estate construction                1,772          32          99
                                       ------      ------     -------
 Total                                $ 8,675     $ 3,509    $    293
                                       ======      ======     =======
Loans due after 1 year which have:
 Predetermined interest rates                     $ 3,802
 Floating or adjustable rates                          --
                                                   ------
  Total                                           $ 3,802
                                                   ======


     Provision for Credit Losses.  The transactions occurring in the allowance
     ---------------------------
for credit losses for the last five fiscal years, including a breakdown of net charge-offs by type of loan, are as follows:

                        SUMMARY OF LOAN LOSS EXPERIENCE
                                 (In Thousands)

                                                   Year Ended December 31,
                                    -----------------------------------------------------
                                      1993       1992       1991       1990       1989
                                    ---------  ---------  ---------  ---------  ---------
Average loans outstanding            $79,636    $82,219    $82,028    $82,122    $80,872
                                     =======    =======    =======    =======    =======
Loans outstanding at year-end        $78,137    $84,377    $83,276    $80,414    $82,810
                                     =======    =======    =======    =======    =======
Allowance at beginning of period     $ 1,060    $ 1,152    $ 1,297    $ 1,142    $ 1,038
Provision charged to expense             475        263        235        591        544
Loans charged off:
 Commercial and industrial              (228)      (114)      (227)      (204)      (231)
 Real estate - construction                0          0          0          0          0
 Real estate - other                     (26)       (19)       (20)       (18)       (44)
 Installment                            (308)      (287)      (222)      (323)      (273)
 Other                                    (7)         0          0          0          0
                                     -------    -------    -------    -------    -------
   Total                                (569)      (420)      (469)      (545)      (548)
                                     -------    -------    -------    -------    -------
Loans recovered:
 Commercial and industrial                12         21         32         52         35
 Real estate - construction                0          0          0          0          0
 Real estate - other                       9          8          3          3         39
 Installment                              35         36         54         54         34
 Other                                     0          0          0          0          0
                                     -------    -------    -------    -------    -------
   Total                                  56         65         89        109        108
                                     -------    -------    -------    -------    -------
Net loans charged off                   (513)      (355)      (380)      (436)      (440)
                                     -------    -------    -------    -------    -------
Allowance at end of period           $ 1,022    $ 1,060    $ 1,152    $ 1,297    $ 1,142
                                     =======    =======    =======    =======    =======
Ratios:
 Allowance as a percent of              1.31%      1.26%      1.38%      1.61%      1.38%
   loans outstanding at year-end
   Allowance as percent of              1.28%      1.29%      1.40%      1.58%      1.41%
    average loans
Net loans charged off as a
   percent of average loans
    outstanding                         0.64%      0.43%      0.46%      0.53%      0.54%

Allowance as a percent of
 nonperforming loans                    87.3%      68.7%      77.5%      80.3%      61.3%


  Management of the TGC Banks continues to concentrate on identifying and addressing credit problems. Efforts have been undertaken and are ongoing to strengthen credit review policies and procedures. Intensive efforts are ongoing to ensure that any existing or identifiable developing problem loans receive the necessary effective attention. The TGC Banks' procedures for reviewing the adequacy of their allowances for credit losses involve a review of lending policies and practices, the lending history of personnel involved in the lending process and the compliance by those personnel with the policies. Consideration also is given to (i) management's review of individual outstanding and proposed credits, (ii) the current size and composition of the loan portfolio, (iii) expectations of future economic conditions and their impact on particular industries and specific borrowers, (iv) the level and composition of non-performing loans, (v) evaluation of the underlying collateral for secured loans,
(vi) historical loan loss and recovery experience and (vii) comments made during regular examinations or audits by banking regulators, each TGC Bank's internal loan review staff and independent auditors. The above-referenced policies and procedures have been implemented by each of the TGC Banks.

  The allocation of the TGC Banks' allowances for credit losses by loan category for the five years ended December 31, 1993, 1992, 1991, 1990 and 1989 is presented in the following table:

                                                          ALLOWANCE FOR CREDIT LOSSES
                                                                (In Thousands)
                                                                 December 31,
                              -----------------------------------------------------------------------------------
                                   1993             1992             1991             1990             1989
                              ---------------  ---------------  ---------------  ---------------  ---------------
                                        % of             % of             % of             % of             % of
                              Amount   Loans   Amount   Loans   Amount   Loans   Amount   Loans   Amount   Loans
                              -------  ------  -------  ------  -------  ------  -------  ------  -------  ------
Commercial and industrial      $  410   13.5%   $  288   10.9%   $  558   14.2%   $  485   11.1%   $  481   11.9%
Real estate - construction          *    2.2%        *    2.2%        *    2.4%        *    3.2%        *    2.7%
Real estate - other                47   38.4%       48   44.1%       49   38.0%       43   35.3%       92   34.9%
Installment                       553   43.2%      724   41.1%      545   43.4%      769   48.4%      569   50.1%
Other                              12    2.7%        *    1.7%        *    2.0%        *     --%        *    0.4%
                               ------  -----    ------  -----    ------  -----    ------  -----    ------  -----
Total                          $1,022  100.0%   $1,060  100.0%   $1,152  100.0%   $1,297  100.0%   $1,142  100.0%
                               ======  =====    ======  =====    ======  =====    ======  =====    ======  =====

*Less than $1,000

  Non-Performing Assets.  All loans which cause management to have doubt as to
  ---------------------
the borrower's ability to substantially comply with present loan repayment terms are included in the schedule of non-performing loans.

  Non-performing loans consist of loans on which interest is not being accrued; i.e., loans which are 90 days or more past due as to principal and/or interest payment and not yet in a non-accruing status. The policy of the TGC Banks is to continue to accrue interest on loans which are 90 days or more past due if periodic payments are being made on the loans. If a loan is classified as past due and payments then resume on the loan, it continues to be classified as past due until all past due amounts are paid. The TGC Banks had no material renegotiated or troubled debt restructuring loans during the years 1989 through 1993.

  The following table discloses information regarding non-performing assets at the end of each of the last five years:

                                     NON-PERFORMING ASSETS
                                        (In Thousands)
                                         December 31,
                             --------------------------------------
                              1993    1992    1991    1990    1989
                             ------  ------  ------  ------  ------
Non-accrual loans            $1,151  $1,241  $1,456  $1,607  $  747
Past due 90 days or more         20     302      30       8   1,116
                             ------  ------  ------  ------  ------
   Total non-performing/
     non-accrual loans        1,171   1,543   1,486   1,615   1,863
Other Real Estate Owned       1,477   1,142   1,746   2,108   1,984
                             ------  ------  ------  ------  ------
 Total non-performing
   assets                    $2,648  $2,685  $3,232  $3,723  $3,847
                             ======  ======  ======  ======  ======

The TGC Banks included in reported income for 1993 $4,319 of interest received on non-accrual loans. Had these loans paid interest at their original rates, the TGC Banks would have reported $178,716 of interest on those non-accrual loans.

  Investment Securities.  The book and market values of investment securities
  ---------------------
held by Texas Gulf Coast as of the dates indicated are summarized as follows:

                                          INVESTMENT SECURITIES
                                             (In Thousands)
                                              December 31,
                                        -------------------------
                                         1993     1992     1991
                                        -------  -------  -------
Book Value:
   U.S. Treasury & Agencies             $62,765  $65,768  $76,234
   States and Political Subdivisions     16,552   10,401   11,409
   Other                                    839      495      569
                                        -------  -------  -------
   Total Book Value                     $80,156  $76,664  $88,212
                                        =======  =======  =======
   Market Value                         $81,905  $78,323  $90,058
                                        =======  =======  =======

  The following table shows as of December 31, 1993, the distribution of maturities and the weighted average interest yields to maturity of Texas Gulf Coast's investment securities (dollars in thousands):

                                                          INVESTMENT SECURITIES
                                                          MATURITIES AND YIELDS
                                                              (In Thousands)
                                           U.S.        States &      Mortgage-
                                         Treasury      Political      backed
                                        & Agencies   Subdivisions   Securities   Other     Total
                                        -----------  -------------  -----------  ------  ---------
Due within one year
  Book Value                              $13,672       $1,548        $ 218       $ 100    $15,538
  Yield                                      6.43%       10.21%        2.04%       3.00%      6.72%
Due after one but within five years
  Book Value                              $45,015       $6,322        $  46       $ --     $51,538
  Yield                                      5.68%        8.49%        8.73%        --%       6.01%
Due after five but within ten years
  Book Value                              $ 4,078       $8,187        $  --       $ --     $12,265
  Yield                                      6.13%        5.64%          --%        --%       5.80%
Due after ten years
  Book Value                              $    --       $  495        $ 355       $ 120    $   970
  Yield                                        --%        7.65%        6.73%       3.00%      6.74%

The interest on non-taxable investment securities has been calculated on a fully taxable equivalent basis incorporating an effective tax rate of 34%.

  Deposits.  The most important source of the TGC Banks' funds is deposits.  The
  --------
types of deposits that were in the TGC Banks on a daily average basis and the related average rate paid during each of the last three years are broken down as follows:

                                                       DEPOSITS
                                                    (In Thousands)
                                      1993               1992               1991
                                 --------------     --------------     ---------------
                                          Rate                Rate                Rate
                                 Amount   Paid       Amount   Paid       Amount   Paid
                                 ------   ----       ------   ----       ------   ----
Demand - non-interest bearing    $42,521    --%      $39,873   -- %      $36,056   -- %
Demand - interest bearing         56,229  2.16%       56,039  3.13%       42,604  5.04%
Savings                           25,373  2.79%       22,432  3.43%       18,130  5.42%
Time                              69,340  3.44%       74,853  4.40%       84,233  6.77%

          The following table provides certain information regarding certificates of deposit issued by the TGC Banks in amounts equal to or exceeding $100,000:

                 CERTIFICATES OF DEPOSIT
                 As of December 31, 1993
                      (In Thousands)
Three (3) months or less                           $ 5,824
Over three (3) months through six (6) months         4,050
Over six (6) months through twelve (12) months       1,303
Over twelve (12) months                                725
                                                   -------
       Total                                       $11,902
                                                   =======

          Long Term Debt.  On December 31, 1994, the existing debt of $900,000
          --------------
was combined with an additional $2,500,000 of debt which was used to redeem 100% of the then-outstanding TGC Preferred Stock. The new debt, totalling $3,400,000, will have quarterly payments of $175,000 plus interest and will mature on December 31, 1996. The debt bears interest at the prime rate and the debt is secured by the stock owned in the TGC Banks.

                                 GULF SOUTHWEST

          Gulf Southwest is a Texas corporation organized in 1982 and is registered under the Bank Holding Company Act. The principal executive offices of Gulf Southwest are located at 4200 Westheimer, Suite 210, Houston, Texas 77027, and its telephone number at such address is (713) 622-0042.

          Gulf Southwest's principal business activities are conducted through Merchants Bank, a state-chartered bank with five branch locations in the Houston, Texas area. Merchants Bank draws substantially all of its deposits and makes substantially all of its loans in the Houston/Harris County, Texas area. In addition, Gulf Southwest has formed GSWDP, a non-banking subsidiary, to conduct various aspects of its non-banking operations.

          As a bank holding company, Gulf Southwest may own or control, directly or indirectly, one or more banks and furnish services to such banks. All of the banking activities of Gulf Southwest are currently conducted by Merchants Bank. The officers and directors of Merchants Bank direct its operations. The principal role of Gulf Southwest is to provide management assistance with respect to various aspects of Merchants Bank's operations, including the areas of asset and liability management, business development, loan policies and procedures, capital planning, advertising, data processing, credit and loan administration, accounting, auditing, financial reporting and compliance with legal and governmental regulations.

          Other than Merchants Bank's charter to operate as a bank, the business of Gulf Southwest is not materially dependent upon any patent, trademark, license, franchise or concession. The business of Gulf Southwest is not seasonal.

          As of December 31, 1994, Gulf Southwest employed 160 persons.

Merger Sub

          Merger Sub is a Nevada corporation organized in 1994, and is wholly owned by Gulf Southwest. The only activity of Merger Sub is holding the stock of Merchants Bank and GSWDP, which was transferred to Merger Sub by Gulf Southwest on November 30, 1994.

          Merger Sub currently has no employees.

Merchants Bank

          Merchants Bank is a state-chartered banking association organized in 1970. Merchants Bank's main office is at 999 North Shepherd, Houston, Texas. It also has four branches in adjoining communities. Merchants Bank does not engage in international operations or trust activities. Gulf Southwest owns 100% of Merger Sub. Merger Sub owns 100% of the outstanding stock of Merchants Bank.

          Merchants Bank offers a wide range of financial services to commercial, industrial, financial and individual customers, including short-term and medium-term loans, revolving credit arrangements, inventory and accounts receivable financing, equipment financing, real estate lending, Small Business Administration lending, letters of credit, installment and other consumer loans, savings accounts and various savings programs, including individual retirement accounts, and interest and non-interest-bearing checking accounts. Other services include federal tax depository, safe deposit, and night depository services.

          Environmental Issues.  Under the Comprehensive Environmental Response,
          --------------------
Compensation and Liability Act ("CERCLA"), an owner or operator of a property where hazardous substances are located is potentially liable for hazardous waste cleanup costs. CERCLA specifically excludes from the definition of owner or operator "a person, who without participating in the management of a vessel or facility, holds indicia of ownership primarily to protect his security interest in the vessel or facility." However, courts have reached differing conclusions as to what actions can be taken by a secured lender without such lender being deemed to be "participating in the management" of a property. Merchants Bank is not aware of any material liability to which it may be subject for hazardous waste clean-up costs. If a property is deemed to have a potential environmental problem, Merchants Bank will not foreclose on the property until an environmental study has been performed.

          Competition.  The activities in which Merchants Bank engages are
          -----------
highly competitive. Each activity engaged in and geographic market served involves competition with other banks, as well as with non-banking financial institutions and non-financial enterprises. Merchants Bank actively competes with other banks in its efforts to obtain deposits and make loans, in the scope of types of services offered, in interest rates paid on time deposits and charged on loans and in other aspects of banking. At December 31, 1994, Merchants Bank had deposits of approximately $226,450,000.

          In addition to competing with other commercial banks within and outside its primary service area, Merchants Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, finance companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. In recent years, competition for funds from securities brokers for money market accounts has intensified. Additional competition for deposits comes from government and private issuers of debt obligations and other investment alternatives for depositors such as money market funds.

          Gulf Southwest believes that price (as reflected by interest rates charged or paid) is the principal means of competition in attracting deposits and loans. However, service and convenience are also important factors, especially with regard to smaller loans and deposits.

          Customers.  Merchants Bank is not dependent upon any single customer
          ---------
or few customers.

          Financial Information.  The following table sets forth certain balance
          ---------------------
sheet and operating information with respect to Merchants Bank:

                      SELECTED FINANCIAL INFORMATION
                              (In Thousands)
                                                         September 30, 1994
                                                         ------------------
Balance Sheet:
     Assets                                                  $  238,856
     Deposits                                                   215,651
     Loans                                                      139,914
     Allowance for Credit Losses                                  1,886
     Total Equity                                                21,660

                                     Nine Months Ended       Year Ended
                                    September 30, 1994   December 31, 1993
                                    ------------------   ------------------
Results of Operations:
     Interest Income                      $   12,311         $   15,799
     Interest Expense                          3,564              4,907
     Provision for Credit Losses                  50                410
     Net Earnings                              2,371              2,140

Non-Banking Activities

  GSWDP performs certain data processing services for Merchants Bank. In addition, the Board of Governors has authorized GSWDP to furnish data processing services to banks in Texas which are not affiliated with Gulf Southwest. As of December 31, 1994, GSWDP was furnishing data processing services for one non-affiliated bank and the TGC Banks. Merger Sub owns 100% of the outstanding capital stock of GSWDP.

Properties

  Gulf Southwest's primary asset is its investment in Merchants Bank, and Merchants Bank's primary asset is its loan portfolio.

  The branch facility of Merchants Bank located at 1111 Spencer Highway, South Houston, Texas consists of a two-story brick building owned by Merchants Bank. The banking quarters and the adjacent fourteen-window drive-in facility consist of approximately 27,000 square feet.

  The branch facility of Merchants Bank located at 2051 West Main, League City, Texas consists of approximately 13,000 square feet of office and lobby space with an eight-window drive-in facility and is owned by Merchants Bank.

  The branch facility located at 3409 Spencer Highway, Pasadena, Texas consists of a two-story brick veneer building containing approximately 4,400 square feet and is owned by Merchants Bank.

  The other banking quarters and adjacent land used for parking and drive-in facilities are leased.

Legal Proceedings of Gulf Southwest

  Neither Gulf Southwest nor any of its subsidiaries is a party to any legal proceedings which, in management's judgment, based upon opinions of legal counsel, would have a material adverse effect on the consolidated financial position of Gulf Southwest and its subsidiaries.

Market for GSW Common Stock and Related Shareholder Matters

  Trading Market.  There is no established trading market for shares of GSW
  --------------
Stock. However, a limited market for shares of GSW Common Stock exists, and such securities are traded on a sporadic basis. The Board of Directors of Gulf Southwest has no present intention to arrange for the listing of the GSW Common Stock on any stock exchange after the Merger.

  The following table sets forth the number of shares of GSW Common Stock presented for transfer on the books of Gulf Southwest for each quarterly period within the last three calendar years.

                            1992    1993    1994
                            ----    ----    ----
        First Quarter        496   1,438  10,338

        Second Quarter       460     143   3,021

        Third Quarter     16,690     714   5,581

        Fourth Quarter       190   4,179   2,652


          Because there is no public market for the GSW Common Stock, the trading price for GSW Common Stock is determined by private negotiations between the buyer and the seller. Gulf Southwest has pricing information with respect to only four transactions during the periods presented above. In July 1992, two transfers of 5,428 shares took place, each at a price of $3.50 per share. In October 1992, a transfer of 3,300 shares took place at a price of $2.56 per share, and a transfer of 167 shares took place at a price of $6.00 per share. These prices may or may not reflect the fair market value of the shares at the time of the transfers and should not be viewed as indicative of the current or future value of the GSW Common Stock. The remaining transfers during the periods presented above may or may not have been at prices similar to those stated.

          Subsequent to the Merger, any person who was an affiliate of Texas Gulf Coast on the date of the Special Meeting must comply with certain restrictions on the manner in which he or she may resell his or her shares of GSW Stock obtained in connection with the Merger. See "Description of the Merger - Resales of GSW Common Stock by Shareholders of Texas Gulf Coast."

            Holders.  At January 3, 1995, GSW Common Stock was owned of record
            -------
by approximately 636 shareholders. On such date, no shares of GSW Preferred Stock were issued and outstanding. The officers and directors of Gulf Southwest collectively owned 22.8% of the GSW Common Stock as of such date.

Dividends and Dividend Policy

          Dividend Policy.  Holders of GSW Common Stock are entitled to receive
          ---------------
such dividends as are declared by Gulf Southwest's Board of Directors in accordance with Gulf Southwest's dividend policy. Factors which Gulf Southwest's Board of Directors considers prior to declaring a dividend include earnings, regulatory capital requirements, general business conditions and the capital needs of it and its subsidiaries, as well as other factors which the Board of Directors may deem relevant.

          Dividend History.  Gulf Southwest paid quarterly cash dividends on GSW
          ----------------
Common Stock from 1983 through December 31, 1986. Effective March 31, 1987, Gulf Southwest suspended the payment of dividends to holders of GSW Common Stock as a consequence of losses sustained from operations and a resulting desire to conserve capital. On December 14, 1993, Gulf Southwest's Board of Directors resumed the payment of cash dividends on GSW Common Stock by declaring a quarterly cash dividend of $.05 per share and a special cash dividend of $.05 per share to be paid on December 27, 1993 to the holders of GSW Common Stock as of December 14, 1993. Since that date regular quarterly dividends of $0.05 per share of GSW Common Stock have been paid.

Principal Shareholders

          As of January 3, 1995, 1,258,636 shares of GSW Common Stock were outstanding, each of which is entitled to one vote.

          The following table sets forth information regarding the beneficial ownership of GSW Common Stock as of January 3, 1995 by each of Gulf Southwest's directors, each beneficial owner of more than five percent of the GSW Common Stock and by all directors and officers as a group.

                        BENEFICIAL STOCK OWNERSHIP

                                  Amount and Nature of
                                  Beneficial Ownership of       Percent of
             Name                GSW Common Stock/(1)/       GSW Common Stock
             ----                ---------------------       -----------------
Norman H. Bird                               820               Less than 1%

Donald R. Harding                          4,379               Less than 1%

J. W. Lander, Jr./(2)/                   696,658                  55.2%

J. W. Lander, III/(3)/                     6,772               Less than 1%

Vanco Trusts/(3)(4)/                     341,758                  27.1%

All directors and officers as            701,857                  55.7%
 a group (4 persons)/(5)/

(1) Unless otherwise indicated, each person has sole voting and investment powers over the shares listed.

(2) Certain shareholders have entered into a voting trust agreement with J. W. Lander, Jr., pursuant to which Mr. Lander is voting trustee. The voting trust may be terminated only by the written agreement of holders owning at least a majority of the shares subject to the voting trust agreement. An aggregate of 696,658 shares of GSW Common Stock are subject to the voting trust agreement, of which 275,828 shares are owned by Mr. Lander. Mr. Lander, as voting trustee, has all rights and powers with respect to the shares subject to the voting trust agreement as if he were the sole shareholder, except that Mr. Lander may not, without the consent of the holders of at least two-thirds of the shares subject to such voting trust agreement, vote the shares in favor of or execute any consent with respect to (a) increases in capital stock, (b) sales or mortgages of all or substantially all of the assets of Gulf Southwest, (c) dissolution of Gulf Southwest, (d) charter amendments, (e) consolidation or merger, or (f) partial liquidation. Mr. Lander's address is 4200 Westheimer, Suite 210, Houston, Texas 77027.

(3) The shares owned by this person/entity are subject to the voting trust agreement referenced in footnote (2).

(4)  The address for Vanco Trusts is P. O. Box 940, McAllen, Texas  78502-0940.

(5) Includes shares referenced in footnotes (2) and (3) which are subject to the voting trust agreement referenced in footnote (2).

     Vanco Trusts and J. W. Lander, Jr. may be deemed to be controlling persons of Gulf Southwest, within the meaning of the rules promulgated by the Securities and Exchange Commission.

     The following table sets forth information regarding the beneficial ownership of GSW Common Stock subsequent to the Merger by each of Gulf Southwest's directors and A. Harrel Blackshear, who will become a director of Gulf Southwest immediately following the Merger, each beneficial owner of more than five percent of the GSW Common Stock and by all of Gulf Southwest's then-current directors and officers as a group:

              BENEFICIAL STOCK OWNERSHIP SUBSEQUENT TO THE MERGER

                                Amount and Nature of
                                Beneficial Ownership
                                    of GSW Common              Percent of
            Name                    Stock/(1)(2)/        GSW Common Stock/(2)/
            ----                --------------------     ---------------------
Norman H. Bird                               820            Less than 1%

A. Harrel Blackshear                       4,446            Less than 1%

Donald R. Harding                          4,379            Less than 1%

J. W. Lander, Jr./(3)/                   924,122                47.2%

J. W. Lander, III/(4)/                     7,043            Less than 1%

Vanco Trusts/(4)/                        453,995                23.2%

All directors and officers               933,767                47.7%
 as a group (4 persons)/(5)/

(1) Unless otherwise indicated, each person has sole voting and investment powers over the shares listed.

(2) Assumes no holder of TGC Common Stock exercises dissenters rights and all of the TGC Common Stock is exchanged for GSW Common Stock.

(3) Certain shareholders have entered into a voting trust agreement with J. W. Lander, Jr., pursuant to which Mr. Lander is voting trustee. The voting trust may be terminated only by the written agreement of holders owning at least a majority of the shares subject to the voting trust agreement.
     After the consummation of the Merger, an aggregate of 924,122 shares of GSW Common Stock will be subject to the voting trust agreement, of which 390,784 shares will be owned by Mr. Lander. Mr. Lander, as voting trustee, has all rights and powers with respect to the shares subject to the voting trust agreement as if he were the sole shareholder, except that Mr. Lander may not, without the consent of the holders of at least two-thirds of the shares subject to such voting trust agreement, vote the shares in favor of or execute any consent with respect to (a) increases in capital stock, (b) sales or mortgages of all or substantially all of the assets of Gulf Southwest, (c) dissolution of Gulf Southwest, (d) charter amendments, (e) consolidation or merger, or (f) partial liquidation.

(4) The shares owned by this person/entity are subject to the voting trust agreement referenced in footnote (3).

(5) Includes shares referenced in footnotes (3) and (4) which are subject to the voting trust agreement referenced in footnote (3).


Officers and Directors

     Set forth below is certain information relating to the executive officers and directors of Gulf Southwest:

     Norman H. Bird, 50, is Vice President and Secretary of Gulf Southwest and has held these offices since May 1988. Mr. Bird is also Executive Vice President of Merchants Bank, an office he has held since April 1985, and has served as a director of Merchants

     Bank since December 1991. He is Secretary and a director of GSWDP, positions he has held since April 1986. He has been a director of Gulf Southwest since September 1991.

     Donald R. Harding, 54, is President and a director of Merchants Bank and has served in these capacities since March 1982. He has been a director of Gulf Southwest since 1982.

     J. W. Lander, Jr., 68, is Chairman of the Board of Gulf Southwest and has served in this capacity since May 1988. He was President of Gulf Southwest from July 1982 to April 1988. Mr. Lander is also Chairman of the Board and a director of Merchants Bank, Texas City Bank, First Bank Mainland and First Bank Pearland. In addition, he acts as an officer and a director of Texas Gulf Coast, GSWDP and Central Data Processing, Inc., and is a director of Stewart & Stevenson, Inc., a manufacturer of heavy equipment.
     J. W. Lander, Jr. is the father of J. W. Lander, III. He has been a director of Gulf Southwest since 1982.

     J. W. Lander, III, 43, is President, Treasurer and Assistant Secretary of Gulf Southwest and has served in these capacities since May 1988. Mr. Lander is also Vice President and a director of Merchants Bank, President and a director of GSWDP, a director and Vice President of Texas Gulf Coast and a director of Texas City Bank, First Bank Mainland, First Bank Pearland, and Central Data Processing, Inc. J. W. Lander, III is the son of J. W. Lander, Jr. He has been a director of Gulf Southwest since 1983.

     Officers and directors are elected annually and serve, unless they sooner resign or are removed, until their respective successors are elected and qualify.

Addition to the Board of Directors Following Merger

     As a part of the Merger, Mr. A. Harrel Blackshear will be appointed to the Board of Directors of Gulf Southwest. See "Texas Gulf Coast - Officers and Directors" for the biographical information of Mr. Blackshear.

Executive Compensation

     None of the executive officers or directors of Gulf Southwest receive any compensation (other than dividends paid to all shareholders) from Gulf Southwest and Gulf Southwest has no present intention to alter this policy. Each of such persons receive compensation from Merchants Bank and will continue to do so until employment with Merchants Bank is terminated.

     The following table sets forth certain information with resect to annual and long term compensation for services in all capacities for the years ended December 31, 1993, 1992 and 1991 paid to the chief executive officer of Gulf Southwest, who is the only executive officer of Gulf Southwest who received in excess of $100,000 in total annual salary and bonuses for the fiscal year ended December 31, 1993:

                               Annual Compensation
                       -----------------------------------
 Name and Principal                       Other Annual         All Other
      Position          Year   Salary   Compensation/(1)/  Compensation/(2)/
 ------------------     ----   ------   -----------------  -----------------
J. W. Lander, Jr.       1993  $141,270       $5,200              $9,064
   Chairman & Chief     1992  $159,000       $4,000              $4,379
   Executive Officer    1991  $143,163       $3,900              $4,248

(1) Amounts included in this columnconsists of fees paid to Mr. Lander, Jr. in his capacity as a director of Merchants Bank and a member of the Development Board of Merchants Bank - League City. The value of the perquisites and other personal benefits provided to Mr. Lander, Jr. did not exceed the lesser of either (a) $50,000 or (b) 10% of Mr. Lander, Jr.'s total salary.

(2) Amounts included in this column include amounts contributed by Merchants Bank on behalf of Mr. Lander pursuant to Merchants Bank's Employee Savings Plan and the amount accrued with respect to Mr. Lander's account during the fiscal year ended December 31, 1993.

Compensation Committee Interlocks and Insider Participation

     Gulf Southwest does not have any paid employees or a separate compensation committee. Compensation decisions are made by the Board of Directors of Merchants Bank.

     J. W. Lander, Jr. (Chairman of the Board and a director of Gulf Southwest) and J. W. Lander, III (President, Treasurer and a director of Gulf Southwest) each serve as officers and directors of Texas Gulf Coast. As directors of Texas Gulf Coast, they participate in compensation decisions relating to its officers and directors.

     Donald R. Harding (a director of Gulf Southwest), Norman H. Bird (Vice President, Secretary and a director of Gulf Southwest), J. W. Lander, Jr. and
J. W. Lander, III each serve as a director of Merchants Bank. Merchants Bank does not have a separate compensation committee. Accordingly, such persons participate in decisions regarding compensation of the officers and directors of Merchants Bank. Each of such persons is also an executive officer of Merchants Bank.

Meetings of the Board of Directors

     Gulf Southwest has not established any committees of its Board of Directors.

     During 1994, the Board of Directors of Gulf Southwest heldfive meetings. All directors attended 75% or more of the total number of meetings of the Board of Directors of Gulf Southwest during 1994.

Certain Relationships and Related Transactions

     Some of the officers and directors of Gulf Southwest and their affiliates are customers of Merchants Bank. Such directors, officers and affiliates have had transactions in the ordinary course of business with Merchants Bank, including borrowings, all of which were on substantially the same terms and conditions, including interest rates and collateral, as those prevailing from time to time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or features unfavorable to Merchants Bank. Gulf Southwest expects that its directors and officers and their affiliates will continue to enter into such transactions on similar terms and conditions in the future.

     In connection with Gulf Southwest's recapitalization in September 1991, J.
W. Lander, Jr. (Chairman of the Board) and Vanco Trusts (both of which are major shareholders) loaned Gulf Southwest $350,000. The loan had an initial term of three years, accrued interest at a rate of 10% per annum, payable quarterly, and was collateralized by 8,235 shares of the common stock of Merchants Bank. In November 1993 the principal balance and accrued interest was paid in full in accordance with the terms of the note.

Management's Discussion and Analysis of Financial Condition and Results of Operations

     Nine-Month Period Comparison.  Set forth below is a discussion of the
     ----------------------------
financial condition and results of operations of Gulf Southwest as of and for the nine-month periods ended September 30, 1994 and 1993:

     General. Gulf Southwest recorded earnings of $1,025,000 in the third
     -------
quarter of 1994 and $2,608,000 in the first nine months of 1994 as compared to $535,000 in the third quarter of 1993 and $1,509,000 in the first nine months of 1993.

     Net Interest Income.  Net interest income increased 13.8% in the third
     -------------------
quarter of 1994 when compared to the same period of 1993 and increased by 8.6% during the first nine months of 1994 as compared to the first nine months of 1993. The increase in net interest income of $375,000 and $690,000 for the third quarter and first nine months of 1994, respectively, was the result of the shift in funds from lower-earning assets to higher-earning assets and of interest rates on earning assets increasing faster than the interest rates paid on liabilities. This positive effect on operations is expected to continue in an increasing interest rate environment.

     Provision for Possible Loan Losses.  The provision for possible loan losses
     ----------------------------------
decreased by $150,000 for the third quarter of 1994 and $360,000 for the first nine months of 1994 when compared to the respective periods of 1993. The provision for possible loan losses for the first nine months of 1994 was offset by $150,000 in net losses charged to the allowance as compared with an offset of $108,000 for the same period in 1993. The ratio of the allowance for possible loan losses to outstanding loans decreased to 1.35% at September 30, 1994 from 1.59% at September 30, 1993. The allowance is $141,000 less at September 30, 1994 than it was on the comparable date in 1993. The improving quality of the loans in Merchants Bank's portfolio allowed it to decrease the provision for possible loan losses despite increased loan balances.

     Merchants Bank's policy is to maintain a level in the allowance for possible loan losses that is adequate to cover the loan losses sustained plus provide for any future possible losses on problem loans. The adequacy of the allowance is continually monitored and management considers the current level to be appropriate based on an evaluation of the subsidiary bank's loan portfolio. The transactions in the allowance for possible loan losses were as follows:

                                             For the Nine Months
                                             Ended September 30,
                                           ------------------------
                                              1994         1993
                                           -----------  -----------
Balance at beginning of period             $1,986,000   $1,725,000
Net losses charged to allowance              (150,000)    (108,000)
Provision charged to operating expenses        50,000      410,000
                                           ----------   ----------

Balance at end of period                   $1,886,000   $2,027,000
                                           ==========   ==========

Period-end allowance as a percentage
     of outstanding loans                  $     1.35%        1.59%

     Loan losses are a regular cost of doing business for banks. Although the regional economyhas improved from the late 1980's, net loan losses are expected to continue to have an adverse impact on Merchants Bank, and, therefore, Gulf Southwest's results of operations for the foreseeable future.

     Non-accrual loans and past due loans (90 days or more) totaled $2,355,000 and $201,000, respectively, at September 30, 1994, as compared to $1,321,000 and $323,000, respectively, at September 30, 1993.

     Non-Interest Income.  Total non-interest income increased by 26.2% for the
     -------------------
third quarter of 1994 as compared to the third quarter of 1993 and increased by 7.6% for the first nine months of 1994 over the same period of 1993. The components included in non-interest income for the indicated periods are as follows:

                               For the Quarter       For the Nine Months
                             Ended September 30,     Ended September 30,
                             -------------------   -----------------------
                               1994       1993        1994         1993
                             --------   --------   ----------   ----------

Service charges and fees     $639,000   $672,000   $1,933,000   $1,907,000
Other operating income        315,000     84,000      460,000      288,000
Securities transactions             -          -            -       29,000
                             --------   --------   ----------   ----------

Total non-interest income    $954,000   $756,000   $2,393,000   $2,224,000
                             ========   ========   ==========   ==========

     The total of the various service charges and fees earned by Merchants Bank for the third quarter of 1994 decreased by $33,000, or 4.9%, over the same period in 1993; but for the nine months of 1994, service charges and fees increased $26,000, or 1.4% when compared to the same period of 1993.

     Other operating income increased by $231,000 and $172,000 for the third quarter of 1994 and the first nine months of 1994, respectively, as compared to the same periods in 1993. These increases are primarily attributable to GSWDP providing data processing services to the TGC Banks.

     Gulf Southwest maintains a policy of constantly monitoring and evaluating service charges and fees to ensure that the fees charged reflect the cost of service provided and remain competitive with other financial institutions located in the subsidiary bank's market area.

     Non-Interest Expenses.  Non-interest expenses increased by 4.2% for the
     ---------------------
third quarter of 1994 over the third quarter of 1993 and decreased by 1.9% for the first nine months of 1994 over the first nine months of 1993. The totals were as follows:

                               For the Quarter       For the Nine Months
                             Ended September 30,     Ended September 30,
                            ----------------------  ----------------------
                               1994        1993        1994        1993
                            ----------  ----------  ----------  ----------
Salaries and employee
  benefits                  $1,188,000  $1,200,000  $3,588,000  $3,533,000
Furniture, equipment and
  occupancy expense            405,000     360,000   1,158,000     997,000
Other operating expenses     1,087,000   1,011,000   2,893,000   3,258,000
                            ----------  ----------  ----------  ----------
Total non-interest
  expenses                  $2,680,000  $2,571,000  $7,639,000  $7,788,000
                            ==========  ==========  ==========  ==========

     Salaries and employee benefits are the single most significant expense for Gulf Southwest. These expenses decreased by 1.0% for the third quarter of 1994 as compared to the third quarter of 1993 and increased 1.6% for the first nine months of 1994 over the same period in 1993.

     Furniture, equipment and occupancy expense increased by 12.5% for the third quarter of 1994 over the third quarter of 1993 and increased by 16.1% for the first nine months of 1994 compared to the same period in 1993. These increases are primarily attributable to the expansion of Merchants Bank's main banking facility.

     Other operating expenses increased by 7.5% for the third quarter of 1994 as compared to the third quarter of 1993 and decreased by 11.2% for the first nine months of 1994 as compared to 1993. The major components of other operating expenses are legal and accounting fees, data processing supplies and advertising expenses. Also included are expenses related to real estate held for sale and other loan-related assets acquired through foreclosure. The expenses to maintain and provision for losses on real estate held for sale and other loan-related assets decreased materially since December 31, 1993, due to the disposition of the majority of these assets.

     Earning Assets.  When comparing the total earning assets at September 30,
     --------------
1994 to the total at December 31, 1993, earning assets remained virtually the same, with a slight decrease of $509,000. Investment securities increased during this period as a result of transfers from federal funds to investment securities and the reinvestment of the proceeds from sales of other real estate, while loans increased as a result of higher loan demand.

     Included in the total of earning assets at September 30, 1994 are loans totaling $2,355,000 which are on a non-accrual status. This compares to non-accrual loans totaling $1,321,000 and $1,455,000 at September 30, 1993 and December 31, 1993, respectively. The increase in non-accrual loans is primarily the result of a single $900,000 loan which was placed on non-accrual status.

     Deposits.  The most important funding source for earning asset growth is
     --------
deposits. Total deposits decreased by 1.6% from December 31, 1993 to September 30, 1994, compared to an increase of 5.1% from December 31, 1992 to September 30, 1993. Non-interest bearing deposits increased 1.7% from December 31, 1993 to September 30, 1994, while interest-bearing deposits decreased by 3.0% for the same period.

     Capital.  Shareholders' equity increased $2,338,000, or 10.7% for the first
     -------
nine months of 1994, as compared to an increase of $1,509,000, or 7.7% for the nine months ended September 30, 1993. The ratio of shareholders' equity to total assets was 10.1% on September 30, 1994, as compared to 9.1% on December 31, 1993.

     Bank holding companies and their bank subsidiaries are required to maintain certain capital ratios. The Federal Reserve Board's guidelines classify capital into two tiers, referred to as Tier 1 and Tier 2. Tier 1 capital consists of common and qualifying preferred shareholders' equity less goodwill. Tier 2 capital consists of mandatory convertible debt, preferred stock not qualifying as Tier 1 capital, qualifying subordinated debt and the allowance for loan losses up to 1.25% of risk-weighted assets. The minimum ratio for the sum of Tier 1 and Tier 2 is 8.0%, at least one-half of which should be in the form of Tier 1 capital. At September 30, 1994, core capital (Tier 1) and total capital (Tier 1 and Tier 2) as a percentage of risk-weighted assets was 17.1% and 18.5%, respectively.

     In addition to the foregoing ratios, bank holding companies are required to maintain a minimum ratio of core capital to total assets (hereinafter referred to as the "Leverage Ratio") of at least 3.0%. At September 30, 1994, Gulf Southwest's Leverage Ratio was 10.0%. A similar leverage ratio applicable to the Company's subsidiary bank has been adopted by the FDIC. At September 30, 1994, Merchant Bank's ratio was 9.1%.

     Liquidity and Capital Commitments.  Liquidity is the ability of the Company
     ---------------------------------
and its subsidiary bank to meet their short-term needs for cash arising from demands such as operating expenses, withdrawal of deposits and demand for loans. The liquidity of Gulf Southwest is primarily provided by dividends from the subsidiary bank, income tax benefits and interest on time deposits in financial institutions.

     Merchants Bank's liquidity is primarily provided by maturing loans, deposits, cash, short-term investments, time deposits in other banks, federal funds sold and profits. With bank regulators critically reviewing liquidity, Gulf Southwest has adopted a policy of maintaining a minimum liquidity level of 20%, as measured by the FDIC formula, at Merchants Bank. As of September 30, 1994, the liquidity level of Merchants Bank was 40.3%.

     Gulf Southwest believes that it has sufficient capital and financial resources to meet its current and anticipated capital commitments.

     Fiscal Year Comparison.  Set forth below is a discussion of the financial
     ----------------------
condition and results of operations of Gulf Southwest as of and for the years ended December 31, 1993, 1992 and 1991:

     General.  Net earnings before the cumulative effect of an accounting change
     -------
increased 27.2% in 1993 to $2,421,000, as compared to $1,904,000 in 1992.  After the cumulative effect of an accounting change, earnings in 1992 were $4,374,000 as compared to $2,421,000 in 1993. In 1993, earnings per common share were $1.92, as compared to $1.51 in 1992 before the accounting change and $3.47 after the accounting change. Highlights of the major components that affect Gulf Southwest's net earnings are as follows:

  Average assets grew $16.2 million, or 7.4%, to $235,625,000, with average deposits totaling $212,967,000, representing an increase of 6.2%.

  Non-performing assets -- loans past due 90 days or more, non-accrual loans plus other real estate ("ORE") acquired -- decreased by 38.8% to $3,201,000 at December 31, 1993, or 1.3% of total assets. Non-performing assets continue to have a negative impact on Gulf Southwest's operations in such areas as lost interest income, legal fees, carrying costs and losses associated with these assets.

  Net interest income -- the difference between total interest income on earning assets and total interest expense on deposits and borrowings -- increased 4.2%, or $439,000 to $10,858,000 for the year.

  Provision for credit losses -- the amounts charged to earnings in order to maintain an adequate allowance for credit losses -- decreased by $755,000 to $410,000 for 1993.

  Non-interest income, excluding securities transactions -- the fees charged for banking services -- increased by $155,000 to $2,950,000 for the year.

  Non-interest expense -- carrying costs and losses incurred with the acquisition and sale of other real estate, employee compensation and other expenses, such as for occupancy, furniture and equipment, advertising, professional fees, deposit insurance premiums and supplies -- increased by 5.8%, or $575,000 to $10,494,000 for 1993.

  Income tax expense -- the income tax provision on current year earnings -- increased by $270,000 to $512,000 for 1993.

     Net Interest Income.  Net interest income on a taxable equivalent basis
     -------------------
increased 3.1% in 1993 to $11,128,000, compared to $10,790,000 in 1992.  Total interest income decreased by $516,000 from 1992 to 1993 and total interest expense decreased by $955,000 from 1992 to 1993 primarily due to decreases in interest rates earned and paid by Merchants Bank. The decreased volume of deposits from 1991 to 1992 was attributable to withdrawals by customers in search of higher returns as interest rates declined significantly. Additionally, Gulf Southwest closed a branch office and sold the related deposits during this period.

     Loan Portfolio Composition. Total loans increased 3.2% from December 31,
     --------------------------
1992 to December 31, 1993. Commercial and industrial loans increased $1,888,000, or 7.3%, real estate related loans increased $3,847,000, or 5.7%, and installment loans decreased $1,894,000, or 6.5%. The composition of the loan portfolio at the end of each of the last three years is displayed in the following table:

                                  LOAN PORTFOLIO COMPOSITION
                                         December 31,
                                 -----------------------------
                                   1993       1992      1991
                                   ----       ----      ----
Commercial and industrial          21.9%      21.1%     20.9%
Real estate - construction          2.4%       1.7%      2.2%
Real estate - other                54.0%      53.3%     52.9%
Individuals for household and
  other consumer purposes          21.5%      23.8%     23.8%
Other                                .2%        .1%       .2%

     Non-accrual loans and past due loans (90 days or more) totaled $1,455,000 and $168,000, respectively, at December 31, 1993, as compared to $1,737,000 and $456,000, respectively, at December 31, 1992.

     Provision for Credit Losses.  The allowance for credit losses at December
     ---------------------------
31, 1993 was $1,986,000, representing 1.56% of outstanding loans. A year earlier, this ratio was 1.40%. The provision for credit losses charged against earnings was $410,000 in 1993, $1,165,000 in 1992 and $825,000 in 1991. Net loan losses in 1993 were $149,000, compared to $1,519,000 in 1992 and $959,000 in
1991. These loan losses resulted in a net charge-off ratio to average loans of 0.12% in 1993, a decrease from 1.20% in 1992 and .80% in 1991.

     To a very large extent, Merchants Bank's loan portfolio remains secured and current reappraisals of collateral value have been received and undertaken in an effort to further assess loss potential. Management has closely scrutinized its loss potential on its non-performing assets, as well as on the entire loan portfolio, and has, to the best of its knowledge and belief, reserved for losses accordingly.

     Non-Interest Income.  Non-interest income increased 6.0% in 1993 compared
     -------------------
to a decrease of 9.7% during 1992. Service charges on deposits, the largest component of non-interest income, increased by 5.4% in 1993 as compared to an increase of 2.9% in 1992. The increase in service charge income for 1993 was primarily due to an increase in the average volume of transaction deposit accounts which generate the majority of this fee income.

     The components of the "other" categories of non-interest income consist of rental income on other real estate owned plus miscellaneous fees such as collection fees, credit card fees, safe deposit rentals, research fees, check printing income and wire transfer fees. These fees correlate to the level of transactions in each of the referenced categories. The "other" categories of non-interest income increased by $32,000, or 6.0%.

     The following table sets forth by category the non-interest income and the percentage from the prior year for the most recent three years:

                                           NON-INTEREST INCOME
                                              (In Thousands)
                                 1993              1992              1991
                           ----------------  ----------------  ----------------
                                      %                 %                 %
                           Amount   Change   Amount   Change   Amount   Change
                           ------  --------  ------  --------  ------  --------
Service charges on
   deposit accounts        $2,387     5.4%   $2,264     2.9%   $2,201       0%
Other service
   charges and fees           200    (4.8%)     210    (4.1%)     219   (12.1%)
Other operating income        363    12.8%      321   (53.7%)     693    90.4%
Securities transactions        29    81.3%       16       0%        0       0%
                           ------    ----    ------   -----    ------   -----
     Total                 $2,979     6.0%   $2,811   (9.7%)   $3,113    12.0%
                           ======    ====    ======   =====    ======   =====

     Non-Interest Expense. Total non-interest expense increased by 5.8% for 1993
     --------------------
as compared to no change in 1992 and a slight increase of 0.8% in 1991. The most significant percentage increases were in the categories of salaries and employee benefits and occupancy expense. The 10.8% increase during 1993 in salaries and employee benefits is primarily attributable to increased costs of group health insurance. The opening of a new branch location during the latter part of 1992 affected occupancy expense, as well as related furniture and equipment expense.

     The most significant decrease in expenses was in the category of other real estate expense. The 21.1% decrease is attributable to the reduction of other real estate owned of $1,578,000 at December 31, 1993, as compared to a balance of $3,037,000 at December 31, 1992.

     The following table sets forth by category the operating expenses and the percentage change from the prior year for the most recent three years:

                                              OPERATING EXPENSES
                                                (In Thousands)
                                   1993               1992              1991
                             -----------------  ----------------  ----------------
                                         %                 %                 %
                             Amount    Change   Amount   Change   Amount   Change
                             -------  --------  ------  --------  ------  --------
Salaries and employee
   benefits                  $ 4,770    10.8%   $4,306     1.0%   $4,264    (1.3%)
Occupancy expense                920    15.9%      794    (3.4%)     822    (3.6%)
Furniture and equipment
   expense                       479     4.6%      458   (22.5%)     591    (8.7%)
Other real estate expense        951   (21.1%)   1,206    45.8%      827   (16.7%)
Other operating expense        3,374     7.0%    3,155    (7.7%)   3,417    12.9%
                             -------   -----    ------   -----    ------   -----
     Total                   $10,494     5.8%   $9,919       0%   $9,921      .8%
                             =======   =====    ======   =====    ======   =====

     Income Taxes.  At December 31, 1993, Gulf Southwest had, for tax reporting
     ------------
purposes, investment tax credit carryforwards of approximately $96,000 and a net operating loss carryforward of approximately $5,750,000 that expire on or before 2004.

     Balance Sheet Management.  During 1993, total average earning assets
     ------------------------
increased $15.3 million or 7.8% from 1992. Average loans increased $236,000 or .2% and average investment securities increased $6.1 million or 13.7%. Average short-term money market investments increased by $9.0 million or 31.1% (these investments include federal funds sold and interest-bearing deposits in financial institutions.) The increase in average earning assets was due to a $16.2 million increase in average total assets and a reduction in non-interest earning assets such as non-accrual loans and other real estate. The growth in average assets was funded by deposits and shareholders' equity, which expanded by an average balance of $12.4 million and $3.7 million, respectively.

     The following table presents Gulf Southwest's average balance sheet composition:

               AVERAGE BALANCE SHEET COMPOSITION

Percentage of Total Assets                 1993    1992    1991
- --------------------------                ------  ------  ------
Investment securities:
   Taxable                                 18.2%   15.5%   13.3%
   Non-taxable                              3.2     4.7     6.1
   Due from CD's                             .7     1.0     1.2
   Federal funds sold                      15.4    11.9    13.3
   Net loans                               52.5    56.2    55.0
                                          -----   -----   -----

   Total earning assets                    90.0    89.3    88.9

   Cash and due from banks                  5.1     5.7     5.3
   Premises, equipment and other            4.9     5.0     5.8
                                          -----   -----   -----
   Total Assets                           100.0%  100.0%  100.0%
                                          =====   =====   =====


Percentage of Total Liabilities
- -------------------------------
and Stockholders' Equity
- ------------------------
                                           1993    1992    1991
                                          -----   -----   -----
   Deposits - interest bearing             65.1%   67.5%   69.9%
   Borrowings                                .1      .2      .2
                                          -----   -----   -----

   Total interest bearing liabilities      65.2    67.7    70.1

   Deposits - non-interest bearing         25.3    23.9    22.9
   Other liabilities                         .6      .5      .5
   Stockholders' Equity                     8.9     7.9     6.5
                                          -----   -----   -----
   Total Liabilities and Stockholders'
      Equity                              100.0%  100.0%  100.0%
                                          =====   =====   =====

     Liquidity Management.  Like any commercial bank, the liability structure of
     --------------------
Merchants Bank requires that it maintain an appropriate level of liquid resources to meet normal day-to-day fluctuations in deposit volume and to make new loans and investments as opportunities arise. Liquidity can be provided by either assets or liabilities. Sources of liquidity for Merchants Bank are principally provided by maturing loans, deposits, cash, short-term investments, time deposits in other financial institutions, federal funds sold and profits.

     At December 31, 1993, Gulf Southwest had $12,047,000 in cash, $40,775,000 in federal funds sold, $1,294,000 in time deposits with other financial institutions and $52,329,000 in investment securities portfolio in which the market value was $1,778,000 more than the carrying value. The loan-to-deposit ratio was 58.2% at December 31, 1993, compared to 59.4% at December 31, 1992.

     A financial service company's activities consist primarily of financing and investing activities. These activities result in large cash flows. Gulf Southwest's Consolidated Statement of Cash Flows (included in its consolidated financial statements included herein) indicates the sources of these cash flows.

     Interest Rate Sensitivity.  The objectives of monitoring and managing the
     -------------------------
interest rate risk position of the balance sheet are to contribute to earnings and to minimize the adverse changes in net interest income. The potential for earnings to be affected by changes in interest rates is inherent in a financial institution.

     Interest rate sensitivity is the relationship between changes in market interest rates and changes in net interest income due to the repricing characteristics of assets and liabilities. An asset-sensitive position in a given period will result in more assets being subject to repricing; therefore, market interest rate changes will be reflected more quickly in asset rates. If interest rates decline, such a position will normally have an adverse effect on net interest income. Conversely, in a liability-sensitive position, where liabilities reprice more quickly than assets in a given period, a decline in rates will benefit net interest income.

     One way to analyze interest rate risk is to evaluate the balance of the interest sensitivity position. A mix of assets and liabilities that are roughly equal in volume and repricing represents a matched interest sensitivity position. Any excess of assets or liabilities results in an interest sensitivity gap. The purpose of this analysis is to be aware of the potential risk on future earnings resulting from the impact of possible future changes in interest rates on currently existing net asset or net liability positions. However, this type of analysis is as of a point in time, when in fact that position can quickly change as market conditions, customer needs, and management strategies change. Additionally, interest rate changes do not affect all categories of assets and liabilities equally or at the same time.

     The following table presents the interest sensitivity position of Gulf Southwest at December 31, 1993:

                                                              INTEREST SENSITIVITY
                                                             As of December 31, 1993
                                                                 (In Thousands)
                                                   Rate Sensitive Within                     Non-rate
                                 ----------------------------------------------------------
                                  30 Days     90 Days     180 Days   One Year      Total     Sensitive   Total
                                 ----------  ----------  ----------  ---------  -----------  ---------  --------
Earning Assets:
 Loans, Net of Unearned
  Discount                         $28,955      $4,058      $6,164     $9,386      $48,563     $78,889  $127,452
 Investment Securities                 951       1,986       2,202      7,832       12,971      39,358    52,329
 Federal Funds Sold                 40,775           0           0          0       40,775           0    40,775
 Other Earning Assets                  400         400         200        294        1,294           0     1,294
                                 ---------   ---------   ---------    -------   ----------    --------  --------
     Total Earning Assets           71,081       6,444       8,566     17,512      103,603     118,247   221,850
                                 ---------   ---------   ---------    -------   ----------    --------  --------
Interest Bearing Liabilities:
 Interest-Bearing Deposits          82,769      14,428      16,132     17,760      131,089      26,234   157,323
                                 ---------   ---------   ---------    -------   ----------    --------  --------
 Total Interest-Bearing
  Liabilities                       82,769      14,428      16,132     17,760      131,089      26,234   157,323
                                 ---------   ---------   ---------    -------   ----------    --------  --------
Interest Sensitivity Gap          ($11,688)  ($  7,984)  ($  7,566)   ($  248)  ($  27,486)
                                 =========   =========   =========    =======   ==========
 Ratio of Earning Assets
  to Interest-Bearing
  Liabilities                         85.9%       44.7%       53.1%      98.6%        79.0%
                                      ====        ====        ====       ====         ====

     Gulf Southwest had a negative interest rate sensitive gap position in the 30-day period of $11.7 million. The cumulative rate sensitive gap position was a negative $27.5 million, which indicates that Gulf Southwest may benefit from falling interest rates; conversely rising interest rates may have a negative impact upon Gulf Southwest.

     Capital Management.  The Board of Governors has adopted a system using the
     ------------------
risk-based capital adequacy guidelines to evaluate the capital adequacy of bank holding companies. Under the risk-based capital guidelines, different categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. Certain off-balance sheet items, which previously were not expressly considered in capital adequacy computations, are added to the risk-weighted asset base by converting them to a balance sheet equivalent and assigning to them the appropriate risk weight.

     The guidelines require that banking organizations achieve minimum ratios of total capital-to-risk-weighted assets of 8.0% (of which at least 4.0% should be in the form of certain "Tier 1" elements). "Total Capital" is defined as the sum of "Tier 1" and "Tier 2" capital elements, with "Tier 2" being limited to 100% of "Tier 1." For bank holding companies, "Tier 1" capital includes, with certain restrictions, common stockholders' equity, perpetual preferred stock, and minority interests in consolidated subsidiaries. "Tier 2" capital includes, with certain limitations, certain forms of perpetual preferred stock as well as maturing capital instruments and the reserve for possible credit losses.

     At December 31, 1993, Gulf Southwest's ratio of "Tier 1" and Total Capital to risk-weighted assets were approximately 15.44% and 16.86%, respectively. Both ratios significantly exceed regulatory minimums.

     The following table summarizes Gulf Southwest's Tier 1 and Total Capital:

                    TIER 1 AND TOTAL CAPITAL
                         (In Thousands)

                                              December 31, 1993
                                              -----------------
                                               Amount    Ratio
                                              ---------  ------
     Tier 1 Capital                            $ 21,606   15.44%
     Tier 1 Capital Minimum Requirement           5,596    4.00
                                               --------   -----
     Excess Tier 1 Capital                     $ 16,010   11.44%
                                               ========   =====

     Total Capital                             $ 23,592   16.86%
     Total Capital Minimum Requirement           11,191    8.00
                                               --------   -----
     Excess Total Capital                      $ 12,401    8.86%
                                               ========   =====
     Risk Adjusted Assets, Net of Goodwill     $139,891
                                               ========

     In addition to the risk-based capital guidelines, the Board of Governors and the FDIC have adopted the use of a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio replaces the old standard of primary and secondary capital, and is defined to be a company's "Tier 1" capital divided by its adjusted total assets. The leverage ratio adopted by the federal banking agencies requires a ratio of 3.0% "Tier 1" capital to adjusted total assets for bank holding companies with a BOPEC rating of 1. All other institutions will be expected to maintain a 100 to 200 basis point cushion, i.e., these institutions will be expected to maintain a leverage ratio of 4.0% to 5.0%. Gulf Southwest's leverage ratio at December 31, 1993 was 9.18%, which also exceeds the regulatory minimum.

     Pending Regulatory Matters.  The Federal Deposit Insurance Corporation
     --------------------------
("FDIC") has proposed a reduction in the premium rates paid by federally-insured banks to the FDIC. The new rates would be at various levels ranging from $.04 per $100 of deposits to $.23 per $100 of deposits with the rate paid by each bank determined by its financial strength. If the premium rate reduction proposal is adopted, this would have a favorable impact on the net income of Gulf Southwest. In 1994, Merchants Bank paid premiums of $477,000 based on a rate of $.23 per $100 of deposits. No assurance can be given as to whether the proposal will be adopted in its present form and, if adopted, at what rate Merchants Bank will be assessed.

Statistical Information

     Condensed Average Balance Sheets.  Although year-end statistics present
     --------------------------------
general trends, the daily average balance sheets are more indicative of Gulf Southwest's levels of activity throughout the years indicated and less subject to day-to-day business activity fluctuations. The following schedule sets forth a comparison of the consolidated daily average balance sheets for Gulf Southwest for the years ended December 31, 1993, 1992 and 1991.

                      DAILY AVERAGE BALANCE SHEET
                             (In Thousands)

                                             Year Ended December 31,
                                         -------------------------------
                                            1993       1992       1991
                                          --------   --------   --------
Assets:
Cash and due from banks                   $ 12,123   $ 12,572   $ 11,609
Loans, net                                 123,605    123,369    121,006
Interest-bearing deposits                    1,573      2,889      2,693
Investment securities:
 Taxable                                    42,795     34,099     29,364
 Non-taxable                                 7,600     10,237     13,411
                                          --------   --------   --------
       Total Securities                     50,395     44,336     42,775
                                          --------   --------   --------
Federal funds sold                          36,420     26,094     29,304
Other assets                                11,509     10,184     12,775
                                          --------   --------   --------
 Total Assets                             $235,625   $219,444   $220,162
                                          ========   ========   ========

Liabilities and Stockholders' Equity:
Deposits
 Non-interest bearing demand deposits     $ 59,577   $ 52,385   $ 50,398
 Interest bearing demand deposits           46,643     46,377     45,808
 Savings                                    28,035     25,617     19,013
 Time                                       78,712     76,195     89,003
                                          --------   --------   --------
   Total Deposits                          212,967    200,574    204,222
                                          --------   --------   --------

Borrowings                                     321        350        350
Other liabilities                            1,394      1,284      1,192
                                          --------   --------   --------
 Total Liabilities                         214,682    202,208    205,764
                                          --------   --------   --------
 Stockholders' Equity                       20,943     17,236     14,398
                                          --------   --------   --------
  Total Liabilities and
     Stockholders' Equity                 $235,625   $219,444   $220,162
                                          ========   ========   ========

     Net Interest Income.  The data used in the analysis of net interest income
     -------------------
changes is derived from the daily average levels of interest-bearing assets and liabilities as well as from the rates earned and paid on these amounts. The following schedule gives a history of Gulf Southwest's daily average interest-earning assets and interest-bearing liabilities for the years ended December 31, 1993, 1992 and 1991. Net interest income is developed on a taxable equivalent basis because the management of Gulf Southwest is of the opinion that such a presentation facilitates the analytical discussion of changes in the components of earnings that follows. A history of the net interest margin on a taxable equivalent basis (using a federal income tax rate of 34%) including detailed information regarding its components, is set forth below.


                                               AVERAGE BALANCES, INTEREST AND RATES
                                                          (In Thousands)
                                     December 31, 1993                 December 31, 1992                  December 31, 1991
                                 ------------------------           -----------------------            ----------------------
                             Avg. Bal.   Interest   Avg. Rate   Avg. Bal.    Interest   Avg. Rate   Avg. Bal.   Interest  Avg. Rate
                             ----------  ---------  ----------  ----------  ----------  ----------  ----------  --------  ---------
Investment Securities:
 Taxable                       $ 42,795    $ 2,642       6.17%    $ 34,099     $ 2,606       7.64%    $ 29,364   $ 2,514      8.56%
 Non-Taxable                      7,600        795      10.46%      10,237       1,092      10.67%      13,411     1,503     11.21%
Due from CD's                     1,573         46       2.92%       2,889          76       2.63%       2,693       170      6.31%
Federal Funds Sold               36,420      1,076       2.95%      26,094         892       3.42%      29,304     1,661      5.67%
Net Loans                       123,605     11,513       9.31%     123,369      12,022       9.75%     121,006    13,110     10.83%
                               --------    -------      -----     --------     -------      -----     --------   -------     -----
Total interest-earning          211,993     16,072       7.58%     196,688      16,688       8.48%     195,778    18,958      9.68%
 assets                        --------    -------      -----     --------     -------      -----     --------   -------     -----

Cash and due from banks          12,123                             12,572                              11,609
Premises, equipment and          11,509                             10,184                              12,775
 other                         --------                           --------                            --------
                               $235,625                           $219,444                            $220,162
                               ========                           ========                            ========
Deposits:
 Demand - interest-bearing     $ 46,643      1,082       2.32%    $ 46,377       1,375       2.96%    $ 45,808     2,227      4.86%
 Savings                         28,035        758       2.70%      25,617         895       3.49%      19,013     1,009      5.31%
 Time                            78,712      3,066       3.90%      76,195       3,593       4.72%      89,003     5,777      6.49%
Borrowings                          321         37      11.53%         350          35      10.00%         350        35     10.00%
                               --------    -------      -----     --------     -------      -----     --------   -------     -----
Total interest-bearing          153,711      4,943       3.22%     148,539       5,898       3.97%     154,174     9,048      5.87%
 liabilities                   --------    -------      -----     --------     -------      -----     --------   -------     -----

Deposits -
 noninterest-bearing             59,577                             52,385                              50,398
Other liabilities                 1,394                              1,284                               1,192
Stockholders' equity             20,943                             17,236                              14,398
                               --------                           --------                            --------
                               $235,625                           $219,444                            $220,162
                               ========                           ========                            ========
Net interest earnings                      $11,129                             $10,790                           $ 9,910
                                           =======                             =======                           =======
Net yield on                                             5.25%                               5.49%                            5.06%
 interest-earning                                       =====                               =====                            =====
 assets
Interest rate spread                                     4.36%                               4.51%                            3.81%
                                                        =====                               =====                            =====

Note: Average balances are based upon daily balances. The interest on non-taxable securities has been calculated on a fully taxable basis - 34% tax basis. Non-accruing loans have been included in assets for these computations, thereby reducing yields on these investments.

     The following rate/volume variance has been allocated to the changes in rates. Non-accrual loans are included in the calculations made below. The interest on non-taxable investment income has been calculated on a fully taxable equivalent basis incorporating an effective tax rate of 34%.

                                                       RATE/VOLUME ANALYSIS
                                          CHANGES IN INTEREST INCOME AND INTEREST EXPENSE
                                                        (In Thousands)
                                       December 31, 1993                       December 31, 1992
                            ---------------------------------------  ---------------------------------------
                            Changes From   Changes in   Changes in   Changes from   Changes in   Changes in
                             Prior Year      Volume        Rates      Prior Year      Volume        Rates
                            -------------  -----------  -----------  -------------  -----------  -----------
Interest income:
 Taxable securities                $  36        $ 664      $  (628)       $    92      $   405      $  (313)
 Non-taxable securities             (297)        (281)         (16)          (411)        (355)         (56)
 Due from CD's                       (30)         (35)           5            (94)          12         (106)
 Federal funds sold                  184          354         (170)          (769)        (181)        (588)
 Loans                              (509)          23         (532)        (1,088)         251       (1,339)
                                   -----        -----      -------        -------      -------      -------
  Total interest income             (616)         725       (1,341)        (2,270)         132       (2,402)
                                   -----        -----      -------        -------      -------      -------
Interest expense:
 Deposits:
  Demand - interest                 (293)           8         (301)          (852)          27         (879)
   bearing
  Savings                           (137)          83         (220)          (114)        (579)         465
  Time                              (527)         119         (646)        (2,184)        (832)      (1,352)
 Borrowings                            2           (3)           5              0            0            0
                                   -----        -----      -------        -------      -------      -------
  Total interest expense            (955)         207       (1,162)        (3,150)      (1,384)      (1,766)
                                   -----        -----      -------        -------      -------      -------
Net interest income                $ 339        $ 518      $  (179)       $   880      $ 1,516      $  (636)
                                   =====        =====      =======        =======      =======      =======

     Loan Portfolio.  The following tables show the composition of the loan
     --------------
portfolio at December 31, 1993, 1992 and 1991 and the loan maturity distribution as of December 31, 1993:

                                           LOAN PORTFOLIO
                                           (In Thousands)
                                            December 31,
                                  -------------------------------
                                      1993       1992      1991
                                    ---------  --------  --------
Commercial and industrial            $ 27,935  $ 26,047  $ 25,715
Real estate - construction              2,997     2,145     2,690
Real estate - other                    68,837    65,842    64,958
Installment                            27,428    29,322    29,216
Other                                     255       100       263
                                     --------  --------  --------
  Total loans, net of
      unearned discount              $127,452  $123,456  $122,842
                                     ========  ========  ========
                                     LOAN MATURITY DISTRIBUTION
                                       As of December 31, 1993

                                               Due in:
                                    ----------------------------
                                     1 year      1-5      After
                                     or less    years    5 years
                                    ---------  --------  --------
Commercial and industrial loans      $ 19,413  $  6,846  $  1,676
Real estate construction                2,100       812        85
                                     --------  --------  --------
  Total                              $ 21,513  $  7,658  $  1,761
                                     ========  ========  ========
Loans due after 1 year which have:
  Predetermined interest rates                 $  5,278
  Floating or adjustable rates                    4,141
                                               --------
  Total                                        $  9,419
                                               ========

     Provision for Credit Losses. The transactions occurring in the allowance
     ---------------------------
for credit losses for the last five fiscal years and, including a breakdown of net charge-offs by type of loan, are as follows:

                        SUMMARY OF LOAN LOSS EXPERIENCE
                                 (In Thousands)

                                                     Year Ended December 31,
                                    ----------------------------------------------------------
                                       1993        1992        1991        1990        1989
                                    ----------  ----------  ----------  ----------  ----------
Average loans outstanding            $125,476    $125,199    $123,056    $116,481    $118,422
                                     ========    ========    ========    ========    ========
Loans outstanding at year-end        $127,452    $123,456    $122,842    $118,061    $115,568
                                     ========    ========    ========    ========    ========
Allowance at beginning of period     $  1,725    $  2,079    $  2,213    $  2,358    $  2,050
                                     --------    --------    --------    --------    --------
Provision charged to expense              410       1,165         825         519       3,053
                                     --------    --------    --------    --------    --------
Loans charged off:
   Commercial and industrial             (197)       (441)       (583)       (651)     (2,702)
   Real estate - construction               0           0           0           0           0
   Real estate - other                    (54)     (1,002)       (291)       (255)       (176)
   Installment                           (136)       (201)       (277)       (133)       (129)
   Other                                    0           0           0           0           0
                                     --------    --------    --------    --------    --------
       Total                             (387)     (1,644)     (1,151)     (1,039)     (3,007)
                                     --------    --------    --------    --------    --------
Loans recovered:
   Commercial and industrial              150          54          86         237         232
   Real estate - construction               0           0           0           0           0
   Real estate - other                     44          20          54          97           0
   Installment                             44          51          52          41          30
   Other                                    0           0           0           0           0
                                     --------    --------    --------    --------    --------
       Total                              238         125         192         375         262
                                     --------    --------    --------    --------    --------
Net loans charged off                    (149)     (1,519)       (959)       (664)     (2,745)
                                     --------    --------    --------    --------    --------
Allowance at end of period           $  1,986    $  1,725    $  2,079    $  2,213    $  2,358
                                     ========    ========    ========    ========    ========
Ratios:
   Allowance as a percent of
    loans outstanding at year-end       1.56%       1.40%       1.69%       1.87%       2.04%

   Allowance as percent of
    average loans                       1.58%       1.38%       1.69%       1.90%       1.99%

   Net loans charged off as a
    percent of average loans
    outstanding                         0.12%       1.20%       0.80%       0.50%       2.30%

   Allowance as a percent of
    nonperforming loans                122.4%       78.7%       51.8%       52.3%       48.7%


     Management of Merchants Bank continues to concentrate on identifying and addressing credit problems. Efforts have been undertaken and are ongoing to strengthen credit review policies and procedures. Intensive efforts are ongoing to ensure that any existing or identifiable developing problem loans receive the necessary effective attention. Merchants Bank's procedures for reviewing the adequacy of its allowance for credit losses involve a review of lending policies and practices, the lending history of personnel involved in the lending process and the compliance by those personnel with the policies. Consideration also is given to (i) management's review of individual outstanding and proposed credits,
(ii) the current size and composition of the loan portfolio, (iii) expectations of future economic conditions and their impact on particular industries and specific borrowers, (iv) the level and composition of non-performing loans, (v) evaluation of the underlying collateral for secured loans, (vi) historical loan loss and recovery experience and (vii) comments made during regular examinations or audits by banking regulators, Merchants Bank's internal loan review staff and independent auditors. The above-referenced policies and procedures have been implemented on an integrated company-wide basis.

     The allocation of Merchants Bank's allowance for credit losses by loan category for the five years ended December 31, 1993, 1992, 1991, 1990 and 1989 is presented in the following table (dollars in thousands):

                                                    ALLOWANCE FOR CREDIT LOSSES
                                                           (In Thousands)
                                                             December 31,
                          -----------------------------------------------------------------------------------
                               1993             1992             1991             1990             1989
                          ---------------  ---------------  ---------------  ---------------  ---------------
                                    % of             % of             % of             % of             % of
                          Amount   Loans   Amount   Loans   Amount   Loans   Amount   Loans   Amount   Loans
                          -------  ------  -------  ------  -------  ------  -------  ------  -------  ------
Commercial and
   industrial              $1,010   21.9%   $  463   21.1%   $1,424   20.9%   $1,295   24.7%   $1,890   31.2%
Real estate -
   construction                 *    2.4%        *    1.7%        4    2.2%       22    1.6%        *    2.0%
Real estate - other           277   54.0%    1,051   53.3%      314   52.9%      666   51.0%      354   49.4%
Installment                   699   21.5%      211   23.8%      337   23.8%      230   22.4%      114   17.3%
Other                           *     .2%        *     .1%        *     .2%        *     .3%        *     .1%
                           ------  -----    ------  -----    ------  -----    ------  -----    ------  -----

Total                      $1,986  100.0%   $1,725  100.0%   $2,079  100.0%   $2,213  100.0%   $2,358  100.0%
                           ======  ======   ======  ======   ======  ======   ======  ======   ======  ======

*Less than $1,000.

     Non-Performing Assets. All loans which cause management to have doubt as to
     ---------------------
the borrower's ability to substantially comply with present loan repayment terms are included in the schedule of non-performing loans.

     Non performing loans consist of loans on which interest is not being accrued; i.e., loans which are 90 days or more past due as to principal and/or interest payment and not yet in a non-accruing status. The policy of Merchants Bank is to continue to accrue interest on loans which are 90 days or more past due if periodic payments are being made on the loans. If a loan is classified as past due and payments then resume on the loan, it continues to be classified as past due until all past due amounts are paid. Merchants Bank had no material renegotiated or troubled debt restructuring loans during the years 1989 through 1993.

     The following table discloses information regarding non-performing assets at the end of each of the last five years:

                                       NON-PERFORMING ASSETS
                                           (In Thousands)
                                             December 31,
                               -----------------------------------------
                                1993     1992    1991    1990     1989
                               -------  ------  ------  -------  -------
Non-accrual loans               $1,455  $1,737  $3,394  $ 3,829  $ 4,204
Past due 90 days or more           168     456     621      401      640
                                ------  ------  ------  -------  -------
   Total non-performing/
   non-accrual loans             1,623   2,193   4,015    4,230    4,844
Other Real Estate Owned          1,578   3,037   5,090    6,284    7,318
                                ------  ------  ------  -------  -------
 Total non-performing
   assets                       $3,201  $5,230  $9,105  $10,514  $12,162
                                ======  ======  ======  =======  =======

Merchants Bank included in reported income for 1993 $24,094 of interest received on non-accrual loans. Had these loans paid interest at their original rates, Merchants Bank would have reported $197,689 of interest on those non-accrual loans.

     Investment Securities.  The book and market values of investment securities
     ---------------------
held by Gulf Southwest as of the dates indicated are summarized as follows:

                                            INVESTMENT SECURITIES
                                                (In Thousands)
                                                  December 31,
                                            -------------------------
                                             1993     1992     1991
                                            -------  -------  -------
Book Value:
    U.S. Treasury & Agencies                $44,096  $37,732  $26,703
    States and Political Subdivisions         8,226    9,934   13,599
    Other                                         7        6       11
                                            -------  -------  -------
       Total                                $52,329  $47,672  $40,313
                                            =======  =======  =======

Market Value                                $54,107  $48,981  $41,770
                                            =======  =======  =======

     The following table shows as of December 31, 1993, the distribution of maturities and the weighted average interest yields to maturity of Gulf Southwest's investment securities:

                                                       INVESTMENT SECURITIES
                                                       MATURITIES AND YIELDS
                                                           (In Thousands)
                                                      States & Political
                                          U.S.           Subdivision
                                        Treasury    ----------------------
                                       & Agencies   Taxable   Non-Taxable   Other     Total
                                       -----------  --------  ------------  ------  ---------
Due within one year
  Book Value                              $10,001    $  535        $1,449   $   7    $11,992
  Yield                                      5.39%     4.27%         9.82%   0.00%      5.88%
Due after one but within five years
  Book Value                              $29,509    $1,214        $3,609   $   0    $34,332
  Yield                                      5.72%     5.08%         9.75%    0.0%      6.12%
Due after five but within ten years
  Book Value                              $ 4,586    $    0        $1,359   $   0    $ 5,945
  Yield                                      6.88%      0.0%         6.88%    0.0%      6.88%
Due after ten years
  Book Value                              $     0    $    0        $   60   $   0    $    60
  Yield                                      0.00%     0.00%        10.42%   0.00%     10.42%

The interest on non-taxable investment securities has been calculated on a fully taxable equivalent basis incorporating an effective tax rate of 34%.

     Deposits.  The most important source of Merchants Bank's funds is
     --------
deposits. The types of deposits that were in Merchants Bank on a daily average basis and the related average interest rate paid during each of the last three years are broken down as follows:



                                                       DEPOSITS
                                                    (In Thousands)
                                                      December 31,
                                         1993             1992             1991
                                    ---------------  ---------------  ---------------
                                              Rate             Rate             Rate
                                     Amount   Paid    Amount   Paid    Amount   Paid
                                    --------  -----  --------  -----  --------  -----
Demand - non-interest bearing        $59,577  0.00%   $52,385  0.00%   $50,398  0.00%
Demand - interest bearing             46,643  2.32%    46,377  2.96%    45,808  4.86%
Savings                               28,035  2.70%    25,617  3.49%    19,013  5.31%
Time                                  78,712  3.90%    76,195  4.72%    89,003  6.49%

     The following table provides certain information regarding certificates of deposit issued by Merchants Bank in amounts equal to or exceeding $100,000:

                      CERTIFICATES OF DEPOSIT
                      As of December 31, 1993
                           (In Thousands)
     Three (3) months or less                           $ 4,808
     Over three (3) months through six (6) months         2,511
     Over six (6) months through twelve (12) months       2,246
     Over twelve (12) months                              3,781
                                                        -------
            Total                                       $13,346
                                                        =======


                           SUPERVISION AND REGULATION
                           OF BANK HOLDING COMPANIES

     Bank holding companies are subject to regulation by the Board of Governors and are required to file with the Board of Governors an annual report and to furnish such additional information as the Board of Governors may require pursuant to the Bank Holding Company Act. The Board of Governors may conduct examinations of bank holding companies and their subsidiaries.

     Bank holding companies are required to obtain the prior approval of the Board of Governors for the acquisition of five percent or more of the voting shares or substantially all the assets of any bank or bank holding company. In considering proposed acquisitions, the Board of Governors considers the expected benefits to the public, including greater convenience, identifying and meeting the credit needs of its entire community, increased competition or gains in efficiency, weighed against the risks of possible adverse effects, such as undue concentration of resources, lessening or elimination of competition, conflicts of interest or unsound banking practices. After an application to acquire the voting shares of a state or national bank in Texas has been accepted for filing by the Board of Governors, a copy of such application must be submitted to the Texas Commissioner pursuant to the Texas Banking Code. Prior to September 29, 1995, no application to acquire shares of a bank located outside Texas submitted by a bank holding company which owns a bank located in Texas may be approved by the Board of Governors unless such acquisition is expressly authorized by the statutes of the state where the bank whose shares or assets are to be acquired is located. Beginning on September 29, 1996, bank holding companies may acquire banks in any state subject to certain conditions.

     Bank holding companies are prohibited by law, except in certain instances authorized by statute, from acquiring a direct or indirect interest in or control of more than five percent of the voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or providing services to its subsidiaries. Bank holding companies, however, may engage in, and may own shares of companies engaged in, certain activities found by the Board of Governors to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Bank holding companies are required to obtain the prior approval of the Board of Governors to engage in such activities. After an application concerning these activities has been accepted for filing by the Board of Governors, a copy of such application also must be submitted to the Texas Commissioner pursuant to the Texas Banking Code for a determination as to whether the application should be approved. The Texas Commissioner is required to deny the application unless a finding is made that the proposed activities will produce benefits to the public, such as greater convenience or increased competition, that outweigh possible adverse effects, such as unfair competition, conflicts of interest or unsound banking practices.

     Under the Bank Holding Company Act and the regulations of the Board of Governors, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or lease or sale of property or furnishing of services. The Board of Governors possesses enforcement powers intended to prevent or eliminate practices of bank holding companies and their non-bank subsidiaries deemed to be unsafe and unsound or in violation of applicable laws.

The Interstate Banking Efficiency Act of 1994

     On September 29, 1994, the Interstate Banking Efficiency Act of 1994 ("IBEA") was enacted into law. IBEA authorizes adequately capitalized and adequately managed bank holding companies to acquire banks in any state. In addition, IBEA authorizes interstate branching. Beginning June 1, 1997, a bank may merge with another bank in another state so long as both states have not opted out of interstate branching. Based on this authority, bank holding companies may consolidate their subsidiary banks located in different states into a single bank. States may enact laws opting out of interstate branching
anytime before June 1, 1997.   States also may enact laws permitting (a)
interstate branching before June 1, 1997, or (b) de novo branching. If a state opts out, no bank in any other state may establish a branch in that state, either through an acquisition or de novo. A bank whose home state opts out of interstate branching may not participate in any interstate branching. If Texas does not opt out, certain competitors may consolidate their subsidiaries in order to reduce operating costs and create a nation-wide branch network.

Subsidiary Banks

     Various requirements of federal and Texas law affect the operation of the Subsidiary Banks, including requirements relating to maintenance of reserves against deposits, restrictions on the nature and amount of loans which may be made and the interest that may be charged thereon and restrictions relating to investments and other activities. As Texas state chartered banks, the Subsidiary Banks are subject to regulation, supervision and periodic examination by the Texas Department of Banking. The deposits of the Subsidiary Banks are insured by the FDIC to the extent authorized by law.

     Texas City Bank and First Bank Pearland are members of the Federal
Reserve System (i.e., member banks). As member banks, they are subject to primary federal supervision and regulation as well as examination by the Board of Governors and its delegate, the Federal Reserve Bank of Dallas. Because their deposits are insured by the FDIC to the extent authorized by law, they are also subject to supervision and regulation, as well as examination, by the FDIC. Merchants Bank and First Bank Mainland are not members of the Federal Reserve System (i.e., "nonmember banks"). As nonmember banks, they are subject to federal supervision and regulation as well as examination by the FDIC.

     Cash revenues derived from dividends paid by the Subsidiary Banks represent the primary source of revenues for Gulf Southwest and Texas Gulf Coast. Under Texas law, prior to the declaration of any dividend by a Subsidiary Bank, the Subsidiary Bank must transfer to certified surplus an amount not less than 10% of its net profits earned since the last dividend was declared, if certified surplus is less than the capital stock of such bank. At December 31, 1994, there was an aggregate of approximately $13,110,000, $4,158,000, $$3,481,000 and $1,021,000 available for the payment of dividends by Merchants Bank, Texas City Bank, First Bank Mainland and First Bank Pearland, respectively, under these restrictions. Before a state member bank (i.e., Texas City Bank and First Bank Pearland) can declare a dividend, it must establish that the payment of the dividend will not impair its capital under 12 U.S.C. (S) 56, and that the dividend can be paid out of recent earnings under 12 U.S.C. (S) 60(b). Under 12 U.S.C. (S) 60(b), a state member bank may not pay a dividend if the total of all dividends declared by the bank in any calendar year exceeds the total net profits for that year combined with its retained net profits of the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. If the dividend payment does not meet the requirements of these sections the state member bank must obtain the approval of the Federal Reserve Board before paying the dividend. The payment of dividends is further subject to the authority of regulatory authorities to prohibit payment of dividends if such payment is determined to be an unsafe or unsound banking practice or if after making such distribution, the Subsidiary Bank would be considered "undercapitalized."

     For further discussion of certain additional regulations affecting Gulf Southwest, Texas Gulf Coast, and the Subsidiary Banks, reference should be made to the "Government Fiscal and Monetary Policies" discussion below.

Government Fiscal and Monetary Policies

     The commercial banking business is affected not only by general economic conditions but also by the fiscal and monetary policies of the Board of Governors. Changes in the discount rate on Federal Reserve borrowings, availability of borrowings at the Federal Reserve "discount window", open market operations, the imposition of any changes in reserve requirements against member banks' deposits and assets of foreign branches, the imposition of any changes in reserve requirements against certain borrowings by member banks and their affiliates, and the placing of limits on interest rates which member banks may pay on time and savings deposits are some of the instruments of fiscal and monetary policy available to the Board of Governors. Fiscal and monetary policies influence to a significant extent the overall growth of bank loans, investments and deposits and the interest rates charged on loans or paid on time and savings deposits. The nature of future monetary policies and the effect of such policies on the future business and earnings of Gulf Southwest, Texas Gulf Coast and the Subsidiary Banks cannot be predicted.

     The Board of Governors has cease and desist powers over bank holding companies, non-banking subsidiaries or any institution-affiliated party thereof to forestall activities which represent unsafe and unsound practices or constitute violations of law or regulations. The Board of Governors can also require affirmative actions to correct a violation or practice through the issuance of a cease and desist order. In certain instances, the Board of Governors is empowered to assess civil penalties against companies or individuals who violate the Bank Holding Company Act or regulations or orders issued pursuant thereto in amounts up to $1,000,000 for each day's violation, to order termination of non-banking activities of non-banking subsidiaries and to order termination of ownership and control of a non-subsidiary bank by a bank holding company.

     Section 18(j) of the Federal Deposit Insurance Act makes applicable to state nonmember insured banks the provisions of Section 23A of the Federal Reserve Act among other statutes. Section 23A of the Federal Reserve Act and related statutes imposes limits and collateralization requirements with respect to the amount of loans, extensions of credit, or investments or certain other transactions by member banks with their "affiliates", as well as limits on the amount of advances to third parties which are collateralized by the securities or obligations. Gulf Southwest, Merger Sub and its non-banking subsidiary are "affiliates" of Merchants Bank, and Texas Gulf Coast and its non-banking subsidiary are "affiliates" of the TGC Banks, and, therefore, these restrictions are applicable to transactions among them. In addition, Section 23B of the Federal Reserve Act prohibits a bank that is an insured depository institution from engaging in certain transactions (including, for example, loans) with certain affiliates unless the transactions are substantially the same or at least as favorable to such bank or its subsidiaries as those prevailing at the time for comparable transactions with or involving other nonaffiliated companies. In the absence of such comparable transactions, any transaction between a member bank and its affiliates must be on terms and under circumstances, including credit standards, that, in good faith, would be offered to or would apply to nonaffiliated companies. The Subsidiary Banks are also subject to certain prohibitions against tie-in arrangements in connection with extensions of credit and certain other transactions.

     The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") contains important provisions affecting all federally insured financial institutions ("banking organizations") in such areas as anti-fraud and anti-abuse enforcement powers, each banking organization's performance and record in meeting community credit needs, and acquisitions of savings and loans institutions. For further discussion of these capital requirements, reference should be made to "Capital Management."

     During December 1991, the Federal Deposit Insurance Corporation
Improvement Act of 1991 ("FDICIA") was enacted by Congress and signed into law by President Bush. The provisions of FDICIA have increased the frequency of on-site examinations by federal banking regulators, changed the deposit insurance system, imposed an array of new consumer lending requirements, and resulted in the adoption of the Truth in Savings Act. FDICIA also authorizes federal banking regulators to take prompt corrective action against institutions which are under-capitalized, institute a risk-based assessment system for deposit insurance, and implement a series of operational and management-based standards and potential sanctions for violations of such standards. FDICIA has increased the regulatory burden on financial institutions and imposes substantial actual and incidental costs on financial institutions and their customers. In response to the savings and loan crisis of the 1980's, financial institutions are expected to encounter further legislative and regulatory changes in the future. Under FDICIA, the FDIC has been authorized to assess insurance premiums on a bank's deposits at a variable rate depending on the probability that the deposit insurance fund will incur a loss with respect to the bank. The premium which is charged ranges from $.23 per $100.00 of deposits to $.31 per $100.00 of deposits. Currently, the Subsidiary Banks are paying premiums at the rate of $.23 per $100.00 of deposits.

Effects of Interest Rates and Usury Laws

     Texas usury laws limit the rate of interest that may be charged by the Subsidiary Banks. Certain federal laws provide a limited preemption of Texas usury laws. The maximum rate of interest that the Subsidiary Banks may charge on business loans under Texas law varies between 18% per annum and (i) 28% per annum for business loans above $250,000 or (ii) 24% per annum for other loans. Texas' floating usury ceilings are tied to the 26-week United States Treasury Bill auction rate. A 1980 federal statute removed the interest ceiling under usury laws for loans by banks such as the Subsidiary Banks which are secured by first liens on residential real property.

                           DESCRIPTION OF THE MERGER

     The following summary discusses the material provisions of the Reorganization Agreement. Reference is made to the Reorganization Agreement (included as Exhibit A to this Joint Proxy Statement/Prospectus) for more
             ---------
complete information.

General

     Pursuant to the Merger/Reorganization Agreements, Texas Gulf Coast will merge into Merger Sub, which will be the surviving corporation. Upon consummation of the Merger, each share of TGC Common Stock be converted into
2.1176 shares of GSW Common Stock. No fractional shares of GSW Common Stock will be issued. In lieu of fractional shares, each holder of TGC Common Stock who would otherwise be entitled to receive a fractional share of GSW Common Stock will, in lieu thereof, receive cash based upon each share of GSW Common Stock having a value of $25.50, which represents the per share transaction value of GSW Common Stock as determined by Sheshunoff.

Effect of the Merger

     If the Merger is effected, Merger Sub will succeed to all the rights, franchises, interests, properties and liabilities of Texas Gulf Coast and the separate existence of Texas Gulf Coast will cease. Upon consummation of the Merger, Gulf Southwest will own, either directly or indirectly, 100% of the issued and outstanding capital stock of Merchants Bank, First Bank Mainland, GSWDP and Central Data Processing, Inc., 97.1% of the issued and outstanding capital stock of Texas City Bank and 99.5% of the issued and outstanding capital stock of First Bank Pearland.

Effective Time of the Merger

     The Merger will become effective at the time when all necessary orders, consents and approvals have been entered or granted by the requisite regulatory authorities, all applicable statutory waiting periods have expired and Articles of Merger have been filed with the Secretary of State of the State of Texas and the Secretary of State of the State of Nevada. If the Merger is not effected by June 30, 1995, Gulf Southwest, Merger Sub or Texas Gulf Coast may, under certain circumstances, terminate the Reorganization Agreement and thus cause the Merger to be abandoned.

Operations Pending Consummation of the Merger

     Prior to the Closing Date, Texas Gulf Coast has agreed to conduct its business and cause the TGC Banks to conduct their business only in the ordinary course, consistent with their present business practices and policies. Texas Gulf Coast has specifically agreed (i) to use its best efforts to preserve its and the TGC Banks' business relationships and to perform and cause the TGC Banks to perform all of their material obligations, (ii) not to incur or permit the TGC Banks to incur additional indebtedness (except in the ordinary course),
(iii) to provide Gulf Southwest with access to Texas Gulf Coast's books, records and properties, (iv) to notify Gulf Southwest of every new loan to be made by the TGC Banks in excess of $100,000, (v) to obtain Gulf Southwest's prior approval of any new loan to be made by the TGC Banks in excess of $250,000, (vi) not to pay any dividends with respect to the TGC Stock in excess of the dividends paid in comparable periods during 1993 and (vii) to indemnify Gulf Southwest against certain losses and expenses arising out of the inaccuracy and/or incompleteness of any information furnished to Gulf Southwest. Holders of TGC Stock will be permitted to sell their shares after the Merger Proposal is approved until the transfer books of Texas Gulf Coast are closed at the Effective Time.

     Prior to the Closing Date Gulf Southwest has agreed to conduct its business and cause its subsidiaries to conduct their business only in the ordinary course, consistent with their present business practices and policies. Gulf Southwest has specifically agreed (i) to use its best efforts to preserve its and Merchants Bank's business relationships and to perform and cause Merchants Bank to perform all of their material obligations, (ii) not to incur or permit Merchants Bank to incur additional indebtedness (except in the ordinary course), (iii) to provide Texas Gulf Coast with access to Gulf Southwest's books, records and properties, (iv) to notify Texas Gulf Coast of every new loan in excess of $100,000 to be made by Merchants Bank, (v) to obtain Texas Gulf Coast's prior approval of any new loan in excess of $250,000 to be made by Merchants Bank, (vi) not to pay any dividends with respect to the GSW Stock in excess of the dividends paid in comparable periods during 1993 and
(vii) to indemnify Texas Gulf Coast against certain losses and expenses arising out of the inaccuracy and/or incompleteness of any information furnished to Texas Gulf Coast.

Required Regulatory Approvals

     Pursuant to the Bank Holding Company Act, Gulf Southwest and Merger
Sub are required to obtain the prior approval of the Board of Governors to acquire Texas Gulf Coast and its subsidiaries. Gulf Southwest's application is currently pending. In considering the application, the Board of Governors will consider the expected benefits to the public, including greater convenience, Gulf Southwest's record in identifying and meeting the credit needs of the entire community, increased competition or gains in efficiency, weighed against the risks of possible adverse effects, such as undue concentration of resources, lessening or elimination of competition, or unsound banking practices. Gulf Southwest is not aware of any reason why its application would be denied. After the Board of Governors accepts the application for processing, a copy of the application must be submitted to the Texas Commissioner pursuant to the Texas Banking Code. An acquisition may not be consummated before the 30th calendar day or after 3 months following approval by the Board of Governors unless the Board of Governors agrees otherwise.

Termination of the Reorganization Agreement

     The Reorganization Agreement may be terminated (i) by the mutual consent of Gulf Southwest and Texas Gulf Coast, (ii) by either Gulf Southwest or Texas Gulf Coast if (a) the other has not complied with its obligations required to be complied with prior to the Closing Date, (b) any of the representations and warranties of the other contained in the Reorganization Agreement are false in any material respect as of the Closing Date or (c) the Effective Time has not occurred by June 30, 1995 and the party desiring to terminate the Reorganization Agreement is not in default under the Reorganization Agreement and has complied with all of its obligations thereunder.

Conditions to the Merger

     Consummation of the Merger is conditioned, among other things, upon (i) approval of the Merger Proposal by the holders of not less than two-thirds of the outstanding shares of TGC Common Stock, (ii) the receipt of all necessary approvals, consents and orders of Federal and state regulatory authorities and the expiration of all applicable statutory waiting periods, (iii) the accuracy of the representations and warranties and the performance of the covenants contained in the Reorganization Agreement, (iv) the absence of any materially adverse change in the consolidated financial condition and consolidated results of operations of Texas Gulf Coast or Gulf Southwest, (v) the absence of any pending or threatened litigation or other proceeding by any governmental agency which seeks to prohibit or restrain the consummation of the Merger, (vi) the exercise of dissenter's rights of appraisal by the holders of no more than 10% of the TGC Common Stock, (vii) the assets of each of the Subsidiary Banks classified as substandard or doubtful not exceeding two percent (2%) of their respective total assets as of the Closing Date and (viii) an examination by each of Gulf Southwest and Texas Gulf Coast of the loans and assets of the other will have shown to the examining party's satisfaction that no material loans or, with certain exceptions, assets are carried on the books of the party being examined at amounts in excess of their fair market value. Gulf Southwest has established a limit of 10% on the exercise of dissenter's rights in order to limit the amount of cash it may be required to expend in consummating the Merger.

Waiver

     It is expected that all the conditions to the obligations of Gulf
Southwest and Texas Gulf Coast to consummate the Merger as set forth in the Reorganization Agreement will be satisfied. However, any such condition (other than those relating to approval by the appropriate regulatory authorities and the shareholders of Texas Gulf Coast) may be waived by the party entitled to the benefits of such condition.

Exchange and Surrender of Stock Certificates

     Following consummation of the Merger, Letters of Transmittal will be sent by Gulf Southwest to holders of record of TGC Common Stock for use in forwarding their share certificates representing TGC Common Stock to Gulf Southwest for surrender and cancellation. Do not send certificates representing TGC Common Stock to Texas Gulf Coast, Gulf Southwest or Merger Sub prior to receipt of the Letter of Transmittal. Upon receipt by Gulf Southwest from shareholders of certificates representing shares of TGC Common Stock and properly completed Letters of Transmittal, such certificates will be cancelled and exchanged for shares of GSW Common Stock. At the Effective Time, certificates representing TGC Common Stock will be deemed for all corporate purposes to have been cancelled and no dividends or distributions will be paid in respect of such shares. The certificates representing shares of GSW Common Stock issuable upon surrender of such certificates including all dividends and other distributions payable in respect of such shares will be retained by Gulf Southwest and will be issued and paid to the holder of such certificates upon surrender of the certificates representing the related TGC Common Stock. No interest will be paid with respect to retained dividends or distributions.

Dividends

     Pending completion of the Merger, the Reorganization Agreement restricts the payment of dividends by Gulf Southwest and Texas Gulf Coast to the amounts declared and paid by them during comparable periods of 1993.

Fairness Opinion

     In June 1994, Gulf Southwest and Texas Gulf Coast retained Alex
Sheshunoff & Co. Investment Banking ("Sheshunoff"), an investment banking firm based in Austin, Texas, on the basis of its experience, to determine a fair and equitable exchange ratio and to render a written fairness opinion (the "Opinion") to the Boards of Directors and shareholders of Gulf Southwest and Texas Gulf Coast. Sheshunoff has been in the business of consulting for the banking industry for twenty years, including the appraisal and valuation of banking institutions and their securities in connection with mergers and acquisitions and equity offerings. Sheshunoff has a long history of familiarity and involvement with the banking industry nationwide, as well as familiarity with the Texas market and recent transactions in this market. Sheshunoff did review the negotiated terms of the Agreement and Plan of Merger including corporate governance matters. Except as described herein, Sheshunoff is not affiliated in any way with Gulf Southwest or Texas Gulf Coast or their respective affiliates.

     On November 7, 1994, in connection with their consideration of the Agreement and Plan of Merger, Sheshunoff issued its Opinion to the Board of Directors of Gulf Southwest and Texas Gulf Coast that, in its opinion as investment bankers, the terms of the Merger as provided in the Agreement and Plan of Merger are fair, from a financial perspective, to the shareholders of Gulf Southwest and Texas Gulf Coast. This Opinion is based upon conditions as they existed on September 30, 1994. A copy of the Opinion is attached as Exhibit C to this Proxy Statement/Prospectus and should be read in its entirety by Gulf Southwest and Texas Gulf Coast shareholders. Sheshunoff's written opinion does not constitute an endorsement of the merger or a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting.

     In rendering its written Opinion, Sheshunoff reviewed certain publicly available information concerning Gulf Southwest and Texas Gulf Coast, including each party's audited financial statements and annual reports. Sheshunoff considered many factors in making its evaluation. In arriving at its Opinion regarding the exchange ratio and fairness of the transaction, Sheshunoff reviewed: (i) the Agreement and Plan of Merger between Gulf Southwest and Texas Gulf Coast; (ii) the most recent external auditor's reports to the Boards of Directors of each organization; (iii) the September 30, 1994 Balance Sheet and Income Statements for each organization and the audited December 31, 1993 Balance Sheet and Income Statements for each organization; (iv) the Rate Sensitivity Analysis reports for each organization; (v) each organization's listing of marketable securities showing rate, maturity and market value as compared to book value; (vi) each organization's internal loan classification list; (vii) a listing of other real estate owned for each organization; (viii) the budget and long range operating plan for each organization; (ix) a listing of unfunded letters of credit and any other off-balance sheet risks for each organization; (x) the Minutes of the Board of Directors meetings for each organization; (xi) the most recent Board report for each organization; (xii) the listing and description of significant real properties for each organization;
(xiii) material leases on real and personal property; (xiv) the directors and officers liability and blanket bond insurance policies for each organization; and (xv) market conditions and current trading levels of outstanding equity securities of both organizations. Sheshunoff conducted an on-site review of each organization's historical performance, current financial condition and performed a market area analysis.

     In addition, Sheshunoff discussed with the management of Gulf Southwest and Texas Gulf Coast the relative operating performance and future prospects of each organization, primarily with respect to the current level of their earnings and future expected operating results, giving weight to Sheshunoff's assessment of the future of the banking industry and each organization's performance within the industry. Sheshunoff compared the results of operation of Merchants Bankwith those of Texas banks with total assets of $100 to $499 million. In addition to Merchants Bank, Gulf Southwest had one non-banking subsidiary, GSWDP. GSWDP conducted data processing for Merchants Bank, three affiliated banks and one non-affiliated bank. Texas Gulf Coast had three subsidiary banks, First Bank Mainland, First Bank Pearland and Texas City Bank. Texas Gulf Coast also owned Central Data Processing, Inc., a company responsible for the data processing functions of the TGC Banks. Sheshunoff compared the results of operations of First Bank Mainland and Texas City Bank with Texas banks with total assets of between $50 to $99 million. Sheshunoff compared the results of operations of First Bank Pearland with Texas banks with total assets of between $25 to $49 million. Both Gulf Southwest's and Texas Gulf Coast's data processing subsidiaries were considered as operating subsidiaries whose value was primarily derived from their respective tangible assets.

     Sheshunoff considered this transaction as a merger rather than a purchase. Consideration was given to the levels of book value and earnings per share appreciation or dilution percentages between the merger partners over the next three to five years after consummation. A merger is usually completed with the hopes of realizing economies of sale and earnings enhancement opportunities, thereby providing a benefit to Gulf Southwest and Texas Gulf Coast shareholders that otherwise might not be attainable. To justify the fairness of the transaction for Gulf Southwest and Texas Gulf Coast shareholders, it is important to project, based upon realistic projections of future performance, a positive impact for Gulf Southwest and Texas Gulf Coast shareholders. Sheshunoff projected that Gulf Southwest shareholders will have a higher level of book value and earnings per share after the Merger than they would on a stand-alone basis. Sheshunoff projected that Texas Gulf Coast shareholders will have a lower level of book value and significantly higher level of earnings per share after the merger than they would on a stand-alone basis. Based upon discussions with management of Gulf Southwest and Texas Gulf Coast, Sheshunoff estimates that the combined entity would also be able to realize savings and earnings enhancement opportunities based upon economies realized over time. The primary focus has been on the short-term and long-term book value per share and earnings per share appreciation potential for Gulf Southwest and Texas Gulf Coast shareholders.

     Neither Gulf Southwest nor Texas Gulf Coast imposed any limitations upon the scope of the investigation to be performed by Sheshunoff in formulating its Opinion. In rendering its Opinion, Sheshunoff did not independently verify the asset quality and financial condition of Gulf Southwest or Texas Gulf Coast, but instead relied upon the data provided by or on behalf of Gulf Southwest and Texas Gulf Coast to be true and accurate in all material respects.

     For its services as independent financial analyst for the purchase, including the rendering of its Opinion referred to above, Gulf Southwest and Texas Gulf Coast have paid Sheshunoff aggregate fees of $30,700. Gulf Southwest and Texas Gulf Coast also agreed to reimburse Sheshunoff for reasonable out-of-pocket expenses. Prior to being retained for this assignment, Sheshunoff has provided professional services and products to Gulf Southwest and Texas Gulf Coast. The revenues derived from such services and products are insignificant when compared to the Sheshunoff's total gross revenues.

Determination of Exchange Ratio

     In determining a fair and equitable exchange ratio, Sheshunoff determined the total transaction values for GSW Common Stock and TGC Common Stock. In determining the total transaction value for GSW Common Stock of approximately $32,045,000, Sheshunoff first determined the total transaction value of Merchants Bank. In determining the total transaction value for TGC Common Stock of approximately $17,782,000, Sheshunoff first determined the total transaction values of the TGC Banks. Sheshunoff analyzed the transaction values on a cash equivalent fair market value basis using the standard evaluation techniques (as discussed below) including comparable sales multiples, net present value, cash flow analysis, return on investment and the price equity index based on certain assumptions of projected growth, earnings and dividends and a range of discount rates from 10% to 15%.

     The total transaction value of approximately $32,045,000 for Gulf Southwest was determined by adding parent only cash and other tangible assets to and subtracting parent only other liabilities from the transaction value of Merchants Bank. The total transaction value of Texas Gulf Coast of approximately $17,782,000 was derived by adding parent only cash and other tangible assets to and subtracting parent only long term debt, other liabilities and preferred stock from the sum of the transaction values of the TGC Banks. Sheshunoff then divided the total transaction values derived for Gulf Southwest and Texas Gulf Coast by their respective number of common shares outstanding to arrive at a transaction value per common share for the organizations. Finally, the exchange ratio of 2.1176 was then determined by dividing Texas Gulf Coast's per share transaction value of $54.00 by Gulf Southwest's per share transaction value of $25.50.

     Many variables affect the value of banks, not the least of which is the uncertainty of future events, so that the relative importance of the valuation variables differs in different situations, with the result that appraisal theorists debate about which variables are the most appropriate ones on which to focus. Although most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity, asset quality and cash flow. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights or block size, history of past sales of the banking company's stock, nature and relationship of the other shareholdings in the bank, and special ownership or management considerations.

     Net asset value is the value of the net equity of a bank, including
     ---------------
every kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets.
As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets and liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight is given by Sheshunoff to the net asset value method of valuation.

     Market value is generally defined as the price, established on an
     ------------
"arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data
                    ----
are deemed sufficient. However, the relative thinness of the specific market for the stock of the banking company being appraised may result in the need to review alternative markets for comparative pricing purposes. The "hypothetical" market value for a small bank with a thin market for its stock is normally determined by comparison to the average price to earnings, price to equity and dividend yield of local or regional publicly-traded bank issues, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a bank is determined by the previous sales of banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weighing than the net asset value and similar emphasis as the investment value as discussed below.

     Sheshunoff maintains substantial files concerning the prices paid for banking institutions nationwide. The database includes transactions involving Texas banking organizations and banking organizations in the Southwest region of the United States in the first half of 1994 and over the past five years. The database provides comparable pricing and financial performance data for banking organizations sold or acquired. Organized by different peer groups, the data present averages of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction values of Merchants Bank, the TGC Banks, Gulf Southwest and Texas Gulf Coast, Sheshunoff has considered the market approach and has evaluated price to equity and price to earnings multiples of Texas and southwestern banking organizations.

     Sheshunoff calculated "Adjusted Book Values" of $43,102,749, $13,907,614, $8,272,362 and $16,073,286 for Merchants Bank, First Bank Mainland, First Bank Pearland and Texas City Bank, respectively, based on their September 30, 1994 equity balances and the average price to equity multiple for regional banking organizations sold in the first half of 1994. Sheshunoff calculated "Adjusted Earnings Values" of $25,477,900, $9,029,625, $4,933,550 and $5,224,279 for Merchants Bank, First Bank Mainland, First Bank Pearland and Texas City Bank, respectively, based on their 1993 earnings and the average price to earnings multiple for regional banking organizations sold in the first half of 1994. The financial performance characteristics of the regional banking organizations vary, sometimes substantially, from those of Merchants Bank, First Bank Mainland, First Bank Pearland and Texas City Bank. When the variance is significant for relevant performance factors, adjustment to the price multiples is appropriate when comparing them to the transaction value.

     The investment value, is sometimes referred to as the income value or
         ----------------
earnings value. One investment value method frequently used estimates the present value of an enterprise's future earnings or cash flow. Another popular investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc), and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield.

     Yet another method of calculating investment value is a cash flow analysis of the ability of a banking company to service acquisition debt obligations (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the cash flow analysis, the return on investment that would accrue to a prospective buyer at the transaction value is calculated.

     The investment or earnings value of any banking organization's stock is an estimate of the present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. An earnings value is calculated using an annual future earnings stream over a period of time of not less than ten years and the residual value of the earnings stream after ten years, assuming no earnings growth, and an appropriate capitalization rate (the net present value discount rate). Sheshunoff's computations were based on an analysis of the banking industry, the economic and competitive situations in the market area of the Subsidiary Banks, and their current financial conditions and historical levels of growth and earnings. Using a net present value discount rate of 10%, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Values of Future Earnings," equaled $33,891,070, $7,765,181, $5,929,187 and $8,238,730 for Merchants Bank, First
Bank Mainland, First Bank Pearland and Texas City Bank, respectively.

     The cash flow method assumes the formation of a bank holding company with maximum leverage according to Federal Reserve System guidelines and analyzes the ability of the bank to retire holding company acquisition debt within a reasonable period of time while maintaining adequate capital. Using this method Sheshunoff arrived at values of $32,300,000, $7,925,000, $6,300,000 and
$8,450,000 for Merchants Bank, First Bank Mainland, First Bank Pearland and Texas City Bank, respectively.

     Return on investment analysis (ROI) also assumes the formation of a bank holding company using maximum regulatory leverage and analyzes the ten year ROI of a 33.33% equity investment at the transaction values of $29,750,000, $7,200,000, $4,800,000 and $8,250,000 for Merchants Bank, First Bank Mainland, First Bank Pearland and Texas City Bank, respectively, compared to a liquidation at book value in the year 2003, and a sale at ten times projected earnings for the year 2003. This ROI analysis provides a benchmark for assessing the validity of the transaction value of a majority block of stock. The ROI analysis is one approach to valuing a going concern, and is directly impacted by the earnings stream, dividend payout levels and levels of debt, if any. Other financial and nonfinancial factors indirectly affect the ROI; however, these factors more directly influence the level of ROI an investor would demand from an investment in a majority block of stock of a specific bank at a certain point in time. The ROI, assuming liquidation at book value is 2003, was 9.34%, 12.15%, 13.46% and 11.40% for Merchants Bank, First Bank Mainland, First Bank Pearland and Texas City Bank, respectively. The ROI, assuming sale at ten times earnings in 2003, was 15.52%, 15.20%, 18.81% and 13.21% for Merchants Bank, First Bank Mainland, First Bank Pearland and Texas City Bank, respectively.

     Furthermore, a price level indicator, the equity index, may be used to confirm the validity of the transaction value. The equity index adjusts the price to equity multiple in order to facilitate a truer price level comparison with comparable banking organizations, regardless of the differing levels of equity capital. The equity index is derived by multiplying the price to equity multiple by the equity-to-assets ratio. In this instance, transaction values of $29,750,000, $7,200,000, $4,800,000 and $8,250,000 results in equity indices of
12.43, 9.24, 10.51 and 10.25 Merchants Bank, First Bank Mainland, First Bank Pearland and Texas City Bank, respectively. The price equity index for banking organizations sold in the southwest for 100% cash in the first half of 1994 equaled 11.41.

     Finally, another test of appropriateness for the transaction value of a majority block of stock is the net present value-to-transaction value ratio. Theoretically, an earnings stream may be valued through the use of a net present value analysis. In Sheshunoff's experience with majority block community bank stock valuations, it has determined that a relationship does exist between the net present value of an "average" community banking organization and the transaction value of a majority block of the banking organization's stock. The net present value-to-transaction value ratios equaled 113.92%, 107.85%, 123.52% and 99.86% for Merchants Bank, First Bank Mainland, First Bank Pearland and Texas City Bank, respectively, which falls within Sheshunoff's expected range. There are many other factors to consider, when valuing a going concern, which do not directly impact the earnings stream and the net present value but which do exert a degree of influence over the transaction value of a going concern.
These factors include, but are not limited to, the general condition of the industry, the economic and competitive situations in the market area and the expertise of the management of the organization being valued.

     When the net asset value, market value and investment value methods are subjectively weighed, using the appraiser's experience and judgment, it is Sheshunoff's opinion that the resulting transaction values and exchange ratio are fair.

Accounting Treatment

         The Merger will be accounted for as a purchase.

Federal Income Tax Consequences

     General.  Gulf Southwest has received an opinion from its counsel,
     -------
Winstead Sechrest & Minick P.C., as to the tax consequences of the Merger.
Based upon certain assumptions and representations by Gulf Southwest and Texas Gulf Coast, Winstead Sechrest & Minick P.C. is of the opinion that (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that no gain or loss (except with respect to cash received in lieu of fractional shares) will be recognized by holders of TGC Common Stock on the exchange of their TGC Common Stock solely for shares of GSW Common Stock pursuant to the Merger; (ii) the tax basis of the shares of GSW Common Stock received by holders of TGC Common Stock will be the same as the tax basis of the shares of TGC Common Stock exchanged therefor, decreased by the amount of any cash received and increased by the amount of any gain recognized on the exchange and (iii) the holding period of shares of GSW Common Stock received by holders of shares of TGC Common Stock will include the holding period of the shares of TGC Common Stock exchanged therefor, provided that such shares of TGC Common Stock were held as capital assets on the date of consummation of the Merger.

     It is not practicable to present a detailed analysis and explanation of the Federal income tax considerations which are pertinent to the Merger. The following summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"). In connection with the preparation of this summary, the legislative history of the Code and existing and proposed regulations promulgated thereunder have been considered, as have judicial decisions and current administrative rulings and practices. However, no assurance can be given that legislative, judicial or administrative changes may not be forthcoming which would effect the accuracy of the summary. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof.

     The Board of Directors of Gulf Southwest does not intend to apply to the Internal Revenue Service for a private ruling with respect to the Merger. Moreover, if a ruling were applied for, there is no assurance that a favorable ruling concerning the federal income tax consequences of the Merger would be issued or that additional conditions would not have to be satisfied in order to secure a favorable ruling. FOR THESE REASONS, EACH SHAREHOLDER OF TEXAS GULF COAST IS URGED TO SEEK ADVICE FROM HIS OR HER OWN TAX COUNSEL REGARDING THE INDIVIDUAL FEDERAL INCOME TAX CONSEQUENCES OF HIS OR HER PARTICIPATION IN THE MERGER.

     Nonrecognition of Gain or Loss on the Exchange.  Section 354(a)(1) of
     ----------------------------------------------
the Code provides that no gain or loss will be recognized when stock or securities in a corporation a party to a reorganization are, in pursuance of a plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization. In this connection, Section 368(a)(1)(A) of the Code provides that the term "reorganization" includes a statutory merger or consolidation.

     In accordance with applicable law, and pursuant to the provisions of the Merger/Reorganization Agreements to be adopted and approved by the shareholders of Texas Gulf Coast and Merger Sub, Texas Gulf Coast will be merged with and into Merger Sub. Upon consummation of the Merger, each share of TGC Common Stock will be exchanged for
2.1176 shares of GSW Common Stock. Since shareholders will receive only GSW Common Stock in exchange for their shares of TGC Common Stock (other than cash distributed in lieu of fractional shares), the Merger should qualify as a tax-free "reorganization" under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Accordingly, those shareholders of Texas Gulf Coast who receive only GSW Common Stock should not recognize taxable gain or loss under Section 354(a)(1) of the Code (other than as described below with respect to fractional shares). It is not a condition to consummation of the Merger that the Merger qualify as a tax-free reorganization.

     Each shareholder of Texas Gulf Coast, if any, who perfects any dissenters' rights he or she may have, should be aware that the sale of his or her shares of TGC Common Stock will result in the recognition of gain if the valuation of such stock exceeds the selling shareholder's basis therein. Such gain generally will be characterized as long-term capital gain if the TGC Common Stock sold is a capital asset and has been held for more than 12 months. However, in certain circumstances, all or a part of such gain may be taxable as ordinary income, depending on the individual situation of the shareholder. Each shareholder contemplating the perfection of dissenters' rights, and the sale of his or her TGC Stock pursuant thereto, is urged to consult with his or her own tax adviser regarding the individual federal income tax consequences of such sale.

     Under the terms of the Merger/Reorganization Agreements, no fractional shares of Gulf Southwest Stock will be issued; rather, cash will be distributed in lieu thereof on the basis of $25.50 per whole share of GSW Common Stock. In this connection, the Internal Revenue Service ruled in Rev. Rul. 66-365, 1966-2 C.B. 116, that cash distributed by an acquiring corporation to shareholders in lieu of the issuance of fractional shares of stock in a reorganization would be treated as a redemption of such fractional shares under Section 302(a) of the Code where the cash distributed was the result of a mechanical rounding off of the fractional interests, was not separately bargained for consideration, and was not essentially equivalent to a dividend. Accordingly, those shareholders who receive cash in lieu of fractional shares of GSW Common Stock should recognize capital gain in accordance with Section 302(a) of the Code in the amount by which the cash received exceeds the basis of the fractional shares of GSW Common Stock to which such shareholders would have otherwise been entitled.

     Basis of GSW Common Stock.  Section 358(a)(1) of the Code provides
     -------------------------
that in the case of an exchange to which Section 354 of the Code applies, the basis of property permitted to be received under such section without the recognition of gain or loss shall be the same as the basis of the property exchanged, decreased by the amount of money and the fair market value of other property received by the taxpayer, and the amount of loss recognized by the taxpayer on the exchange, and increased by the amount which was treated as a dividend, and the amount of gain recognized by the taxpayer on such exchange (not including the portion of such gain which was treated as a dividend). Accordingly, if Sections 368(a)(1)(A), 368 (a)(2)(D) and 354 of the Code apply to the exchange as discussed above, the basis of the GSW Common Stock received by each exchanging Texas Gulf Coast shareholder should be the same as the basis of the TGC Common Stock surrendered in exchange therefor, decreased by the amount of money received, and increased by the amount of gain recognized on the exchange (except with respect to fractional shares).

     Holding Period of the GSW Common Stock.  Section 1223(1) of the Code
     --------------------------------------
provides that in determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which he or she held the property exchanged if the property received has the same basis in whole or in part in his or her hands as the property exchanged, and the property exchanged was, at the time of the exchange, held as a capital asset. Because the basis of the GSW Common Stock received by the exchanging Texas Gulf Coast shareholders should, pursuant to Section 358(a) of the Code, be determined by reference to the basis of the TGC Common Stock exchanged therefor, the holding period of such GSW Common Stock should include the period during which the TGC Common Stock surrendered in exchange therefor was held, provided that such TGC Common Stock was held as a capital asset on the date of the exchange.

     Dividend Distributions by Gulf Southwest.  As in the case of cash
     ----------------------------------------
dividends distributed by Texas Gulf Coast and Gulf Southwest prior to the consummation of the Merger with respect to their outstanding stock, cash dividends distributed by Gulf Southwest after the Merger will be taxable to the recipients thereof as ordinary income.

Appraisal Rights of Dissenting Shareholders

     Any owner of TGC Common Stock may dissent from approval of the Merger Proposal by complying with procedures described in this section. None of Gulf Southwest, Merger Sub or Texas Gulf Coast will be obligated to consummate the Merger if the holders of more than 10% of the TGC Common Stock elect to exercise their statutory rights of dissent.

     The following summary does not purport to be a complete statement of dissenters' rights of appraisal, and such summary is qualified in its entirety by reference to Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, which are reproduced in full as Exhibit B to this Joint Proxy
                                     ---------
Statement/Prospectus.

     Under the TBCA, any shareholder of Texas Gulf Coast may object to the Merger and demand payment of the fair value of his shares of TGC Common Stock after filing with Texas Gulf Coast, at 4200 Westheimer, Suite 210, Houston, Texas 77027, Attention: President, prior to the vote of the shareholders of Texas Gulf Coast on the Merger Proposal, a written objection to the Merger, setting out that his right of dissent will be exercised and giving his address to which notice is to be delivered or mailed.

     If the Merger is effected and a shareholder having made objection did not vote in favor thereof, written notice of the consummation of the Merger will be sent, within ten (10) days of such event, to such shareholder and such shareholder may, within ten (10) days thereafter, make written demand to Texas Gulf Coast, at 4200 Westheimer, Suite 210, Houston, Texas 77027, Attention:
President, for payment of the fair value of his shares. Such demand must state the number and class of shares held by the shareholder and his estimate of the fair value of his shares.

     It is not necessary for a shareholder to vote against consummation of the Merger in order to perfect his right to dissent and demand appraisal. However, no such shareholder may vote for approval and adoption of the Merger Proposal and thereafter demand his appraisal rights. Because all proxies submitted which do not specify how such proxy is to be voted will be voted in favor of the adoption and approval of the Merger Proposal, a shareholder who desires to dissent from approval of the Merger should not submit such a proxy.

     Unless demand for payment is made by an objecting shareholder within the ten-day period specified in the statute, he will be bound by the Merger and his rights of appraisal will be terminated. A vote against consummation of the Merger will not satisfy the statutory requirement that a shareholder give notice of his intention to dissent and make demand for payment of his shares. Upon making such demand (and satisfying the other conditions described above), such shareholder will cease to be a shareholder of Texas Gulf Coast and will become a creditor of Merger Sub.

     Within twenty (20) days of making written demand for payment of the fair value of his shares, an objecting shareholder must submit the certificates representing such shares to the Combined Company for notation on the certificates that such a demand has been made. Failure to submit the certificates for notation will, at the option of the Combined Company, terminate the shareholder's appraisal rights and he will be conclusively presumed to have approved the Merger and his right to be paid the fair value of his shares will terminate. Such a shareholder then will only be entitled to receive shares of GSW Common Stock in exchange for his TGC Common Stock.

     Within 20 days after receiving any demand for payment, Merger Sub will send the dissenting shareholder notice to the effect that either it will pay the amount claimed, or that it will pay some other amount as the fair value.

     If, within 60 days after the date the Merger is effected, Merger Sub and the dissenting shareholder can agree upon the fair value, such value will be paid and all rights of the dissenting shareholder will cease. If agreement as to the fair value cannot be reached within such 60-day period, either the dissenting shareholder or Merger Sub may, within 60 days after the expiration of the 60-day period, file an action in a court of competent jurisdiction, asking for a finding and determination of the fair value of such shares. Court costs will be allocated between the parties in such manner as the court may determine.

Resales of GSW Common Stock by Shareholders of Texas Gulf Coast

     The shares of GSW Common Stock issuable to the shareholders of Texas Gulf Coast pursuant to the Merger may be traded freely and without restriction by those shareholders of Texas Gulf Coast who are not deemed to be "affiliates," as that term is defined in the rules under the Securities Act, of either Gulf Southwest or Texas Gulf Coast. An affiliate of a corporation is defined as "a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with" such corporation. Any public reoffering or sale of GSW Common Stock issued pursuant to the Merger by any affiliate of Texas Gulf Coast will, under current law, require either (a) further registration under the Securities Act of the GSW Common Stock to be sold, (b) compliance with Rule 145 promulgated under the Securities Act permitting sales under certain circumstances, or (c) the availability of an exemption from such further registration. Gulf Southwest is not obligated to register under the Securities Act any shares of GSW Common Stock that may be sold by an affiliate of Texas Gulf Coast. Rule 145 provides generally that for a period of two years following a merger, an affiliate may resell shares of common stock issued pursuant to such merger only in a broker's transaction or in a transaction directly with a market maker, and such sales by the affiliate during any three-month period may not exceed the greater of (i) 1% of the shares of common stock outstanding or (ii) the average reported weekly trading volume during the four calendar weeks preceding such sale. In addition, if an affiliate acts in concert with another person for the purpose of any such sale, the sales of all persons acting in concert would be limited in the aggregate to such maximum number of shares in any three-month period. After any such affiliate has held his shares of stock for at least two years, any sale of such shares by him would not be subject to the restrictions of Rule 145, if he is not affiliated with Gulf Southwest and assuming Gulf Southwest has filed all reports required to be filed by it under the Exchange Act, during the twelve months preceding any such sale. Additionally, a person who is not, and has not been for at least three months, an affiliate of Gulf Southwest and has been the beneficial owner of the GSW Common Stock for at least three years may sell his shares of GSW Common Stock without being subject to the restrictions of Rule
145. It should be noted that any subsequent offer or sale of the GSW Common Stock must be effected in compliance with applicable state securities statutes.

Material Contracts

     GSWDP provides data processing services for the TGC Banks. The fees for these services are comparable to those charged to other banks.

     Other than as discussed above, prior to entering into discussions regarding the Merger, there have been no material contracts, arrangements, understandings, relationships, negotiations or transactions between Texas Gulf Coast and Gulf Southwest. However, Texas Gulf Coast and Gulf Southwest have a number of common officers, directors and shareholders. For information regarding such common officers, directors and shareholders, see "Texas Gulf Coast - Principal Shareholders," "Texas Gulf Coast - Officers and Directors," "Gulf Southwest - Principal Shareholders," "Gulf Southwest - Officers and Directors" and "Risk Factors - Conflicts of Interest."

Restrictions on Transfer of TGC Common Stock Subsequent to the Special Meeting

     Assuming that the Merger Proposal is approved at the Special Meeting, neither the Merger/Reorganization Agreements nor the TBCA impose any restrictions on the transferability of shares of the TGC Common Stock pending consummation of the Merger.

                            DESCRIPTION OF TGC STOCK

     The authorized capital stock of Texas Gulf Coast consists of 1,000,000 shares of TGC Preferred Stock (of which there are no shares outstanding), and 5,000,000 shares of TGC Class A

Preferred Stock (of which there are no shares outstanding), and 1,000,000 shares of TGC Common Stock, (of which 329,738 shares are outstanding as of the date hereof).

     All outstanding shares of TGC Stock are fully paid and nonassessable.

TGC Common Stock

     Subject to the prior rights of holders of outstanding shares of TGC Preferred Stock (and TGC Class A Preferred Stock, if such rights are established), the holders of TGC Common Stock are entitled to dividends when, as and if declared by the board of directors out of legally available funds. Each holder of TGC Common Stock is entitled to one vote for each share held on all matters submitted to owners of TGC Common Stock. The owners of TGC Common Stock do not have any preemptive right to purchase a pro rata portion of shares of TGC Common Stock issued by Texas Gulf Coast in future transactions. Holders of TGC Common Stock do not have cumulative voting rights in the election of directors.

     In the event of a statutory liquidation, after payment of all creditors, the holders of TGC Common Stock (subject to the prior rights of the holders of outstanding TGC Preferred Stock, and TGC Class A Preferred Stock, if such rights are established) will be entitled to receive pro rata any assets remaining for distribution to shareholders.

TGC Preferred Stock

     Upon issuance, the owners of TGC Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of Texas Gulf Coast out of fund legally available therefore, cumulative dividends of $1.28 per year (payable in semi-annual installments or at such intervals as the Board of Directors may determine) for each share of TGC Preferred Stock owned by them. Until all such dividends have been paid or provided for, no dividends may be declared or paid in respect of shares of TGC Common Stock.

     Upon issuance, the TGC Preferred Stock may be redeemed by Texas Gulf Coast at any time, in whole or in part, at a price of $16.00 per share.

     Upon liquidation, following issuance the owners of TGC Preferred Stock are entitled to receive $16.00 per share and all accumulated but unpaid dividends to which shares of TGC Preferred Stock owned by them are entitled before any distributions may be made to holders of TGC Common Stock.

     The Board of Directors of Texas Gulf Coast does not have any present intention to authorize the issuance of shares of TGC Preferred Stock.

TGC Class A Preferred Stock

In addition to the TGC Preferred Stock, Texas Gulf Coast is authorized to issue up to 5,000,000 shares of TGC Class A Preferred Stock. The Board of Directors of Texas Gulf Coast has the authority, in its discretion, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences of unissued series of the TGC Class A Preferred Stock, the number of shares constituting any such series and the designation thereof. Upon issuance, the holders of any series of the TGC Class A Preferred Stock will have such preferences over the holders of TGC Common Stock and TGC Preferred Stock, including preferences as to dividends or upon liquidation, or both, and such voting, conversion, redemption, and other rights, as the Board of Directors of Texas Gulf Coast determines in creating such series.

     The Board of Directors of Texas Gulf Coast does not have any present intention to authorize the issuance of shares of TGC Class A Preferred Stock.

                            DESCRIPTION OF GSW STOCK

     The authorized capital stock of Gulf Southwest consists of 10,000,000 shares of GSW Common Stock, of which 1,258,636 shares are outstanding, and 2,000,000 shares of GSW Preferred Stock, of which no shares are outstanding as of the date hereof.

     All outstanding shares of GSW Stock are fully paid and nonassessable.

GSW Common Stock

     Subject to the prior rights of holders of outstanding shares of GSW Preferred Stock, the holders of GSW Common Stock are entitled to dividends when, as and if declared by the board of directors out of legally available funds. Each holder of GSW Common Stock is entitled to one vote for each share held on all matters submitted to owners of GSW Common Stock. The owners of GSW Common Stock do not have any preemptive rights to purchase a pro rata portion of shares of GSW Common Stock issued by Gulf Southwest in future transactions. Holders of GSW Common Stock do not have cumulative voting rights in the election of directors.

     In the event of a statutory liquidation, after payment of all creditors, the holders of GSW Common Stock (subject to the prior rights of the holders of outstanding GSW Preferred Stock) will be entitled to receive pro rata any assets remaining for distribution to shareholders.

GSW Preferred Stock

     Gulf Southwest is authorized to issue up to 2,000,000 shares of preferred stock ("Gulf Southwest Preferred Stock"). The Board of Directors of Gulf Southwest has the authority, in its discretion, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences of unissued series of the Gulf Southwest Preferred Stock, the number of shares constituting any such series and the designation thereof. Upon issuance, the holders of any series of the Gulf Southwest Preferred Stock will have such preferences over the holders of GSW Common Stock, including preferences as to dividends or upon liquidation, or both, and such voting, conversion, redemption, and other rights, as the Board of Directors of Gulf Southwest determines in creating such series.

          The Board of Directors of Gulf Southwest does not have any present intention to authorize the issuance of shares of GSW Preferred Stock.

                      COMPARATIVE RIGHTS OF SHAREHOLDERS

     The information contained in this section is intended to summarize and compare certain significant rights of shareholders of Gulf Southwest and Texas Gulf Coast and does not purport to be a complete discussion of all such rights or all of the differences among the rights of such shareholders.

Dividend Rights

     Both the holders of TGC Common Stock and the holders of GSW Common
Stock are entitled to dividends, subject to the prior payment of dividends to holders of TGC Preferred Stock, TGC Class A Preferred Stock or GSW Preferred Stock, as applicable, when, as and if declared by the respective Board of Directors out of funds legally available therefor.

Voting Rights

     Except as otherwise provided by law for certain types of transactions, all voting rights of both Texas Gulf Coast and Gulf Southwest are vested in the respective holders of shares of TGC Common Stock and GSW Common Stock. Each outstanding share of such stock is entitled to one vote and none of the holders of such shares have cumulative voting rights in the election of directors.

Liquidation Rights

     In the event of liquidation, the holders of shares of TGC Common Stock and GSW Common Stock are entitled to receive, on an equal per share basis, subject to the prior payment of amounts due to holders of TGC Preferred Stock, TGC Class A Preferred Stock or GSW Preferred Stock, as applicable, any assets of their respective corporations remaining after payment of all obligations.

Preemptive Rights

     None of the holders of shares of TGC Common Stock or GSW Common Stock have the preemptive right to purchase their pro rata portion of any additional shares of such stock which may be issued in the future.

                                 LEGAL MATTERS

     The validity of the shares of GSW Common Stock offered hereby will be passed upon for Gulf Southwest by Winstead Sechrest & Minick P.C., Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements (including schedules) of Gulf Southwest for the years ended December 31, 1993, 1992 and 1991 and the financial statements (including schedules) of Gulf Southwest (parent company only) for the years ended December 31, 1993,

1992 and 1991, have been audited by Hidalgo, Banfill, Zlotnik & Kermali, P.C., independent auditors, as set forth in their report thereon included herein. The financial statements (including schedules) of Texas Gulf Coast for the year ended December 31, 1993, and the financial statements (including schedules) of Texas Gulf Coast (parent company only) for the year ended December 31, 1993, have been audited by Hidalgo, Banfill, Zlotnik & Kermali, P.C., independent auditors, as set forth in their report thereon, included herein. The financial statements (including schedules) of Texas Gulf Coast for the years ended December 31, 1992 and 1991 and the financial statements (including schedules) of Texas Gulf Coast (parent company only) for the years ended December 31, 1992 and 1991 have been audited by Griffin, Iles, Masel & Duvall, P.C., Certified Public Accountants. Such financial statements are included herein in reliance upon such reports, given upon the authority of such firms as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders of Gulf Southwest must be received at Gulf Southwest's principal executive offices no later than May 15, 1995 in order to be considered for inclusion in the Company's proxy materials related to that meeting.

                         INDEX TO FINANCIAL STATEMENTS

Gulf Southwest Bancorp, Inc.
 Report of Hidalgo, Banfill, Zlotnik &  Kermali, P.C.,
    Independent Auditors................................................... F-3
 Consolidated Balance Sheets as of December 31, 1993 and December 31,
    1992 and (unaudited) as of September 30, 1994 and
    September 30, 1993..................................................... F-4
 Consolidated Statement of Income for the Years Ended December 31,
    1993, 1992 and 1991 and for the Nine Months Ended September 30,
    1994 and 1993 (unaudited).............................................. F-6
 Statement of Stockholders' Equity for the Period from January 1,
    1991 Through December 31, 1993 and (unaudited) for the Nine Months
    Ended September 30, 1994............................................... F-8
 Consolidated Statement of Cash Flows for the Years Ended December 31,
    1993, 1992 and 1991 and for the Nine Months Ended September 30, 1994
    and 1993 (unaudited)................................................... F-9
 Balance Sheets (Parent Company Only) as of December 31, 1993 and
    December 31, 1992 and (unaudited) as of September 30, 1994 and
    September 30, 1993..................................................... F-12
 Statement of Income (Parent Company Only) for the Years Ended
    December 31, 1993, 1992 and 1991 and for the Nine Months Ended
    September 30, 1994 and 1993 (unaudited)................................ F-13
 Statement of Cash Flows (Parent Company Only) for the Years Ended
    December 31, 1993, 1992 and 1991 and for the Nine Months Ended
    September 30, 1994 and 1993 (unaudited)................................ F-14
 Notes to Financial Statements............................................. F-15

Texas Gulf Coast Bancorp, Inc.
 Report of Hidalgo, Banfill, Zlotnik & Kermali, P.C., Independent
    Auditors............................................................... F-28
 Report of Griffin, Iles, Masel & Duvall, P.C., Independent Auditors....... F-29
 Consolidated Balance Sheets as of December 31, 1993 and December 31,
    1992 and (unaudited) as of September 30, 1994 and September 30, 1993... F-30 Consolidated Statement of Income for the Years Ended December 31, 1993,
    1992 and 1991 and for the Nine Months Ended September 30, 1994 and
    1993 (unaudited)....................................................... F-32
 Statement of Stockholders' Equity for the Period from January 1, 1991
    Through December 31, 1993 and (unaudited) for the Nine Months
    Ended September 30, 1994............................................... F-34

 Consolidated Statement of Cash Flows for the Years Ended
    December 31, 1993, 1992 and 1991 and for the Nine Months Ended
    September 30, 1994 and 1993 (unaudited)................................ F-36
 Balance Sheets (Parent Company Only) as of December 31, 1993 and 1992
    and (unaudited) as of September 30, 1994 and September 30, 1993........ F-39
 Statement of Income (Parent Company Only) for the Years Ended December
    31, 1993, 1992 and 1991 and for the Nine Months Ended September 30,
    1994 and 1993 (unaudited).............................................. F-40
 Statement of Cash Flows (Parent Company Only) for the Years Ended
    December 31, 1993, 1992 and 1991 and for the Nine Months Ended September
    30, 1994 and 1993 (unaudited).......................................... F-41
 Notes to Financial Statements............................................. F-42

Pro Forma Consolidating Financial Statements
 Report of Hidalgo, Banfill, Zlotnik & Kermali, P.C., Independent
    Auditors............................................................... F-56
 Pro Forma Consolidating Financial Statements Objectives................... F-57
 Pro Forma Consolidating Balance Sheet as of September 30, 1994
    (unaudited)............................................................ F-58

 Pro Forma Consolidating Statement of Income for the Year Ended
    December 31, 1993 (unaudited).......................................... F-60
 Pro Forma Consolidating Statement of Income for the Nine Months Ended
    September 30, 1994 (unaudited)......................................... F-61
 Notes to Pro Forma Consolidating Financial Statements..................... F-62


All other schedules or supplementary data are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

Board of Directors and Shareholders
Gulf Southwest Bancorp, Inc.
Houston, Texas


                          Independent Auditors' Report
                          ----------------------------

We have audited the accompanying consolidated balance sheet of Gulf Southwest Bancorp, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993, and the balance sheet of Gulf Southwest Bancorp, Inc. (parent company only) as of December 31, 1993 and 1992, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gulf Southwest Bancorp, Inc. and subsidiaries and the financial position of Gulf Southwest Bancorp, Inc. (parent company only) as of December 31, 1993 and 1992, and the respective results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.



                                       Hidalgo, Banfill, Zlotnik & Kermali, P.C.

Houston, Texas
January 26, 1994

                 GULF SOUTHWEST BANCORP, INC. AND SUBSIDIARIES
                 ---------------------------------------------

                           CONSOLIDATED BALANCE SHEET
                           --------------------------

                                     ASSETS
                                     ------

                                                    December 31,                 September 30,
                                             --------------------------  ----------------------------
                                                 1993          1992          1994           1993
                                             ------------  ------------  -------------  -------------
                                                                                 (unaudited)

Cash and due from banks (Note 2)             $ 12,047,000  $ 13,007,000  $ 12,099,000    $ 12,679,000
Time deposits in financial institutions         1,294,000     1,942,000     2,144,000       1,494,000
Federal funds sold                             40,775,000    33,075,000    17,675,000      40,875,000
Investment securities (Note 3):
Held-to-Maturity (market value:
       1993 - $54,107,000
       1992 - $48,981,000):
 U.S. Treasury and other U.S.
  Government agencies                          44,096,000    37,731,000    45,733,000      42,255,000
 State, county and municipal obligations        8,226,000     9,934,000     6,756,000       8,262,000
 Other                                              7,000         7,000         --              7,000
                                             ------------  ------------  ------------    ------------
       Total Held-to-Maturity                  52,329,000    47,672,000    52,489,000      50,524,000

Available-for-Sale:
 U.S. Treasury                                          -             -     9,011,000               -
 Other                                                  -             -         7,000               -
                                             ------------  ------------  ------------    ------------
       Total Available-for-Sale                         -             -     9,018,000               -
                                             ------------  ------------  ------------    ------------

 Total investment securities                   52,329,000    47,672,000    61,507,000      50,524,000

Loans (Note 4):
 Loans, net of unearned income of
  $2,900,000 in 1993 and $3,505,000
  in 1992                                     127,452,000   123,456,000   139,914,000     127,500,000
 Less allowance for possible
  loan losses                                   1,986,000     1,725,000     1,886,000       2,027,000
                                             ------------  ------------  ------------    ------------

 Total loans, net                             125,466,000   121,731,000   138,028,000     125,473,000

Bank premises and equipment (Note 5)            4,198,000     4,001,000     4,701,000       3,776,000
Accrued interest receivable                     1,687,000     1,655,000     1,977,000       1,652,000
Excess of cost of subsidiaries over
 equity in net assets acquired, net of
 accumulated amortization of $250,000
 in 1993 and $235,000 in 1992                     326,000       340,000       315,000         330,000
Real estate and other loan-related assets       1,578,000     3,037,000       755,000       2,082,000
Other assets                                    2,305,000     2,460,000     1,615,000       2,226,000
                                             ------------  ------------  ------------    ------------

 Total Assets                                $242,005,000  $228,920,000  $240,816,000    $241,111,000
                                             ============  ============  ============    ============

     See notes to financial statements.

                 GULF SOUTHWEST BANCORP, INC. AND SUBSIDIARIES
                 ---------------------------------------------

                           CONSOLIDATED BALANCE SHEET
                           --------------------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                  December 31,                  September 30,
                                           ----------------------------  -----------------------------
                                               1993           1992            1994           1993
                                           -------------  -------------  --------------  -------------
                                                                                  (unaudited)
Deposits:
 Non-interest bearing                      $ 61,619,000   $ 58,705,000    $ 62,668,000   $ 60,966,000
 Interest bearing (Note 6)                  157,323,000    149,263,000     152,679,000    157,575,000
                                           ------------   ------------    ------------   ------------

                                            218,942,000    207,968,000     215,347,000    218,541,000
Accrued interest, taxes and other
 liabilities                                  1,131,000        965,000       1,199,000      1,074,000
Borrowings (Note 7)                                   -        350,000               -        350,000
                                           ------------   ------------    ------------   ------------

 Total Liabilities                          220,073,000    209,283,000     216,546,000    219,965,000
                                           ------------   ------------    ------------   ------------

Commitments and Contingencies (Note 10)               -              -               -              -

Stockholders' Equity (Notes 8 and 11):
 Preferred stock $20 par value,
  authorized 2,000,000 shares                         -              -               -              -
 Common stock, $1 par value,
  authorized 10,000,000 shares,
  issued 1,281,650 shares in 1993
  and in 1992                                 1,281,000      1,281,000       1,281,000      1,281,000
 Paid-in capital                              8,631,000      8,631,000       8,631,000      8,631,000
 Retained earnings                           12,290,000      9,995,000      14,708,000     11,504,000
 Net unrealized loss on investment
  securities available for sale (net of
  income taxes)                                       -              -         (43,000)             -
                                           ------------   ------------    ------------   ------------

                                             22,202,000     19,907,000      24,577,000     21,416,000

Less cost of stock held in treasury:
 Common, 20,407 shares in 1993 and
  19,875 in 1992                               (270,000)      (270,000)       (307,000)      (270,000)
                                           ------------   ------------    ------------   ------------

 Total Stockholders' Equity                  21,932,000     19,637,000      24,270,000     21,146,000
                                           ------------   ------------    ------------   ------------

 Total Liabilities and Stockholders'
  Equity                                   $242,005,000   $228,920,000    $240,816,000   $241,111,000
                                           ============   ============    ============   ============

     See notes to financial statements.

                 GULF SOUTHWEST BANCORP, INC. AND SUBSIDIARIES
                 ---------------------------------------------

                        CONSOLIDATED STATEMENT OF INCOME
                        --------------------------------

                                             Year Ended December 31,                   Nine Months Ended September 30,
                                --------------------------------------------------     -------------------------------
                                   1993                1992               1991              1994                   1993
                                ----------          ----------          ---------        ---------               --------
                                                                                                     (unaudited)
Interest Income:
 Interest and fees
  on loans                     $ 11,513,000        $ 12,022,000        $ 13,110,000        $ 8,857,000        $ 8,587,000
 Investment securities:
  Taxable interest                2,642,000           2,606,000           2,515,000          2,243,000          1,974,000
  Non-taxable interest              525,000             721,000             992,000            290,000            415,000
 Time deposits with
  financial institutions             46,000              76,000             170,000             40,000             35,000
 Federal funds sold               1,076,000             892,000           1,662,000            888,000            772,000
                                -----------         -----------         -----------        -----------        -----------

  Total Interest Income          15,802,000          16,317,000          18,449,000         12,318,000         11,783,000
                                -----------         -----------         -----------        -----------        -----------

Interest Expense:
 Deposits                         4,907,000           5,863,000           9,013,000          3,564,000          3,690,000
 Long-term borrowings                36,000              35,000              35,000                  -             29,000
                                -----------         -----------         -----------        -----------        -----------

  Total Interest
   Expense                        4,943,000           5,898,000           9,048,000          3,564,000          3,719,000
                                -----------         -----------         -----------        -----------        -----------

Net interest income              10,859,000          10,419,000           9,401,000          8,754,000          8,064,000
Provision for possible
 loan losses (Note 4)               410,000           1,165,000             825,000             50,000            410,000
                                -----------         -----------         -----------        -----------        -----------
Net interest income
 after provision for
 possible loan losses            10,449,000           9,254,000           8,576,000          8,704,000          7,654,000
                                -----------         -----------         -----------        -----------        -----------

Non-Interest Income:
 Service charges on
  deposit accounts                2,387,000           2,264,000           2,201,000          1,782,000          1,775,000
 Other service charges
  and fees                          201,000             210,000             219,000            151,000            132,000
 Other operating income             362,000             321,000             693,000            460,000            288,000
 Securities transactions
  (Note 3)                           29,000              16,000                   -                  -             29,000
                                -----------         -----------         -----------        -----------        -----------

  Total Non-Interest Income       2,979,000           2,811,000           3,113,000          2,393,000          2,224,000
                                -----------         -----------         -----------        -----------        -----------

Non-Interest Expenses:
 Salaries and employee
  benefits                        4,770,000           4,306,000           4,264,000          3,588,000          3,533,000
 Occupancy expense                  920,000             794,000             822,000            771,000            644,000
 Furniture and equipment
  expense                           479,000             458,000             591,000            387,000            353,000
 Other real estate expense          951,000           1,206,000             827,000            348,000            705,000
 Other operating expense
  (Note 13)                       3,375,000           3,155,000           3,417,000          2,545,000          2,553,000
                                -----------         -----------         -----------        -----------        -----------

 Total Non-Interest Expenses     10,495,000           9,919,000           9,921,000          7,639,000          7,778,000
                                -----------         -----------         -----------        -----------        -----------

     See notes to financial statements.

                 GULF SOUTHWEST BANCORP, INC. AND SUBSIDIARIES
                 ---------------------------------------------

                  CONSOLIDATED STATEMENT OF INCOME (continued)
                  --------------------------------------------

                                                                              Nine Months
                                        Year Ended December 31,            Ended September 30,
                                ------------------------------------
                                   1993         1992        1991         1994          1993
                                -----------  ----------  -----------  -----------   ----------
                                                                             (unaudited)
Income before income taxes
 and cumulative effect
 of an accounting change          2,933,000    2,146,000    1,768,000    3,458,000     2,090,000

Provision for income taxes
 (Note 9)                           512,000      242,000       36,000      850,000       581,000
                                 ----------   ----------   ----------   ----------    ----------

Income before cumulative
 effect of an accounting
 change                           2,421,000    1,904,000    1,732,000    2,608,000     1,509,000

Cumulative effect of an
 accounting change (Note 9)               -    2,470,000            -            -             -
                                 ----------   ----------   ----------   ----------    ----------

Net Income                       $2,421,000   $4,374,000   $1,732,000   $2,608,000    $1,509,000
                                 ==========   ==========   ==========   ==========    ==========


Weighted Average Number of
 Common shares outstanding        1,261,731    1,261,775    1,261,775    1,258,636     1,261,775
                                 ==========   ==========   ==========   ==========    ==========

Net Income per Common Share:

 Income before cumulative
  effect of an accounting
  change                         $     1.92   $     1.51   $     1.37   $     2.07    $     1.20

 Accounting Change                        -         1.96            -            -             -
                                 ----------   ----------   ----------   ----------    ----------

 Net Income                      $     1.92   $     3.47   $     1.37   $     2.07    $     1.20
                                 ==========   ==========   ==========   ==========    ==========

     See notes to financial statements.

          GULF SOUTHWEST BANCORP, INC. AND SUBSIDIARIES (Consolidated)
                                      AND
                          GULF SOUTHWEST BANCORP, INC.
                             (Parent Company Only)

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                        Net Unrealized Gain
                          Preferred      Common       Paid-In          Retained        (Loss) on Securities    Treasury
                            Stock        Stock        Capital          Earnings         Available for Sale      Stock
                          ---------    ----------    ----------      ------------      ---------------------   --------

Balance at
 January 1, 1991          $       -    $ 1,281,000    $ 8,631,000       $ 3,889,000         $      -            $(270,000)

Net income                        -              -              -         1,732,000                -                    -
                          ---------    -----------    -----------       -----------        ---------            ---------

Balance at
 December 31, 1991                -      1,281,000      8,631,000         5,621,000                -             (270,000)

Net income                        -              -              -         4,374,000                -                    -
                          ---------    -----------    -----------       -----------        ---------            ---------

Balance at
 December 31, 1992                -      1,281,000      8,631,000         9,995,000                -             (270,000)

Net income                        -              -              -         2,421,000                -                    -

Cash dividend paid
 common stock                     -              -              -          (126,000)               -                    -

Acquired 532 shares
 of treasury stock                -              -              -                 -                -                    -
                          ---------    -----------    -----------       -----------        ---------            ---------

Balance at
 December 31, 1993                -      1,281,000      8,631,000        12,290,000                -             (270,000)

Net income (unaudited)            -              -              -         2,608,000                -                    -

Cash dividend paid
 common stock                     -              -              -          (190,000)               -                    -

Change in accounting
 method (Note 3)                  -              -              -                 -           50,000                    -

Net change in un-
 realized losses on
 investment securities
 available for sale               -              -              -                 -          (93,000)                   -

Acquired 2,607 shares
 of treasury stock                -              -              -                 -                -              (37,000)
                          ---------    -----------    -----------       -----------        ---------           ----------

Balance at
September 30, 1994       $        -    $ 1,281,000    $ 8,631,000      $ 14,708,000        $ (43,000)          $ (307,000)
                          =========     ==========     ==========       ===========         ========            =========

     See notes to financial statements.

                 GULF SOUTHWEST BANCORP, INC. AND SUBSIDIARIES
                 ---------------------------------------------

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      ------------------------------------

                                                                                Nine Months
                                         Year Ended December 31,             Ended September 30,
                                         -----------------------            ---------------------
                                      1993          1992         1991         1994         1993
                                   -----------  ------------  -----------  -----------  -----------
                                                                                (unaudited)
Cash Flows From Operating
 Activities:

Net Income                         $2,421,000   $ 4,374,000   $1,732,000   $2,608,000   $1,509,000
                                   ----------   -----------   ----------   ----------   ----------

Adjustments to Reconcile
 Net Income to Cash Flows
 From Operating Activities:

Provision for possible
 loan losses                          410,000     1,165,000      825,000       50,000      410,000
Discount (accretion) amortized
 to income                            384,000        83,000      (15,000)     241,000      272,000
(Gain) Loss on sale of
 investment securities                (29,000)      (16,000)           -            -      (29,000)
Depreciation and amortization         429,000       395,000      497,000      383,000      318,000
Loss (Gain) on sale of premises
 and equipment                         51,000         7,000     (353,000)       4,000       72,000
Provision for losses on real
 estate and other loan-related
 assets                               654,000     1,146,000      440,000      209,000      392,000
(Gain) Loss on sale of real
 estate and other loan-related
 assets                               (43,000)     (196,000)     105,000        1,000      (38,000)
(Increase) Decrease in accrued
 interest receivable                  (32,000)      145,000      343,000     (291,000)       3,000
Decrease (Increase) in other
 assets                               154,000    (2,058,000)      24,000      712,000      242,000
Increase (Decrease) in accrued
 interest, taxes and other
 liabilities                          166,000       (59,000)    (355,000)      68,000      109,000
                                   ----------   -----------   ----------   ----------   ----------

Total Adjustments                   2,144,000       612,000    1,510,000    1,377,000    1,751,000
                                   ----------   -----------   ----------   ----------   ----------

Net Cash Flows From
 Operating Activities               4,565,000     4,986,000    3,242,000    3,985,000    3,260,000
                                   ----------   -----------   ----------   ----------   ----------

     See notes to financial statements.

                 GULF SOUTHWEST BANCORP, INC. AND SUBSIDIARIES
                 ---------------------------------------------

                CONSOLIDATED STATEMENT OF CASH FLOWS (continued)
                ------------------------------------------------

                                                                                                    Nine Months
                                              Year Ended December 31,                           Ended September 30,
                                              ------------------------                         --------------------
                                       1993           1992                 1991                1994                 1993
                                   ------------   ------------         ------------        ------------         ------------
                                                                                                    (unaudited)

Cash Flows From Investing
 Activities:
Net decrease (increase)
 in time deposits in
 financial institutions            $    648,000       $    196,000          $  1,485,000       $   (850,000)      $    448,000
Proceeds from sales of
 investment securities                  745,000                  -                     -                  -                  -
Proceeds from maturities of
 investment securities               13,548,000         16,303,000            10,603,000          9,083,000         11,003,000
Purchase of investment
 securities                         (19,305,000)       (23,729,000)           (4,298,000)       (18,567,000)       (14,097,000)
Net (increase) decrease in
 loans                               (3,259,000)        (1,473,000)           (5,062,000)       (12,047,000)        (3,560,000)
Rebates paid to customers              (594,000)          (785,000)             (706,000)          (366,000)          (442,000)
Recoveries of loans charged-off         237,000            125,000               192,000            186,000            165,000
Proceeds from sale of premises
 and equipment                           63,000            133,000               681,000              8,000             33,000
Capital expenditures                   (725,000)          (763,000)             (263,000)          (887,000)          (188,000)
Proceeds from sale of real
 estate and other loan-related
 assets                                 319,000          1,103,000               485,000            229,000            277,000
                                   ------------       ------------          ------------       ------------       ------------

Net Cash Flows from Investing
 Activities                          (8,323,000)        (8,889,000)            3,117,000        (23,211,000)        (6,361,000)
                                   ------------       ------------          ------------       ------------       ------------

Cash Flows From Financing
 Activities:
 Net increase (decrease) in
  deposits                           10,974,000          9,306,000           (6,375,000)         (3,595,000)        10,073,000
 Repayment of long-term
  borrowings                           (350,000)                 -                     -                  -                  -
 Dividends paid                        (126,000)                 -                     -           (190,000)                 -
 Purchase of treasury stock                   -                  -                     -            (37,000)                 -
                                   ------------       ------------          ------------       ------------       ------------

Net Cash Flows From
 Financing Activities                10,498,000          9,306,000            (6,375,000)        (3,822,000)        10,573,000
                                   ------------       ------------          ------------       ------------       ------------

Net Increase (decrease) in
 Cash and Cash Equivalents            6,740,000          5,403,000               (16,000)       (23,048,000)         7,472,000
Cash and cash Equivalents
 at Beginning of Period              46,082,000         40,679,000            40,695,000         52,822,000         46,082,000
                                   ------------       ------------          ------------       ------------       ------------

Cash and Cash Equivalents
 at End of Period                  $ 52,822,000       $ 46,082,000          $ 40,679,000       $ 29,774,000       $ 53,554,000
                                   ============       ============          ============       ============       ============

Interest Paid                      $  4,908,000       $  6,084,000          $  9,354,000       $  3,610,000       $  3,699,000
                                   ============       ============          ============       ============       ============

Federal Income Taxes Paid          $     12,000       $     55,000          $     21,000       $    189,000       $     12,000
                                   ============       ============          ============       ============       ============

     See notes to financial statements.

                 GULF SOUTHWEST BANCORP, INC. AND SUBSIDIARIES
                 ---------------------------------------------

                CONSOLIDATED STATEMENT OF CASH FLOWS (continued)
                ------------------------------------------------





                                                                        Nine Months Ended
                                     Year Ended December 31,              September 30,
                               ---------------------------------     ----------------------
                                 1993         1992        1991         1994          1993
                               --------     ---------   --------     --------      --------
                                                                        (unaudited)
Non-cash Transactions:

 Bank loans for real estate
  and other loan-related
  assets sold                  $ 972,000   $ 1,413,000   $ 936,000    $ 665,000    $ 697,000

 Foreclosed properties
  transferred to real
  estate and other loan
  related assets               $ 450,000   $ 1,440,000   $ 772,000    $ 280,000    $ 382,000


     See notes to financial statements.

                          GULF SOUTHWEST BANCORP, INC.
                          ----------------------------
                             (Parent Company Only)
                             ---------------------

                                 BALANCE SHEET
                                 -------------

                                     ASSETS
                                     ------

                                                        December 31,              September 30,
                                                  -------------------------  ------------------------

                                                      1993         1992         1994         1993
                                                  ------------  -----------  -----------  -----------
                                                                                   [Unaudited]

Cash                                               $   395,000  $    31,000  $   932,000  $   199,000
Certificates of deposit                                      -      200,000            -      200,000
Due from non-bank subsidiary                            78,000      110,000      104,000       60,000
Due from bank subsidiary                               419,000      170,000      345,000      486,000
Investment in subsidiaries:
 Bank                                               19,332,000   17,192,000   21,660,000   17,186,000
 Non-bank                                              203,000      169,000      253,000      174,000
Excess of cost of subsidiaries over
 equity in net assets acquired, net
 of accumulated amortization of
 $250,000 in 1993 and $235,000 in 1992                 326,000      340,000      315,000      330,000
Deferred tax asset                                   1,228,000    1,775,000      662,000    1,307,000
                                                   -----------  -----------  -----------  -----------

 Total Assets                                      $21,981,000  $19,987,000  $24,271,000  $19,942,000
                                                   ===========  ===========  ===========  ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Accrued taxes payable                              $    49,000  $         -  $     1,000  $     8,000
Borrowings (Note 7)                                          -      350,000            -      350,000
                                                   -----------  -----------  -----------  -----------

   Total Liabilities                                    49,000      350,000        1,000     358,0000
                                                   -----------  -----------  -----------  -----------

Commitments and Contingencies (Note 10)                      -            -            -            -

Stockholders' Equity (Notes 8 and 11):
   Preferred stock, $20 par value,
   authorized 2,000,000 shares                               -            -            -            -

Common stock $1 par value,
   authorized 10,000,000 shares,
   issued 1,281,650 shares in 1993
   and in 1992                                       1,281,000    1,281,000    1,281,000    1,281,000
Paid-in capital                                      8,631,000    8,631,000    8,631,000    8,631,000
Retained earnings                                   12,290,000    9,995,000   14,708,000    9,942,000
Unrealized gain (loss) in investment securities              -            -      (43,000)           -
                                                   -----------  -----------  -----------  -----------

                                                    22,202,000   19,907,000   24,577,000   19,854,000
Less cost of stock held in treasury:
   Common, 20,407 shares in 1993 and
   19,875 in 1992                                     (270,000)    (270,000)    (307,000)    (270,000)
                                                   -----------  -----------  -----------  -----------

Total Stockholders' Equity                          21,932,000   19,637,000   24,270,000   19,584,000
                                                   -----------  -----------  -----------  -----------

Total Liabilities and Stockholders' Equity         $21,981,000  $19,987,000  $24,271,000  $19,942,000
                                                   ===========  ===========  ===========  ===========

     See notes to financial statements.

                          GULF SOUTHWEST BANCORP, INC.
                          ----------------------------
                             (Parent Company Only)
                             ---------------------

                              STATEMENT OF INCOME
                              -------------------

                                                                                   For Nine Months Ended
                                                  Year Ended December 31,               September 30,
                                          --------------------------------------  ------------------------
                                             1993          1992         1991         1994         1993
                                          -----------  ------------  -----------  -----------  -----------
                                                                                        [Unaudited]
Income:
  Interest income                         $    5,000    $    8,000   $   17,000   $    7,000   $    4,000
  Other income (loss)                              -             -        1,000            -            -
                                          ----------    ----------   ----------   ----------   ----------

                                               5,000         8,000       18,000        7,000        4,000
                                          ----------    ----------   ----------   ----------   ----------
Expenses:
  Interest                                    37,000        35,000       37,000            -       27,000
  Other operating expenses                    50,000        63,000       72,000       66,000       37,000
                                          ----------    ----------   ----------   ----------   ----------

                                              87,000        98,000      109,000       66,000       64,000
                                          ----------    ----------   ----------   ----------   ----------

(Loss) income before
  income tax benefit and equity
  in undistributed income of
  subsidiaries and cumulative
  effect of an accounting change             (82,000)      (90,000)     (91,000)     (59,000)     (60,000)

Income tax benefit                           328,000       104,000       42,000      245,000        6,000
                                          ----------    ----------   ----------   ----------   ----------

Income (loss) before equity in
  undistributed income of subsidiaries
  and cumulative effect of an
  accounting change                          246,000        14,000      (49,000)     186,000      (54,000)

Equity in undistributed income
  of subsidiaries                          2,174,000     2,520,000    1,781,000    2,422,000    1,563,000
                                          ----------    ----------   ----------   ----------   ----------

Income before cumulative effect of
  an accounting change                     2,422,000     2,533,000    1,732,000    2,608,000    1,509,000

Cumulative effect of an accounting
  change (Note 9)                                  -     1,841,000            -            -            -
                                          ----------    ----------   ----------   ----------   ----------

Net income                                $2,421,000    $4,374,000   $1,732,000   $2,608,000   $1,509,000
                                          ==========    ==========   ==========   ==========   ==========

     See notes to financial statements.

                          GULF SOUTHWEST BANCORP, INC.
                          ----------------------------
                             (Parent Company Only)
                             ---------------------

                            STATEMENT OF CASH FLOWS
                            -----------------------

                                                                                              For Nine Months Ended
                                                   Year Ended December 31,                         September 30,
                                     ----------------------------------------------------    --------------------------
                                         1993                1992                1991            1994          1993
                                     ------------        ------------         -----------    -----------   ------------
                                                                                                    [Unaudited]

Cash Flows From Operating
   Activities:
Net Income                           $ 2,421,000         $ 4,374,000         $ 1,732,000     $ 2,608,000   $ 1,509,000
Adjustments to Reconcile
   Net Income to Cash Flows
   From Operating Activities:
Equity in undistributed income
   of subsidiaries                    (2,174,000)         (2,520,000)         (1,781,000)     (2,422,000)   (1,563,000)
Amortization and depreciation             14,000              14,000              17,000          11,000        11,000
(Income) Losses of unconsolidated
   subsidiary                                  -                   -              (1,000)              -             -
Increase (Decrease) in accruals           49,000                   -             (39,000)        (48,000)        8,000
(Increase) in other assets              (216,000)           (199,000)            (42,000)         48,000      (265,000)
Decrease (Increase) in deferred
   tax asset                             547,000          (1,775,000)                  -         566,000       468,000
                                     -----------         -----------         -----------     -----------   -----------

Net Cash Flows From
   Operating Activities                  641,000            (106,000)           (114,000)        763,000       168,000
                                     -----------         -----------         -----------     -----------   -----------

Cash Flows From Financing
   Activities:
Payments on long-term borrowings        (350,000)                  -                   -               -             -
Dividends paid                          (126,000)                  -                   -        (189,000)            -
Purchase of treasury stock                     -                   -                   -         (37,000)            -
                                     -----------         -----------         -----------     -----------   -----------

Net Cash Flow From Financing
   Activities:                          (476,000)                  -                   -        (226,000)            -
                                     -----------         -----------         -----------     -----------   -----------

Net Increase (Decrease) in Cash
   and Cash Equivalents                  165,000            (106,000)           (114,000)        537,000       168,000
Cash and Cash Equivalents at
   Beginning of Year                     230,000             336,000             450,000         395,000       231,000
                                     -----------         -----------         -----------     -----------   -----------

Cash and Cash Equivalents at
   End of Year                       $   395,000         $   230,000         $   336,000     $   932,000   $   399,000
                                     ===========         ===========         ===========     ===========   ===========

Interest Paid                        $    37,000         $    35,000         $    20,000     $         -   $    26,000
                                     ===========         ===========         ===========     ===========   ===========

Taxes Paid                           $    12,000         $    55,000         $         -     $   189,000   $    12,000
                                     ===========         ===========         ===========     ===========   ===========


     See notes to financial statements.

                 GULF SOUTHWEST BANCORP, INC. AND SUBSIDIARIES
                 ---------------------------------------------
                                      AND
                                      ---
               GULF SOUTHWEST BANCORP, INC. (PARENT COMPANY ONLY)
               --------------------------------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


Note 1 - Summary of Significant Accounting Policies
- ---------------------------------------------------

The accounting and reporting policies of Gulf Southwest Bancorp, Inc. (Company) and its subsidiaries conform to generally accepted accounting principles and practices within the banking industry. The Company and its subsidiaries provide banking and data processing services to its customers in the greater Houston, Texas metropolitan area. A summary of the more significant accounting policies follows:

Financial Statement Presentation
- --------------------------------

The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiaries, Merchants Bank and G.S.W. Data Processing, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in subsidiaries are accounted for on the equity method of accounting in the Parent Company Only financial statements.

Investment Securities
- ---------------------

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). Investment securities that may be sold in response to or in anticipation of changes in interest rates or other factors are classified as available-for-sale and carried at fair value. The unrealized gains and losses on these securities are reported net of applicable income taxes in a separate component of stockholders' equity. Securities that the Company has the intent and ability to hold to maturity continue to be carried at amortized cost. At December 31, 1993 and 1992, investment securities were carried at amortized cost.

Interest income on investment securities, including amortization of premiums and accretion of discounts, is recognized using the interest method. The specific identification method is used to determine realized gains and losses on sales of securities, which are reported in securities transactions.

Loans
- -----

Loans are stated at the principal amount outstanding, net of unearned income and the allowance for possible loan losses. Interest on commercial and real estate loans is accrued over the term of the loan based on the amount of principal outstanding except where serious doubt exists as to the collectibility of a loan, in which case the accrual of interest is discontinued. Interest income on installment loans is computed primarily on sum-of-the-months-digit method which, in the aggregate, does not differ materially from the interest method. Net loan origination and commitment fees are being deferred over the contractual life of the loans as an adjustment of the yield.

Allowance For Possible Loan Losses
- ----------------------------------

The allowance for possible loan losses is established by a charge to income as a provision for loan losses. Actual loan losses or recoveries are charged or credited directly to this allowance. The amount of the allowance is determined based upon evaluation of the loan portfolio, a review of past loan loss experience and management's judgment with respect to current and expected economic conditions and their potential impact on the loan portfolio.

Bank Premises and Equipment
- ---------------------------

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line method based upon the estimated useful lives of the assets. Amortization of leasehold improvements is based on the estimated useful lives of the improvements or the term of the respective lease, whichever is shorter. At the time of a retirement or sale, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is recorded in income. Maintenance and repairs are charged to expense as incurred. Renewals and betterments, expenditures which generally increase the value of the property or extend its useful life, are capitalized.

Real Estate and Other Loan-Related Assets
- -----------------------------------------

Real estate and other loan-related assets are stated at the lower of cost or estimated fair value, less the estimated costs to sell. Any reduction from cost (loan value) to estimated fair value at the time of foreclosure is charged to the allowance for possible loan losses. Subsequent valuation adjustments are charged to current earnings through the provision for revaluation of real estate and other loan-related assets or are charged directly to expense in the period in which they are identified. Losses on dispositions are recognized in the period of occurrence while gains are not recognized until all criteria for income recognition have been met. Also, any income received or expense incurred during the period the assets are owned is recognized as income or expense during the period in which it is received or incurred and is included in other real estate expense.

Excess of Cost Over Equity in Net Assets Acquired
- -------------------------------------------------

The fair value of the net assets acquired in transactions accounted for as purchases is recorded as an investment by the parent company. The excess of the cash or market value of the consideration given in the transaction over the fair value of the net assets acquired is recorded as the excess of cost over fair value of assets acquired, which is amortized into other operating expenses on a straight-line basis over a period of 40 years.

Income Taxes
- ------------

The Company and its subsidiaries file a consolidated Federal income tax return. The subsidiaries record income tax expense by applying the statutory tax rate to their income as adjusted for tax exempt interest and other temporary differences and remit the portion of Federal income taxes currently due to the parent company. The parent company records, as a tax benefit, the difference between total taxes reflected by the subsidiaries and the consolidated provision for income taxes. Deferred tax assets and liabilities are recognized for balance sheet basis differences for tax and financial reporting purposes. The deferred taxes represent future tax return consequences of those differences. Investment tax credits are recognized as a reduction of Federal income taxes when such credits are utilized.

Earnings Per Share
- ------------------

Earnings per share of common stock are computed by dividing earnings by the weighted average number of shares outstanding during the year.

Cash and Cash Equivalents
- -------------------------

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Reclassifications
- -----------------

Certain amounts in the 1992 and 1991 financial statements have been reclassified to conform with the 1993 presentation.

Note 2 - Reserve Requirements
- -----------------------------

Cash and due from banks of approximately $4,530,000 and $4,361,000 at December 31, 1993 and 1992, respectively, were maintained to satisfy regulatory reserve and other requirements.

Note 3 - Investment Securities
- ------------------------------

On January 1, 1994, the Company adopted SFAS 115, which addresses the accounting for investments in debt and equity securities. Such securities are classified in three categories and accounted for as follows: debt securities that the Company has the intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost; debt and equity securities bought and held principally for the purpose of reselling, of which the Company has none, are classified as trading securities and are carried at fair value, with unrealized gains and losses included in income; debt or equity securities not classified as either held-to-maturity or trading securities are deemed available-for-sale and are carried at fair value, with unrealized gains and losses, net of applicable income taxes, reported as a separate component of stockholders' equity.

Prior to the adoption of SFAS 115, all investment securities were carried at amortized cost.

As a result of the adoption of SFAS 115, debt securities in the amount of $14,185,179 that were previously carried at amortized cost are measured at fair value.

Investment Securities
- ---------------------

The amortized cost and estimated fair value of investment securities were as follows:


                                              Gross  Unrealized
                              Amortized   -------------------------     Fair
                                Cost        Gains        Losses         Value
                             -----------  ----------  -------------  -----------
December 31, 1993:
U.S.Treasury and other
  U.S. Government
  agencies                   $44,096,000  $1,408,000    $ 18,000     $45,486,000
State, county and
  municipal
  obligations                  8,226,000     391,000       3,000       8,614,000
Other                              7,000           -           -           7,000
                             -----------  ----------    --------     -----------
                             $52,329,000  $1,799,000    $ 21,000     $54,107,000
                             ===========  ==========    ========     ===========

December 31, 1992:
U.S.Treasury and other
  U.S. Government
  agencies                   $37,731,000  $1,022,000    $118,000     $38,635,000
State, county and
  municipal
  obligations                  9,934,000     443,000      38,000      10,339,000
Other                              7,000           -           -           7,000
                             -----------  ----------    --------     -----------
                             $47,672,000  $1,465,000    $156,000     $48,981,000
                             ===========  ==========    ========     ===========





Cash proceeds from the maturity and sales of investment securities during 1993, 1992 and 1991 were $14,293,000, $16,303,000, and $10,603,000, respectively. Net gains from investment securities sold or matured in 1993 amounted to $29,000 (gross gains of $61,000 and gross losses of $32,000), a net gain of $16,000 (gross gains of $19,000 and gross losses of $3,000) in 1992, and no gain or loss in 1991.

The maturities of investment securities at December 31, 1993 were as follows:


                                            Amortized       Market
                                              Cost           Value
                                           -----------    -----------
Due in one year or less                    $11,992,000    $12,162,000
Due after one year through five years       34,332,000     35,453,000
Due after five years through ten years       5,945,000      6,431,000
Due after ten years                             60,000         61,000
                                           -----------    -----------
Total Investment Securities                $52,329,000    $54,107,000
                                           ===========    ===========

Investment securities with amortized costs of $3,729,000 and $5,281,000 at December 31, 1993 and 1992, were pledged to secure public deposits and for other purposes as required by law.

Note 4 - Loans
- --------------

The loan portfolio was comprised of the following categories at December 31:

                                                       1993           1992
                                                   ------------   ------------
Commercial and industrial                          $ 27,935,000   $ 26,047,000
Real estate - construction                            2,997,000      2,145,000
Real estate - other                                  68,837,000     65,843,000
Installment loans                                    30,327,000     32,682,000
Other loans                                             256,000        244,000
                                                   ------------   ------------

  Total loans                                       130,352,000    126,961,000

Less:
  Unearned income                                    (2,900,000)    (3,505,000)
  Allowance for possible
    loan losses                                      (1,986,000)    (1,725,000)
                                                   ------------   ------------

Net Loans                                          $125,466,000   $121,731,000
                                                   ============   ============

Loans on which interest was not being accrued amounted to $1,455,000 and $1,737,000 at December 31, 1993 and 1992, respectively. Interest income loss on non-performing loans was $174,000, $309,000 and $430,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

Some of the directors and executive officers of the Company and its subsidiaries and their related parties are loan customers at the Company's subsidiary bank. In management's judgment, such borrowings were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and do not involve other than normal risk of collectibility.

An analysis of loans to these parties, exclusive of loans to such persons that in the aggregate do not exceed $60,000, is as follows:

                                                         1993          1992
                                                      -----------   -----------
Balance at beginning of year                          $ 2,867,000   $ 4,067,000
New loans                                               2,211,000       339,000
Amounts collected                                      (1,783,000)   (1,525,000)
Loans to customers no
  longer related
  parties and other                                             -       (14,000)
                                                      -----------   -----------

Balance at end of year                                $ 3,295,000   $ 2,867,000
                                                      ===========   ===========

Transactions in the allowance for possible loan losses were as follows:


                                   1993          1992          1991
                                -----------  ------------  ------------

Balance at beginning of year    $1,725,000   $ 2,079,000   $ 2,213,000
Provision charged to expense       410,000     1,165,000       825,000
Loan losses:
  Charge-offs                     (387,000)   (1,644,000)   (1,151,000)
  Recoveries                       238,000       125,000       192,000
                                ----------   -----------   -----------

Net loan losses                   (149,000)   (1,519,000)     (959,000)
                                ----------   -----------   -----------

Balance at end of year          $1,986,000   $ 1,725,000   $ 2,079,000
                                ==========   ===========   ===========

Note 5 - Bank Premises and Equipment
- ------------------------------------

Bank premises and equipment were comprised of the following at December 31:

                                   Estimated
                                   Useful Lives       1993          1992
                                   -------------  ------------  ------------

Land                                              $   831,000   $   936,000
Bank premises and leasehold
  improvements                      5 to 40 yrs.    4,113,000     4,053,000
Furniture and equipment             3 to 10 yrs.    3,568,000     3,753,000
Automobiles                         3 to  5 yrs.      248,000       253,000
Construction in progress                              410,000             -
Less - accumulated depreciation
  and amortization                                 (4,972,000)   (4,994,000)
                                                  -----------   -----------

Net balance at end of year                        $ 4,198,000   $ 4,001,000
                                                  ===========   ===========

Depreciation and amortization charged to operating expense was $429,000 in 1993, $381,000 in 1992, and $482,000 in 1991.

Note 6 - Interest Bearing Deposits
- ----------------------------------

Interest bearing deposits were comprised of the following categories at December 31:

                                                      1993          1992
                                                 ------------   -----------
Interest bearing demand                          $ 49,000,000  $ 47,013,000
Savings                                            28,611,000    27,427,000
Time                                               66,366,000    59,719,000
Time over $100,000                                 13,346,000    15,104,000
                                                 ------------  ------------

                                                 $157,323,000  $149,263,000
                                                 ============  ============

Note 7 - Borrowings
- -------------------

The Company had the following indebtedness at
December 31:                                         1993         1992
                                                 ------------  -----------
 Note payable November 30, 1993, with
  interest payable quarterly at 10%.
  Collateralized by 8,235 shares of the $10,
  par value common stock of Merchants Bank,
  a wholly-owned subsidiary of the Company.
  The debt is payable to a trustee acting
  on behalf of the Company's two largest
  shareholders.  The debt is subject to
  various restrictive covenants of which
  the Company was in compliance with at
  December 31, 1992.                               $       -      $350,000
                                                   ---------      --------

                                                   $       -      $350,000
                                                   =========      ========

Note 8 - Dividends from Subsidiaries
- ------------------------------------

Substantially all of the retained earnings of the Company represent undistributed net income of subsidiaries. Dividends paid by the Company's subsidiary bank are subject to restrictions by certain regulatory agencies.

Note 9 - Federal Income Taxes
- -----------------------------

The Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, effective January 1, 1992. The cumulative adjustment resulted in a tax benefit of $2,470,000. The significant components of Federal deferred tax assets and liabilities as of December 31 are as follows:

                                                           1993        1992
                                                        ----------  -----------
Deferred Tax Assets:
    Carrying value of other real estate
     owned less than tax basis                          $  483,000  $  537,000
    Allowance for possible loan loss more
     than tax basis                                        159,000      20,000
    Net operating loss carryforward                      1,140,000   1,687,000
    Investment tax credit                                   96,000      96,000
                                                        ----------  ----------
                                                         1,878,000   2,340,000
Deferred Tax Liability:
    Accretion on municipal bonds                            64,000      81,000
                                                        ----------  ----------

Net Cumulative Adjustment                               $1,814,000  $2,259,000
                                                        ==========  ==========

No valuation allowance was recognized in that the deferred tax assets should be realized in future years.

The consolidated provision (benefit) for income taxes consists of the following:

                                    1993       1992        1991
                                  --------  ----------  ---------
Current                           $ 67,000  $  33,000   $  45,000

Deferred                           445,000    209,000      (9,000)
                                  --------  ---------   ---------

                                  $512,000  $ 242,000   $  36,000
                                  ========  =========   =========

The income tax expense applicable to securities gains and losses for the years 1993, 1992 and 1991 was $6,000, $3,000 and $0, respectively.

The difference between the effective tax rate on consolidated income before income taxes and the statutory rate is attributed to the following:

                                           1993        1992        1991
                                         ---------   ---------   ---------
Federal income tax
  provision at statutory rate            $ 997,000   $ 730,000   $ 601,000
Tax exempt income                         (179,000)   (245,000)   (343,000)
Utilization of net operating loss
  deferred asset                           547,000      63,000    (222,000)
Change in deferred tax assets              (79,000)    176,000           -
Reversal of deferred tax liability         (17,000)    (30,000)          -
Tax difference on alternative
  minimum taxable income and
  regular taxable income                  (757,000)   (452,000)          -
                                         ---------   ---------   ---------

                                         $ 512,000   $ 242,000   $  36,000
                                         =========   =========   =========

For 1993 and 1992, deferred income taxes result from temporary differences between the carrying value of assets and liabilities for financial reporting and tax reporting purposes. During 1991, deferred income taxes resulted from temporary differences in the recognition of income and expense for financial and tax reporting purposes. The sources and related tax effects of these differences are as follows:


Tax effect of temporary differences:       1993       1992       1991
                                        ----------  ---------  --------

Tax over book depreciation              $       -   $      -   $(9,000)
Use of net operating loss                 547,000     63,000         -
Other real estate owned charged down
  for book and not tax                     54,000     96,000         -
Allowance for loan loss in excess
  of tax                                 (139,000)    80,000         -
Accretion on municipal bonds
  over tax                                (17,000)   (30,000)        -
                                        ---------   --------   -------
                                        $ 445,000   $209,000   $(9,000)
                                        =========   ========   =======


At December 31, 1993, the Company has, for tax reporting purposes, investment tax credit carryforwards of approximately $96,000 and net operating loss carryforwards of approximately $5,750,000 that expire on or before 2004.

Note 10 - Commitments and Contingencies
- ---------------------------------------

In the normal course of business, the Company's subsidiary bank is a party to financial instruments with off balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the Consolidated Balance Sheet.

The Company's subsidiary bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. Collateral is required to support the off-balance sheet instruments when it is deemed necessary. Collateral held varies, but may include: deposits held in financial institutions, accounts receivable, inventory and property, plant and equipment.

Financial instruments whose contract amounts represent potential credit risk are as follows at December 31:

                                               1993           1992
                                            -----------    -----------

Commitments to extend credit                $ 24,016,000   $ 14,440,000
Standby and commercial letters of credit    $    628,000   $    971,000

The Company and subsidiaries have non-cancelable operating leases covering certain equipment and buildings. The following is a schedule of future minimum lease payments as of December 31, 1993:

Year Ending December 31,    Buildings   Equipment
- ------------------------    ---------   ---------

          1994              $  385,000  $  10,000
          1995                 377,000      2,000
          1996                 361,000          -
          1997                 361,000          -
          1998                 361,000          -
          1999 and after     3,435,000          -
                            ----------  ---------

                            $5,280,000  $  12,000
                            ==========  =========

Rent expense incurred under operating leases amounted to $305,000, $213,000 and $287,000 for the years ended December 31, 1993, 1992 and 1991, respectively.


Various lawsuits are pending against the Company's subsidiary bank. Management, after reviewing these suits with legal counsel, considers that the aggregate liability, if any, would not have a material adverse effect on the Company's financial position.

Note 11 - Flexible Stock Option Plan
- ------------------------------------

In 1986, the Company adopted a Flexible Stock Option Plan, pursuant to which two hundred thousand (200,000) shares of the authorized, but unissued, or reacquired common stock were reserved for issuance. The plan provides for both incentive and nonstatutory stock options.

Options may be granted to any key employee, including officers and directors who are also employees, of the Company or of subsidiary corporations of the Company. Options granted under the plan generally become exercisable in installments of 25 percent per year beginning one year after the date of grant.

The exercise price of the stock options granted under the plan will be determined by the Board of Directors at the time of grant, and said exercise price must be at least equal to the fair market value of the common stock on the date of grant. The exercise price to any participant who owns stock possessing more than 10 percent of the total combined voting power of all classes of the stock of the Company, must be at least 110 percent of the fair market value of the common stock on the date of grant.

The maximum number of shares of common stock for which options may be granted to members of the Board of Directors under the plan is one hundred thousand (100,000) shares. No individual member of the Board of Directors may be granted options to purchase more than an aggregate of ten thousand (10,000) shares of common stock.

As of December 31, 1993 no options have been granted under the plan.

Note 12 - Estimated Fair Value of Financial Instruments
- -------------------------------------------------------

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosure about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents --- For cash and due from banks, time deposits in financial institutions and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment securities --- Investment securities fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans --- The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits --- The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowings --- Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments to extend credit and standby letters of credit --- The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. For fixed-rate commitments, fair value also considers the difference between current levels of interest rates and committed rates. The fair value of letters of credit is based on fees currently charged for similar letters of credit.

The estimated fair values of the Company's financial instruments are as follows:

                                                    December 31, 1993
                                              -----------------------------
                                               Carrying            Fair
                                                Amount            Value
                                              ----------       ------------
Assets:
  Cash and cash equivalents                   $   54,116,000  $   54,116,000
  Investment securities                       $   52,329,000  $   54,106,000
  Loans, net                                  $  125,466,000  $  127,183,000
Liabilities:
  Deposits                                    $  218,942,000  $  219,745,000
Off-balance sheet instruments
  (unrealized gains [losses])                                 $        6,000
                                                    December 31, 1992
                                              -----------------------------
                                               Carrying            Fair
                                                Amount            Value
                                              ----------       ------------
Assets:
  Cash and cash equivalents                   $   48,024,000  $   48,024,000
  Investment securities                       $   47,672,000  $   48,981,000
  Loans, net                                  $  121,731,000  $  122,913,000
Liabilities:
  Deposits                                    $  207,968,000  $  208,154,000
  Borrowings                                  $      350,000  $      350,000
Off-balance sheet instruments
  (unrealized gains [losses]):                                $        7,000

Note 13 - Other Operating Expense
- ------------------------------------------

Other operating expense for the years ended December 31, are as follows:


                                        1993        1992         1991
                                     ----------  ----------  ------------
Stationery, supplies and
  printing                           $   232,000  $   242,000  $   211,000
Legal, accounting and
  professional                           375,000      379,000      474,000
Settlement of lawsuits                         -            -       85,000
Data processing                          601,000      568,000      563,000
Advertising                              178,000       66,000       66,000
Insurance                                578,000      599,000      660,000
Postage and freight                      263,000      230,000      261,000
Other                                  1,148,000    1,071,000    1,097,000
                                     -----------  -----------  -----------

                                     $ 3,375,000  $ 3,155,000  $ 3,417,000
                                     ===========  ===========  ===========

Board of Directors and Shareholders
Texas Gulf Coast Bancorp, Inc.
Houston, Texas


                          Independent Auditors' Report
                          ----------------------------

We have audited the accompanying consolidated balance sheet of Texas Gulf Coast Bancorp, Inc. and subsidiaries as of December 31, 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended, and the balance sheet of Texas Gulf Coast Bancorp, Inc. (parent company only) as of December 31, 1993, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Texas Gulf Coast Bancorp, Inc. and subsidiaries and Texas Gulf Coast Bancorp, Inc. (parent company only) as of December 31, 1992 and 1991, were audited by other auditors, whose report dated March 19, 1993, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1993 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Texas Gulf Coast Bancorp, Inc. and subsidiaries and the financial position of Texas Gulf Coast Bancorp, Inc. (parent company only) as of December 31, 1993, and the respective results of their operations and their cash flows for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Note 9 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, effective January 1, 1993. The cumulative effect of the change in accounting principle is included in determining net income for 1993. Consolidated financial statements of prior years have not been restated. The Company also adopted the provisions of Statement of Financial Accounting Standards No. 107, Disclosure about Fair Value of Financial Instruments, as set forth in Note 12 to the consolidated financial statements.


                                       Hidalgo, Banfill, Zlotnik & Kermali, P.C.

Houston, Texas
March 3, 1994

Board of Directors and Shareholders
Texas Gulf Coast Bancorp, Inc.
Houston, Texas


                          Independent Auditors' Report
                          ----------------------------

We have audited the accompanying consolidated balance sheet of Texas Gulf Coast Bancorp, Inc. and subsidiaries as of December 31, 1992, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1992 and the balance sheet of Texas Gulf Coast Bancorp, Inc. (parent company only) as of December 31, 1992, and the related statements of income, changes in shareholders' equity, and cash flows for each of the two years ended December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Texas Gulf Coast Bancorp, Inc. and subsidiaries and the financial position of Texas Gulf Coast Bancorp, Inc. (parent company only) as of December 31, 1992 and the respective results of their operations and their cash flows for each of the two years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.


                              Griffin, Iles, Masel & Duvall, P.C.


Texas City, Texas
March 19, 1993

                TEXAS GULF COAST BANCORP, INC. AND SUBSIDIARIES
                -----------------------------------------------

                           CONSOLIDATED BALANCE SHEET
                           --------------------------

                                     ASSETS
                                     ------


                                                            December 31,                      September 30,
                                                    --------------------------          ---------------------------
                                                        1993          1992                  1994           1993
                                                    ------------  ------------         --------------  ------------
                                                                                                 (unaudited)

Cash and due from banks                             $ 14,887,000  $ 13,480,000          $ 15,773,000   $ 11,307,000
Time deposits in financial institutions                  100,000       120,000                     -        700,000
Federal funds sold and deposits
 with Federal Home Loan Bank                          38,302,000    35,675,000            15,510,000     31,275,000
Investment securities:
Held-to-Maturity (market value:
1993 - $81,905,000
1992 - $78,206,000):
 U.S. Treasury and other U.S. Government
  agencies                                            62,765,000    61,499,000            50,877,000     56,408,000
 Mortgage-backed securities                              619,000     4,464,000                     -     13,334,000
 State, county and municipal obligations              16,552,000    10,402,000            16,148,000     15,947,000
 Other                                                   220,000       299,000               421,000        435,000
                                                    ------------  ------------          ------------   ------------
       Total Held-to-Maturity                         80,156,000    76,664,000            67,446,000     86,124,000

Available-for-Sale
U.S. Treasury and other U.S. Government agencies               -             -            20,268,000              -
                                                    ------------  ------------          ------------   ------------
       Total Available-for-Sale                                -             -            20,268,000              -
                                                    ------------  ------------          ------------   ------------

 Total investment securities                          80,156,038    76,664,000            87,714,000     86,124,000

Loans:
 Loans, net of unearned income of
  $3,574,000 in 1993 and $3,383,000
  in 1992                                             78,137,000    84,367,000            79,145,000     78,332,000
 Less allowance for possible loan losses               1,022,000     1,060,000               792,000        992,000
                                                    ------------  ------------          ------------   ------------

 Net loans                                            77,115,000    83,307,000            78,353,000     77,340,000

Bank premises and equipment                            3,174,000     4,021,000             3,693,000      3,908,000
Accrued interest receivable                            1,590,000     1,773,000             1,536,000      1,638,000
Excess of cost of subsidiaries over
 equity in net assets acquired,
 net of amortization of $2,085,000
 in 1993 and $1,812,000 in 1992                          877,000     1,150,000               709,000      1,019,000
Real estate and other loan related assets              1,477,000     1,207,000               796,000        668,000
Other assets                                             766,000       343,000             1,342,000      1,073,000
                                                    ------------  ------------          ------------   ------------

 Total Assets                                       $218,445,000  $217,740,000          $205,426,000   $215,052,000
                                                    ============  ============          ============   ============

     See notes to financial statements.

                TEXAS GULF COAST BANCORP, INC. AND SUBSIDIARIES
                -----------------------------------------------

                           CONSOLIDATED BALANCE SHEET
                           --------------------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                      December 31,                  September 30
                                            ----------------------------      ----------------------------
                                                1993           1992               1994           1993
                                            -------------  -------------      -------------  -------------
                                                                                      (unaudited)
Deposits:
 Non-interest bearing                       $ 44,699,000   $ 42,375,000       $ 41,709,000   $ 43,209,000
 Interest bearing                            150,793,000    151,537,000        141,729,000    146,607,000
                                            ------------   ------------       ------------   ------------

                                             195,492,000    193,912,000        183,438,000    189,816,000

Accrued interest, taxes and other
 liabilities                                   2,367,000        812,000          1,067,000      1,094,000
Borrowings                                     1,105,000      1,350,000            978,000      1,185,000
Minority interest in subsidiaries                248,000        276,000            254,000        282,000
                                            ------------   ------------       ------------   ------------

 Total Liabilities                           199,212,000    196,350,000        185,737,000    192,377,000
                                            ------------   ------------       ------------   ------------

Commitments and Contingencies                          -              -                  -              -

Stockholders' Equity:
 Preferred stock 8% cumulative,
  $16 par value,
  authorized 1,000,000 shares,
  issued  155,050 shares                       2,481,000      2,481,000          2,481,000      2,481,000

 Common stock, $1 par value,
  authorized 1,000,000 shares,
  issued 381,939 shares                          382,000        382,000            382,000        382,000
 Paid-in Capital                               5,207,000      5,207,000          5,207,000      5,207,000
 Retained earnings                            14,385,000     13,528,000         15,025,000         14,000
 Unrealized investment securities losses               -              -           (183,000)             -
                                            ------------   ------------       ------------   ------------

                                              22,455,000     21,598,000         22,912,000     22,744,000

Less cost of stock held in treasury:
 Preferred, -0- shares in 1993
  and 1,967 in 1992                                    -        (32,000)                 -              -
 Common, 52,201 shares in 1993
  and 8,773 in 1992                           (3,223,000)      (176,000)        (3,223,000)       (69,000)
                                            ------------   ------------       ------------   ------------

                                              (3,223,000)      (208,000)        (3,223,000)       (69,000)
                                            ------------   ------------       ------------   ------------

 Total Stockholders' Equity                   19,232,000     21,390,000         19,689,000     22,675,000
                                            ------------   ------------       ------------   ------------

 Total Liabilities and
  Stockholders' Equity                      $218,444,000   $217,740,000       $205,426,000   $215,052,000
                                            ============   ============       ============   ============

     See notes to financial statements.

                TEXAS GULF COAST BANCORP, INC. AND SUBSIDIARIES
                -----------------------------------------------

                        CONSOLIDATED STATEMENT OF INCOME
                        --------------------------------

                                                                                                           For Nine Months
                                                      Year Ended December 31,                            Ended September 30,
                                        ----------------------------------------------------          -----------------------------
                                            1993                1992                1991                  1994              1993
                                        ------------        ------------        ------------          ------------     ------------

                                                                                                               [Unaudited]
Interest Income:
 Interest and fees on loans             $ 7,049,000          $ 7,791,000          $ 8,482,000          $5,151,000       $ 5,425,000
 Investment securities:
  Taxable interest                        4,552,000            5,466,000            5,832,000           2,894,000         3,499,000
  Non-taxable interest                      765,000              729,000              962,000             590,000           565,000
 Time deposits with financial
  institutions                               20,000               23,000               38,000                   -            15,000
 Federal funds sold and deposits with
  Federal Home Loan Bank                    940,000              900,000            1,490,000             833,000           693,000
                                        -----------          -----------          -----------          ----------       -----------

  Total Interest Income                  13,326,000           14,909,000           16,804,000           9,468,000        10,197,000
                                        -----------          -----------          -----------          ----------       -----------

Interest Expense:
 Deposits                                 4,310,000            5,815,000            8,833,000           3,049,000         3,285,000
 Borrowings                                  79,000              113,000              126,000              52,000            65,000
                                        -----------          -----------          -----------          ----------       -----------

  Total Interest Expense                  4,389,000            5,928,000            8,959,000           3,101,000         3,350,000
                                        -----------          -----------          -----------          ----------       -----------

Net Interest income                       8,937,000            8,981,000            7,845,000           6,367,000         6,847,000
Provision for possible loan losses         (475,000)            (263,000)            (235,000)           (129,000)         (193,000)

                                        -----------          -----------          -----------          ----------       -----------
Net interest income after provision
 for possible loan losses                 8,462,000            8,718,000            7,610,000           6,238,000         6,654,000
                                        -----------          -----------          -----------          ----------       -----------

Non-interest Income:
 Service charges on deposit accounts      2,031,000            1,942,000            1,734,000           1,399,000         1,573,000
 Other service charges and fees             137,000              110,000               51,000             130,000           122,000
 Other operating income                   1,130,000              858,000              781,000             730,000           652,000
 Securities transactions                     11,000               32,000                    -               3,000                 -
                                        -----------          -----------          -----------          ----------       -----------

  Total Non-interest Income               3,309,000            2,942,000            2,566,000           2,262,000         2,347,000
                                        -----------          -----------          -----------          ----------       -----------

Non-interest Expenses:
 Salaries and employee benefits           4,702,000            4,355,000            3,612,000           3,371,000         3,432,000
 Occupancy expense                          604,000              579,000              678,000             440,000           456,000
 Furniture and equipment expense            517,000              458,000              443,000             369,000           354,000
 Other real estate expense                  243,000              288,000              511,000             115,000           122,000
 Other operating expense                  4,369,000            3,419,000            3,278,000           3,084,000         2,953,000
                                        -----------          -----------          -----------          ----------       -----------

  Total Non-interest Expenses            10,435,000            9,099,000            8,522,000           7,379,000         7,317,000
                                        -----------          -----------          -----------          ----------       -----------

See notes to financial statements.

                TEXAS GULF COAST BANCORP, INC. AND SUBSIDIARIES
                -----------------------------------------------

                  CONSOLIDATED STATEMENT OF INCOME (Continued)
                  --------------------------------------------

                                                                                           For Nine Months
                                                       Year Ended December 31,            Ended September 30,
                                                --------------------------------------  -----------------------
                                                  1993          1992           1991        1994         1993
                                                ----------    ----------    ----------  -----------  ----------
                                                                                        [Unaudited]
Income before income taxes
 and cumulative effect of an
 accounting change                               1,336,000     2,561,000     1,654,000    1,121,000   1,684,000

Provision for income taxes                         211,000       474,000       296,000      184,000     376,000
                                                ----------    ----------    ----------   ----------  ----------

Income before cumulative effect
 of an accounting change                         1,125,000     2,087,000     1,358,000      937,000   1,308,000

Cumulative effect of an accounting
  change                                           158,000             -             -            -     158,000
                                                ----------    ----------    ----------   ----------  ----------

Net Income                                      $1,283,000    $2,087,000    $1,358,000   $  937,000  $1,466,000
                                                ==========    ==========    ==========   ==========  ==========

Weighted Average Number of Common
 Shares Outstanding                                372,759       379,156       379,554      329,738     373,166
                                                ==========    ==========    ==========   ==========  ==========

Net Income per Common Share:

 Income before cumulative effect
  of an accounting change                       $     2.49    $     4.98    $     3.05   $     2.39  $     3.11

 Accounting change                              $      .42    $        -    $        -   $        -  $      .42
                                                ----------    ----------    ----------   ----------  ----------

 Net Income                                     $     2.91    $     4.98    $     3.05   $     2.39  $     3.53
                                                ==========    ==========    ==========   ==========  ==========

See notes to financial statements.

         TEXAS GULF COAST BANCORP, INC. AND SUBSIDIARIES (Consolidated)
         --------------------------------------------------------------
                                      AND
                                      ---
              TEXAS GULF COAST BANCORP, INC. (Parent Company Only)
              ----------------------------------------------------

                       STATEMENT OF STOCKHOLDERS' EQUITY
                       ---------------------------------

                                                                                   Net Unrealized Gain
                                   Preferred    Common    Paid-In      Retained    (Loss) on Securities     Treasury
                                     Stock      Stock     Capital      Earnings     Available for Sale       Stock
                                   ----------  --------  ----------  ------------   ------------------    ------------
Balance at
 January 1, 1991                   $2,481,000  $382,000  $5,207,000  $10,935,000                -         $   (69,000)

Net income                                  -         -           -    1,358,000                -                   -

Treasury stock acquisition:
 461 shares common                          -         -           -            -                -              (3,000)

Cash dividends:
 Preferred stock,
  $1.28  per share                          -         -           -     (198,000)               -                   -
 Common stock,
  $.60 per share                            -         -           -     (228,000)               -                   -
                                   ----------  --------  ----------  -----------    -------------         -----------

Balance at
 December 31, 1991                  2,481,000   382,000   5,207,000   11,867,000                -             (72,000)

Net income                                  -         -           -    2,087,000                -

Treasury stock acquired:
 Preferred, 1,967 shares                    -         -           -            -                -             (32,000)
 Common, 6,273 shares                       -         -           -            -                -            (104,000)
 (Note A)

Cash dividends:
 Preferred, $1.28  per share                -         -           -     (198,000)               -                   -
 Common, $.60 per share                     -         -           -     (228,000)               -                   -
                                   ----------  --------  ----------  -----------                          -----------

Balance at
 December 31, 1992                  2,481,000   382,000   5,207,000   13,528,000                             (208,000)

Net income                                  -         -           -    1,283,000                -                   -

Treasury stock  acquired:
 Common, 50,162 shares
 (Note A)                                   -         -           -            -                -          (3,154,000)

Treasury stock sold:
 Preferred, 1,967 shares                    -         -           -            -                -              32,000
 Common, 6,734 shares                       -         -           -            -                -             107,000

Cash dividends:
 Preferred, $1.28 per share                 -         -           -     (198,000)               -                   -
 Common, $.60 per share                     -         -           -     (228,000)               -                   -
                                   ----------  --------  ----------  -----------    -------------         -----------

Balance at
 December 31, 1993                  2,481,000   382,000   5,207,000   14,385,000                -          (3,223,000)

Net income (unaudited)                      -         -           -      937,000                -                   -

Change in accounting method
 (Note 4)                                   -         -           -            -          162,000                   -


See notes to financial statements.

                                                                                   Net Unrealized Gain
                                   Preferred    Common    Paid-In      Retained    (Loss) on Securities     Treasury
                                     Stock      Stock     Capital      Earnings     Available for Sale       Stock
                                   ----------  --------  ----------  ------------   ------------------    ------------
Net change in unrealized losses
 on investment securities
 Available-for-Sale                         -         -           -            -         (345,000)                  -

Cash dividends:

 Preferred, $.96 per share                  -         -           -     (149,000)               -                   -
 Common, $.45 per share                     -         -           -     (148,000)               -                   -
                                   ----------  --------  ----------  -----------    -------------         -----------

Balance at
 September 30, 1994                $2,481,000  $382,000  $5,207,000  $15,025,000        $(183,000)        $(3,223,000)
                                   ==========  ========  ==========  ===========    =============         ===========


Note A - In November of 1993 the Company acquired the common stockholding of the former Chairman of the Board and Chief Executive Officer of two of the Company's subsidiary banks upon his retirement.


See notes to financial statements.

                TEXAS GULF COAST BANCORP, INC. AND SUBSIDIARIES
                -----------------------------------------------

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      ------------------------------------



                                                                                                        For Nine Months
                                                               Year Ended December 31,                Ended September 30,
                                                     ------------------------------------------   ---------------------------
                                                         1993            1992           1991          1994           1993
                                                     ------------    ------------   -----------   ------------   ------------
                                                                                                           [Unaudited]
Cash Flows From Operating
 Activities:

Net Income                                           $  1,283,000    $  2,087,000   $ 1,358,000   $    937,000   $  1,466,000
                                                     ------------    ------------   -----------   ------------   ------------

Adjustments to Reconcile Net
 Income to Cash Flows
 from Operating Activities:

Provision for possible loan losses                        475,000         263,000       235,000        129,000        193,000
Discount (accretion) amortized to
 income                                                   241,000          21,000        87,000        182,000        152,000
(Gain) loss on sale of investment
 securities                                               (11,000)        (32,000)            -         (3,000)             -
Origination of mortgage loans
 for sale                                             (17,176,000)    (13,165,000)   (3,733,000)   (10,319,000)   (11,017,000)
Proceeds from mortgage
 loans sold                                            17,114,000      12,047,000     3,392,000     11,541,000     11,825,000
Depreciation and amortization                             842,000         750,000       514,000        433,000        436,000
Loss (gain) on sale and abandonment
 of premises and equipment                                 86,000          (9,000)       (9,000)        (4,000)        (5,000)
Provision for charge off for
 possible losses on real estate
 and other assets                                         108,000               -             -        197,000         63,000
(Gain) loss on sale of real estate
 and other loan-related assets                            106,000         100,000       (14,000)        (3,000)         3,000
Decrease (increase) in accrued
 interest receivable                                      184,000         337,000       114,000         54,000        135,000
(Increase) decrease in other assets                      (424,000)        101,000        72,000       (481,000)      (730,000)
(Decrease) increase in accrued interest,
 taxes and other liabilities                               36,000         (21,000)     (398,000)      (185,000)       288,000
                                                     ------------    ------------   -----------   ------------   ------------

Total Adjustments                                       1,581,000         392,000       260,000      1,541,000      1,343,000
                                                     ------------    ------------   -----------   ------------   ------------

Net Cash Flows From
 Operating Activities                                   2,864,000       2,479,000     1,618,000      2,478,000      2,809,000
                                                     ------------    ------------   -----------   ------------   ------------

See notes to financial statements.

                TEXAS GULF COAST BANCORP, INC. AND SUBSIDIARIES
                -----------------------------------------------

                CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)
                ------------------------------------------------


                                                                                                  For Nine Months
                                                        Year Ended December 31,                 Ended September 30,
                                              -------------------------------------------   ---------------------------
                                                 1993            1992            1991           1994           1993
                                              ------------   ------------    ------------   ------------   ------------
                                                                                                     [Unaudited]
Cash Flows From Investing
 Activities:
 Net Decrease (increase) in time
  deposits in financial institutions                20,000              -               -        100,000       (580,000)
 Proceeds from sales of investment
  securities                                    18,198,000              -               -              -
 Proceeds from maturities of investment
  securities                                    30,607,000     36,055,000      28,956,000     16,815,000     26,933,000
 Purchase of investment securities             (52,526,000)   (24,475,000)    (41,946,000)   (24,651,000)   (36,545,000)

 Net decrease (increase) in loans                6,268,000       (339,000)     (2,829,000)    (2,031,000)     5,453,000
 Rebates paid to customers                        (863,000)             -               -       (436,000)      (610,000)
 Recoveries of loans charged-off                    57,000         66,000          89,000         40,000         44,000
 Proceeds from sale of premises
  and equipment                                          -        111,000          34,000         36,000         62,000
 Capital expenditures                             (359,000)      (650,000)       (307,000)      (817,000)      (249,000)
 Proceeds from sale of real estate
  and other loan-related assets                    384,000        358,000         116,000        529,000        552,000
                                              ------------   ------------    ------------   ------------   ------------

Net Cash Flows From Investing
 Activities                                      1,786,000     11,126,000     (15,887,000)   (10,415,000)    (4,940,000)
                                              ------------   ------------    ------------   ------------   ------------

Cash Flows From Financing
 Activities:
 Net increase (decrease) in deposits             1,580,000      7,887,000       7,425,000    (12,054,000)    (4,096,000)
 Proceeds from borrowings                          110,000              -               -              -              -
 Repayment of borrowings                          (355,000)      (250,000)       (100,000)      (127,000)      (165,000)
 Cash dividends paid                              (426,000)      (426,000)       (426,000)      (297,000)      (320,000)
 Purchase of treasury stock                     (1,664,000)      (136,000)         (3,000)    (1,491,000)             -
 Proceeds from sale of treasury stock              139,000              -               -              -        139,000
                                              ------------   ------------    ------------   ------------   ------------

Net Cash Flows From
 Financing Activities                             (616,000)     7,075,000       6,896,000    (13,969,000)    (4,442,000)
                                              ------------   ------------    ------------   ------------   ------------

Net Increase (decrease) in
 Cash and Cash Equivalents                       4,034,000     20,680,000      (7,373,000)   (21,906,000)    (6,573,000)

Cash and Cash Equivalents at
 Beginning of Period                            49,155,000     28,475,000      35,848,000     53,189,000     49,155,000
                                              ------------   ------------    ------------   ------------   ------------

Cash and Cash Equivalents at
 End of Period                                $ 53,189,000   $ 49,155,000    $ 28,475,000   $ 31,283,000   $ 42,582,000
                                              ============   ============    ============   ============   ============

Interest Paid                                 $  4,476,000   $  5,931,000    $  9,154,000   $  2,084,000   $  3,410,000
                                              ============   ============    ============   ============   ============

Federal Income Taxes Paid                     $    620,000   $    359,000    $    203,000   $    100,000   $    616,000
                                              ============   ============    ============   ============   ============

See notes to financial statements.

                TEXAS GULF COAST BANCORP, INC. AND SUBSIDIARIES
                -----------------------------------------------

                CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)
                ------------------------------------------------


                                                                                          For Nine Months
                                                    Year Ended December 31,             Ended September 30,
                                             ------------------------------------      ---------------------
                                               1993          1992          1991          1994         1993
                                             ----------    --------      --------      --------     --------
                                                                                             (unaudited)
Non-Cash Transactions:

 Bank loans for real estate and
  other loan-related assets sold             $  346,000    $      -      $      -      $188,000     $ 42,000

 Foreclosed properties transferred
  to real estate and other loan
  related assets                             $  663,000    $247,000      $114,000      $279,000     $305,000

Bank-owned land transferred to
 real estate and other loan-related
 assets                                      $  550,000    $      -      $      -      $      -     $      -

Treasury stock acquired and purchase
 price currently payable                     $1,491,000    $      -      $      -      $      -     $      -


See notes to financial statements.

                         TEXAS GULF COAST BANCORP, INC.
                         ------------------------------
                             (Parent Company Only)
                             ---------------------

                                 BALANCE SHEET
                                 -------------

                                     ASSETS
                                     ------

                                                         December 31,                September 30,
                                                   -------------------------   -------------------------
                                                      1993          1992          1994          1993
                                                   -----------   -----------   -----------   -----------
                                                                                       (unaudited)

Cash                                               $ 1,497,000   $   762,000   $   265,000   $   869,000
Due from bank subsidiaries                             326,000       568,000        95,000       295,000
Due from non-bank subsidiary                            14,000        23,000             -             -
Investment in subsidiaries:
   Bank                                             18,411,000    20,035,000    18,969,000    21,110,000
   Non-bank                                            224,000       401,000       123,000       243,000
Equipment                                               25,000        33,000        20,000        27,000
Excess of cost of subsidiaries over
   equity in net assets acquired, net
   of amortization of $2,085,000 in 1993
   and $1,812,000 in 1992                              877,000     1,150,000       709,000     1,020,000
Other assets                                           402,000             -       488,000       229,000
                                                   -----------   -----------   -----------   -----------

   Total Assets                                    $21,776,000   $22,972,000   $20,669,000   $23,793,000
                                                   ===========   ===========   ===========   ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------


Accrued expenses and other liabilities             $ 1,544,000   $   232,000   $    80,000   $    43,000
Borrowings                                           1,000,000     1,350,000       900,000     1,075,000
                                                   -----------   -----------   -----------   -----------

 Total Liabilities                                   2,544,000     1,582,000       980,000     1,118,000

Commitments and Contingencies                                -             -             -             -

Stockholders' Equity:
 Preferred stock, 8% cumulative, $16 par value,
  authorized 1,000,000 shares,
  issued 155,050 shares                              2,481,000     2,481,000     2,481,000     2,481,000
 Common stock, $1 par value,
  authorized 1,000,000 shares,
  issued 381,939 shares                                382,000       382,000       382,000       382,000
 Paid-in capital                                     5,207,000     5,207,000     5,207,000     5,207,000
 Retained earnings                                  14,385,000    13,528,000    15,025,000    14,674,000
 Unrealized investment securities losses                     -             -      (183,000)            -
                                                   -----------   -----------   -----------   -----------
                                                    22,455,000    21,598,000    22,912,000    22,744,000
Less cost of stock held in treasury:
 Preferred, -0- shares in 1993 and
 1,967 in 1992                                               -       (32,000)            -             -
Common, 52,201 shares in 1993 and
 8,773 in 1992                                      (3,223,000)     (176,000)   (3,223,000)      (69,000)
                                                   -----------   -----------   -----------   -----------

                                                    (3,223,000)     (208,000)   (3,223,000)      (69,000)
                                                   -----------   -----------   -----------   -----------

   Total Stockholders' Equity                       19,232,000    21,390,000    19,689,000    22,675,000
                                                   -----------   -----------   -----------   -----------
   Total Liabilities and Stockholders' Equity      $21,776,000   $22,972,000   $20,669,000   $23,793,000
                                                   ===========   ===========   ===========   ===========

See notes to financial statements.

                         TEXAS GULF COAST BANCORP, INC.
                         ------------------------------
                             (Parent Company Only)
                             ---------------------

                              STATEMENT OF INCOME
                              -------------------

                                                                                                      Nine Months
                                                               Year Ended December 31st            Ended September 30,
                                                         -------------------------------------    ---------------------
                                                            1993           1992        1991         1994        1993
                                                         -----------    ----------  ----------    --------   ----------
                                                                                                      (unaudited)
Income
   Dividends from bank subsidiaries                      $ 3,222,000    $1,045,000  $  923,000    $565,000   $  662,000
   Interest income                                            16,000        17,000     150,000           -       12,000
                                                         -----------    ----------  ----------    --------   ----------

                                                           3,238,000     1,062,000   1,073,000     565,000      674,000
                                                         -----------    ----------  ----------    --------   ----------

Expenses:
   Interest                                                   72,000       111,000     125,000      46,000       59,000
   Amortization                                              273,000       213,000     213,000     168,000      166,000
   Other operating expenses                                  237,000       109,000     117,000     139,000      167,000
                                                         -----------    ----------  ----------    --------   ----------

                                                             582,000       433,000     455,000     353,000      392,000
                                                         -----------    ----------  ----------    --------   ----------

Income before income tax benefit and
   equity in undistributed income of
   subsidiaries and cumulative effect
   of an accounting change                                 2,656,000       629,000     618,000     212,000      282,000

Income tax benefit                                           199,000       193,000      86,000      85,000       37,000
                                                         -----------    ----------  ----------    --------   ----------

Income before equity in undistributed
   income of subsidiaries and cumulative
   effect of an accounting change                          2,855,000       822,000     704,000     297,000      319,000

Equity in undistributed income
   of subsidiaries                                        (1,801,000)    1,265,000     654,000     640,000      918,000
                                                         -----------    ----------  ----------    --------   ----------

Income before cumulative effect of an
   accounting change                                       1,054,000     2,087,000   1,358,000     937,000    1,237,000

Cumulative effect of an accounting
   change                                                    229,000             -           -           -      229,000
                                                         -----------    ----------  ----------    --------   ----------

Net Income                                               $ 1,283,000    $2,087,000  $1,358,000    $937,000   $1,466,000
                                                         ===========    ==========  ==========    ========   ==========

See notes to financial statements.

                         TEXAS GULF COAST BANCORP, INC.
                         ------------------------------
                             (Parent Company Only)
                             ---------------------

                            STATEMENT OF CASH FLOWS
                            -----------------------

                                                                                              Nine Months
                                                     Year Ended December 31st              Ended September 30,
                                             ---------------------------------------     ------------------------
                                                 1993          1992          1991           1994          1993
                                             -----------   -----------   -----------     -----------   ----------
                                                                                                (unaudited)
Cash Flows From Operating Activities:
Net Income                                   $ 1,283,000   $ 2,087,000   $ 1,358,000     $   937,000  $ 1,466,000
Adjustments to Reconcile Net Income to
  Cash Flows from Operating Activities:
  Equity in undistributed income of
  subsidiaries                                 1,801,000    (1,265,000)     (654,000)       (640,000)    (918,000)
  Amortization and depreciation                  282,000       216,000       214,000         173,000      137,000
  (Increase) decrease in due from
   subsidiaries                                  251,000      (392,000)      148,000         245,000      297,000
  (Increase) decrease in other assets           (402,000)      339,000       264,000         (86,000)    (229,000)
  Increase (decrease) in accrued expenses
   and other liabilities                        (179,000)      (39,000)     (467,000)         28,000     (189,000)
                                             -----------   -----------   -----------     -----------  -----------

Net Cash Flows From Operating Activities       3,036,000       946,000       863,000         657,000      564,000
                                             -----------   -----------   -----------     -----------  -----------

Cash Flows From Investing Activities:
  Addition to Equipment                                -       (34,000)            -               -            -
                                             -----------   -----------   -----------     -----------  -----------

Net Cash Flow From Investing Activities                -       (34,000)            -               -            -
                                             -----------   -----------   -----------     -----------  -----------

Cash Flows From Financing Activities:
  Payments on borrowings                        (350,000)     (250,000)     (100,000)       (100,000)    (275,000)
  Dividends paid                                (426,000)     (426,000)     (426,000)       (297,000)    (320,000)
  Purchase of treasury stock                  (1,664,000)            -        (3,000)     (1,491,000)           -
  Proceeds from sale of treasury stock           139,000             -             -               -      138,000
                                             -----------   -----------   -----------     -----------  -----------

Net Cash Flows From Financing Activities      (2,301,000)     (676,000)     (529,000)     (1,888,000)    (457,000)
                                             -----------   -----------   -----------     -----------  -----------

Net Increase in Cash and Cash Equivalents        735,000       236,000       334,000      (1,231,000)     107,000

Cash and Cash Equivalents at
  Beginning of Year                              762,000       526,000       192,000       1,496,000      762,000
                                             -----------   -----------   -----------     -----------  -----------

Cash and Cash Equivalents at
  End of Year                                $ 1,497,000   $   762,000   $   526,000     $   265,000  $   869,000
                                             ===========   ===========   ===========     ===========  ===========

Interest Paid                                $    75,000   $   116,000   $   131,000     $    46,000  $    59,000
                                             ===========   ===========   ===========     ===========  ===========

Taxes Paid                                   $   620,000   $   359,000   $   203,000     $   100,000  $   616,000
                                             ===========   ===========   ===========     ===========  ===========

Non-Cash Transactions:
  Treasury stock acquired and
    purchase price still payable             $ 1,491,000   $         -   $         -     $         -  $         -
                                             ===========   ===========   ===========     ===========  ===========

Subsidiary banks unrealized
  investment securities losses
  included in investment in
  subsidiaries and stockholders' equity      $         -   $         -   $         -     $   183,000   $        -
                                             ===========   ===========   ===========     ===========   ==========

See notes to financial statements.

                TEXAS GULF COAST BANCORP, INC. AND SUBSIDIARIES
                -----------------------------------------------
                                      AND
                                      ---
              TEXAS GULF COAST BANCORP, INC. (PARENT COMPANY ONLY)
              ----------------------------------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

Note 1 - Summary of Significant Accounting Policies
- ---------------------------------------------------

The accounting and reporting policies of Texas Gulf Coast Bancorp, Inc. (Company) and its subsidiaries conform to generally accepted accounting principles and practices within the banking industry. The Company and its subsidiaries provide banking and data processing services to its customers in the greater Galveston and Harris Counties, Texas metropolitan area. A summary of the more significant accounting policies follows:

Financial Statement Presentation
- --------------------------------

The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiaries, First Bank Mainland and Central Data Processing, Inc. and its majority-owned subsidiaries First Bank Pearland and Texas City Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in subsidiaries are accounted for on the equity method of accounting in the Parent Company Only financial statements.

Investment Securities
- ---------------------

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). Investment securities that may be sold in response to or in anticipation of changes in interest rates or other factors are classified as available-for-sale and carried at fair value. The unrealized gains and losses on these securities are reported net of applicable income taxes in a separate component of stockholders' equity. Securities that the Company has the intent and ability to hold to maturity continue to be carried at amortized cost. At December 31, 1993 and 1992 investment securities were carried at amortized cost.

Interest income on investment securities, including amortization of premiums and accretion of discounts, is recognized using the interest method. The specific identification method is used to determine realized gains and losses on sales of securities, which are reported in securities transactions.

Loans
- -----

Loans are stated at the principal amount outstanding, net of unearned income. Interest on commercial and real estate loans is accrued over the term of the loan based on the amount of principal outstanding except where serious doubt exists as to the collectibility of a loan, in which case the accrual of interest is discontinued. Interest income on installment loans is computed primarily on sum-of-the-months-digit method which, in the aggregate, does not differ materially from the interest method. Net loan origination and commitment fees are included in unearned income and are being deferred over the contractual life of the loans as an adjustment of the yield.

Allowance For Possible Loan Losses
- ----------------------------------

The allowance for possible loan losses is established by a charge to income as a provision for loan losses. Actual loan losses or recoveries are charged or credited directly to this allowance. The amount of the allowance is determined based upon evaluation of the loan portfolio, a review of past loan loss experience and management's judgment with respect to current and expected economic conditions and their potential impact on the loan portfolio.

Bank Premises and Equipment
- ---------------------------

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line method based upon the estimated useful lives of the assets. Amortization of leasehold improvements is based on the estimated useful lives of the improvements or the term of the respective lease, whichever is shorter. At the time of a retirement or sale, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is recorded in income. Maintenance and repairs are charged to expense as incurred. Renewals and betterments, expenditures which generally increase the value of the property or extend its useful life, are capitalized.

Real Estate and Other Loan-Related Assets
- -----------------------------------------

Real estate and other loan-related assets are stated at the lower of cost or estimated fair value, less the estimated costs to sell. Any reduction from cost (loan value) to estimated fair value at the time of foreclosure is charged to the allowance for possible loan losses. Subsequent valuation adjustments are charged to current earnings through the provision for revaluation of real estate and other loan-related assets or are charged directly to expense in the period in which they are identified. Losses on dispositions are recognized in the period of occurrence while gains are not recognized until all criteria for income recognition have been met. Also, any income received or expense incurred during the period the assets are owned is recognized as income or expense during the period in which it is received or incurred and is included in other real estate expense.

Excess of Cost Over Equity in Net Assets Acquired
- -------------------------------------------------

The fair value of the net assets acquired in transactions accounted for as purchases is recorded as an investment by the parent company. The excess of the cash or market value of the consideration given in the transaction over the fair value of the net assets acquired is recorded as the excess of cost over fair value of assets acquired, which is amortized into other operating expenses on a straight-line basis over a period of 10 to 40 years.

Income Taxes
- ------------

The Company and its subsidiaries file a consolidated Federal Income tax return. The subsidiaries record income tax expense by applying the statutory tax rate to their income as adjusted for tax exempt interest and other temporary differences and remit the portion of Federal Income taxes currently due to the parent company. The parent company records, as a tax benefit, the difference between total taxes reflected by the subsidiaries and the consolidated provision for income taxes. Deferred tax assets and liabilities are recognized for balance sheet basis differences for tax and financial reporting purposes. The deferred taxes represent future tax return consequences of those differences. Investment tax credits are recognized as a reduction of Federal Income taxes when such credits are utilized.

Earnings Per Share
- ------------------

Earnings per share of common stock are computed by dividing earnings, net of dividends on preferred stock for the year, by the weighted average number of shares outstanding during the year.

Cash and Cash Equivalents
- -------------------------

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and deposits with the Federal Home Loan Bank. Generally, federal funds are purchased and sold for one-day periods.

Reclassifications
- -----------------

Certain amounts in the 1992 and 1991 financial statements have been reclassified to conform with the 1993 presentation.

Note 2 - Reserve Requirements
- -----------------------------

Cash and due from banks of approximately $2,198,000 at December 31, 1993 was maintained to satisfy regulatory reserve and other requirements.

Note 3 - Investment Securities
- ------------------------------

On January 1, 1994, the Company adopted SFAS 115, which addresses the accounting for investments in debt and equity securities. Such securities are classified in three categories and accounted for as follows: debt securities that the Company has the intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost; debt and equity securities bought and held principally for the purpose of reselling, of which the Company has none, are classified as trading securities and are carried at fair value, with unrealized gains and losses included in income; debt or equity securities not classified as either held-to-maturity or trading securities are deemed available-for-sale and are carried at fair value, with unrealized gains and losses, net of applicable income taxes, reported as a separate component of stockholders' equity.

Prior to the adoption of SFAS 115, all investment securities were carried at amortized cost.

As a result of the adoption of SFAS 115, debt securities in the amount of $11,651,000 that were previously carried at amortized cost are measured at fair value.

Investment Securities
- ---------------------

The amortized cost and estimated fair value of investment securities were as follows:


                                             Gross Unrealized
                              Amortized   ----------------------     Fair
                                Cost        Gains       Losses       Value
                             -----------  ----------   ---------  -----------
December 31, 1993:
- -----------------

U.S. Treasury and other
  U.S. Government
  agencies                   $62,765,000  $1,413,000   $ 98,000   $64,080,000

Mortgaged-backed
  securities                     619,000       2,000     36,000       585,000

State, county and
  municipal
  obligations                 16,552,000     483,000     15,000    17,020,000

Other                            220,000           -          -       220,000
                             -----------  ----------   --------   -----------
                             $80,156,000  $1,898,000   $149,000   $81,905,000
                             ===========  ==========   ========   ===========


December 31, 1992:
- -----------------

U.S. Treasury and other
  U.S. Government
  agencies                   $61,499,000  $1,312,000   $272,000   $62,539,000

Mortgage-backed
  securities                   4,464,000       5,000     36,000     4,433,000

State, county and
  municipal
  obligations                 10,402,000     555,000     22,000    10,935,000

Other                            299,000           -          -       299,000
                             -----------  ----------   --------   -----------
                             $76,664,000  $1,872,000   $330,000   $78,206,000
                             ===========  ==========   ========   ===========






Cash proceeds from the maturity and sale of investment securities during 1993, 1992 and 1991 were $48,805,000, $36,055,000 and $28,956,000, respectively. Net gains from investment securities sold or matured in 1993 amounted to $11,000 (gross gains of $84,000 and gross losses of $73,000), a gross gain of $32,000 in 1992 and $0 in 1991.

The maturities of investment securities at December 31, 1993 were as follows:


                                            Amortized       Market
                                              Cost           Value
                                          -------------  -------------
Due in one year or less                    $ 15,539,000   $ 15,790,000
Due after one year through five years        51,383,000     52,681,000
Due after five years through ten years       12,264,000     12,480,000
Due after ten years                             970,000        954,000
                                           ------------   ------------
Total Investment Securities                $ 80,156,000   $ 81,905,000
                                           ============   ============


Investment securities with an amortized cost of $37,178,000 and $33,426,000 at December 31, 1993 and 1992, were pledged to secure public deposits and for other purposes as required by law.



Note 4 - Loans
- --------------

The loan portfolio was comprised of the following categories at December 31:


                                          1993          1992
                                      ------------  ------------

Commercial and industrial             $10,574,000   $14,371,000
Real estate - construction              1,733,000     3,210,000
Real estate - other                    29,994,000    32,392,000
Installment                            37,316,000    36,165,000
Mortgage loans held for resale          1,521,000     1,459,000
Other loans                               573,000       153,000
                                      -----------   -----------

     Total loans                       81,711,000    87,750,000

Less:
Unearned income                        (3,574,000)   (3,383,000)
Allowance for possible loan losses     (1,022,000)   (1,060,000)
                                      -----------   -----------

Net Loans                             $77,115,000   $83,307,000
                                      ===========   ===========

Loans on which interest was not being accrued amounted to $1,151,000, $1,240,000 and $1,472,000 at December 31, 1993, 1992 and 1991, respectively. Interest income lost on non-performing loans was $174,000, $309,000 and $336,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

Some of the directors and executive officers of the Company and its subsidiaries and their related parties are loan customers at the Company's subsidiary banks. In management's judgment, such borrowings were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and do not involve other than normal risk of collectibility.

An analysis of loans to these parties is as follows:


                                              1993         1992
                                          ------------  -----------

Balance at beginning of year              $ 4,589,000   $ 4,797,000
New loans                                   1,587,000       915,000
Amounts collected                          (2,428,000)    1,123,000)
Loans to customers no
  longer related parties and other           (303,000)            -
                                          -----------   -----------

Balance at end of year                    $ 3,445,000   $ 4,589,000
                                          -----------   -----------


Transactions in the allowance for possible loan losses were as follows:


                                              1993         1992         1991
                                          -----------   ----------   ----------
Balance at beginning of year              $ 1,060,000   $1,152,000   $1,297,000
Provision charged to expense                  475,000      263,000      235,000
Loan losses:
  Charge-offs                                (569,000)    (421,000)    (469,000)
  Recoveries                                   56,000       66,000       89,000
                                          -----------   ----------   ----------

Net loan losses                              (513,000)    (355,000)    (380,000)
                                          -----------   ----------   ----------

Balance at end of year                    $ 1,022,000   $1,060,000   $1,152,000
                                          ===========   ==========   ==========


Note 5 - Bank Premises and Equipment
- ------------------------------------

Bank premises and equipment were comprised of the following at December 31:


                                     Estimated
                                    Useful Lives      1993          1992
                                    ------------  ------------  ------------

Land                                              $   905,000   $ 1,473,000
Bank premises and leasehold
  improvements                      5 to 40 yrs.    3,232,000     3,160,000
Furniture and equipment             3 to 10 yrs.    2,232,000     2,623,000
Automobiles                         3 to 5 yrs.       193,000       212,000
Construction in progress                               45,000             -
Less - accumulation depreciation
  and amortization                                 (3,433,000)   (3,447,000)
                                                  -----------   -----------

Net balance at end of year                        $ 3,174,000   $ 4,021,000
                                                  ===========   ===========


Depreciation and amortization charged to operating expense was $569,000, $353,000 and $301,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

Note 6 - Interest-Bearing Deposits
- ----------------------------------

Interest-bearing deposits were comprised of the following categories at December 31:


                                 1993          1992
                             ------------  ------------
Interest-bearing demand      $ 49,576,000  $ 43,512,000
Savings                        36,013,000    36,904,000
Time                           53,302,000    56,284,000
Time over $100,000             11,902,000    14,837,000
                             ------------  ------------

                             $150,793,000  $151,537,000
                             ============  ============

Note 7 - Borrowings
- -------------------

The Company had the following indebtedness at December 31:


                                                   1993          1992
                                               ------------  ------------
Texas Gulf Coast Bancorp, Inc.
- ------------------------------
Note payable in quarterly installments
of $50,000 plus interest at the prime
rate (6% at December 31, 1993), through
July of 1994. The note is collateralized
by 194,264 shares of common stock of
Texas City Bank owned by the Company.          $  1,000,000  $  1,350,000
                                               ------------  ------------

                                                  1,000,000     1,350,000

Subsidiaries
- ------------
Note payable in monthly installments of
$2,441 including interest at 8%. The note
is collateralized by computer equipment.             95,000             -

Term note payable March 28, 1994 plus
interest at 9.5%.  The loan is collateralized
by computer equipment                                10,000             -
                                               ------------  ------------

                                               $  1,105,000  $  1,350,000
                                               ============  ============


Maturities of borrowings at December 31, 1993, on a consolidated basis are as follows:

           1994                                       $  1,033,000
           1995                                             24,000
           1996                                             25,000
           1997                                             23,000

Note 8 - Dividends from Subsidiaries
- ------------------------------------

Substantially all of the retained earnings of the Company represent undistributed net income of subsidiaries. Dividends paid by the Company's subsidiary banks are subject to restrictions by certain agencies.

Note 9 - Federal Income Taxes
- -----------------------------

The Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, effective January 1, 1993. The cumulative adjustment resulted in a tax benefit of $158,000 from the following sources:


Deferred Tax Assets:
  Alternative minimum tax credit carryforward                $229,000
  Recognition of additional temporary differences             120,000
                                                             --------

                                                              349,000
Deferred Tax Liability:
  Recognition of additional temporary differences             191,000
                                                             --------

Net Cumulative Adjustment                                    $158,000
                                                             ========

No valuation allowance was recognized in that the deferred tax assets should be realized in future years.

The consolidated provision (benefit) for income taxes consists of the following:

                                    1993       1992       1991
                                  --------   --------   --------
Current                           $253,000   $538,000   $262,000

Deferred                           (42,000)   (63,000)    34,000
                                  --------   --------   --------

                                  $211,000   $475,000   $296,000
                                  ========   ========   ========


The tax expense applicable to securities gains and losses for 1993, 1992 and 1991 was $4,000, $11,000 and $-0-, respectively.

The difference between the effective tax rate on consolidated income before income taxes and the statutory rate is attributed to the following:


                                     1993        1992        1991
                                  ----------  ----------  ----------

Federal income tax provision
 at statutory rate                $ 454,000   $ 881,000   $ 335,000
Tax exempt income                  (260,000)   (244,000)   (210,000)
Alternative minimum tax credit       14,000    (160,000)    152,000
Other                                 3,000      (2,000)     19,000
                                  ---------   ---------   ---------

                                  $ 211,000   $ 475,000   $ 296,000
                                  =========   =========   =========

For 1993, deferred income taxes result from temporary differences between the carrying value of assets and liabilities for financial reporting and tax reporting purposes. During 1992 and 1991, deferred income taxes resulted from temporary differences in the recognition of income and expense for financial and tax reporting purposes. The sources and related tax effects of these differences are as follows:



                                              1993       1992       1991
                                            ---------  ---------  ---------
Tax effect of temporary differences:

Alternative minimum tax credit              $(14,000)  $      -   $      -
Tax over book depreciation                   (13,000)     2,000    (86,000)
Other real estate owned charged down
  for book and not tax                        37,000    (84,000)         -
Allowance for loan loss in excess of tax       9,000    110,000     (1,000)
Write-down of bank premise and equipment     (37,000)         -
Deferred loan fees                           (39,000)   (63,000)    74,000
Other                                         15,000    (28,000)    47,000
                                            --------   --------   --------

                                            $(42,000)  $(63,000)  $ 34,000
                                            ========   ========   ========


At December 31, 1993, the Company has, for tax reporting purposes, alternative minimum tax credit carryforwards of $242,000.

Note 10 - Employee Pension Plan
- -------------------------------

The Company has a defined benefit pension plan covering substantially all employees. The plan is non-contributory and benefits are based on an employee's years of service and earnings. The Company makes contributions to the plan annually based upon actuarial valuations. The plan assets are managed and invested by the trust division of a commercial bank. The plan assets are invested in several equity, bond and cash common trust investment funds managed by the trustee bank.

Total pension expense for 1993, 1992 and 1991 was $83,000, $57,000 and $47,000,
respectively. Net periodic pension cost for the Company-sponsored plan was as follows:


                                 1993        1992        1991
                               ---------   ---------   ---------

Service cost-benefit earned
 during the year               $ 260,000   $ 256,000   $ 222,000
Interest cost on projected
 benefit obligation              168,000     150,000     153,000
Actual gain on plan assets      (254,000)   (196,000)   (191,000)
Net amortization                  33,000     (29,000)    (29,000)
                               ---------   ---------   ---------

                               $ 207,000   $ 181,000   $ 155,000
                               =========   =========   =========

Significant assumptions for 1993, 1992 and 1991 used in determining pension cost for the Company are as follows:

         Discount rate                                       6.0%
         Expected rate of increase in compensation           4.0%
         Expected long-term rate of return on plan assets    8.0%

Funded status of the pension plan is as follows:


                                                 1993             1992
                                             -----------      -----------
Projected benefit obligation:
    Vested benefits                          $(2,506,000)     $(2,103,000)
    Non-vested benefits                          (48,000)         (32,000)
                                             -----------      -----------

    Accumulated benefit obligation            (2,554,000)      (2,135,000)
    Effect of projected future
      compensation level                        (448,000)        (662,000)
                                             -----------      -----------

                                              (3,002,000)      (2,797,000)

Plan assets at fair value                      2,727,000        2,511,000
                                             -----------      -----------

Plan assets (less) than projected
    benefit obligation                          (275,000)        (286,000)
Unrecognized net (gains) loss                    319,000          513,000
Unrecognized net (assets) obligation being
    amortized over 15 years                     (316,000)        (345,000)
                                             -----------      -----------

Prepaid (accrued) pension cost               $  (272,000)     $  (118,000)
                                             ===========      ===========


Note 11 - Commitments and Contingencies
- ---------------------------------------

In the normal course of business, the Company's subsidiary banks are a party to financial instruments with off balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the Consolidated Balance Sheet.

The Company's subsidiary banks use the same credit policies in making commitments as it does for on-balance sheet instruments. Collateral is required to support the off-balance sheet instruments when it is deemed necessary. Collateral held varies, but may include: deposits held in financial institutions, accounts receivable, inventory and property, plant and equipment.

Financial instruments whose contract amounts represent potential credit risk are as follows at December 31:


                                               1993        1992
                                            ----------  ----------
Commitments to extend credit                $8,387,000  $3,048,000
Standby and commercial letters of credit       448,000   1,090,000


The Company and subsidiaries have non-cancelable operating leases covering certain equipment. The following is a schedule of future minimum lease payments as of December 31, 1993:

     Year Ending December 31,                 Equipment
     ------------------------                 ---------
           1994                               $ 99,000
           1995                                 81,000
           1996                                 78,000
           1997                                 43,000
           1998                                 28,000
           1999 and after                            -
                                              --------

                                              $329,000
                                              ========


Rent expense incurred under operating leases amounted to $90,000 and $71,000 for the years ended December 31, 1993, and 1992, respectively.

Various lawsuits are pending against the Company's subsidiaries. Management, after reviewing these suits with legal counsel, considers that the aggregate liability, if any, would not have a material adverse effect on the Company's financial position.

Note 12 - Disclosures About Fair Value of Financial Instruments
- ---------------------------------------------------------------

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosure about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents --- For cash and due from banks, time deposits in financial institutions and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment securities --- Investment securities fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans --- The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits --- The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowings --- Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments to extend credit and standby letters of credit --- The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. For fixed-rate commitments, fair value also considers the difference between current levels of interest rates and committed rates. The fair value of letters of credit is based on fees currently charged for similar letters of credit.

The estimated fair values of the Company's financial instruments are as follows:

                                             December 31, 1993
                                       ----------------------------
                                          Carrying         Fair
                                           Amount          Value
                                          --------        -------
Assets:
   Cash and cash equivalents           $  53,289,000  $  53,289,000
   Investment securities               $  80,156,000  $  81,905,000
   Loans, Net                          $  77,115,000  $  77,061,000

Liabilities:
   Deposits                            $ 195,492,000  $ 195,812,000
   Borrowings                          $   1,105,000  $   1,105,000

Off-balance sheet instruments
   (unrealized gains [losses]):                       $       1,000


Note 13 - Other Operating Expense
- ---------------------------------

Other operating expense for the years ended December 31, are as follows:


                                         1993        1992        1991
                                      ----------  ----------  ----------
Stationery, supplies and printing     $  327,000  $  403,000  $  368,000
Legal, accounting and professional       514,000     169,000     187,000
Data processing                          929,000     899,000     735,000
Advertising                              101,000     123,000     149,000
Insurance                                519,000     521,000     464,000
Postage and freight                      198,000     146,000     260,000
Amortization                             273,000     234,000     244,000
Directors' fees                          178,000     193,000     220,000
Telephone                                143,000     144,000     122,000
Other                                  1,187,000     587,000     529,000
                                      ----------  ----------  ----------

                                      $4,369,000  $3,419,000  $3,278,000
                                      ==========  ==========  ==========

Board of Directors and Shareholders
Gulf Southwest Bancorp, Inc.
Houston, Texas

                          Independent Auditors' Report
                          ----------------------------

We have reviewed the pro forma adjustments reflecting the transaction described in notes to pro forma consolidating financial statements and the application of those adjustments to the historical amounts in the accompanying pro forma consolidating balance sheet of Gulf Southwest Bancorp, Inc. as of September 30, 1994, and the related proforma consolidating statement of income for the year ended December 31, 1993 and the nine months ended September 30, 1994. The historical financial statements of Gulf Southwest Bancorp, Inc. as of December 31, 1993 and for the year then ended were audited by us, on which we have issued our report dated January 26, 1994. The historical financial statements of Texas Gulf Coast Bancorp, Inc. as of December 31, 1993 and for the year then ended were audited by us, on which we have issued our report dated March 3, 1994. The historical financial statements of Gulf Southwest Bancorp, Inc. and Texas Gulf Coast Bancorp, Inc. as of September 30, 1994, and for the nine months then ended were unaudited. Such pro forma adjustments are based on management's assumptions as described in notes to pro forma consolidating financial statements. Our review was conducted in accordance with standards established by the American Institute of Certified Public Accountants.

A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on management's assumptions, the pro forma adjustments and the application of those adjustments to historical financial information. Accordingly, we do not express such an opinion.

The objective of this pro forma financial information is to show what the significant effects on the historical information might have been had the transaction occurred at an earlier date. However, the pro forma consolidating financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transaction actually occurred earlier.

Based on our review, nothing came to our attention that caused us to believe that management's assumptions do not provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transaction described in notes to pro forma consolidating financial statements, that the related pro forma adjustments do not give appropriate effect to those assumptions, or that the pro forma column does not reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma consolidating balance sheet of Gulf Southwest Bancorp, Inc. as of September 30, 1994, and the related pro forma consolidating statement of income for the year ended December 31, 1993 and the nine months ended
September 30, 1994.

                                       Hidalgo, Banfill, Zlotnik & Kermali, P.C.


Houston, Texas
November 1, 1994

                          GULF SOUTHWEST BANCORP, INC.
            PRO FORMA CONSOLIDATING FINANCIAL STATEMENTS OBJECTIVES
                          YEAR ENDED DECEMBER 31, 1993
                                  (Unaudited)


     The following pro forma balance sheet as of September 30, 1994 and the related statements of income for the year ended December 31, 1993 and the nine months ended September 30, 1994 have been derived from the historical financial statements of Gulf Southwest Bancorp, Inc. and Texas Gulf Coast Bancorp, Inc. and have been adjusted to give effect of the merger of the Companies as if the merger had occurred on September 30, 1994 as to the pro forma consolidating balance sheet and as of January 1, 1993 as to the pro forma consolidating statements of income. The pro forma financial statements are presented for informational purposes only and do not purport to be indicative of the financial condition and results of operations that actually would have resulted if the merger had been consummated at January 1, 1993. The pro forma financial statements should be read in conjunction with the notes thereto and the financial statements and notes thereto of Gulf Southwest Bancorp, Inc. and Texas Gulf Coast Bancorp, Inc. contained elsewhere in this Prospectus.

                          GULF SOUTHWEST BANCORP, INC.
                     PRO FORMA CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 30, 1994
                                  (Unaudited)


                                Gulf Southwest  Texas Gulf Coast                           Pro forma
                                Bancorp, Inc.    Bancorp, Inc.                            Adjustments
                                     and              and                                 -----------
              Assets             Subsidiaries     Subsidiaries      Total             Debit        Credit          Pro Forma
              ------             ------------     ------------      -----             -----        ------          ---------
Cash and due from banks          $ 12,099,000     $ 15,773,000   $ 27,872,000   $                $150,000 /(4)/   $ 27,722,000
Time deposits in financial
 institutions                       2,144,000               --      2,144,000                                        2,144,000
Federal fund sold and deposits
 with Federal Home Loan Bank       17,675,000       15,510,000     33,185,000                                       33,185,000

Investment securities:
  U.S. Treasury and other U.S.
   Government agencies             54,744,000       71,145,000    125,889,000                   1,109,000 /(2)/    124,780,000

 State, County and Municipal
  obligations                       6,756,000       16,148,000     22,904,000                     339,000 /(2)/     22,565,000
 Other                                  7,000          421,000        428,000        5,000 /(2)/                       433,000
                                 ------------     ------------   ------------                                     ------------
   Total Investment Securities     61,507,000       87,714,000    149,221,000                                      147,778,000

Net loans                         138,028,000       78,353,000    216,381,000       57,000 /(2)/                   216,438,000

Bank premise and equipment          4,701,000        3,693,000      8,394,000                                        8,394,000
Accrued interest receivable         1,977,000        1,536,000      3,513,000                                        3,513,000
Excess of cost of subsidiaries
 over equity in net assets
 acquired, net of accumulated
 amortization                         315,000          709,000      1,024,000    2,245,000 /(2)/                     3,269,000

Other assets                        2,370,000        2,138,000      4,508,000                                        4,508,000
                                 ------------     ------------   ------------                                     ------------
 Total Assets                    $240,816,000     $205,426,000   $446,242,000                                     $446,951,000
                                 ============     ============   ============                                     ============


See accountants' review report and notes to pro forma consolidating financial statements.

                          GULF SOUTHWEST BANCORP, INC.
                     PRO FORMA CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 30, 1994
                                  (Unaudited)



                                Gulf Southwest  Texas Gulf Coast                          Pro forma
  Liabilities and               Bancorp, Inc.    Bancorp, Inc.                           Adjustments
  ---------------                    and              and                                -----------
Stockholders' Equity             Subsidiaries     Subsidiaries      Total            Debit          Credit            Pro Forma
- --------------------             ------------     ------------      -----            -----          ------            ---------
Deposits:
 Non interest bearing            $ 62,668,000     $ 41,709,000   $104,377,000                                        $104,377,000
 Interest bearing                 152,679,000      141,729,000    294,408,000                       261,000/(2)/      294,669,000
                                 ------------     ------------   ------------                                        ------------
   Total Deposits                 215,347,000      183,438,000    398,785,000                                         399,046,000
Accrued interest, taxes
 and other liabilities              1,199,000        1,067,000      2,266,000                                           2,266,000
Borrowings                                 --          978,000        978,000                     2,481,000/(1)/        3,459,000

Minority interest                          --          254,000        254,000                                             254,000
                                 ------------     ------------   ------------                                        ------------
 Total Liabilities                216,546,000      185,737,000    402,283,000                                         405,025,000
                                 ------------     ------------   ------------                                        ------------

Stockholders Equity:
 Preferred stock, $16 par
  value, 8% cumulative,
  155,050 shares issued and
  outstanding                              --        2,481,000      2,481,000    2,481,000/(1)/                                --

 Common stock, $1 par value,
   1,281,650 shares issued          1,281,000               --      1,282,000                       698,000/(2)/        1,980,000
 Common stock, $1 par value,
   381,939 shares issued                   --          382,000        381,000      381,000/(2)/                                --

Paid in capital                     8,631,000        5,207,000     13,838,000      150,000/(4)/  11,900,000/(2)/       25,588,000
Retained earnings                  14,665,000       14,842,000     29,507,000   14,842,000/(2)/                        14,665,000
                                 ------------     ------------   ------------                                        ------------
                                   24,577,000       22,912,000     47,489,000                                          42,233,000
Less cost of stock held in
 treasury:
 Common stock, $1 par value          (307,000)              --       (307,000)                                           (307,000)
 Common stock, $1 par value                --       (3,223,000)    (3,223,000)                    3,223,000/(2)/               --
                                 ------------     ------------   ------------                                        ------------
Total Stockholders' Equity         24,270,000       19,689,000     43,959,000                                          41,926,000
                                 ------------     ------------   ------------                                        ------------
Total Liabilities and
 Stockholders' Equity            $240,816,000     $205,426,000   $446,242,000                                        $446,951,000
                                 ============     ============   ============                                        ============


See accountants' review report and notes to pro forma consolidating financial statements.

                          GULF SOUTHWEST BANCORP, INC.
                  PRO FORMA CONSOLIDATING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1993
                                  (Unaudited)

                                       Gulf Southwest  Texas Gulf Coast                         Pro forma
                                       Bancorp, Inc.    Bancorp, Inc.                          Adjustments
                                            and              and                               -----------
                                        Subsidiaries     Subsidiaries        Total         Debit           Credit        Pro Forma
                                       --------------  ----------------  -------------     -----           ------        ---------
Interest income                           $15,802,000       $13,326,000    $29,128,000                                   $29,128,000
Interest expense                            4,943,000         4,389,000      9,332,000   $198,000/(5)/                     9,530,000
                                          -----------       -----------    -----------                                   -----------
 Net interest income                       10,859,000         8,937,000     19,796,000                                    19,598,000
Provision for loan losses                     410,000           475,000        885,000                                       885,000
                                          -----------       -----------    -----------                                   -----------
 Net interest income after
   provision for loan losses               10,449,000         8,462,000     18,911,000                                    18,713,000
                                          -----------       -----------    -----------                                   -----------
Non interest income:
 Service charges and fees                   2,588,000         2,168,000      4,756,000                                     4,756,000
 Other operating income                       362,000         1,130,000      1,492,000                                     1,492,000
 Securities transactions                       29,000            11,000         40,000                                        40,000
                                          -----------       -----------    -----------                                   -----------
   Total non interest income                2,979,000         3,309,000      6,288,000                                     6,288,000
                                          -----------       -----------    -----------                                   -----------

Non interest expense:
 Salaries and employee benefits             4,770,000         4,702,000      9,472,000                                     9,472,000
 Occupancy expense                            920,000           604,000      1,524,000                                     1,524,000
 Furniture and equipment expense              479,000           517,000        996,000                                       996,000
 Other operating expense                    4,326,000         4,612,000      8,938,000    473,000/(3)/                     9,411,000
                                          -----------       -----------    -----------                                   -----------
   Total non interest expense              10,495,000        10,435,000     20,930,000                                    21,403,000
                                          -----------       -----------    -----------                                   -----------

Income before income taxes                  2,933,000         1,336,000      4,269,000                    67,000/(5)/      3,598,000
Provision for income taxes                    512,000           211,000        723,000                   161,000/(3)/        495,000
                                          -----------       -----------    -----------                                   -----------
 Net Income                               $ 2,421,000       $ 1,125,000    $ 3,546,000                                   $ 3,103,000
                                          ===========       ===========    ===========                                   ===========
Weighted average number of common
 shares outstanding                                                                                                        1,959,984
                                                                                                                         ===========
Net Income per share                                                                                                           $1.59
                                                                                                                               =====

See accountants' review report and notes to pro forma consolidating financial statements.

                          GULF SOUTHWEST BANCORP, INC.
                  PRO FORMA CONSOLIDATING STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994
                                  (Unaudited)

                                       Gulf Southwest  Texas Gulf Coast                        Pro forma
                                        Bancorp, Inc.    Bancorp, Inc.                        Adjustments
                                            and              and                              -----------
                                        Subsidiaries     Subsidiaries       Total         Debit         Credit         Pro Forma
                                        ------------     ------------       -----         -----         ------         ---------
Interest income                           $12,318,000      $9,468,000     $21,786,000  $              $               $21,786,000
Interest expense                            3,564,000       3,101,000       6,665,000   149,000/(5)/                    6,814,000
                                          -----------      ----------     -----------                                 -----------
Net interest income                         8,754,000       6,367,000      15,121,000                                  14,972,000
Provision for loan losses                      50,000         129,000         179,000                                     179,000
                                          -----------      ----------     -----------                                 -----------
  Net interest income after provision
   for loan losses                          8,704,000       6,238,000      14,942,000                                  14,793,000
                                          -----------      ----------     -----------                                 -----------
Non interest income:
 Service charges and fees                   1,933,000       1,529,000       3,462,000                                   3,462,000
 Other operating income                       460,000         733,000       1,193,000                                   1,193,000
                                          -----------      ----------     -----------                                 -----------
   Total non interest income                2,393,000       2,262,000       4,655,000                                   4,655,000
                                          -----------      ----------     -----------                                 -----------

Non interest expense:
 Salaries and employee benefits             3,588,000       3,371,000       6,959,000                                   6,959,000
 Furniture, fixtures and occupancy          1,158,000         809,000       1,967,000                                   1,967,000
 Other operating expense                    2,893,000       3,199,000       6,092,000   355,000/(3)/                    6,447,000
                                          -----------      ----------     -----------                                 -----------
   Total non interest expense               7,639,000       7,379,000      15,018,000                                  15,373,000
                                          -----------      ----------     -----------                                 -----------

Income before income taxes                  3,458,000       1,121,000       4,579,000                                   4,075,000
                                                                                                        51,000/(5)/
Provision for income taxes                    850,000         184,000       1,034,000                  121,000/(3)/       862,000
                                          -----------      ----------     -----------                                 -----------
 Net Income                               $ 2,608,000      $  937,000     $ 3,545,000                                 $ 3,213,000
                                          ===========      ==========     ===========                                 ===========
Weighted average number of common
 shares outstanding                                                                                                     1,956,889
                                                                                                                      ===========
Net Income per common share                                                                                                 $1.64
                                                                                                                            =====


See accountants' review report and notes to pro forma consolidating financial statements.

                          GULF SOUTHWEST BANCORP, INC.
                          ----------------------------

              NOTES TO PROFORMA CONSOLIDATING FINANCIAL STATEMENTS
              ----------------------------------------------------
                                  (Unaudited)
                                  -----------



Gulf Southwest Bancorp, Inc., through a wholly owned subsidiary, has entered into definitive agreements to merge Texas Gulf Coast Bancorp, Inc. into the wholly owned subsidiary of Gulf Southwest Bancorp, Inc. Gulf Southwest Bancorp, Inc. will make offers to purchase all of the outstanding common shares of Texas Gulf Coast Bancorp, Inc. The pro forma consolidating balance sheet at September 30, 1994 and the statements of income for the year ended December 31, 1993 and the nine months ended September 30, 1994, reflect the financial position and results of operations of the entities as if they were consolidated at September 30, 1994 as to the balance sheet and as of January 1, 1993 as to the statements of income. The acquisition discussed herein will be accounted for as a purchase transaction. Gulf Southwest Bancorp, Inc. will record the assets and liabilities at their fair value. The excess of cost of the acquired enterprise over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed shall be recorded as excess of cost over the net equity in net assets acquired.

Following are explanations of the pro forma adjustments reflected in the financial statements:

(1) The outstanding shares of Texas Gulf Coast Bancorp, Inc. 8%, $16 par value, preferred stock will be redeemed for cash prior to the merger. Funds to be used for the redemption will be borrowed from a commercial bank.

(2) To effect the acquisition, Gulf Southwest Bancorp, Inc. will issue 698,253 shares of its common stock (with a fair value of $25.50 per share) for the 329,738 outstanding shares of Texas Gulf Coast Bancorp, Inc. common stock (with a fair value of $54.00 per share). Fractional shares will be purchased for cash. All common stock of Texas Gulf Coast Bancorp, Inc. held as treasury shares will be cancelled.

(3) The excess of cost over the net equity in net assets acquired will be amortized over periods ranging from 3 to 15 years.

(4) The cost of registration will be charged to stockholders' equity as a reduction in the fair value of securities issued.

(5) Interest expense at 8% on the new borrowing would be incurred, net of the related income tax benefit.

                                                                       EXHIBIT A



                     AGREEMENT AND PLAN OF REORGANIZATION

                                     Among

                         GULF SOUTHWEST BANCORP, INC.
                             (a Texas corporation)

                                      and

                      GULF SOUTHWEST NEVADA BANCORP, INC.
                            (a Nevada corporation)

                                      and

                        TEXAS GULF COAST BANCORP, INC.
                            (a Texas corporation)

                               TABLE OF CONTENTS
                               -----------------

    Section                                                                      Page
    -------                                                                      ----

                                         ARTICLE I

                                        THE MERGER
    Section 1.1  The Merger.....................................................   1
    Section 1.2  Effect of the Merger...........................................   1
    Section 1.3  Consummation of the Merger.....................................   1
    Section 1.4  Articles of incorporation and bylaws; directors and officers...   1
    Section 1.5  Conversion of securities; issuance of Gulf Southwest
                  Common Stock..................................................   2
    Section 1.6  Closing of TGC's transfer books................................   2
    Section 1.7  Mechanics of exchange of certificates..........................   2
    Section 1.8  Letters of transmittal.........................................   3
    Section 1.9  Lost, stolen or destroyed certificates.........................   4
    Section 1.10 Further action.................................................   4
                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF GULF SOUTHWEST
    Section 2.1  Organization and qualification.................................   4
    Section 2.2  Authority relative to this Agreement...........................   4
    Section 2.3  Gulf Southwest SEC Documents...................................   5
    Section 2.4  Certain corporate matters......................................   6
    Section 2.5  No Material Adverse Change.....................................   6
                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF TGC
    Section 3.1  Organization and authority to conduct business.................   6
    Section 3.2  Capital structure..............................................   7
    Section 3.3  Subsidiaries...................................................   8
    Section 3.4  Financial statements...........................................   8
    Section 3.5  Absence of certain changes or events...........................   9
    Section 3.6  Litigation and proceedings.....................................  10
    Section 3.7  Material contract defaults.....................................  10
    Section 3.8  No conflict with other instruments.............................  10
    Section 3.9  Governmental authorizations....................................  10

    Section 3.10 Approval of agreements.........................................  11
    Section 3.11 Title to properties and assets.................................  11
    Section 3.12 Tax returns and payments.......................................  11
    Section 3.13 Agreements and commitments.....................................  12
    Section 3.14 Investment securities..........................................  12
    Section 3.15 Assets.........................................................  12
    Section 3.16 Loan loss reserves.............................................  12
    Section 3.17 Brokers and finders............................................  13
    Section 3.18 TGC Disclosure Statement.......................................  13
                                   ARTICLE IV

                                COVENANTS OF TGC
    Section 4.1  Conduct of business............................................  13
    Section 4.2  Access to properties and records...............................  14
    Section 4.3  Information....................................................  15
    Section 4.4  Shareholders' meeting..........................................  15
    Section 4.5  Bank reports and other information.............................  15
    Section 4.6  New loans......................................................  16
    Section 4.7  Dividends......................................................  16
    Section 4.8  Execution and delivery of Plan of Merger.......................  16
    Section 4.9  Indemnification................................................  16
    Section 4.10 Redemption of TGC Preferred Stock..............................  17
                                   ARTICLE V

                          COVENANTS OF GULF SOUTHWEST
    Section 5.1  Conduct of business............................................  17
    Section 5.2  Access to properties and records...............................  18
    Section 5.3  Bank reports and other information.............................  19
    Section 5.4  Dividends......................................................  19
    Section 5.5  Execution and delivery of Plan of Merger.......................  19
    Section 5.6  Indemnification................................................  19
                                   ARTICLE VI

                          CONDITIONS TO OBLIGATIONS OF
                             GULF SOUTHWEST AND TGC
    Section 6.1  Approval by shareholders.......................................  20
    Section 6.2  Other approvals and consents...................................  20
    Section 6.3  Litigation.....................................................  20

                                  ARTICLE VII

                        CONDITIONS TO OBLIGATIONS OF TGC
    Section 7.1  Representations, warranties and covenants......................  20
    Section 7.2  Officer's certificate..........................................  21
    Section 7.3  Adverse changes................................................  21
    Section 7.4  Classified assets and other real estate........................  21
    Section 7.5  Loan and asset examination.....................................  21
    Section 7.6  Dissenter's Rights.............................................  21
                                  ARTICLE VIII

                  CONDITIONS TO OBLIGATIONS OF GULF SOUTHWEST
    Section 8.1  Representations, warranties and covenants......................  21
    Section 8.2  Adverse changes................................................  22
    Section 8.3  Officer's certificate..........................................  22
    Section 8.4  Classified assets and other real estate........................  22
    Section 8.5  Loan and asset examination.....................................  22
                                   ARTICLE IX

                                 MISCELLANEOUS
    Section 9.1  Expenses.......................................................  22
    Section 9.2  Closing........................................................  23
    Section 9.3  Amendment......................................................  23
    Section 9.4  Termination....................................................  23

                                    EXHIBITS

EXHIBIT A -      Agreement and Plan of Merger


                                    ANNEXES

ANNEX I          Gulf Southwest SEC Documents
ANNEX II         TGC Disclosure Schedule
ANNEX III        TGC Financial Statements

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------

     This Agreement and Plan of Reorganization ("Agreement"), dated as of November 9, 1994, by and among Gulf Southwest Bancorp, Inc., a Texas corporation ("Gulf Southwest"), Gulf Southwest Nevada Bancorp, Inc., a Nevada corporation ("Merger Sub"), and Texas Gulf Coast Bancorp, Inc., a Texas corporation ("TGC" and together with Merger Sub, the "Constituent Corporations"), provides for the merger of TGC with and into Merger Sub pursuant to the Agreement and Plan of Merger between Merger Sub and TGC attached hereto as Exhibit A ("Plan of Merger").


                                   ARTICLE I

                                   THE MERGER
                                   ----------

     Section 1.1  The Merger.  At the Effective Time (as defined in Section
                  ----------
1.3), in accordance with this Agreement, the Texas Business Corporation Act ("TBCA") and the Nevada General Corporation Law (the "NGCL"), TGC shall be merged with and into Merger Sub (the "Merger"), the separate existence of TGC (except as may be continued by operation of law) shall cease and Merger Sub shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. Merger Sub, in its capacity as the corporation surviving the Merger, sometimes is referred to herein as the "Surviving Corporation."

     Section 1.2  Effect of the Merger. The Merger shall have the effects set
                  --------------------
forth in Article 5.06 of the TBCA and Section 78.459 of the NGCL.

     Section 1.3  Consummation of the Merger.  As soon as is practicable after
                  --------------------------
the satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII of this Agreement, the parties hereto will cause Articles of Merger, in such form as is required by, and executed, acknowledged and certified in accordance with, the relevant provisions of the TBCA and the NGCL, to be filed with the Secretary of State of the State of Nevada and the Secretary of State of the State of Texas, which shall include, as an exhibit, the Plan of Merger. The Merger shall be effective when Articles of Merger have been filed with each of the Secretary of State of the State of Nevada and the Secretary of State of the State of Texas (the "Effective Time").

     Section 1.4  Articles of incorporation and bylaws; directors and officers.
                  ------------------------------------------------------------
The articles of incorporation and bylaws of Merger Sub shall be the articles of incorporation and bylaws of the Surviving Corporation immediately after the Effective Time and shall thereafter continue to be its articles of incorporation and bylaws until further amended. The directors of Merger Sub holding office immediately prior to the Effective Time and Mr. A. Harrel Blackshear shall be the directors of the Surviving Corporation immediately after the Effective Time and shall serve until their successors are duly elected and shall qualify. The officers of Merger Sub holding office immediately prior to the Effective Time shall be the officers (holding the same offices as they held with Merger Sub) of the Surviving Corporation immediately after the Effective Time and shall serve until their successors are duly elected and shall qualify.

     Section 1.5  Conversion of securities; issuance of Gulf Southwest Common
                  -----------------------------------------------------------
Stock.
- -----

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, TGC, or the holders ("TGC Stockholders") of TGC Common Stock (as hereinafter defined), each share of common stock of TGC, par value $1.00 per share (the "TGC Common Stock"), issued and outstanding immediately prior to the Effective Time shall, subject to Section 1.5(b) below, be automatically converted into and become a right to receive 2.1176 shares of common stock, $1.00 par value per share, of Gulf Southwest (the "Gulf Southwest Common Stock").

     (b) No fraction of a share of Gulf Southwest Common Stock will be issued to TGC Stockholders, but in lieu thereof each TGC Stockholder who would otherwise be entitled to receive a fractional share will be paid an amount in cash equal to the product of (i) the fractional share of Gulf Southwest Common Stock to which such TGC Stockholder is otherwise entitled and (ii) $25.50.

     Section 1.6  Closing of TGC's transfer books.  At the Effective Time, the
                  -------------------------------
stock transfer books of TGC shall be closed with respect to shares of TGC Common Stock issued and outstanding immediately prior to the Effective Time and no further transfer of such shares shall thereafter be made on such stock transfer books. If, after the Effective Time, valid certificates previously representing such shares are presented to the Surviving Corporation, such certificates shall be exchanged as provided in Section 1.7 of this Agreement.

     Section 1.7  Mechanics of exchange of certificates.
                  -------------------------------------

     (a) After the Effective Time, each holder of an outstanding certificate that prior thereto represented shares of TGC Common Stock shall be entitled, upon surrender thereof to Gulf Southwest, to receive in exchange therefor (i) a certificate or certificates representing the number of whole shares of Gulf Southwest Common Stock into which the shares of TGC Common Stock so surrendered shall have been converted and exchanged as aforesaid, in such denominations and registered in such names as such holder may request and (ii) any cash to which such holder may be entitled pursuant to Section 1.5(b). Until so surrendered, each such outstanding certificate that, prior to the Effective Time, represented shares of TGC Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends or other distributions, to evidence the ownership of the number of full shares of Gulf Southwest Common Stock into which such shares of TGC Common Stock shall have been so converted and exchanged pursuant to Section 1.5(a) of this Agreement and the right to receive an amount in cash in lieu of the issuance of any fractional share of Gulf Southwest Common Stock in accordance with Section 1.5(b) of this Agreement. Unless and until any such outstanding certificates representing shares of TGC Common Stock shall be so surrendered, no dividends or other distributions payable to the holders of Gulf Southwest Common Stock, as of any time on or after the Effective Time, will be paid to the holder of such outstanding certificates which prior to the Effective Time represented such shares of TGC Common Stock; provided, however, that, upon surrender and exchange of such outstanding certificates that prior to the Effective Time represented such shares of TGC Common Stock, there will be paid to the record holders of the certificates issued and exchanged therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore became payable with respect to the number of full shares of Gulf Southwest Common Stock issued to such holders.

     (b) All shares of Gulf Southwest Common Stock into which shares of TGC Common Stock shall have been converted and exchanged pursuant to Section 1.5(a) of this Agreement and any cash paid in lieu of any fractional shares of Gulf Southwest Common Stock in accordance with Section 1.5(b) of this Agreement will be issued in full satisfaction of all rights pertaining to such converted and exchanged shares.

     (c) If any certificate for shares of Gulf Southwest Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such conversion and exchange will have paid to Gulf Southwest any transfer or other taxes required by reason of the issuance of a certificate for shares of Gulf Southwest Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Gulf Southwest that such tax has been paid or is not payable.

     (d) No fraction of a share of Gulf Southwest Common Stock will be issued, but in lieu thereof, each TGC Stockholder who would otherwise be entitled to a fractional share of Gulf Southwest Common Stock will, upon surrender of a share of TGC Common Stock to Gulf Southwest, be paid an amount in cash equal the product of (i) the fractional share of Gulf Southwest Common Stock to which such holder would otherwise be entitled and (ii) $25.50. No interest shall be paid on such amounts.

     Section 1.8  Letters of transmittal.  Not later than the date three (3)
                  ----------------------
business days subsequent to the Effective Time, Gulf Southwest will mail to each holder of record (other than Gulf Southwest or any direct or indirect subsidiary of Gulf Southwest) of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of TGC Common Stock, a letter of transmittal and instructions for such holder's use in effecting the surrender of such certificates in exchange for certificates representing shares of Gulf Southwest Common Stock and cash in lieu of fractional shares, if applicable. Gulf Southwest will use its best efforts to promptly process letters of transmittal. Gulf Southwest will begin issuing shares of Gulf Southwest Common Stock and cash, if applicable, to holders of TGC Common Stock who tender certificates representing such shares and appropriately completed letters of transmittal immediately following receipt thereof.

     Section 1.9  Lost, stolen or destroyed certificates.  In the event any
                  --------------------------------------
certificates evidencing shares of TGC Common Stock shall have been lost, stolen or destroyed, Gulf Southwest shall issue in exchange for such lost, stolen or destroyed certificate(s), upon the making of an affidavit of that fact by the holder thereof, such shares of Gulf Southwest Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.5 of this Agreement; provided, however, that Gulf Southwest may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate(s) to deliver a bond in such sum as Gulf Southwest may reasonably direct as indemnity against any claim that may be made against Gulf Southwest with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

     Section 1.10  Further action.  If, at any time after the Effective Time,
                   --------------
any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, immunities and franchises of either or both of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take, and shall take, all such action.

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF GULF SOUTHWEST
                ------------------------------------------------

     Gulf Southwest hereby represents and warrants to TGC as follows:

     Section 2.1  Organization and qualification. Gulf Southwest has been duly
                  ------------------------------
incorporated and is validly existing as a corporation and in good standing under the laws of the State of Texas and has the requisite corporate power to carry on its business as now conducted. Merger Sub has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Nevada and has the requisite corporate power to carry on its business as now conducted.

     Section 2.2  Authority relative to this Agreement.  Each of Gulf Southwest
                  ------------------------------------
and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement by Gulf Southwest and Merger Sub and the consummation by Gulf Southwest and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Gulf Southwest and Merger Sub and by Gulf Southwest as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Gulf Southwest or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Gulf Southwest and Merger Sub and, upon receipt of all requisite regulatory approvals and the expiration of all applicable waiting periods, will constitute the valid and binding obligation of each such company, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by Gulf Southwest or Merger Sub, the performance by Gulf Southwest or Merger Sub of its obligations hereunder or the consummation by Gulf Southwest or Merger Sub of the transactions contemplated hereby will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any properties, assets or business of Gulf Southwest or Merger Sub under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Gulf Southwest or Merger Sub is a party or by which Gulf Southwest or Merger Sub or any of their respective assets or properties is bound or encumbered, except those that have already been given, obtained or filed. Other than in connection with filing Articles of Merger with the Secretary of State of the State of Texas and the Secretary of State of the State of Nevada, filings under the Securities Act of 1933, as amended (the "Securities Act"), necessary to effect the registration under the Securities Act of the shares of Gulf Southwest Common Stock to be issued pursuant to this Agreement, filings to be made under state securities laws to effect the registration/qualification under such laws of the shares of Gulf Southwest Common Stock to be issued pursuant to this Agreement, filings made with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Texas Department of Banking, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Gulf Southwest or Merger Sub for the consummation by Gulf Southwest and Merger Sub of the transactions contemplated by this Agreement.

     Section 2.3  Gulf Southwest SEC Documents.  Gulf Southwest has furnished
                  ----------------------------
TGC with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Gulf Southwest with the Securities and Exchange Commission ("SEC") since January 1, 1994 (the "Gulf Southwest SEC Documents"), which are all the documents (other than preliminary materials) that Gulf Southwest was required to file with the SEC since such date and all of which documents are listed on Annex I attached hereto. As of its
                                         -------
date, each Gulf Southwest SEC Document was in compliance, in all material respects, with the requirements of its form and contained no untrue statement of a material fact and did not omit any statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Gulf Southwest included in the Gulf Southwest SEC Documents complied, at the time of filing with the SEC, as to form, in all material respects, with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, and fairly presented, in all material respects (subject, in the case of unaudited interim statements, to normal, recurring year-end audit adjustments) the consolidated financial position of Gulf Southwest as at the dates thereof and the consolidated results of its operations and changes in financial position for the periods then ended. Since September 30, 1994, there have been no changes in Gulf Southwest's method of accounting for tax purposes or any other purposes. The financial statements of Gulf Southwest as of September 30, 1994, included in the Gulf Southwest SEC Documents disclose all liabilities of Gulf Southwest required to be disclosed therein and contained adequate reserves for taxes and all other material accrued liabilities as on the date thereof.

     Section 2.4  Certain corporate matters.  Each of Gulf Southwest and Merger
                  -------------------------
Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified. Gulf Southwest has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it engages or in which it proposes presently to engage and to own and use the properties owned and used by it.

     Section 2.5  No Material Adverse Change.  Except as disclosed in writing to
                  --------------------------
TGC, since September 30, 1994, there has not been any material adverse change in the consolidated financial condition, results of operations or business of Gulf Southwest and no event or condition has occurred or exists that will result in such a material adverse change other than changes directly resulting from general economic conditions.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF TGC
                     -------------------------------------

     To induce Gulf Southwest to enter into this Agreement and to consummate the transactions contemplated herein, except as set forth in the TGC Disclosure Schedule (herein so called) attached hereto as Annex II, TGC hereby represents
                                               --------
and warrants to Gulf Southwest as follows:

     Section 3.1  Organization and authority to conduct business.
                  ----------------------------------------------

     (a) TGC.  TGC is a corporation duly organized, validly existing and in good
         ---
standing under the laws of the State of Texas and has full corporate power and authority to own and lease its properties and to carry on its business as presently conducted. TGC is qualified to do business and is in good standing in every jurisdiction in which the character and location of the assets owned or leased by it or the nature of the business transacted by it require such qualification.

     (b) Subsidiary Banks.  Each of First Bank Mainland (herein so called),
         ----------------
Texas City Bank (herein so called), and First Bank Pearland (herein so called and together with First Bank Mainland and Texas City Bank, the "Subsidiary Banks") is a subsidiary of TGC, is a Texas banking corporation duly organized, chartered, validly existing and in good standing under the laws of Texas and has full power and authority to own and lease its properties and to carry on its business as presently conducted. Each Subsidiary Bank is qualified to do business and is in good standing in every jurisdiction in which the character and location of the assets owned or leased by it or the nature of the business transacted by it require such qualification. Each of the Subsidiary Banks is operating and has operated in compliance with the Texas Banking Code of 1943 and all other applicable statutes, regulations and orders.

     Section 3.2  Capital structure.
                  -----------------

     (a) TGC.  The authorized capital stock of TGC consists of 1,000,000 shares
         ---
of TGC Common Stock, of which 329,738 shares are issued and outstanding, 1,000,000 shares of the preferred stock, $16.00 par value per share (the "TGC Preferred Stock"), of which 155,050 shares are issued and outstanding and 5,000,000 shares of the Class A preferred stock, $10.00 par value per share, of which no shares are issued and outstanding. All such outstanding shares are fully paid and nonassessable, and none of such shares was issued in violation of the preemptive rights of any person. Except for the shares of TGC Common Stock and TGC Preferred Stock referenced in the immediately preceding sentence, TGC does not have any securities issued and outstanding. TGC does not have any outstanding subscriptions, options, warrants, rights or other agreements, commitments or understandings obligating TGC to issue additional shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

     (b) Subsidiary Banks.  The authorized capital stock of Texas City Bank,
         ----------------
First Bank Mainland and First Bank Pearland consists of 200,000 shares, $5.00 par value ("Texas City Bank Common Stock"), 30,000 shares, $20.00 par value ("First Bank Mainland Common Stock"), and 130,367 shares, $4.00 par value ("First Bank Pearland Common Stock" and together with the First Bank Mainland Common Stock and the Texas City Bank Common Stock, the "Subsidiary Bank Common Stock"), respectively, all of which are issued and outstanding. All of such shares are validly issued, fully paid and nonassessable, and none of such shares was issued in violation of the preemptive rights of any person. Except for the issued and outstanding shares of Subsidiary Bank Common Stock, none of the Subsidiary Banks have any securities issued and outstanding. None of the Subsidiary Banks have any outstanding subscriptions, options, warrants, rights or other agreements, commitments or understandings obligating such

Subsidiary Bank to issued additional shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

     Section 3.3  Subsidiaries.  TGC owns beneficially and of record 194,264
                  ------------
shares, 30,000 shares and 129,671 shares of Texas City Bank Common Stock, First Bank Mainland Common Stock, and First Bank Pearland Common Stock, respectively. Such shares are owned by TGC free and clear of any liens, security interests or encumbrances. The Subsidiary Banks neither have, nor are obligated to make, any equity investment, direct or indirect, in any person, corporation or other entity. Except for its investment in the Subsidiary Bank Common Stock, TGC neither has, nor is obligated to make, any equity investment, direct or indirect, in any person, corporation or other entity.

     Section 3.4  Financial statements.
                  --------------------

     (a)   TGC Financial Statements.  TGC has delivered to Gulf Southwest true
           ------------------------
and complete copies of its financial statements listed on Annex III attached
                                                          ---------
hereto (all such financial statements being hereinafter referred to as the "TGC Financial Statements"). The TGC Financial Statements have been examined and reported upon by independent certified public accountants to the extent and for the periods indicated in the reports relating thereto.

     (b)   Accuracy.  The TGC Financial Statements and the notes thereto and all
           --------
other financial statements delivered or to be delivered to Gulf Southwest pursuant to this Agreement, except in each case as noted in such financial statements or the notes thereto,

           (i) are and will be consistent with the books and records of TGC and the Subsidiary Banks,

           (ii) present and will present fairly (subject, in the case of unaudited interim statements, to normal, recurring year-end audit adjustments) the financial position and results of operations of TGC and the Subsidiary Banks as of the dates and for the periods indicated, and

           (iii) have been and will be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

     (c)   Material liabilities.  Except as and to the extent reflected or fully
           --------------------
reserved against in the balance sheets (consolidated and parent only) of TGC as of September 30, 1994, or the notes thereto, neither TGC nor the Subsidiary Banks had at such date any material liabilities or obligations (absolute or contingent).

     Section 3.5  Absence of certain changes or events.  Neither TGC nor any of
                  ------------------------------------
the Subsidiary Banks has since September 30, 1994,

     (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities, whether authorized or unissued or held in the treasury, or granted or agreed to grant any subscriptions, options, warrants, rights or other agreements or commitments obligating such entity to issue additional shares of such entity's capital stock or any securities convertible into or having the right to purchase shares of such entity's capital stock;

     (b) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, in any single transaction or series of transactions, any of such entity's material assets or assets of material value; or entered, or agreed to enter, into any agreement, arrangement or understanding granting any rights to purchase any of such entity's material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, property or rights;

     (c) canceled or compromised, or agreed to cancel or compromise, any material debts owed to such entity or claims in favor of such entity;

     (d) declared, set aside or paid, directly or indirectly, any dividend or other distribution with respect to shares of such entity's capital stock nor made any agreement to do so;

     (e) changed the compensation of any director, officer or employee of such entity, paid or accrued any bonus or similar payment or entered into a new or amended an existing agreement, transaction or relationship with any officer, director, shareholder or other affiliate of such entity;

     (f) changed any accounting policy of such entity;

     (g) incurred or become subject to any direct, indirect or contingent obligation or liability, other than current obligations or liabilities incurred in the ordinary course of business;

     (h) suffered any material adverse change in such entity's affairs, assets, liabilities, business or condition (financial or otherwise);

     (i) sustained any damage, destruction or loss, whether or not covered by insurance, of any of the physical properties of such entity carried on the accounts of such entity at more than $50,000; or

     (j) had any event or condition occur or exist which materially adversely affected or which may have a materially adverse effect upon the business, property, condition or prospects of such entity.

     Section 3.6  Litigation and proceedings.
                  --------------------------

     (a) Pending Litigation.  There are no actions, suits or proceedings pending
         ------------------
or, to the knowledge of TGC, threatened against or affecting TGC or the Subsidiary Banks or any of their respective properties or assets, at law or in equity, before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involve the possibility of any judgment or liability in excess of $5,000 or which might result in any materially adverse change in the consolidated business, operations, properties, or assets or in the condition, financial or otherwise, of TGC.

     (b) Default.  Neither TGC nor any of the Subsidiary Banks is in default
         -------
with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality.

     Section 3.7  Material contract defaults.  Neither TGC nor any of the
                  --------------------------
Subsidiary Banks is in material default under the terms of any contract, agreement, lease or other commitment, or under their respective charter or bylaws, and no event has occurred which, with notice or lapse of time, or both, may be or become an event of default under any such contract, agreement, lease of other commitment or under such charter or bylaws.

     Section 3.8  No conflict with other instruments.  The execution, delivery,
                  ----------------------------------
and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated herein and therein does not and will not result in the breach of any term or provision of or constitute a default under any material indenture, mortgage, deed of trust, contract, agreement, lease or other commitment or instrument to which TGC or any of the Subsidiary Banks is a party or by which they or their respective assets or properties are bound, does not and will not conflict with any provisions of their respective charter or bylaws, and does not and will not constitute an event which with the lapse of time or action by a third party (except for the exercise of a right to dissent) could result in default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties or TGC or any of the Subsidiary Banks or upon the TGC Common Stock or the Subsidiary Bank Common Stock or which could have a materially adverse impact upon the consolidated business, operations or prospects of TGC.

     Section 3.9  Governmental authorizations.  TGC and each of the Subsidiary
                  ---------------------------
Banks have all licenses, franchises, permits, charters and other governmental authorizations and approvals legally required to conduct their respective businesses as they are presently conducted and TGC and each of the Subsidiary Banks are in compliance with all applicable federal, state and local laws, rules, regulations and orders relating to the conduct of their respective businesses as they are presently conducted. Subject to appropriate state and federal regulatory approval and shareholder approval, the execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein and therein, will not violate any provision of, or constitute a default under, any applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other governmental agency or instrumentality applicable to or binding upon TGC or the Subsidiary Banks or their respective properties or any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment to which TGC or any of the Subsidiary Banks are a party or by which they or their respective assets are bound.

     Section 3.10  Approval of agreements.  TGC has full power, authority and
                   ----------------------
legal right to enter into this Agreement and the Plan of Merger and, upon appropriate vote of its shareholders approving this Agreement and the Plan of Merger and receipt of all required regulatory approvals and the lapse of all required waiting periods, to consummate the transactions contemplated herein and therein. Upon execution and delivery of this Agreement and the Plan of Merger, this Agreement and the Plan of Merger will be valid and binding obligations of TGC enforceable in accordance with their terms. Other than in connection with filing Articles of Merger with the Secretary of State of the State of Texas and the Secretary of State of the State of Nevada, no authorization, consent or approval or filing with any public body, court or authority is necessary on the part of TGC or the Subsidiary Banks for the consummation by TGC of the transactions contemplated by this Agreement and the Plan of Merger.

     Section 3.11  Title to properties and assets.  Except for assets disposed
                   ------------------------------
of in the ordinary course of business, consistently with past practices, TGC and the Subsidiary Banks have good and indefeasible title to their respective properties (real and personal) and assets reflected in the consolidated balance sheet of TGC dated as of September 30, 1994, or acquired since that date.

     Section 3.12  Tax returns and payments.  All federal, state and other tax
                   ------------------------
returns and reports of TGC and the Subsidiary Banks required by law to be filed have been prepared in accordance with applicable laws and regulations and duly and timely filed. All federal, state and other taxes, assessments, fees or other governmental charges owed by or due from TGC or the Subsidiary Banks or on any of their properties, assets or income (other than current ad valorem taxes which are not overdue) have been paid. TGC and the Subsidiary Banks have furnished Gulf Southwest copies of all federal income tax returns filed by them since January 1, 1990. There presently exists no dispute between TGC or any of the Subsidiary Banks with any taxing authority as to any matter.

Neither TGC nor any of the Subsidiary Banks has executed or filed any agreement extending the period for assessment and collection of any taxes.

     Section 3.13  Agreements and commitments.  Neither TGC nor any of the
                   --------------------------
Subsidiary Banks is a party to or bound by any oral or written (i) bonus, deferred compensation, savings, stock option, retirement, pension, profit-sharing or severance pay agreement, plan or arrangement; (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guaranties made in the ordinary course of business; (iii) management agreement, consulting or other similar contract or arrangement; (iv) collective bargaining agreement; (v) agreement with any present or former officer, director or shareholder; (vi) material contract or commitment for the purchase of materials or supplies or for the performance of services; (vii) contract, agreement or other commitment not made in the ordinary course of business; (viii) contract or commitment providing for contingent liability of TGC or any of the Subsidiary Banks, including letters of credit of all types, in excess of $100,000; (ix) contract to purchase or sell securities of any type; (x) contract or commitment for capital expenditures in excess of $50,000; (xi) contract or option to purchase, sell or lease any real property or any material personal property, other than in the ordinary course of business and not having a term longer than six months or providing for total payments of more than $50,000; or (xii) any other contract, agreement or commitment which is material to the business, operations, prospects, properties or assets or to the condition, financial or otherwise, of TGC or the Subsidiary Banks (for purposes of this Section 3.13(xii) no contract, agreement or commitment which has a term of six months or less and which provides for total payments of $50,000 or less will be deemed to be material).

     Section 3.14  Investment securities.  Except for pledges to secure
                   ---------------------
deposits, none of the investments reflected in TGC's consolidated balance sheet as of September 30, 1994, under the heading "Investment Securities", and none of the investments made since said date is subject to any "investment" or other restriction, whether contractual or statutory, which materially impairs the ability of the holder thereof freely to dispose of such investment at any time.

     Section 3.15  Assets.  Excluding assets disposed of in the ordinary course
                   ------
of business, consistently with past practices, to the best knowledge of TGC each evidence of indebtedness in excess of $50,000 reflected as an asset ("TGC Asset") in TGC's consolidated balance sheet as of September 30, 1994, or acquired since that date is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect), and no TGC Asset having an unpaid balance (principal and accrued interest) in excess of $10,000 is subject to any defense, offset or counterclaim known to TGC.

     Section 3.16  Loan loss reserves.  The reserves for loan losses as shown in
                   ------------------
TGC's consolidated balance sheet at September 30, 1994, are adequate in all respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding at such date.

     Section 3.17  Brokers and finders.  There is no agent's, broker's or
                   -------------------
finder's fee or commission payable in connection with the Merger by virtue of or resulting from any action or agreement by TGC, or any of its affiliates or associates. TGC hereby agrees to indemnify Gulf Southwest against any claim, demand, liability, loss, cost or expense (including court costs and attorney's fees) on account of or in connection with any such agent's, broker's or finder's fee or commission.

     Section 3.18  TGC Disclosure Statement.  The representations and warranties
                   ------------------------
set forth in this Article III, as qualified by the TGC Disclosure Schedule, are true, accurate, and complete as of the date of this Agreement and do not omit any material information required to make the information contained therein, in light of the circumstances under which it was furnished, not misleading.

     Section 3.19  Regulatory agreements/orders.  Neither TGC nor any of the
                   ----------------------------
Subsidiary Banks has entered into any agreement with any federal or state regulatory agency which restricts the manner in which such entity conducts or proposes to conduct its business. Neither TGC nor any of the Subsidiary Banks is subject to any order issued by any federal or state regulatory agency.

                                   ARTICLE IV

                                COVENANTS OF TGC
                                ----------------

     TGC hereby covenants and agrees with Gulf Southwest as follows:

     Section 4.1  Conduct of business.  Prior to the Closing Date and except as
                  -------------------
contemplated herein, TGC will conduct its business and will cause the Subsidiary Banks to conduct their respective businesses only in the ordinary course consistent with their present business practices and policies. TGC also will:

     (a) use its best efforts to preserve intact its and the Subsidiary Banks' present business organizations,

     (b) use its best efforts to keep available the services of its and the Subsidiary Banks' present officers and employees (to the extent consistent with efficient and prudent management),

     (c) use its best efforts to preserve its and the Subsidiary Banks' present business relationships with depositors, borrowers and others having business dealings with them,

     (d) use its best efforts to maintain and keep its and the Subsidiary Banks' material properties in good repair and condition except for deterioration due to ordinary wear and tear and damage due to casualty,

     (e) use its best efforts to maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it and the Subsidiary Banks,

     (f) use its best efforts to pay and perform and cause the Subsidiary Banks to pay and perform, when due, all of their material obligations under contracts, leases and documents relating to or affecting its and the Subsidiary Banks' assets, properties and businesses,

     (g) use its best efforts to comply with and perform and to cause the Subsidiary Banks to comply with and perform all material obligations and duties imposed upon it or the Subsidiary Banks, as applicable, by federal, state and local laws, and all rules, regulations and orders imposed by federal, state or local governmental authorities, except as the same may be contested in good faith by appropriate proceedings,

     (h) not amend or permit the Subsidiary Banks to amend their respective charter or bylaws, as applicable,

     (i) not and will not permit the Subsidiary Banks to take any action that would cause the failure of any of the conditions or covenants set forth in this
Article IV, Article VI or Article VIII,

     (j) not and will not permit the Subsidiary Banks to reduce, except as contractually obligated, the principal amount of any indebtedness existing as of September 30, 1994, and

     (k) not and will not permit the Subsidiary Banks to incur any indebtedness, in addition to that existing on September 30, 1994, except as incurred in the ordinary course of business.

     Section 4.2  Access to properties and records.  To the extent legally
                  --------------------------------
permitted, TGC will afford to the officers and authorized representatives of Gulf Southwest full access at all reasonable times to the properties, books and records (including tax returns filed and those in preparation) of TGC and the Subsidiary Banks in order that Gulf Southwest may have full opportunity to make such investigation as it may desire of the affairs and business of TGC and the Subsidiary Banks, and will furnish Gulf Southwest and its representatives with such additional financial and operating data and other information relating to the business and properties of TGC and the Subsidiary Banks as Gulf Southwest from time to time may reasonably request. As soon as practicable after they become available, TGC will deliver to Gulf Southwest all audited or unaudited financial statements prepared by and for TGC or the Subsidiary Banks prior to the Closing Date. All information obtained by Gulf Southwest pursuant hereto will be deemed confidential information and will not be disclosed to any person or entity for any reason or purpose whatsoever except as necessary to comply with the legal requirements referenced in Section 2.2. Any and all documents (or copies thereof) of TGC or the Subsidiary Banks furnished to Gulf Southwest pursuant hereto will be returned in the event that this Agreement and the Plan of Merger are not consummated.

     Section 4.3  Information.
                  -----------

     (a)    Furnishings of certain information.  TGC will furnish to
            ----------------------------------
Gulf Southwest all information concerning TGC and the Subsidiary Banks permitted by law, including information required for inclusion in:

            (i) any applications filed or to be filed by Gulf Southwest with the Board of Governors of the Federal Reserve System for authority to consummate the Merger;

            (ii) any registration statement to be filed with the SEC and/or any state securities regulators in connection with the Merger; and

            (iii) all other applications or statements made by Gulf Southwest to any federal or state governmental body in connection with the Merger.

The use of such information and the manner of presentation will be subject to the approval of TGC, which approval will not be unreasonably withheld.

     (b)     Accuracy of information.  TGC represents and warrants that none of
             -----------------------
the information pertaining to TGC and/or the Subsidiary Banks furnished for use in such statements and applications contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein in order to make such information, in light of the circumstances under which it was furnished, not misleading.

     Section 4.4  Shareholders' meeting.  On or before March 31, 1995, TGC will
                  ---------------------
cause a special meeting of its shareholders to be duly called and held to authorize, approve and adopt this Agreement and the transactions contemplated herein, including, without limitation, the Plan of Merger and the transactions contemplated therein.

     Section 4.5  Bank reports and other information.  TGC will keep Gulf
                  ----------------------------------
Southwest fully advised with respect to material loans, investments and transactions made or proposed to be made by it and/or the Subsidiary Banks and will not take or permit the Subsidiary Banks to take any action with respect to such loans, investments and transactions without the prior written approval of Gulf Southwest. Concurrently with the execution and delivery of this Agreement, to the extent legally permitted, TGC has made available to Gulf Southwest the most recent report of examination of the Subsidiary Banks by federal and/or state banking authorities, and from the date hereof through the Effective Time, TGC will make available to Gulf Southwest as soon as practicable after such documents become available to TGC, to the extent legally permitted, all reports of examinations of the Subsidiary Banks made by federal and/or state banking authorities.

     Section 4.6  New loans.  TGC will advise Gulf Southwest on a weekly basis
                  ---------
of the loans made by the Subsidiary Banks in excess of $50,000 from the date hereof through the Effective Time. In addition, TGC will cause the Subsidiary Banks to obtain the prior approval of Gulf Southwest before making any loans in excess of $250,000. Approval by Gulf Southwest will be deemed given if Gulf southwest does not object to any proposed loan in writing within three (3) business days of receipt of notice describing such loans in reasonable detail.

     Section 4.7  Dividends.  After the execution of this Agreement, TGC will
                  ---------
neither declare nor pay any dividends with respect to the TGC Common Stock or the TGC Preferred Stock in excess of the dividends paid with respect to such TGC Common Stock and TGC Preferred Stock during the comparable periods of 1993. TGC will not permit the Subsidiary Banks to declare or pay any dividends in excess of the amounts required by TGC to service its interest on debt obligations, to pay the dividends permitted to be paid with respect to TGC Common Stock and TGC Preferred Stock or to pay TGC's ordinary and necessary expenses and expenses incurred in connection with this Agreement and the transactions contemplated herein.

     Section 4.8  Execution and delivery of Plan of Merger.  Concurrently with
                  ----------------------------------------
the execution and delivery of this Agreement, TGC will execute, acknowledge and deliver to Gulf Southwest the Plan of Merger.

     Section 4.9  Indemnification.  TGC will indemnify Gulf Southwest, its
                  ---------------
officers, directors, shareholders, and controlling persons, and hold them harmless from and against any and all losses, claims, damages, expenses or liabilities to which they or any of them may become subject under applicable laws, including, without limitation, the Securities Act, the Securities Exchange Act of 1934 (the "Exchange Act"), the Securities Act of Texas ("Texas Securities Act"), and the Bank Holding Company Act of 1956 ("Bank Holding Company Act"), and the rules and regulations promulgated under any of such statutes, and will reimburse Gulf Southwest, its officers, directors, shareholders and controlling persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue or alleged untrue statement of a material fact or arise out of or are based upon or are alleged to arise out of or to be based upon the omission to state a material fact required to be stated in order to make the statements made, in light of the circumstances under which they were made, not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished to Gulf Southwest by TGC.

     Section 4.10  Redemption of TGC Preferred Stock.  Notwithstanding the
                   ---------------------------------
foregoing provisions of this Agreement, on or before December 31, 1994, TGC will redeem all of the issued and outstanding shares of TGC Preferred Stock at a price of $16.00 per share plus all accumulated but unpaid dividends thereon, in accordance with the provisions of its Articles of Incorporation and will borrow up to an aggregate of $3.4 million to extend and renew its existing indebtedness to Texas Commerce Bank and to fund such redemption.

                                   ARTICLE V

                          COVENANTS OF GULF SOUTHWEST
                          ---------------------------

     Gulf Southwest hereby covenants and agrees with TGC as follows:

     Section 5.1  Conduct of business.  Prior to the Closing Date, Gulf
                  -------------------
Southwest will and will cause its subsidiaries to conduct their respective businesses only in the ordinary course consistent with their present business practices and policies. Gulf Southwest also will:

     (a) use its best efforts to preserve intact its and its subsidiaries' present business organizations,

     (b) use its best efforts to keep available the services of its and its subsidiaries' present officers and employees (to the extent consistent with efficient and prudent management),

     (c) use its best efforts to preserve its and its subsidiaries' present business relationships with depositors, borrowers and others having business dealings with them,

     (d) use its best efforts to maintain and keep its and its subsidiaries' material properties in good repair and condition except for deterioration due to ordinary wear and tear and damage due to casualty,

     (e) use its best efforts to maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it and its subsidiaries,

     (f) use its best efforts to pay and perform, when due, all of its material obligations under contracts, leases and documents relating to or affecting its and its subsidiaries' assets, properties and businesses,

     (g) use its best efforts to cause its subsidiaries to pay and perform, when due, all of their material obligations under contracts, leases and documents relating to or affecting their assets, properties and businesses,

     (h) use its best efforts to comply with and perform and cause its subsidiaries to comply with and perform all material obligations and duties imposed upon it and its subsidiaries, as applicable, by federal, state and local laws, and all rules, regulations and orders imposed by federal, state or local governmental authorities, except as the same may be contested in good faith by appropriate proceedings,

     (i) not amend or permit its subsidiaries to amend their respective charter or bylaws, as applicable,

     (j) not take or permit its subsidiaries to take any action that would cause the failure of any of the conditions or covenants set forth in this Article V,
Article VI or Article VII,

     (k) not reduce or permit its subsidiaries to reduce, except as contractually obligated, the principal amount of any indebtedness existing as of September 30, 1994, and

     (l) not incur or permit its subsidiaries to incur any indebtedness, in addition to that existing on September 30, 1994, except as incurred in the ordinary course of business.

     Section 5.2  Access to properties and records.  To the extent legally
                  --------------------------------
permitted, Gulf Southwest will afford to the officers and authorized representatives of TGC full access at all reasonable time to the properties, books and records (including tax returns filed and those in preparation) of Gulf Southwest and its subsidiaries in order that TGC may have full opportunity to make such investigation as it may desire of the affairs and business of Gulf Southwest and its subsidiaries, and will furnish TGC and its representatives with such additional financial and operating data and other information relating to the business and properties of Gulf Southwest and its subsidiaries as TGC from time to time may reasonably request. As soon as practicable after they become available, Gulf Southwest will deliver to TGC all audited or unaudited financial statements prepared by and for Gulf Southwest or its subsidiaries prior to the Closing Date. All information obtained by TGC pursuant hereto will be deemed confidential information and will not be disclosed to any person or entity for any reason or purpose whatsoever. Any and all documents (or copies thereof) of Gulf Southwest or its subsidiaries furnished TGC pursuant hereto will be returned in the event that this Agreement and the Plan of Merger are not consummated.

     Section 5.3  Bank reports and other information.  Gulf Southwest will keep
                  ----------------------------------
TGC fully advised with respect to material loans, investments and transactions made or proposed to be made by its subsidiaries. Concurrently with the execution and delivery of this Agreement, to the extent legally permitted, Gulf Southwest has made available to TGC the most recent report of examination of its subsidiaries by federal and state banking authorities, and from the date hereof through the Effective Time, Gulf Southwest will make available to TGC as soon as practicable after such documents become available to Gulf Southwest, to the extent legally permitted, all reports of examinations of its subsidiaries made by Federal and state banking authorities.

     Section 5.4  Dividends.  After the execution of this Agreement, Gulf
                  ---------
Southwest will neither declare nor pay any dividends with respect to the Gulf Southwest Common Stock in excess of the dividends paid with respect to such stock during the comparable periods of 1993. Gulf Southwest will not permit its subsidiaries to declare or pay any dividends in excess of the amounts required by Gulf Southwest to pay the dividends permitted to be paid with respect to Gulf Southwest Common Stock or to pay Gulf Southwest's ordinary and necessary expenses and expenses incurred in connection with this Agreement and the transactions contemplated herein.

     Section 5.5  Execution and delivery of Plan of Merger.  Concurrently with
                  ----------------------------------------
the execution and delivery of this Agreement, Gulf Southwest will cause Merger Sub to execute, acknowledge and deliver to TGC the Plan of Merger.

     Section 5.6  Indemnification.  Gulf Southwest will indemnify TGC, its
                  ---------------
officers, directors, shareholders, and controlling persons, and hold them harmless from and against any and all losses, claims, damages, expenses or liabilities to which they or any of them may become subject under applicable laws, including, without limitation, the Securities Act, the Exchange Act, the Texas Securities Act, and the Bank Holding Company Act, and the rules and regulations promulgated under any of such statutes, and will reimburse TGC, its officers, directors, shareholders and controlling persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue or alleged untrue statement of a material fact or arise out of or are based upon or are alleged to arise out of or to be based upon the omission to state a material fact required to be stated in order to make the statements made, in light of the circumstances under which they were made, not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished to TGC by Gulf Southwest.

                                   ARTICLE VI

                          CONDITIONS TO OBLIGATIONS OF
                             GULF SOUTHWEST AND TGC
                             ----------------------

     The obligations of Gulf Southwest and TGC to cause the Merger to be consummated will be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as such parties may waive such conditions in writing:

     Section 6.1  Approval by shareholders.  At a meeting of the shareholders of
                  ------------------------
TGC duly called and held for such purpose, this Agreement and the Plan of Merger will have been duly approved by the requisite vote of such shareholders.

     Section 6.2  Other approvals and consents.  All orders, consents and
                  ----------------------------
approvals, in form and substance reasonably satisfactory to the parties hereto and their respective counsel, necessary for the lawful consummation of the Merger will have been entered by each regulatory authority having jurisdiction, including, without limitation, the Board of Governors of the Federal Reserve System, and all applicable statutory waiting periods will have expired.

     Section 6.3  Litigation.  At the Closing Date, there will not be pending or
                  ----------
threatened litigation in any court or any proceeding by any governmental commission, board or agency, seeking to restrain or prohibit consummation of the Merger or in which it is sought to obtain divestiture, rescission or damages in connection with the Merger or the consummation of the Merger, and no investigation by any governmental agency will be pending or threatened which might result in any such suit, action or other proceeding.


                                  ARTICLE VII

                        CONDITIONS TO OBLIGATIONS OF TGC
                        --------------------------------

     The obligation of TGC to cause the Merger to the consummated will be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as TGC may waive such conditions in writing:

     Section 7.1  Representations, warranties and covenants.  All
                  -----------------------------------------
representations and warranties of Gulf Southwest contained in this Agreement and the Plan of Merger will be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date (with appropriate modification of tense in the case of representations and warranties relating to states of facts as of specified dates), and Gulf Southwest will have performed all agreements and covenants required by this Agreement and the Plan of Merger to be performed by it on or prior to the Closing Date.

     Section 7.2  Officer's certificate.  Gulf Southwest will furnish to TGC a
                  ---------------------
certificate, dated the Closing Date, signed by the President or any Vice President of Gulf Southwest to the effect that to the best of the knowledge and belief of such officer, the conditions set forth in Articles VI and VII, insofar as they relate to Gulf Southwest, have been satisfied.

     Section 7.3  Adverse changes.  Except as contemplated in this Agreement and
                  ---------------
the Plan of Merger, there will have been no changes after September 30, 1994, in the consolidated results of operations (as compared with the prior fiscal year), assets, liabilities, financial condition or affairs of Gulf Southwest which, in the aggregate, are materially adverse, nor will there have occurred any other event or condition of any character which materially and adversely affected or which could materially and adversely affect the consolidated results of operations, financial condition, business, operations, prospects or properties of Gulf Southwest.

     Section 7.4  Classified assets and other real estate.  The aggregate amount
                  ---------------------------------------
of assets carried on the balance sheet of Merchants Bank, Houston, Texas classified as "substandard" and "doubtful," by federal or state banking authorities plus the carrying value on the books of Merchants Bank of all real estate and other assets acquired by Merchants Bank through foreclosure of loans will not exceed two percent of the total assets of Merchants Bank as of the Closing Date.

     Section 7.5  Loan and asset examination.  An examination of the loans and
                  --------------------------
assets of Merchants Bank to be conducted not later than the date twenty (20) days preceding the Closing Date will have shown to the reasonable satisfaction of TGC that no material loans of Merchants Bank are carried on its books at amounts in excess of their respective fair market values and that, except for declines in value attributable to general market conditions, no material assets of Merchants Bank are carried on its books at amounts in excess of their respective fair market values.

     Section 7.6  Dissenter's Rights.  The holders of no more than 10% of the
                  ------------------
TGC Common Stock shall have elected to dissent from the approval of the Merger and/or to seek to exercise their rights of appraisal under the TBCA.

                                  ARTICLE VIII

                  CONDITIONS TO OBLIGATIONS OF GULF SOUTHWEST
                  -------------------------------------------

     The obligation of Gulf Southwest to cause the Merger to be consummated will be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as Gulf Southwest may waive all or any part of such conditions in writing:

     Section 8.1  Representations, warranties and covenants.  Except as
                  -----------------------------------------
contemplated herein, all representations and warranties of TGC contained in this Agreement and the Plan of Merger will be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date (with appropriate modification of tense in the case of representations and warranties relating to facts as of specified dates), and TGC will have complied in all material respects with all agreements and covenants required by this Agreement and the Plan of Merger to be performed by it on or prior to the Closing Date.

     Section 8.2  Adverse changes.  Except as contemplated in this Agreement and
                  ---------------
the Plan of Merger, there will have been no changes after September 30, 1994, in the consolidated results of operations (as compared with the prior fiscal year), assets, liabilities, financial condition or affairs of TGC which, in the aggregate, are materially adverse, nor will there have occurred any other event or condition of any character which materially and adversely affected or which could materially and adversely affect the consolidated results of operations, financial condition, business, operations, prospects or properties of TGC.

     Section 8.3  Officer's certificate.  TGC will have furnished Gulf Southwest
                  ---------------------
a certificate, dated the Closing Date, signed by the President or any Vice President of TGC of the effect that, to the best of the knowledge and belief of such officer, the conditions set forth in Articles VI and VIII, insofar as they relate to TGC, have been satisfied.

     Section 8.4  Classified assets and other real estate.  The aggregate amount
                  ---------------------------------------
of assets carried on the balance sheet of each Subsidiary Bank classified as "substandard" and "doubtful," by federal or state banking authorities plus the carrying value on the books of such Subsidiary Bank of all real estate and other assets acquired by such Subsidiary Bank through foreclosure of loans will not exceed two (2) percent of the total assets of such Subsidiary Bank as of the Closing Date.

     Section 8.5  Loan and asset examination.  An examination of the loans and
                  --------------------------
assets of the Subsidiary Banks to be conducted not later than the date twenty
(20) days preceding the Closing Date will have shown to the reasonable satisfaction of Gulf Southwest that no material loans of the Subsidiary Banks are carried on their books at amounts in excess of their respective fair market values and that, except for declines in value attributable to general market conditions, no material assets of the Subsidiary Banks are carried on their books at amounts in excess of their respective fair market values.


                                   ARTICLE IX

                                 MISCELLANEOUS
                                 -------------

     Section 9.1  Expenses.  Each of the parties hereto will bear their own
                  --------
expenses including, without limitation, fees and expenses of legal counsel, whether or not the transactions contemplated herein are consummated.

     Section 9.2  Closing.
                  -------

     (a) Place.  The closing ("Closing") of this Agreement and the transactions
         -----
contemplated hereby and by the Plan of Merger will be held at 10:00 a.m., Houston, Texas time, on the Closing Date (as hereinafter defined) at the offices of Gulf Southwest or at such other time and place as the parties hereto may mutually agree upon.

     (b) Date.  The closing date (the "Closing Date") will be the earlier of the
         ----
business day next following the day on which:

         (i) the waiting period prescribed by 12 U.S.C. (S) 1849 expires;

         (ii) approval of the transactions contemplated in this Agreement and the Plan of Merger is obtained from shareholders of TGC; or

         (iii) the satisfaction or waiver of all conditions set forth in Articles VI, VII and VIII occurs.

     (c) Other documents.  Subject to the terms and upon satisfaction on or
         ---------------
before the Closing Date of all requirements of law and conditions specified in this Agreement and in the Plan of Merger, Merger Sub and TGC will execute, acknowledge and deliver such other documents and instruments and take such further action as may be necessary or appropriate to consummate the Merger, including, without limitation, preparing and filing Articles of Merger with the Secretary of State of the State of Texas and the Secretary of State of the State of Nevada.

     Section 9.3  Amendment.  This Agreement may be amended at any time by
                  ---------
written agreement of the parties hereto on or prior to the Closing Date, provided that after the meeting of shareholders of TGC at which this Agreement and the Plan of Merger are considered and approved, no amendment hereto will be made which would alter the exchange ratio and cash amount set forth in Article I hereof. Any of the terms or conditions of this Agreement and the Plan of Merger may be waived in writing at any time prior to the Closing Date by the party which is entitled to the benefits thereof.

     Section 9.4  Termination.  This Agreement will terminate:
                  -----------

     (a) by the mutual consent of TGC and Gulf Southwest;

     (b) by notice sent by Gulf Southwest to TGC, if any of the representations and warranties of TGC contained in this Agreement are false in any material respect as of the Closing Date, or TGC, as of the Closing Date, has failed, in any material respect, to comply with any of its agreements contained herein to be performed at or prior to the Closing Date, or any conditions to the obligations of Gulf Southwest contained in this

Agreement have not been satisfied or waived in writing by Gulf Southwest at the Closing Date;

     (c) by notice sent by TGC to Gulf Southwest, if any of the representations and warranties of Gulf Southwest contained in this Agreement are false in any material respect as of the Closing Date, or Gulf Southwest, as of the Closing Date, has failed, in any material respect, to comply with any of its agreements contained herein to be performed at or prior to the Closing Date, or any conditions to the obligations of TGC contained in this Agreement have not been satisfied or waived in writing by TGC as the Closing Date; or

     (d) at any time on or after June 30, 1995 by notice from Gulf Southwest or TGC, if at the time such notice is given the party giving such notice is not in default under this Agreement and has complied with all its obligations hereunder.

     Section 9.5  Notices.  All notices, requests, demands and other
                  -------
communications under this Agreement will be in writing and will be deemed to have been duly given at the time either personally delivered or sent by certified mail, postage prepaid, as follows:

     If to TGC:               4200 Westheimer, Suite 210
                              Houston, Texas 77027
                              Attention:  J. W. Lander, Jr.

     If to Gulf Southwest:    4200 Westheimer, Suite 210
                              Houston, Texas 77027
                              Attention:  J. W. Lander, Jr.

     Section 9.6  Miscellaneous.  This Agreement may be executed in multiple
                  -------------
counterparts, each of which will be deemed an original and all of which together will constitute one agreement. This Agreement and the documents and instruments referred to herein constitute the entire agreement between the parties hereto and supersede all other understandings with respect to the subject matter hereof. This Agreement will be governed by and construed in accordance with the laws of the State of Texas.

     Note: Under certain circumstances this Agreement imposes indemnification obligations upon the parties hereto.

     IN WITNESS WHEREOF, this Agreement has been signed effective as of the date first above written.

                              GULF SOUTHWEST BANCORP, INC.


                              By: __________________________________________
                                    Name: __________________________________
                                    Title: _________________________________


                              GULF SOUTHWEST NEVADA BANCORP, INC.


                              By: __________________________________________
                                    Name: __________________________________
                                    Title: _________________________________


                              TEXAS GULF COAST BANCORP, INC.


                              By: __________________________________________
                                    Name: __________________________________
                                    Title: _________________________________

                                   EXHIBIT B
                                   ---------

                PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT
                      RELATING TO DISSENTING SHAREHOLDERS








EXHIBIT B
- ---------

                         TEXAS BUSINESS CORPORATION ACT

Art 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate
          Actions

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

     (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

     (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

     (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

Art. 5.12.  Procedure for Dissent by Shareholders as to Said Corporate Actions

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

     (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

     (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares.
Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13.  Provisions Affecting Remedies of Dissenting Shareholders

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                   EXHIBIT C
                                   ---------

                               FAIRNESS OPINION OF
                              ALEX SHESHUNOFF & CO.
                               INVESTMENT BANKING




EXHIBIT C
- ---------

                                November 7, 1994


Board of Directors
Gulf Southwest Bancorp, Inc. and Texas Gulf Coast Bancorp, Inc.
4200 Westheimer, Suite 210
Houston, Texas 77027

Re: Fair market evaluation of 100% of the outstanding common stock of Gulf Southwest Bancorp, Inc., Houston, Texas and Texas Gulf Coast Bancorp, Inc., Houston, Texas and recommendation of a fair and equitable exchange ratio of common stock to be issued in the proposed merger of the organizations.

Ladies and Gentlemen:

As part of its banking analysis business, Alex Sheshunoff & Co. Investment Banking is continually involved in rendering valuation opinions of banks, bank holding companies and thrifts nationwide. These valuation opinions may be required for a multitude of reasons, including tax and estate planning, employee stock ownership plans, private placements, buy/sell agreements, collateral valuation purposes, exchange ratio determinations, dissenters' rights proceedings, reverse stock splits, public offerings and mergers and acquisitions. Participation in the field of bank and thrift securities appraisal has enabled Alex Sheshunoff & Co. Investment Banking to become knowledgeable with regard to valuation theory and Internal Revenue Service rulings and guidelines involving valuation methodology, and judicial decisions regarding bank and thrift stock valuation matters.

In our capacity as an expert in this field, you have asked our opinion as to the fair market value of 100% of the outstanding common stock of Gulf Southwest Bancorp, Inc., Houston, Texas and Texas Gulf Coast Bancorp, Inc., Houston, Texas and recommendation of a fair and equitable exchange ratio of common stock to be issued in the proposed merger of the organizations.

In order to accomplish our assignment, you have provided us with Statements of Condition and Income for September 30, 1994. In addition, through communications both oral and written, information was provided pertaining to the immediate past operating history of the bank holding companies and their subsidiary banks and data processing centers, the major shareholdings of the bank holding companies' common stock, the subsidiary banks' primary competition within their trade areas, and other information pertinent to this assignment.

In rendering an opinion as to the fair market value of the stock, we have considered the nature and history of Gulf Southwest Bancorp, Inc. and Texas Gulf

Coast Bancorp, Inc., the economic outlook for the trade areas and for the banking industry in general, the book value and financial condition of the bank holding companies, their subsidiary banks and data processing centers, their future earnings and dividend paying capacities, previous sales of the bank holding companies' stock, the size of the block valued and the market price of similar banks located in the same geographical area. However, we have not independently verified the asset quality and financial condition of the bank holding companies and their subsidiaries. Accordingly, we have relied upon the data provided by or on behalf of the bank holding companies and their subsidiaries to be true and accurate in all material respects.

As a result of our examination of the information we deem relevant to this appraisal and as qualified herein, it is our opinion that as of September 30, 1994, a fair and equitable exchange ratio equals 2.1176 shares of Gulf Southwest Bancorp, Inc. common stock for each share of Texas Gulf Coast Bancorp, Inc. common stock.

The analysis is provided to you solely for the confidential, internal use of the Boards of Directors of Gulf Southwest Bancorp, Inc. and Texas Gulf Coast Bancorp, Inc.; and, without the prior written consent of Alex Sheshunoff & Co. Investment Banking, it may not be quoted in whole or in part, or otherwise referred to in any report or document, or furnished or otherwise communicated to any person outside your organizations, with the exception of your attorneys, accountants and regulatory authorities.

                                    Respectfully submitted,

                                    ALEX SHESHUNOFF & CO.
                                     INVESTMENT BANKING
                                    AUSTIN, TEXAS


                                    By:  /s/ Thomas R. Mecredy
                                         ---------------------

                                         Thomas R. Mecredy
                                         Senior Vice President

     TRM/prl

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

          The Texas Business Corporation Act permits the Company and its shareholders to indemnify its directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with any action, suit or proceedings against such directors and officers in their capacity as such, and requires indemnification for reasonable expenses actually incurred in connection with such a proceeding in which a director or officer is wholly successful, on the merits or otherwise, in defense of the proceeding. If a director or officer is found liable to the corporation or is found liable on the basis that a personal benefit was improperly received, indemnification is limited to reasonable expenses actually incurred in connection with the proceeding. Indemnification may not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his or her duty to the corporation.

          The Company's Bylaws provide that the Company shall indemnify its directors and officers against liabilities imposed and expenses reasonably incurred in connection with any claim, action, suit or proceeding to which a director or officer is a party by reason of his or her position as a director or officer. The Company also shall indemnify such persons against such sums as counsel selected by the Board of Directors shall deem reasonable payment made in settlement of any such claim, action, suit or proceeding primarily with a view to avoiding expenses of litigation. However, a director or officer shall not be indemnified (i) with respect to matters as to which he or she shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in performance of duty, or (ii) with respect to any matters which shall be settled by the payment of sums which counsel selected by the board of directors shall not deem reasonable payment made primarily with a view to avoiding expenses of litigation, or (iii) with respect to matters for which such indemnification would be unlawful or against public policy.

  The Company has obtained directors' and officers' liability insurance coverage in the amount of $2.0 million. Directors' and officers' insurance insures (i) directors and officers of the Company from any claim arising out of an alleged wrongful act by the directors and officers of the Company in their respective capacities as directors and officers of the Company, and (ii) the Company, to the extent that the Company has indemnified the directors and officers for such loss.

Item 21.       Exhibits.

                                        Sequen-
                                        tially
                                        Numbered               Incorporated by Reference From
Exhibit Number and  Description         Page                           (if Applicable)
- --------------------------------        -------------      -------------------------------------
                                                           Form    Date       File No.   Exhibit
                                                           ----    ----       --------   -------
(a)  Exhibits required by Item 601 of Regulation S-K

(2)    Plan of acquisition,
       reorganization, arrangement,
       liquidation or succession
                                                  *        N/A     N/A        N/A        N/A
       2.1  Agreement and Plan of
            Reorganization

(3)    Articles of incorporation and
       bylaws

       3.1  Articles of Incorpora-                         10-K    12/31/90   0-11033    3.1
       tion, together with
       amendments thereto

       3.2  Bylaws                                         10      3/31/83    0-11033    3.2

(4)    Instruments defining the rights
       of security holders, including
       debentures

       4.1  Specimen GSW Common
            Stock Certificate                              S-4     7/6/90     33-36767   4.1

(5)    Opinion regarding legality

       5.1  Opinion of Winstead
            Sechrest & Minick P.C.                *        N/A     N/A        N/A        N/A

(8)    Opinion regarding tax matters

       8.1  Opinion of Winstead                 ____       N/A     N/A        N/A        N/A
            Sechrest & Minick P.C.

(9)    Voting trust agreement

       9.1  Gulf Southwest Bancorp,
            Inc. Voting Trust                              10-K    12/31/91   0-11033    9.1
            Agreement

                                        Sequen-
                                        tially
                                        Numbered               Incorporated by Reference From
Exhibit Number and  Description         Page                           (if Applicable)
- --------------------------------        -------------      -------------------------------------
                                                           Form    Date       File No.   Exhibit
                                                           ----    ----       --------   -------
(10)  Material Contracts

      10.1  Profit sharing plan of Gulf                    10-K    12/31/83   0-11033    10.1
            Southwest Bancorp, Inc.

      10.2  Gulf Southwest Bancorp,
            Inc. Flexible Stock Option                     10-K    12/31/86   0-11033    10.2
            Plan

      10.3  Gulf Southwest Bancorp,
            Inc. 401(k) Plan                               10-K    12/31/89   0-11033    10.3

(21)  Subsidiaries of the registrant

      21.1  Subsidiaries of the                   *        N/A     N/A        N/A        N/A
            Registrant

(23)  Consents of experts and counsel

      23.1  Consent of Hidalgo,
            Banfill, Zlotnik &
            Kermali, P.C.                        ___       N/A     N/A        N/A        N/A

      23.2  Consent of Griffin, Iles,
            Masel & Duvall, P.C.                 ___       N/A     N/A        N/A        N/A

      23.3  Consent of Alex Sheshunoff
            & Co. Investment Banking              *        N/A     N/A        N/A        N/A

      23.4  Consent of Winstead
            Sechrest & Minick P.C. (See
            Exhibit 5.1)                          *        N/A     N/A        N/A        N/A

      23.5  Consent of Winstead
            Sechrest & Minick P.C.
            (See Exhibit 8.1)                    ___       N/A     N/A        N/A        N/A

(24)  Power of attorney

      24.1  Power of attorney                     *        N/A     N/A        N/A        N/A

(99)  Additional exhibits

      99.1  Consent of A. Harrel
            Blackshear                            *        N/A     N/A        N/A        N/A

*Previously filed

(b)  Exhibits required by Regulation S-X and Item 14(e),
     Item 17(a) or Item 17(b)(9) of Form S-4

             See Index to Financial Statements at Page F-1 of the Joint Proxy Statement/Prospectus


Item 22.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and
                                                                         ---
         the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 8, 1995.

                              GULF SOUTHWEST BANCORP, INC.


                              By:/s/ J. W. Lander, Jr.
                                 ----------------------------------------------
                                 J.W. Lander, Jr., Chairman of the Board
                                    and Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature and Title                                            Date
- -------------------                                            ----


/s/ J. W. Lander, Jr.                                  February 8, 1995
- ----------------------------------------
J.W. Lander, Jr.
Chairman of the Board of Directors and
Chief Executive Officer (Principal
Executive Officer)

/s/ J. W. Lander, III                                  February 8, 1995
- ----------------------------------------
J.W. Lander, III
Director and President,
(Principal Financial and Accounting
Officer)

/s/ Norman H. Bird                                     February 8, 1995
- ----------------------------------------
Norman H. Bird
Director, Secretary and Vice President

/s/ Donald Harding                                     February 8, 1995
- ----------------------------------------
Donald Harding
Director

                                 EXHIBIT INDEX


                                        Sequen-
                                        tially
                                        Numbered               Incorporated by Reference From
Exhibit Number and  Description         Page                           (if Applicable)
- --------------------------------        -------------      -------------------------------------
                                                           Form    Date       File No.   Exhibit
                                                           ----    ----       --------   -------
(2)  Plan of acquisition,
     reorganization, arrangement,
     liquidation or succession

     2.1  Agreement and Plan of                   *        N/A     N/A        N/A        N/A
     Reorganization

(3)  Articles of incorporation and
     bylaws

     3.1  Articles of Incorpora-                           10-K    12/31/90   0-11033    3.1
         tion, together with
         amendments thereto

     3.2  Bylaws                                           10      3/31/83    0-11033    3.2

(4)  Instruments defining the rights
     of security holders, including
     debentures

     4.1  Specimen GSW Common
          Stock Certificate                                S-4     7/6/90     33-36767   4.1

(5)  Opinion regarding legality

     5.1  Opinion of Winstead
          Sechrest & Minick P.C.                  *        N/A     N/A        N/A        N/A

(8)  Opinion regarding tax matters

     8.1  Opinion of Winstead                   ____       N/A     N/A        N/A        N/A
          Sechrest & Minick P.C.

(9)  Voting trust agreement

     9.1  Gulf Southwest Bancorp,
          Inc. Voting Trust                                10-K    12/31/91   0-11033    9.1
          Agreement

                                        Sequen-
                                        tially
                                        Numbered               Incorporated by Reference From
Exhibit Number and  Description         Page                           (if Applicable)
- --------------------------------        -------------      -------------------------------------
                                                           Form    Date       File No.   Exhibit
                                                           ----    ----       --------   -------
(10)  Material Contracts

      10.1  Profit sharing plan of Gulf                    10-K    12/31/83   0-11033    10.1
            Southwest Bancorp, Inc.

      10.2  Gulf Southwest Bancorp,
            Inc. Flexible Stock Option                     10-K    12/31/86   0-11033    10.2
            Plan

      10.3  Gulf Southwest Bancorp,
            Inc. 401(k) Plan                               10-K    12/31/89   0-11033    10.3

(21)  Subsidiaries of the registrant

      21.1  Subsidiaries of the                   *        N/A     N/A        N/A        N/A
            Registrant

(23)  Consents of experts and counsel

      23.1  Consent of Hidalgo,
            Banfill, Zlotnik &
            Kermali, P.C.                        ___       N/A     N/A        N/A        N/A

      23.2  Consent of Griffin, Iles,
            Masel & Duvall, P.C.                 ___       N/A     N/A        N/A        N/A

      23.3  Consent of Alex Shesunoff
            & Co. Investment Banking              *        N/A     N/A        N/A        N/A

      23.4  Consent of Winstead
            Sechrest & Minick P.C.
            (See Exhibit 5.1)                     *        N/A     N/A        N/A        N/A

      23.5  Consent of Winstead
            Sechrest & Minick P.C.
            (See Exhibit 8.1)                    ___       N/A     N/A        N/A        N/A

(24)  Power of attorney

      24.1  Power of attorney                     *        N/A     N/A        N/A        N/A

(99)  Additional exhibits

      99.1  Consent of A. Harrel
            Blackshear                            *        N/A     N/A        N/A        N/A

*Previously filed